AMERICAN TAX CREDIT PROPERTIES III L.P.

50,000 Units of Limited Partnership Interest

$1,000 per Unit **Minimum Purchase $5,000 (5 Units**

Supplement No. 4 dated October 30, 1991
to Prospectus dated February 7, 1990

This Supplement updates and incorporates the Prospectus of American Tax Credit Properties III L.P. (the "Partnership") dated February 7, 1990 and the Supplements thereto dated June 6, 1990, November 21, 1990 and December 20, 1990 (collectively the "Prospectus"). Capitalized terms used in this Supplement are defined in the Glossary.

The Partnership was formed primarily to provide its investors with federal income tax credits, created by Congress in the 1986 Tax Reform Act, and other benefits that come from investing in affordable housing. The Partnership invests in local limited partnerships which own and operate apartment complexes that qualify for low-income tax credits. As of October 1, 1991, 31 property investments have been made, utilizing approximately $26.3 million of the $29.4 million raised in 1990, and 21 of these properties are already in service and generating tax credits.

In 1990, the Partnership sold 29,352 units of limited partnership interest at $1,000 each. This offering is now continuing until December 31, 1991 under essentially the same conditions. Minimum investment is 5 units, or $5,000, and additional investments may be made in $1,000 increments.

The Partnership will invest approximately 75 cents of each dollar raised in apartment complexes and approximately 6 cents in operating reserves. Investors should be aware that an investment in the Partnership entails certain risks. Please see "Who Should Invest," "Risk Factors" and "Conflicts of Interest" in the Prospectus for a discussion of:

Tax Risks -

- Tax credit rules are complicated and not everyone can use tax credits
- A property's tax credits may be less than expected or could be partially revoked
- Mortgage foreclosure on a property could mean the loss of its tax credits

Real Estate Investment Risks -

- All of the properties have not yet been acquired or identified
- Real estate values may change and make return of capital difficult
- The investment is long-term and illiquid

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

	Price to Public	Selling Commissions(1)	Partnership Proceeds(2)
Per Unit	$ 1,000	$ 60	$ 940
Total at December 31, 1990	$ 29,352,000	$1,761,120	$ 27,590,880
Total at Maximum Offering, 150,000 Units (3)	$150,000,000	$9,000,000	$141,000,000

(Footnotes on next page)

Merrill Lynch & Co.

Footnotes to table:

(1) Offers and sales of the Units will be effected through Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Selling Agent"). The Selling Agent will receive commissions from the Partnership (the "Selling Commissions") of $60 per Unit. However, the Selling Commissions will be reduced with respect to purchases of 1,000 or more Units. The proceeds to the Partnership net of Selling Commissions will not be affected by such discounts. In addition, the Selling Agent will receive a Financial Advisory Fee equal to 2% of Gross Proceeds for services rendered in connection with the structuring of the Offering. The General Partner may subscribe for Units on the same terms and conditions as other investors except that no Selling Commissions will be payable with respect to such Units and any such purchase must be for investment. See "The Offering and Sale of Units -Offering of Units."

The Selling Agent will be reimbursed by the Partnership or the General Partner for reasonable out-of-pocket expenses incurred by it in connection with the Offering. The General Partner and the Partnership have agreed to indemnify the Selling Agent against certain liabilities, including in certain cases liabilities under the Securities Act of 1933, as amended. An affiliate of the Selling Agent will perform certain services for the Partnership. See "Summary of the Partnership Agreement-Partnership Expenses."

(2) This amount is net of Selling Commissions but before deducting any Organization, Offering and Selling Expenses. The Partnership will be responsible for the payment of Organization, Offering and Selling Expenses, including reimbursement of out-of-pocket expenses of the General Partner and the Selling Agent, in an amount which will range from 3% to 5% of Gross Proceeds. The General Partner will be responsible for the payment of all Organization, Offering and Selling Expenses in excess of such amount. See "Estimated Use of Proceeds" and "Compensation and Fees to General Partner and Affiliates."

(3) The Selling Agent, the Partnership and the General Partner have the right (the "Additional Right"), exercisable by mutual agreement, to increase the initial maximum offering and to offer for sale and sell up to an additional 100,000 Units on the same terms and conditions as the other Units and the Partnership has registered with the Securities and Exchange Commission a total of 150,000 Units. See "The Offering and Sale of Units-Plan of Distribution."

THE USE OF FORECASTS IN THIS OFFERING IS PROHIBITED. ANY REPRESENTATIONS TO THE CONTRARY AND ANY PREDICTIONS, WRITTEN OR ORAL, AS TO THE AMOUNT OR CERTAINTY OF ANY PRESENT OR FUTURE CASH BENEFIT OR TAX CONSEQUENCE WHICH MAY FLOW FROM AN INVESTMENT IN THIS PROGRAM IS NOT PERMITTED.

TABLE OF CONTENTS

SUMMARY OF THE OFFERING

This summary outlines the main points of the offering but does not replace a careful reading of this Prospectus -- which all potential investors are strongly urged to do -- and is qualified by the balance of this Prospectus.

The Partnership was formed to provide its investors with federal income tax credits created by Congress in the 1986 Tax Reform Act and other benefits that come from investing in affordable housing. The Partnership invests in local limited partnerships which own and operate apartment complexes that qualify for low-income tax credits. As of October 1, 1991, 31 of these property investments have been made, utilizing approximately $26.3 million of the $29.4 million raised in 1990. The Offering was originally scheduled to end in February 1991 but a majority of the 1990 investors have authorized continuing the offering to December 31, 1991.

Who Should Invest

Individuals may use tax credits to reduce their federal income taxes but should only invest if they expect to have income taxes which the tax credits can offset. They should keep in mind that tax credits cannot be used:

1. Against alternative minimum taxes
2. In IRA, Keogh or other retirement plans
3. By foreign persons
4. By married persons filing separately and living together

They should also consider that:

1. In most cases, $7,750 is the maximum amount of tax credits that can be used in any one year
2. The investment is long-term and there is no public market for their Units.

Corporations have no limits on the amount of tax credits and passive losses they may use each year but should recognize that:

1. Tax credits cannot be used against the corporate alternative minimum tax
2. The general limitations on business tax credits apply
3. There are special limits on closely-held, personal service and S corporations

Potential investors are strongly urged to carefully read the "Who Should Invest" section and to consult with their tax advisors before investing.

Estimated Use of Proceeds

About 81 cents of each dollar raised will be invested in interests in apartment complexes and in working capital for the Partnership. The balance goes to the cost of starting up and marketing the Partnership and property acquisition fees and expenses. A detailed chart can be found in the "Estimated Use of Proceeds" section.

Risk Factors And Conflicts of Interest

Investors should be aware that an investment in the Partnership entails certain risks. Please see the "Risk Factors" and "Conflicts of Interest" sections for a discussion of:

Business Risks of the Partnership -

1. The Partnership has a very limited operating history
2. Fees and compensation were not negotiated at arm's length
3. All of the properties have not yet been acquired or identified
4. The General Partner's affiliates and personnel may have conflicts with other partnership and time demands

Real Estate Investment Risks -

1. Real estate values may change and make return of capital difficult
2. Operating problems could cause mortgage foreclosure
3. The investment is long-term and illiquid

Tax Risks -

1. Tax credit legislation is recent and subject to change and interpretation
2. A property's tax credits may be less than expected or could be partially revoked
3. The Partnership will rely on tax opinions and will not seek IRS rulings in advance

Investment Objectives And Policies

Investment Objectives. The Partnership's main investment objectives are to:

1. Provide investors with tax credits to offset federal income taxes
2. Provide investors with passive losses
3. Distribute any net cash from the sale or mortgage refinancing of the properties

The purchase price for the Partnership's interest in a property is based upon the amount of tax credits reserved for a property by the state. Acquisition agreements will provide for price adjustments if the tax credits are not as agreed when the properties are completed. The tax credits for the Partnership's portfolio will phase in as investments are made and properties are placed in service. Each property's tax credits are allocated evenly over the ten-year period starting the month that it is occupied by qualifying tenants. Thus, the Partnership's and the investor's tax credits will also phase out as each property's ten year tax credit period ends.

The Partnership distributed a small amount of tax credits in 1990. In 1991 it expects to distribute at least half of the full amount of annual credits to 1990 investors and a small amount to 1991 investors. Close to the full amount is expected to be distributed to all investors in 1992 and the full amount in 1993-1999. In 2000, 2001 and 2002, the full amount less the amount distributed in 1990, 1991 and 1992, respectively, is expected to be distributed to all investors.

In return for the allocation of tax credits, the properties generally must be owned (and operated as affordable housing) for approximately 15 years. Since tax credits are allocated evenly over the first ten years, no tax credits are expected in the last five years of this ownership period.

Passive losses from operations will depend principally upon the use of 27.5-year straight-line depreciation, mortgage financing that is expected to be between 50% and 90% of property cost and the timing of the placed-in-service dates of the properties. The Partnership is expected to generate portfolio income each year, especially before full investment in all the properties, which will be taxable income to the investor.

The General Partner will try to protect the Partnership's capital by investing its capital in stages when a property completes construction, when it is rented to qualified tenants and after it reaches positive cash flow. And it will negotiate for one or more of the following:

1. Rent subsidy contracts, which have historically given stable rent flows
2. Mortgage subsidies, which give below-market-rate financing, and mortgage guarantees
3. Tax credit reservations from the state housing agencies before completing acquisitions
4. Construction completion guarantees and holdbacks
5. Operating deficit guarantees, with ceilings, in the early years
6. Purchase price adjustments if tax credits are not as agreed when the properties are completed

It may be feasible under certain favorable market conditions to distribute to investors their original investment when all of the properties are sold or refinanced. If the Partnership makes any operating cash distributions, it does not expect them to be significant. There can be no assurance that the Partnership will make any such distributions or achieve any of its investment objectives. If an investor does not receive distributions from cash flow and the sale of properties equal to his original investment, then the tax credits would in effect represent a return of an investor's investment in the Partnership.

Structure of Investments. The Partnership expects that 50% to 90% of the purchase price of each property will be financed with mortgages. Whether or not seller financing is available, the Partnership will not proceed with an acquisition unless it believes the operating cash flow will be sufficient to meet any mandatory debt service during the first 15 years and unless the appraisal of the property is equal to or greater than the purchase price.

The Partnership is expected to require local developers to provide guarantees and/or letters of credit, financial bonds and escrow accounts to protect the Partnership against failure to complete construction reasonably on time and on budget, to receive tax credits reasonably on time and to meet certain operating goals. Local developers of Farmers Home Mortgage Association properties will be required to make guarantees but may not be required to provide letters of credit, financial bonds or escrow accounts.

Low-Income Credits

There are two broad categories of properties eligible for ten-year tax credits in which the Partnership expects to invest - new construction and rehabilitation properties.

For new construction properties, the annual tax credit is approximately 9% of the qualifying construction costs involved. If these properties are financed by tax-exempt bonds or below-market rate federal sources, the annual tax credit is approximately 4% of the qualifying costs annually for ten years. Annual tax credits for rehabilitation properties are approximately 9% of qualifying rehabilitation costs and approximately 4% of qualifying acquisition costs. The Treasury Department sets the exact percentages, based on a formula reflecting changes in interest rates, prior to the ten-year period.

The Partnership does not currently intend to invest in properties that are eligible for historic tax credits unless legislation is passed to remove certain income limitations on the use of historic credits, or their amount is not material compared to the Partnership's total tax credits. The Partnership also does not intend to invest in post-1989 properties receiving Section 8 moderate rehabilitation subsidies since they are ineligible for tax credits.

To qualify for tax credits, each property must meet one of two occupancy and rent restrictions. Under one restriction, at least 40% of the tenants must have incomes less than 60% of the median income for that area and the rents can not exceed 30% of that maximum income level. Under the other restriction, at least 20% of the tenants must have incomes less than 50% of the median for that area. These restrictions must be met for at least 15 years from the placed-in-service date.

A property awarded credits in 1990 or later may not be sold as a market rate property unless it is first offered for sale as a low-income property according to a federally legislated formula. The sale price under that formula is essentially the cash invested, adjusted for inflation but not more than 5% in any one year, less any cash distributions, plus the mortgage balance. If, after one year, no buyer is found under that formula, then the property may be sold without price restrictions or use restrictions other than a

three-year phase out of existing tenants. Given its intention to sell each property promptly at the end of its first 15-year period, the General Partner intends to require that post-1989 properties start this process at the end of the fourteenth year.

In most cases, one third of the tax credits claimed from a particular property can be recaptured with interest if, during the first 15 years, it is sold (including by foreclosure), stops meeting the occupancy or rent tests above, or is destroyed by casualty and not repaired or replaced in a timely manner. The recapture applies only to the portion of the property transferred or not meeting the tests. Properties may be sold in this period without recapture if a satisfactory bond is provided and the property continues to qualify for the balance of the period. Please see "Low-Income Credits-Recapture of Low-Income Credits".

Specified Investments

The 31 properties already purchased and the 11 properties identified for investment are described below under "Specified Investments." The Prospectus will continue to be supplemented during the offering for any material changes in acquisition terms of properties already identified and to describe additional properties when they are identified for investment.

Profits, Losses and Distributions

The Partnership will distribute or allocate to investors:

- 99% of its profits and losses
- 99% of its tax credits
- 99% of its net cash available after any fees and liabilities
- 99% of its net sale or refinancing cash proceeds until investors have received 100% of their original investment, then
- 90% of any of its remaining sale or refinancing cash proceeds

The General Partner is subordinating its 10% share of remaining sale or refinancing proceeds until investors have received their original capital plus a 15% per year, for the ten years starting the year following admission, cumulative non-compounded preferred return from tax credits and cash distributions.

The Partnership will receive its share of the net cash from each property's sale or debt refinancing until it has been paid the investors' original capital contribution pertaining to that property and, after that, generally 50% of any remaining sale or refinancing proceeds. Given the nature of the properties, the difficulty of predicting the resale market for them 15 years in the future and possible regulatory restrictions, there can be no assurance that the property sales will occur when expected or that the amounts realized will be sufficient to return to investors the amount of their investment. In addition, any property cash flow after payment of fees and expenses will be distributed at least annually to the Partnership.

Management of the Partnership

The General Partner of the Partnership is Richman Tax Credit Properties III L.P., a Delaware limited partnership. Its general partner is Richman Housing Credits Inc., a Delaware corporation wholly owned by Richard Paul Richman, and the limited partners are employees or affiliates of the General Partner, The Richman Group, Inc. or Wilder Richman Corporation. The General Partner is an affiliate of both The Richman Group Inc. and Wilder Richman Corporation, Delaware and New York entities founded or co-founded by Mr. Richman in 1988 and 1979, respectively. Mr. Richman's experience and those of his firms are described in more detail under "Management of the Partnership" and "Prior Performance".

The Partnership, a Delaware limited partnership, was formed by the General Partner on September 21, 1989. Unless terminated sooner under the Partnership Agreement, it will end on December 31, 2029. It has a calendar year for tax purposes and a March 30th fiscal year for financial reporting purposes. The Partnership will provide investors with quarterly reports and audited annual reports, as required by the SEC, as well as annual reports of tax information required for federal and any state income tax filings.

The principal office of the Partnership and General Partner is 10 Valley Drive, Greenwich, Connecticut 06831 and its telephone number is 203-869-0900.

Compensation and Fees to General Partner and Affiliates

The General Partner and affiliates will receive substantial fees and reimbursement of expenses from the sale of Units in the Partnership, investments in tax credit properties, management of the Partnership, disposition of properties and, under certain circumstances, management of tax credit properties. In addition, for The Castle Apartments and The Chestnut Park Apartments,

they will also receive property development fees. These payments are in addition to its share of distributions. Please see "Compensation and Fees to General Partners and Affiliates".

Offering and Sale of Units

In 1990, the Partnership sold 29,352 units of limited partnership interest at $1,000 each. This offering is now continuing until December 31, 1991 under essentially the same conditions. Minimum investment is 5 units, or $5,000, and additional investments may be made in $1,000 increments.

At each closing, additional investors are admitted to the Partnership up to a maximum of 50,000 units. This maximum can be increased up to 150,000 Units by mutual agreement of the Partnership, the General Partner and Merrill Lynch, the Selling Agent. The General Partner can reject any subscription for units in its sole discretion and return that investor's funds within ten days.

Pending closing, investors' funds are placed in an escrow account and earn taxable escrow interest. Payment for the units will constitute an investor's agreement to the terms and conditions of the Subscription Agreement and Partnership Agreement and his authorization to the General Partner to execute those agreements on his behalf. See "Summary of the Partnership Agreement." In some states, investors will also be required to sign the subscription form which is included in Exhibit B to this Prospectus.

The Partnership expects to be fully committed to the acquisition of properties by February 29, 1992. Funds not committed to properties or reserves or not used for operating expenses by that date will be distributed pro rata to investors as a return of capital.

Transferability of Units

The Units are illiquid and the Partnership Agreement has restrictions against developing a public market in them. The designation of the Partnership as a "publicly-traded partnership" would have the effect of restricting the use of passive losses by investors.

The Units may be transferred in private transactions so long as buyers meet the Partnership's suitability standards, receive General Partner approval and there is no adverse tax impact on the Partnership. The Units are generally not transferable to a foreign person, a tax-exempt entity or a market maker in securities.

Partnership Agreement

The rights and obligations of the Limited Partners and the General Partner are defined in the Partnership Agreement. It is important that potential investors thoroughly familiarize themselves with it. The Partnership Agreement in full is provided in Exhibit A and a summary is provided starting on page 126 of this Prospectus. Some highlights include:

- The Partnership Agreement gives limited partners the right, without General Partner consent, to:

1. Amend the Partnership Agreement
2. Force liquidation of the properties
3. Dissolve the Partnership
4. Remove and replace the General Partner or a local general partner

A majority vote of the investors is required for these matters and all investors are bound by the vote of the majority.

- The Partnership Agreement gives the General Partner the right, without limited partner consent, to:

1. Fully operate the Partnership, including purchasing properties and incurring mortgage debt
2. Pay all obligations of the Partnership including those due to the General Partner
3. Designate an Affiliate Successor General Partner
4. Admit limited partners

- Together, the limited partners and General Partner may:

1. Change investment objectives and policies
2. Change distributions to the General Partner
3. Make changes necessary to maintain the tax position of the Partnership

A majority vote of the investors is required for these matters and all investors are bound by the vote of the majority.

• Meetings of the limited partners may be called at the request of more than 10% of the limited partners or by the General Partner.

• The General Partner is accountable as a fiduciary to the limited partners and the Partnership for good faith and integrity in its management of Partnership affairs.

• Generally, limited partners are only liable for their original investment, unless they participate in the management of the Partnership.

WHO SHOULD INVEST

Potential investors in the Partnership should be reasonably sure that they will be eligible to use the expected tax credits from their investment for the next ten years and that they will have no need for liquidity from it. If the Partnership were to be considered a "publicly-traded partnership" by the IRS, the use of passive losses by investors would be restricted. There is no established market for the Units and the Partnership Agreement has provisions, including recognizing transfers only once each quarter, to prevent it being considered "publicly-traded." Tax credits may not be used to offset the alternative minimum tax and, with the individual alternative minimum tax rate increased to 24% starting in 1991, potential investors should be aware of this limitation. Since tax credits are a major portion of the expected benefits, it is not a suitable investment for those whose use of tax credits would be severely restricted including tax-exempt entities or foreign persons. Please see the sections on "Low-Income Credits," "Federal Income Tax Considerations," "Risk Factors" and "Transferability of Units."

For most individual investors in the 28% tax bracket, the annual maximum amount of tax credits is $7,000. This annual limitation is the tax credit equivalent of a $25,000 deduction for the investor. In the 28% bracket, the limit is $25,000 x 28% or $7,000. In the 31% bracket, which starts in 1991, the maximum is $25,000 x 31% or $7,750. With the phase out of exemptions and deductions established by the 1990 Act, those investors with adjusted gross incomes above $100,000 may have maximums in excess of $8,000. Married individuals filing separately and not living together during the year calculate their maximums on half the deduction, or $12,500. Those married and filing separately but living together at any time during the taxable year are not eligible for the deduction and it is not a suitable investment for them.

The limits above apply only to active or portfolio income. They do not apply to utilizing tax credits against passive source income, such as rental income from property or income from partnerships that are not "publicly-traded." In addition, passive losses from the Partnership may reduce passive income from other sources, before calculating taxes against which tax credits may then be applied. The general limitations on business tax credits apply to individuals in all cases.

Tax credits not used in any one tax year because of the "passive activity limitations" may be carried forward indefinitely. Typically, these would be cases in which the tax credits exceeded the maximums above for an individual in any one year. When tax credits cannot be fully utilized because of alternative minimum tax reasons or other general business tax credit limitations, the excess may be carried back three years and forward fifteen years. The carryback to 1989 and earlier years is limited by the $200,000 to $250,000 adjusted gross income phaseout of the use of tax credits that applied in those years.

Most "C" corporations may use an unlimited amount of tax credits and passive losses to reduce federal income taxes, subject to the general limitations on business tax credits and the corporate alternative minimum tax. A closely held "C" corporation, one in which more than 50% of its stock in the last half of its taxable year is held by five or fewer individuals, may not use tax credits and passive losses to reduce taxes from portfolio income. A personal service corporation may only use tax credits and passive losses to reduce taxes from passive income. A subchapter S corporation passes through its passive losses and tax credits to its shareholders, who are subject to the limitations on individuals.

Corporations may carry back unused tax credits three years and carry them forward fifteen years. The utilization of tax credits does not change investment basis. The use of passive losses does reduce basis and is a deferral of taxes.

Units will be sold only to subscribers who represent that they meet certain requirements, including the following: the subscriber has a net worth exclusive of home, home furnishings and personal automobiles of at least $30,000 and an annual gross income of at least $30,000, or has a net worth, exclusive of home, home furnishings and personal automobiles, of at least $75,000, or is purchasing in a fiduciary capacity for a Person meeting these net worth and/or annual gross income requirements. Each investor's financial consultant, account executive or registered representative will be required to affirm on the Subscription Qualification and Acceptance Page set forth in Exhibit B that he has reasonable grounds to believe, based on information obtained from or known about the investor, that each investor meets the suitability standards set forth in this Prospectus. Each investor will be deemed to have certified that he is not a Foreign Person or Tax-Exempt Entity.

The transferability of Units is limited and may lead to the loss of certain benefits. A subscriber may transfer his Units only to a Person who meets any suitability standards in effect in his state at the time of transfer. In addition, certain provisions of the Partnership Agreement impose requirements on transferees of Units which must be met prior to their admission as limited partners.

The foregoing suitability standards and those set forth in the Addendum to this Prospectus represent minimum suitability requirements for subscribers, and the satisfaction of such standards does not necessarily mean that the Units are a suitable investment for a subscriber. The General Partner may apply higher suitability standards in its sole discretion.

The minimum investment is five Units. Additional investments may be made in increments of $1,000. The Offering has already passed its $5,000,000 minimum at two Closings in 1990 totalling $29,352,000. The extension of the Offering to December 31, 1991 was authorized by a majority of the Unit holders and the Offering is continuing. With the exception of any time-weighted cash flow distributions for 1991, Limited Partners admitted in 1991 will have the same rights as those admitted in 1990.

ESTIMATED USE OF PROCEEDS

The following table sets forth the estimated application of the Gross Proceeds of the sale of Units through December 31, 1990 and the maximum number of Units with the exercise of the Additional Right in full.

	As of December 31, 1990		Maximum With Additional Right	
	Dollar Amount	%	Dollar Amount	%
Gross Proceeds	$29,352,000	100.0	$150,000,000	100.0
Selling Commissions (1)	1,761,120	6.0	9,000,000	6.0
Financial Advisory Fees (1)	587,040	2.0	3,000,000	2.0
Organization, Offering and Selling Expenses (2)	1,308,760	4.5	4,500,000	3.0
Amount Available for Investment	$25,695,080	87.5	$133,500,000	89.0
Rehabilitation/Acquisition Services Fees (3)(5)	1,467,600	5.0	7,500,000	5.0
Rehabilitation/Acquisition Services Expense Allowance (4)(5)	587,040	2.0	3,000,000	2.0
Reserves (6)	1,761,120	6.0	9,000,000	6.0
Proceeds Invested in Apartment Complexes	$21,879,320	74.5	$114,000,000	76.0

Footnotes to Chart:

(1) The Selling Agent will receive Selling Commissions from the Partnership of $60 per Unit. However, the Selling Commissions will be reduced with respect to purchases of 1,000 or more Units. The proceeds to the Partnership net of Selling Commissions will not be affected by such discounts. No Selling Commissions will be payable with respect to Units, if any, purchased by the General Partner. In addition, the Selling Agent will receive a Financial Advisory Fee equal to 2% of Gross Proceeds for services rendered in connection with the structuring of the Offering. See "The Offering and Sale of Units."

(2) The General Partner will be responsible for the payment of all Organization, Offering and Selling Expenses in excess of an amount ranging between 3.0% and 5.0% of Gross Proceeds, depending upon the number of Units sold. See "Compensation and Fees to General Partner and Affiliates."

(3) The General Partner will not receive a Rehabilitation/Acquisition Services Fee in connection with the investment by the Partnership in a Local Partnership that is an Affiliate of the General Partner. However, the General Partner may receive a Rehabilitation/Acquisition Services Fee of greater than 5% of Gross Proceeds allocable to each acquisition in connection with investments in Local Partnerships which are not Affiliates of the General Partner. In no event will the total Rehabilitation/Acquisition Services Fees for all investments made by the Partnership in Local Partnerships exceed 5.0% of the Gross Proceeds. To the extent that total Rehabilitation/Acquisition Services Fees are less than 5% of Gross Proceeds, such difference may be applied to the payment of Organization, Offering and Selling Expenses in excess of 3.0% to 5.0% of Gross Proceeds or invested in Local Partnership Interests. In no event will the aggregate of all Front End Fees result in the commitment to (i) the acquisition of Local Partnership Interests, and (ii) Reserves of up to 5% of Gross Proceeds, of an aggregate amount less than the greater of (x) 71.5% of Gross Proceeds and (y) 84.5% of Gross Proceeds reduced by .1625% for each 1% of indebtedness encumbering the Properties (e.g., 80% indebtedness: 80% x .1625=13%; 80%-13%=67%). For this purpose, amounts committed to the acquisition of Local Partnership Interests will not include Front End Fees, or Reserves of the Partnership in excess of 5% of Gross Proceeds.

(4) The General Partner will receive a non-accountable Rehabilitation/Acquisition Services Expense Allowance equal to 2% of Gross Proceeds from which it will pay all of the Partnership's closing costs incurred in connection with the acquisition of Local Partnership Interests by the Partnership not paid by the Local Partnerships; provided, however, that when the Partnership acquires an interest in a Local Partnership where no Rehabilitation/Acquisition Services Fees are paid, the Rehabilitation/Acquisition Services Expense Allowance will equal 2½% of Gross Proceeds allocable to such acquisition. Expenses actually incurred in connection with Rehabilitation/Acquisition Services in excess of the amount of the Rehabilitation/ Acquisition Services Expense Allowance will be paid by the Local Partnerships or the General Partner and will not be reimbursed by the Partnership.

(5) The General Partner anticipates that Rehabilitation/ Acquisition Services Fees and the Rehabilitation/Acquisition Services Expense Allowance will be paid by the Partnership at the time of the Partnership's acquisition of the Local Partnership Interests. Such fees and expense allowance may be paid by a Local Partnership from the capital contributions made by the Partnership in connection with its acquisition of Local Partnership Interests, if the General Partner provides services to such Local Partnership in connection with the acquisition of a Property. The portion of the Rehabilitation/Acquisition Services Fees and Rehabilitation/Acquisition Services Expense Allowance payable to the General Partner upon the acquisition of a Local Partnership Interest will be based upon the percentage of Gross Proceeds allocable to an investment in a particular Local Partnership.

(6) The Partnership intends to initially establish 6.0% of Gross Proceeds as a working capital reserve ("Working Capital"). The General Partner may, however, in its sole discretion, increase or decrease the amount of Working Capital as it deems necessary or appropriate. In the event of a decrease in the amount of Working Capital not otherwise used or reserved to pay Partnership expenses, any excess funds may be invested in Local Partnerships or distributed to investors, in the discretion of the General Partner. The Partnership may also establish, increase or decrease its Reserves in addition to its Working Capital, in the discretion of the General Partner. Reserves may be used to pay operating expenses of the Partnership, including current or future Partnership Management, Partnership Administration, Additional Administration and Additional Management Fees. See "Compensation and Fees to General Partner and Affiliates" and "Summary of the Partnership Agreement--Partnership Expenses." In addition, the Local Partnerships are expected to maintain working capital reserves independent of those maintained by the Partnership to the extent that (i) the terms of mortgage debt encumbering the Properties or applicable provisions of government assistance programs so require, (ii) the Local General Partner determines that the same is necessary or advisable or (iii) the Local Partnership Agreement so requires. See "Investment Objectives and Policies--Interim Investments and Reserves."

COMPENSATION AND FEES TO GENERAL PARTNER AND AFFILIATES

The following sets forth the types and estimates of the amounts of all fees, compensation, income, distributions and other payments that the General Partner and its Affiliates will or may receive in connection with the business and operations of the Partnership and the Local Partnerships. SUCH FEES, COMPENSATION, INCOME, DISTRIBUTIONS AND OTHER PAYMENTS WERE NOT DETERMINED BY ARM'S-LENGTH BARGAINING. See "Conflicts of Interest."

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
	OFFERING STAGE	
Organization, Offering and Selling Expenses	General Partner and Affiliates	Up to 3% to 5% of Gross Proceeds, depending upon the number of Units sold: $1,308,760 (4.5%) based on 29,352 Units; $2,000,000 (4%) if the maximum number of Units is sold; and $4,500,000 (3%) if the Additional Right is exercised in full. (1)(2)
	ACQUISITION STAGE	
Rehabilitation/Acquisition Services Fees	General Partner or Affiliates of the General Partner	5.0% of Gross Proceeds: $1,467,600 based on 29,352 Units; $2,500,000 if the maximum number of Units is sold; and $7,500,000 if the Additional Right is exercised in full. (2)
Non-Accountable Rehabilitation/ Acquisition Services Expense Allowance	General Partner or Affiliates of the General Partner	2% of Gross Proceeds (2½% of allocable Gross Proceeds, in the case of acquisitions of interests in Local

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
		Partnerships where no Rehabilitation/ Acquisition Services Fees are paid): $587,040 based on 29,352 Units; $1,000,000 if the maximum number of Units is sold; and $3,000,000 if the Additional Right is exercised in full. (2)
Property Development Fee	Affiliates of the General Partner	The lesser of (i) 10% of the total development cost of a Property owned by a Local Partnership, the Local General Partner of which is an Affiliate of the General Partner and (ii) 90% of the amount that a disinterested party rendering comparable services would charge. Actual amounts depend upon the development cost of a Property and cannot be estimated at this time. (3)
	OPERATIONAL STAGE	
Partnership Management Fee and Additional Management Fee	General Partner	In the case of the Partnership Management Fee, an annual amount equal to the greater of (i) .14% of Invested Assets or (ii) $100,000 payable from Cash Flow or Working Capital. In the case of the Additional Management Fee, an amount equal to .06% of Invested Assets, payable from Cash Flow or Working Capital. (4)(6)
Reimbursement of (i) the actual costs of goods and materials used for or by the Partnership and supplied by persons not affiliated with the General Partner, (ii) the allocable portion of certain salaries and benefits, and direct travel, meals, lodging and telephone expenses of employees (i.e.,non-controlling persons)of the General Partner on Partnership business, and (iii) direct out-of-pocket expenses incurred for legal, accounting, bookkeeping, computer, printing and public relations services.	General Partner and Affiliates	The lesser of (i) actual costs incurred, and (ii) 90% of the amount that an independent third party would charge for such services.
Property Management Fee	Affiliates of the General Partner	Approximately 5% of the annual gross revenues of any Property that is managed by an Affiliate of the General Partner. Actual amounts to be received depend upon the results of operations of the Properties and cannot be estimated at this time. (5)

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
Local Partnership Administration Fee	Affiliates of the General Partner	2% of annual gross revenues of any Property that is managed by an Affiliate of the General Partner, payable only from 50% of Operating Cash Flow. Actual amounts to be received depend upon the results of operations of the Properties and cannot be estimated at this time. (6)
Share of Distributions of Cash Available for Distribution by the Partnership, Profits, Losses and Low-Income Credits	General Partner	1% of Cash Available for Distribution, Profits, Losses and Low-Income Credits.
Interest and Other Financing Charges or Fees on loans, if any	General Partner and Affiliates	An amount not in excess of the interest or other financing charges or fees that would be charged by unrelated lending institutions on comparable loans for the same purpose and the same locality. Actual amounts depend upon whether Voluntary Loans are made,and the circumstances thereof,and cannot be estimated at this time.
Local General Partner's Distributive Share of Operating Cash Flow, Profits, Losses and Low-Income Credits, the event that the General Partner or an Affiliate of the General Partner is or becomes, or has an interest in, a Local General Partner.	General Partner and Affiliates	1% of any such distributions by a Local Partnership for any fiscal year. Actual dollar amounts depend upon the operations of the Local Partnership and cannot be in estimated at this time. (7)
SALE OR REFINANCING STAGE		
Disposition Fees	General Partner and Affiliates	If the General Partner or any Affiliate provide a substantial amount of the services in the sales effort, 2.5% of the sale price received in connection with the sale or disposition of Properties or Local Partnership Interests, but in no event more than the lesser of (i) ½ of the competitive real estate commission, and (ii) 6% of such sales price less allamounts payable to unaffiliated real estate brokers in connection with such sale. Actual amounts depend upon the sales prices of Properties and cannot be estimated at this time. (8)
Local General Partner's Distributive Share of Sale or Refinancing Proceeds, in the event	General Partner or Affiliates	1% of all distributions by each such Local Partnership of the Sale or Refinancing Proceeds of its Property until the Partnership has received such

Form of Compensation	Entity or Entities Receiving Compensation or Reimbursement	Method of Determination and Estimated Dollar Amount
that the General Partner or an Affiliate of the General Partner is or becomes, or has an interest in, a Local General Partner		distributions in an aggregate amount sufficient to provide the Partnership with a return of its allocable Gross Proceeds with respect to such Local Partnership, and thereafter 50% of any remaining such proceeds; provided, however, that in no event will Affiliates of the General Partner receive more than 25% of Sale or Refinancing Proceeds from a Property. Actual amounts depend upon the results of operations of such Local Partnership and cannot be estimated at this time. (7)
Share of Partnership Sale and Refinancing Proceeds	General Partner	After payment of any current or deferred Partnership Administration Fees, Additional Administration Fees, Partnership Management Fees and Additional Management Fees, 1% of all distributions of Sale or Refinancing Proceeds by the Partnership until the Limited Partners have received distributions of Sale or Refinancing Proceeds from the Partnership in an aggregate amount equal to (i) a 6% per annum cumulative (non-compounded) return on Limited Partners Unreturned Capital Contributions and (ii) their aggregate Capital Contributions (as reduced by prior distributions of Sale or Refinancing Proceeds and returns of uninvested capital), after payment of Disposition Fees, if any, 1% of all distributions of Sale or Refinancing Proceeds by the Partnership until receipt by the Limited Partners, taking into account all previous distributions to them of Cash Available for Distribution, Sale or Refinancing Proceeds (other than Sale or Refinancing Proceeds which represent a return of their Capital Contributions) and each dollar of Low-Income Credit or Rehabilitation Credit allocated to them, provides the Limited Partners with a 14% per annum cumulative (non-compounded) return on their Unreturned Capital Contributions for the 10-year period commencing January 1, 1991 and terminating December 31, 2000, and then, 100% until it has received an aggregate amount of distributions pursuant to this clause and the preceding clause equal to one-ninth (1/9) of the aggregate amount of distributions to the Limited Partners under the preceding clause; thereafter, 10% of such distributions of Sale or Refinancing Proceeds. See "Profits, Losses and Distributions."

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(1) The percentage of Gross Proceeds payable to the General Partner as Organization, Offering and Selling Expenses will be reduced pro rata for sales between the Minimum Offering and the Maximum Offering (from 5% to 3%). If the Partnership does not utilize all funds available for Organization, Offering and Selling Expenses, the Partnership may use such excess funds to acquire Local Partnership Interests or increase Reserves.

(2) The General Partner anticipates that Rehabilitation/Acquisition Services Fees and the Rehabilitation/Acquisition Services Expense Allowance may be paid by the Partnership or a Local Partnership at the time of the Partnership's acquisition of the Local Partnership Interests. The General Partner will be entitled to interest on Rehabilitation/Acquisition Services Fees that are not paid at the time of such acquisition from the time such services are rendered through the time of payment by the Partnership. In such event, the amount of interest owed to the General Partner will be equal to the amount of interest earned on the unpaid Rehabilitation/Acquisition Services Fees. If the General Partner provides services to a Local Partnership in connection with the acquisition of a Property, such fees and expense allowance may be paid by a Local Partnership (rather than the Partnership) from the capital contributions made by the Partnership in connection with its acquisition of Limited Partnership Interests. The portion of the Rehabilitation/Acquisition Services Fees and Rehabilitation/ Acquisition Services Expense Allowance payable to the General Partner upon the acquisition of a Local Partnership Interest will be based upon the percentage of Gross Proceeds allocable to an investment in a particular Local Partnership. The General Partner will not receive a Rehabilitation/Acquisition Services Fee in connection with the investment by the Partnership in a Local Partnership which is an Affiliate of the General Partner. However, the General Partner may receive a Rehabilitation/ Acquisition Services Fee of greater than 5% of Gross Proceeds in connection with investments in Local Partnerships which are not Affiliates of the General Partner. In no event will the total Rehabilitation/Acquisition Services Fees for all investments made by the Partnership in Local Partnerships exceed 5% of Gross Proceeds. To the extent that total Rehabilitation/Acquisition Services Fees are less than 5% of Gross Proceeds, such difference may be applied to the payment of Organization, Offering and Selling Expenses in excess of 3% to 5% of Gross Proceeds or invested in Local Partnership Interests. Expenses incurred in connection with rehabilitation/acquisition services in excess of the Rehabilitation/Acquisition Services Expense Allowance will be paid by the Local Partnerships or the General Partner and will not be reimbursed by the Partnership.

(3) It is anticipated that Property Development Fees will be paid to The Richman Group, Inc., a Delaware corporation which is wholly-owned by Richard Paul Richman, for the two Local Partnerships identified under "Specified Investments" as Affiliates of the General Partner. The amount of Property Development Fees cannot be determined until actual development costs have been finally determined.

(4) The Partnership Management Fee will be paid from Cash Flow, after the payment of the Partnership Administration Fee. The Additional Management Fee and Additional Administration Fee will be paid pro rata at such time as is determined by the General Partner. Unpaid Partnership Management Fees, Additional Management Fees and Additional Administration Fees for any year will accrue without interest and may be paid (i) first, in respect of such unpaid Partnership Management Fees and (ii) second, pro rata in respect of such unpaid Additional Administration Fees and Additional Management Fees from Cash Flow in any subsequent year, or from Sale or Refinancing Proceeds before the return to the Limited Partners of 100% of their Capital Contributions. See "Profits, Losses and Distributions" and "Summary of the Partnership Agreement."

(5) In certain circumstances, the Property Management Fee may be in excess of 5% of the annual gross revenues of a Property, but will not exceed the amount of property management fees approved by HUD or a Governmental Agency and that would typically be charged by an independent third party rendering comparable services in the same geographic location and that could reasonably be made available to the Local Partnership. From the amount of the Property Management Fee, Affiliates of the General Partner will be required to pay all fees and expenses incurred in connection with bookkeeping services and fees due to non-related Persons for property management services and all rent-up, leasing, re-leasing and leasing related service fees and bonuses paid to any Person unless the payment of such fees and expenses by the Local Partnership is approved by HUD or a Governmental Agency. It is anticipated that Property Management Fees may be paid to Wilder Richman Management Corporation, a New York corporation which is 50% owned by Richard Paul Richman, for the Local Partnerships identified under "Specified Investments" as being Affiliates of the General Partner. In addition, the General Partner or its Affiliates may provide insurance brokerage services in connection with obtaining insurance on the Partnership's property. Any such Person must be independently engaged in the business of providing such services and 75% or more of such Person's insurance brokerage service gross revenue must be derived from services to non-Affiliates, or such Person must otherwise be permitted to provide such services by HUD or a Governmental Agency. The cost of such services, including the cost of insurance, may be no greater than the lowest quote obtained from two unaffiliated insurance agencies for comparable coverage and terms or as otherwise approved by HUD or a Governmental Agency.

(6) Unpaid Local Partnership Administration Fees payable to an Affiliate of the General Partner will be deferred without interest and may be paid from 50% of Operating Cash Flow in any subsequent year. Deferred Local Partnership Administration Fees will not be paid from Local Partnership Sale or Refinancing Proceeds. In no event may the sum of the Local Partnership Administration Fee, payable to the General Partner or an Affiliate of the General Partner, the Partnership Administration Fee, the

Additional Administration Fee, the Partnership Management Fee and the Additional Management Fee exceed .5% of the cost of all Properties then owned (prorated in the case of properties disposed of during any such year) by Local Partnerships in which the Partnership is a limited partner. For a discussion of Local Partnership Administration Fees to be paid to Local General Partners who are not Affiliates of the General Partner, see "Investment Objectives and Policies--Management of the Properties."

(7) In the event that the General Partner or an Affiliate becomes a Local General Partner, such partner's distributive share of Profits, Losses, Operating Cash Flow, Low-Income Credits and Sale or Refinancing Proceeds will not exceed that which such partner would have been entitled to receive had it been a Local General Partner at the time the Partnership acquired a Local Partnership Interest in such Local Partnership. The Local General Partner's distributive share of Profits, Losses, Operating Cash Flow and Low-Income Credits, prior to a return to the Partnership of its allocable Gross Proceeds, Sale or Refinancing Proceeds will range between 1% and 10% for each Local Partnership, depending upon its percentage interest in such Local Partnership.

(8) Payment of Disposition Fees will be subordinated to distribution to Limited Partners from Sale or Refinancing Proceeds of a 6% per annum cumulative (non-compounded) return on their Unreturned Capital Contributions (after taking into account all previous distributions to each Limited Partner of Cash Available for Distribution and Sale or Refinancing Proceeds and each dollar of Low-Income Credit and Rehabilitation Credit previously allocated to such Limited Partner) and 100% of their Capital Contributions.

INVESTMENT OBJECTIVES AND POLICIES

Investment Objectives

The Partnership's main investment objectives, which cannot be changed without the consent of a majority of the Limited Partners, are to:

1. Provide Limited Partners with tax credits to offset federal income taxes;
2. Allocate passive losses to Limited Partners; and
3. Distribute to the Limited Partners any net cash from the sale or mortgage refinancing of the Properties.

The principal economic benefit from investing in the Partnership is expected to be from Low-Income Credits. The purchase price for the Partnership's interest in a Property is based upon the amount of Low-Income Credits reserved for a Property by the state. Acquisition agreements will provide for price adjustments if the Low-Income Credits are not as agreed when the Properties are completed. Since each Property's Low-Income Credits are allocated evenly over the ten-year period starting when it is occupied by qualifying tenants, a Partner's Low-Income Credits will phase in and out as each Property's ten year tax credit period starts and ends. A property generally must be owned and operated as affordable housing for approximately 15 years and no tax credits are expected in the last 5 years of this period.

The Partnership distributed a small amount of tax credits in 1990. In 1991, it expects to distribute at least half of the full amount of annual credits to Limited Partners admitted in 1990 and a small amount to Limited Partners admitted in 1991. Close to the full amount is expected to be distributed to all investors in 1992 and the full amount in 1993-1999. In 2000, the full amount less the amount distributed in 1990 is expected to be distributed to all investors. Similarly in 2001 and 2002, the full amount less the amounts allocated in 1991 and 1992, respectively, is expected to be distributed to all investors.

Passive losses from operations will depend principally upon the use of 27.5-year straight-line depreciation, mortgage financing that is expected to be between 50% and 90% of property cost and the timing of the placed-in-service dates of the Properties. The Partnership is expected to generate portfolio income each year, especially before full investment in all the Properties, which will be taxable income to the investor. The Partnership will also make operating cash distributions if possible, but in any case does not expect them to be significant. Although there can be no assurance that the Partnership will achieve any of its investment objectives, it may be feasible under certain circumstances to distribute to Limited Partners their original investment when all of the Properties are sold or refinanced.

Structure of Investments

The Partnership has invested in 31 Properties and identified for investment an additional 11 Properties as of the date of this Prospectus. These Properties are described under "Specified Investments." Other than the first two Properties, The Castle Apartments and The Chestnut Park Apartments, the Partnership will not invest in Local Partnerships established by the General Partner or any of its Affiliates. The General Partner will supplement or amend the Prospectus to describe additional Properties when they are identified for investment or for any material changes in acquisition terms of Properties already identified.

Assuming that the Gross Proceeds are $50,000,000, it is anticipated that the Partnership will acquire at least 35 Properties. The General Partner expects that each investment of the Partnership will be structured as the acquisition of 90% to 99% of the

partnership interests in a Local Partnership already existing or to be formed under the laws of the state in which the Property owned by it is located, with the remaining economic interests being held by one or more Local General Partners. In the case of Existing Complexes, the Local General Partner is likely to have been the sponsor of the partnership through which the Property is owned, and the limited partners the providers of the capital for the acquisition and ownership of the Property. In the case of Development-Stage Complexes, the Local General Partner is likely to be the developer of the property or the sponsor of the Local Partnership, and the limited partners individuals or entities who have furnished any initial capital required for the commencement of construction or rehabilitation.

The General Partner expects that each arrangement with a Local General Partner will provide for the participation by such Local General Partner in a portion of the Operating Cash Flow and Sale or Refinancing Proceeds, if any, generated by the Property in which such Local General Partner has an interest. It is generally expected that Operating Cash Flow available for distribution to the Partnership (after payment of certain priorities payable from Operating Cash Flow) will be distributed 99% to the Partnership and 1% to the Local General Partner, and that Local Partnership Sale or Refinancing Proceeds will be distributed after certain priorities, 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Local Partnership, and thereafter 50% to the Partnership and 50% to the Local General Partner.

The General Partner also anticipates that selected acquisition opportunities may arise that would involve an investment by the Partnership in formats other than the acquisition of 90% to 99% of the partnership interests in a Local Partnership owning fee title to its Property. Such formats might include acquisition of low-income housing in condominium form or of a class of limited partnership interests to which certain tax benefits are allocable, or the acquisition of an interest in a Local Partnership that owns fee title to the buildings and improvements constituting the Property and is the ground lessee of the Property. Different investment formats may permit the Partnership to take advantage of particular investment opportunities that could not be accommodated through the acquisition of 90% to 99% of the partnership interests in the Local Partnerships.

The Partnership may enter into a joint venture with another partnership formed by the General Partner or its Affiliates if (i) such other partnership has investment objectives substantially the same as those of the Partnership; (ii) there are no duplicate property management or other fees; (iii) the sponsor compensation arrangements of such other partnership are substantially the same as those of the Partnership; (iv) the Partnership has a right of first refusal to buy if the other partnership wishes to sell its interest in the joint venture; and (v) the investment of each partnership is on substantially the same terms and conditions. Such joint venture may occur subsequent to such other partnership's acquisition of the entire Local Partnership interest. See "Conflicts of Interest -- Joint Ventures Between Partnerships."

Each Local General Partner may be required to pay the Partnership's cost of obtaining, at the closing of any acquisition, such of the following items as the General Partner deems appropriate: (i) an appraisal of the Property conducted by an independent appraiser and/or in the case of Existing Complexes, an engineering study containing an evaluation of the existing structural and other physical components of the Property; (ii) a policy of title insurance insuring the title of the Local Partnership to the Property subject only to customary exceptions; and (iii) a market study with respect to the low-income housing or other market in which the Property is located. In addition, each Local Partnership may be required to bear a portion of the Partnership's costs incurred in connection with the acquisition, including any legal or accounting fees and any transfer taxes payable by the Partnership. The payment of such costs may increase the price to the Partnership for its acquisition of Local Partnership Interests. The Partnership may also bear certain of such costs. See "Estimated Use of Proceeds" and "Compensation and Fees to General Partner and Affiliates."

When a Property is the beneficiary of rental subsidies or other financial assistance programs administered by the U.S. Department of Housing and Urban Development ("HUD"), it is likely that the acquisition of such Property or a Local Partnership Interest therein will be subject to HUD "Transfer of Physical Assets" ("TPA") approval. See "Investment Objectives and Policies--Government Assistance Programs--Transfer of Physical Assets." The General Partner expects that it will often be to the benefit of the Partnership to close the acquisition prior to the time when final TPA approval is received, especially in cases where the acquisition is scheduled to close before the end of a calendar year and it is not likely that TPA approval will be received until the following year. In such circumstances, the General Partner may require the selling Local Partnership (or its partners) to place in escrow the entire consideration paid by the Partnership or provide the Partnership with other acceptable security, and to require that the Partnership receive a payment equal to the full amount of such consideration if TPA approval is not received in a timely fashion. Although mechanisms such as these can protect the Partnership from a loss of the consideration paid by the Partnership in respect of a Local Partnership Interest as a result of the failure to obtain TPA approval, such a failure would delay, and potentially reduce the benefit of, the recognition of Low-Income Credits by the Limited Partners. See "Risk Factors--Investment Risks--Investment Risks Related to Government-Assisted Properties."

The payment of the initial installments of capital contributions with respect to any acquisition will also be subject to the allocation by the applicable state credit agency of Low-Income Credits, unless the Property was financed through the proceeds of tax-exempt bonds subject to state volume caps and was placed in service after 1986. See "Low-Income Credits--Low-Income Credits Subject to State Allocation." Under the 1988 Act, the Partnership is permitted (with the consent of the state credit agency) to elect

to compute its annual Low-Income Credits in respect of a Property by reference to the applicable credit percentage for the month in which a binding agreement as to the Property's credit allocation is entered into between the Local Partnership and the state credit agency, rather than by reference to the applicable credit percentage at the "placed-in-service" date. The use of such an election permits the Partnership to be certain of the applicable credit percentage at the time the binding allocation agreement is entered into, even if the closing of the acquisition or the "placed-in-service" date does not occur until the following calendar year.

In order to protect the Partnership against recapture of Low-Income Credits in certain circumstances, the General Partner expects to include in each acquisition agreement and Local Partnership Agreement provisions designed to help protect the Partnership from the consequences of certain recapture events. Recapture events in this category are expected to include casualties resulting in the substantial destruction of a Property where the Property is not timely reconstructed, changes in applicable tax laws or Regulations, and the failure of Local General Partners to maintain the tenant base and rent levels of a Property at levels meeting the applicable qualification criteria for Low-Income Credits.

To help protect against recapture occurring as a result of substantial destruction of a Property, each Local General Partner will be required to insure the Property at levels that will permit the substantial reconstruction of the Property following certain casualties. However, the Local Partnerships will not be able to insure the Properties against all risks because either insurance may not be available with respect to certain risks or the cost of insurance is prohibitively high for such risks. For instance, it is not anticipated that the Local Partnerships will carry earthquake insurance because of the high premiums of such insurance. The application of insurance proceeds to the reconstruction of a Property should be sufficient to avoid recapture of previously claimed Low-Income Credits if the reconstructed Property meets the criteria applicable to eligible Properties. However, there can be no assurance that Local General Partners will comply with their obligation to insure against casualties at the requisite level, either because revenue levels from the Property do not permit the payment of necessary premiums or because insurance conditions generally make it uneconomical to obtain such insurance, nor can there be any assurance that any consent to reconstruct a Property that is required to be obtained from a lender or governmental authority will be forthcoming. In addition, there can be no assurance, even if any requisite consent for reconstruction were obtained, that a Property would be reconstructed in a timely manner. See "Risk Factors--Tax Risks--Recapture of Low-Income Credits."

To mitigate the effects of a recapture of Low-Income Credits occurring by reason of the actions of a Local General Partner resulting in a disqualification of the Property or a diminution in previously-claimed Low-Income Credits, the General Partner will endeavor to obtain in the Partnership's acquisition agreement with each Local Partnership, a provision to the effect that (a) a portion of the acquisition price paid by the Partnership will be refunded or loaned to the Partnership on a subordinated basis by the Local General Partner, and/or (b) the relative interests in Operating Cash Flow or Sale or Refinancing Proceeds of the Partnership and the Local General Partner will be adjusted to take into account any such recapture. In addition, the General Partner will endeavor to obtain provisions in the acquisition agreements to the effect of those referred to in (b) in order to mitigate the effects of a recapture of Low-Income Credits occurring by reason of a change in applicable law or regulations. In certain circumstances, the Local General Partner may be required to personally guarantee the repurchase of all or a portion of the Low-Income Credits recaptured. When a recapture event occurs at a time when cash escrows, financial bonds and/or letters of credit continue to secure a Local General Partner's obligation to complete construction of or achieve sustaining rental occupancy with respect to a Property, it is expected that any such adjustment may be assessed against such security on a dollar-for-dollar basis.

The terms of each acquisition agreement governing adjustments in respect of the recapture of Low-Income Credits are expected to be the subject of negotiation with Local General Partners, and to vary from Property to Property. Whether such adjustments will mitigate any recapture of Low-Income Credits may depend to a large extent on the performance of the Property inasmuch as any recapture to which the Limited Partners will be subject is likely to occur after the Partnership has paid for its Local Partnership Interest in full and all security given by the Local General Partner has been released. The General Partner does not anticipate that any adjustments made to take account of the recapture of Low-Income Credits will result in the Partnership's having excess Cash Available for Distribution to distribute to Limited Partners for application to the payment of resulting tax liabilities. Moreover, if the mechanism to mitigate the effects of recapture is solely an adjustment of the relative interests in Operating Cash Flow or Sale or Refinancing Proceeds and the Property owned by such Local Partnership is foreclosed upon, such adjustment would most likely be of no benefit to the Partnership. Accordingly, Limited Partners should expect to fund their tax liabilities in respect of any recaptured Low-Income Credits from sources other than distributions by the Partnership.

The General Partner will endeavor to obtain from each Local General Partner an agreement to adjust the purchase price of a Local Partnership Interest if the actual amount of Low-Income Credits generated by the Local Partnership is materially less than the anticipated amount of Low-Income Credits (*i.e.*, results in Low-Income Credits generally of less than 97% of the anticipated amount of Low-Income Credits). Such an adjustment generally would be achieved by a reduction in the amount of the final payment to be paid by the Partnership to the Local General Partner. Under certain circumstances, in the event that actual Low-Income Credits generated by a Local Partnership materially exceed the anticipated amount of Low-Income Credits (*i.e.*, results in Low-Income Credits of generally more than 103% of the anticipated amount of Low-Income Credits), the General Partner may agree to adjust the purchase price in favor of the Local General Partner, subject to the availability of Gross Proceeds.

In addition, the General Partner will endeavor to obtain from each Local General Partner a guarantee to pay to the Partnership each year up to the lesser of $2,500 and .2% of the Gross Proceeds allocable to the purchase of its Local Partnership Interest to the extent that the Local Partnership does not distribute at least $5,000 per year from Operating Cash Flow to the Partnership. Any such amount paid to the Partnership pursuant to such guarantee shall be deemed an Operating Deficit Loan.

The Partnership will have the authority pursuant to each Local Partnership Agreement to remove the Local General Partner with or without cause on the vote of a majority in interest of the Limited Partners. The Partnership may file with the SEC an application for an order exempting the Partnership from all provisions of the 1940 Act and the rules and regulations thereunder. Upon receipt of such order, if granted, the Partnership may, in certain circumstances, relinquish its right to remove a Local General Partner without cause. See "Risk Factors--Investment Risks--Investment Company Act of 1940." Upon the exercise of its right to cause the withdrawal of a Local General Partner, the Partnership will have the authority to cause a substitute general partner (which may or may not be affiliated with the General Partner) to be admitted to the Local Partnership, and to take certain additional measures to maintain the continuity and integrity of the Local Partnership.

No investment in any Local Partnership will be made unless the General Partner, exercising the rights of the Partnership as a limited partner in a Local Partnership, shall have such powers similar to the following pursuant to the Local Partnership Agreement as the General Partner deems appropriate: (i) the right to approve the withdrawal of a Local General Partner and the admission of a successor Local General Partner; (ii) upon the vote of a majority in interest of the Limited Partners, the right to remove the Local General Partner, subject to certain limitations and the opportunity to remedy defaults, in the event such Local General Partner violates the Local Partnership Agreement in any material respect with respect to certain actions; (iii) the right to receive information and/or reports with regard to the financial and physical condition of the Property owned by the Local Partnership; (iv) subject to obtaining any governmental or lender approval, if required, the right to appoint a Person to become the managing general partner of a Local Partnership upon the occurrence of certain events, including the removal of a Local General Partner; (v) the right to approve or disapprove of certain transactions not in the ordinary course of business, including without limitation, the right to approve any proposed Sale or Refinancing or other disposition of all or substantially all of the assets of a Local Partnership; (vi) beginning at approximately the end of the fourteenth year of the Partnership's investment in the Local Partnership, the right to require the Local General Partner to use its best efforts to find a purchaser for the Property owned by such Local Partnership and, if such effort is not successful on terms satisfactory to the Partnership within a stated period of time, the right itself to locate a purchaser of such Property and to obligate the Local General Partner to approve the sale of the Property to such purchaser so long as the price and other terms offered by such purchaser are at least as favorable as the best offer, if any, located by the Local General Partner; and (vii) the right to remove a Local General Partner without cause upon a vote of a majority in interest of the Limited Partners, which right the General Partner in its sole discretion may cause to be relinquished by the Partnership upon receipt by the Partnership of an order exempting the Partnership from the provisions of the 1940 Act. No investment in any Local Partnership established by the General Partner or any of its Affiliates will be made unless privity exists between the Local General Partner and the Limited Partners. No investment in any Local Partnership will be made unless all limited partners are publicly registered limited partnerships. However, special limited partners not affiliated with the General Partner shall be permitted if the interests taken result in no diminution in the control exercisable by the other limited partners.

Acquisition of Existing Complexes

The General Partner anticipates that the Partnership may invest a portion of its Net Proceeds available for investment in Existing Complexes. The acquisition of Existing Complexes can have the benefit of affording to the General Partner a long-term history of operations based upon which the ability of the Property to generate rental revenues equal to or in excess of its fixed costs of operations (including debt service) can be evaluated. Investments in Existing Complexes, however, may also present certain disadvantages, including increased acquisition and closing transaction costs, possible delays in obtaining necessary lender and regulatory agency consents, physical assets which may require replacement more quickly, and the possible reluctance of the Local General Partners to suffer the tax consequences that may be involved in the sale of fee title to their Properties. In addition, there are generally no warranties given with respect to the physical condition of Existing Complexes.

Because an Existing Complex is not eligible for Low-Income Credits unless the previous owner thereof has, in general, held it for at least 10 years, certain risks may exist with respect to investments in Existing Complexes. Such risks include the possibility that any existing financing used to construct, develop or acquire an Existing Complex may fall due during the 15-year Compliance Period or the additional 15 year Extended Compliance Period (if applicable) following the acquisition by the Partnership, and the possibility that any rental subsidies granted to the Local Partnership will expire during such 15 year Compliance Period or the additional 15 year Extended Compliance Period (if applicable). There can be no assurance that any financing will be able to be refinanced at appropriate debt service levels, or that the termination of rental subsidy programs will not leave the Property with insufficient cash flow to cover its operating costs and debt service.

Current law is construed to require the acquisition of an interest in an Existing Complex through the acquisition of fee title to the Existing Complex. Therefore, the General Partner expects to invest in Existing Complexes by (i) investing in recently formed

or establishing new Local Partnerships which will acquire fee title to the Existing Complexes from their owners and/or (ii) by acquiring partnership interests of Local Partnerships from the partners of such Local Partnerships. In any such event, it is expected that the Partnership may make a capital contribution to the new Local Partnership in an amount sufficient to pay the purchase price and acquisition costs of acquiring title to the Existing Complex in exchange for a Local Partnership Interest, and that the Local General Partner of the selling partnership may become the Local General Partner of the new Local Partnership and/or the Partnership may pay a partner of the Local Partnership for its Local Partnership Interest. In connection with such acquisitions, the Partnership or the Local Partnership may issue Purchase Money Notes. In the event that current law is amended or clarified, the General Partner expects that investments in Existing Complexes may be accomplished through the acquisition of Local Partnership Interests in existing Local Partnerships, in addition to the investment in Existing Complexes, by acquiring partnership interests in new or recently formed Local Partnerships which have previously acquired fee title to the Existing Complexes.

HUD must consent to the Local Partnership's acquisition of any Existing Complex which is subject to a HUD-insured or HUD-held mortgage. Furthermore, the consent of various city and state agencies may also be required prior to such transfers. It is not anticipated that there will be any unusual delays in obtaining the consent of such various agencies. However, it should be noted that there is typically a waiting period involved with respect to the obtaining of all of such consents and each waiting period will vary depending upon the particular agency and project involved.

In those cases where HUD or other governmental approval is required prior to the transfer of a Local Partnership Interest or Property, it is expected that the transfer of the Local Partnership Interest or Property will be made in escrow, with the escrow agent holding the assignment of the Local Partnership Interest and any promissory notes or cash in escrow until HUD or the other governmental agency approves the transfer. The IRS may contend that no transfer has taken place until HUD or such other governmental approval has been obtained, in which case Low-Income Credits, depreciation deductions, inclusion in basis of applicable indebtedness and other tax benefits may not be allowed until HUD approval is obtained and the escrow is released. See "Federal Income Tax Considerations--Ownership of a Property."

Acquisition of Development-Stage Complexes

The General Partner expects that the Partnership will invest a substantial portion of its Net Proceeds available for investment in Development-Stage Complexes. The date on which a Development-Stage Complex is "placed in service" for purposes of the Low-Income Credits may affect the value of the Low-Income Credits to the Partnership. The annual Low-Income Credit percentage of "qualified basis" to which the Partnership would be entitled is determined by the applicable federal interest rates for the month in which the Property is placed in service. See "Low-Income Credits--Qualified Low-Income Properties." However, a Local Partnership is entitled to make an election no later than the fifth day after the close of the month it enters into a binding agreement with the state credit agency with respect to a Property to apply the credit percentage applicable for the month in which such binding agreement is entered into, in lieu of the applicable credit percentage for the date on which the Property is placed in service.

If construction of a Development-Stage Complex is not complete at the time the Partnership invests in the Local Partnership owning it, the General Partner generally expects that approximately 40% (but this percentage may vary) of the Partnership's total investment in a Local Partnership will be paid at the time of the closing of such acquisition. The General Partner generally expects that the balance will be paid upon substantial completion of construction and, in certain cases, upon substantial completion of construction and the achievement of certain rental occupancy levels. The General Partner will endeavor to require that, as a condition to receipt of such amount, the Local General Partner provide or obtain from the construction contractor construction completion guarantees, and provide or obtain from the construction contractor performance and payment bonds or letters of credit in amounts sufficient to satisfy the requirements of the construction lender and the General Partner will agree to repurchase the interest of the Partnership in the Local Partnership if completion of construction is not achieved in a manner that is sufficiently timely or on budget so as to not prejudice the interests of the Partnership. If the Local General Partner does not provide such performance and payment bonds or letters of credit because there is no construction lender requirement and the first installment payment represents more than ½ of 1% of the Partnership's capital, then the Local General Partner will be required to secure such repurchase obligation through the establishment of a cash escrow, financial bond, or letter of credit in the amount necessary to repurchase the Partnership's interest if necessary. The General Partner generally expects that, upon completion of construction, the Partnership will be entitled either to withhold or to receive, depending upon whether the acquisition price has been paid in full, the payment of an amount equal to approximately 33% (but this percentage may vary) of the aggregate consideration paid by the Partnership for its Local Partnership Interest, exclusive of Rehabilitation/Acquisition Services Fees and rehabilitation/acquisition services expenses if the Property is not rented up through the leasing of an appropriate percentage of apartments to qualified tenants or fails to achieve sustaining rental occupancy within stated periods after the closing. To secure the obligation of the Local General Partner in respect of such provision in the event the full balance of the acquisition price is payable upon substantial completion of construction, the General Partner expects to require the Local General Partner to establish a cash escrow, financial bond or letter of credit that (a) will assure payment of the liquidated damage amount to the Partnership if the applicable contingency is not met or (b) may be utilized, in the discretion of the General Partner, to fund operating deficits. In the event, that a portion of the balance of the acquisition price has not been paid pending achievement of certain rental occupancy

levels, such funds may be used as set forth in the preceding sentence. In addition, the General Partner will endeavor to require an adjustment in the purchase price of an investment in a Development-Stage Complex if construction is not completed on a reasonably timely basis without good cause and such failure causes a material loss or substantial deferral of Low-Income Credits.

Acquisition of Rehabilitation Properties

The Partnership may invest in Properties that are eligible for Rehabilitation Credits in addition to Low-Income Credits ("Rehabilitation Properties"). The Partnership does not currently expect to invest in Rehabilitation Properties, unless either (i) legislation is enacted that would remove the currently mandated $200,000 income limitation or (ii) the amount of Rehabilitation Credits generated is not material in proportion to the total amount of Low-Income Credits and Rehabilitation Credits generated by all the Partnership's investments allocable to the investors over ten years. Accordingly, the General Partner anticipates that Properties that are eligible for the Rehabilitation Credit will represent a negligible portion of the Partnership's portfolio.

The utilization of Rehabilitation Credits is conditioned upon the certification of a building as historic by the Department of the Interior. Although the Partnership will take reasonable steps to assure that at least preliminary historic certification approval has been obtained from the Department of the Interior prior to investment, final certification will not have been received prior to the Partnership's investment in a Rehabilitation Property. To protect the Partnership against the risk that final Department of the Interior certification will not be received, the General Partner will require that the Local General Partner guarantee that such final certification will be received. The amount of the Rehabilitation Credit is 20% of certified rehabilitation expenditures (including expenses related thereto that may be capitalized for federal income tax purposes), and it is a condition to eligibility for such credits that the expenditures be more than $5,000 and that the aggregate amount of such expenditures exceed the adjusted basis of the Local Partnership in the Property at the time the rehabilitation begins. The credit is available in the year in which the structure is placed in service or in certain circumstances, in the year to which the expenditure is made. The Code provides that a particular Property can constitute both an historic rehabilitation project for purposes of Rehabilitation Credits and low-income housing for the purposes of the Low-Income Credits, but that the "eligible basis" for the Property on which Low-Income Credits may be calculated must be reduced by the amount of Rehabilitation Credits so taken. See "Low-Income Credits--Rehabilitation Credit" and "Risk Factors--Investment Risks--Risks in Development-Stage Complexes."

Mortgage Financing of Complexes and Acquisitions

The Partnership expects that between 50% and 90% of the purchase price of each Property will be financed with mortgage debt, which will enable the Partnership to claim Low-Income Credits with respect to eligible costs funded by such financing, other than acquisition financing, and not just the amount of the Partnership's cash investment. In general, it is expected that all Properties will be encumbered by first mortgage debt financing. In connection with the acquisition of a Local Partnership Interest, the General Partner will evaluate the financing of a Property and the likely debt service level that would be required to be maintained to service such debt and any eventual refinancing of such underlying debt, and will evaluate the existing and expected revenue levels generated by such Property. The General Partner will endeavor to acquire interests in Local Partnerships owning Properties subject to first mortgage financing having fixed rates and terms of 15 years or more. In certain limited circumstances, the Partnership may acquire interests in Local Partnerships owning Properties subject to variable rate financing or financing having a term of less than 15 years, provided that the General Partner requires the Local Partnerships to take steps to significantly reduce the risks associated with such financing, including but not limited to one or more of the following: (i) establishing maximum interest rates for variable rate financing, (ii) obtaining accrual features, (iii) purchasing interest rate swaps, (iv) establishing debt service escrows from mortgage proceeds, surplus operating revenues, holdbacks of capital contributions or letters of credit, (v) obtaining Local General Partner guarantees, (vi) establishing extension options, and/or (vii) establishing mandatory refinancing requirements. The Partnership will not acquire interests in any such Local Partnership unless the General Partner reasonably believes that during the Compliance Period with respect to the Property owned by such Local Partnership, any interest rate fluctuation or term risk has been significantly reduced. There can be no assurance, however, that, regardless of the term or type of financing to which they are subject, any of the Properties will meet their debt service requirements, or that any Local Partnership debt will be able to be refinanced.

Some properties may also be subject to secondary financing. To the extent such financing is not provided by federal, state or local governments or their agencies, unless the terms of such financing can not result in a foreclosure of the property within 15 years due to failure to pay debt service, the material terms of such financing will be in accordance with the general requirements of primary financing as discussed above. Historically, secondary financing provided by federal, state or local governments or their agencies has not carried the same foreclosure risks as commercial financing because the agencies providing such financing often are responsible for providing housing incentives. Therefore, if secondary financing is provided by such governments or agencies, the terms of repayment may vary significantly from those of financing from other sources. There can be no assurance, however, that such governments or agencies will not enforce foreclosure upon a material default under secondary financing documents. In addition, acquisition financing is expected to be utilized with respect to Existing Complexes in selected instances when the General Partner deems it an appropriate technique to conform acquisition terms and conditions to the Partnership's investment objectives and parameters for the allocation of Low-Income Credits. Acquisition financing generally will not be included in the "qualified basis"

of a Property. The terms of any applicable acquisition financing will be negotiated in connection with each acquisition, and may include provisions whereby interest is not due currently but accrues over the term of the financing.

It is expected that the construction of an Existing Complex will have been financed through the issuance by a state or local government agency of tax-exempt bonds and/or the utilization of one of a variety of types of federal government guarantees. The General Partner is, however, unable to predict the precise percentage of Properties in which the Partnership will ultimately invest that will have been so financed. The Tax Reform Act of 1986 considerably restricted the availability of new tax-exempt bond financing by state and local government agencies for private projects such as the Properties. See "Low-Income Credits--Low-Income Credits Subject to State Allocation."

In addition to tax-exempt bond financing, several federal and state programs exist which may provide funds included in the first mortgage financing package of Properties in which the Partnership invests. Among these programs are the Urban Development Action Grant ("UDAG") and Housing Development Grant ("HODAG") programs, both of which provide concessionary financing to developers of, among other projects, low-income residential rental facilities. Often the terms of such financing provide for the payment of interest only to the extent of available cash flow from the financed project after payment of first mortgage debt service, and for the forgiveness of the principal amount of the debt to the extent that the proceeds of the disposition of the financed project are not sufficient to repay it. In return, the terms of such financing often provide for the payment of a significant share of any gain on the sale or other disposition of a financed project to the agency providing the financing. See "Government Assistance Programs" below. Because of the favorable terms under which UDAG and HODAG financing is generally provided, the amount of such financing is required to be deducted from the amount of eligible cost basis that would otherwise exist for the purposes of computing the level of available Low-Income Credits.

Management of the Properties

The General Partner expects that each Property in which the Partnership invests will be managed by a managing agent selected by the Local General Partner. Such managing agent may be an Affiliate of the Local General Partner or the General Partner. The level of compensation for the management agent's services is expected to vary, and may be subject to limitations imposed by the existing underlying financing of the Property. Property Management Fees payable to managing agents will generally be limited to 5% of the gross revenues of the Property annually, but may be greater if permitted by applicable government regulations or agencies. The General Partner intends to require performance standards for management agents. Where possible, the General Partner will endeavor to obligate management agents to defer all or a portion of their Property Management Fees and Local Partnership Administration Fees to the extent necessary to enable existing revenues from the Property to cover debt service and operating expenses other than management fees. The General Partner expects that most arrangements with managing agents will not obligate the Local Partnership for periods longer than one year and will be terminable by the Local Partnership without penalty or other payment obligations at the conclusion of their term.

Operating Deficit Guarantees

The General Partner expects to require in connection with certain acquisitions that the Local General Partner agree to make loans to the Local Partnership to fund any operating deficits of the Local Partnership during a certain period of time generally ranging from three to five years following the Partnership's investment, and up to certain maximum amounts generally expected to be set at one of the following: (1) approximately 10% of the principal balance of the underlying first mortgage financing of the Property, (2) an amount equal to the aggregate projected operating expenses of the Local Partnership for the two operating years succeeding the date of the Partnership's investment or (3) an amount equal to approximately one-third of the Partner-ship's capital contribution. There can be no assurance that a Local General Partner will be able to comply with its obligation at such time, if any, as its Local Partnership suffers an operating deficit. A Local General Partner's inability to comply with such obligation could constitute or cause a default under a mortgage or other agreement concerning the Local Partnership, which default could result in recapture of Low-Income Credits or Rehabilitation Credits. Terms of such guarantees will be the subject of negotiation and may vary on a case by case basis. See "Risk Factors--Investment Risks--Risks Associated with the Financial Resources of the Local General Partners or Guarantors" and "--Reliance on Local General Partners."

Other Investment Policies

In addition to the investment policies described above, the Partnership will generally adhere to the following investment policies unless the General Partner determines that a deviation therefrom is in the best interests of the Limited Partners.

1. In order to meet the objective of limiting the liability of the Partnership to the amount of its investment in each Local Partnership, each Local Partnership Agreement will provide that:

(a) the Partnership will have no right to take part in the management or control of the business of such Local Partnership or to transact any business in the name of such Local Partnership; and

(b) the Partnership will have no authority or power with respect to a Local Partnership, except (i) to consent to certain matters proposed by the Local General Partner under limited circumstances specified in the Local Partnership Agreement and (ii) to consent to certain amendments to the Local Partnership Agreement, insofar as such consent is expressly required and provided for in such Local Partnership Agreement.

2. The Partnership will not issue senior securities, invest in other issuers (other than Local Partnerships), underwrite the securities of other issuers, offer Units in exchange for property or repurchase or otherwise reacquire Units; and

3. The Local Partnership's business will be limited to owning and operating the Property in accordance with the Partnership's principal investment objectives; the Local Partnerships will not have principal objectives inconsistent with the investment objectives of the Partnership.

Disposition of Properties/Local Partnership Interests

The Partnership expects that its holding period with respect to each Local Partnership Interest will be at least as long as the Compliance Period of the applicable Property. In addition, inasmuch as the Local Partnership Agreement will be required to provide that the General Partner will have the right to approve or disapprove certain major financial transactions proposed by a Local General Partner with respect to a Property, including the sale of the Property, the General Partner does not currently anticipate that any Property will be sold prior to the end of the 15-year Compliance Period with respect to such Property. If a Property is disposed of by a Local Partnership or a Local Partnership Interest is disposed of by the Partnership prior to the end of the Compliance Period, current law provides for the recapture of certain Low-Income Credits previously claimed. See "Low-Income Credits--Recapture of Low-Income Credits." Furthermore, under the 1989 Act, subject to certain exceptions, any transferee of a Property is bound by the terms of the Extended Low-Income Housing Commitment. See "Low-Income Credits--Extended Compliance Period."

The General Partner may, however, in appropriate circumstances cause the Partnership to avail itself of a procedure whereby one or more Properties may be transferred or disposed of prior to the end of the applicable Compliance Period. As contemplated by current law, the procedure entails: (i) a conclusion by the General Partner that it may reasonably be expected that, following the proposed transfer, the Property in question would continue to qualify as low-income housing, and (ii) the posting of a financial bond with the Secretary of the Treasury to assure payment of any tax liability resulting from the recapture of Low-Income Credits if the qualification of the Property as low-income housing does not continue for (or any other recapture event occurs during) the balance of the applicable Compliance Period. There can be no assurance, however, that any necessary governmental approvals required in connection with any such proposed disposition will be able to be obtained in a timely fashion, or that changes in the law or regulations will not eliminate the availability of such a procedure at the time the Partnership wishes to avail itself thereof. Furthermore, under the 1989 Act, subject to certain exceptions, any transferee of a Property is bound by the terms of the Extended Low-Income Housing Commitment.

In addition, the Partnership may consent to the sale of a Property or Local Partnership Interest under circumstances that might cause the loss or recapture of Low-Income Credits if the General Partner determines such sale to be in the best interests of the Partnership and the Limited Partners. In such event, the General Partner will endeavor to distribute any proceeds thereof (net of the expenses incurred by the Partnership in connection with such sale and/or any reserves that the General Partner deems advisable to establish) to the Partners of the Partnership prior to the date on which any tax liability arising from the recapture of previously claimed Low-Income Credits becomes payable. Under the 1989 Act, subject to certain exceptions, the transferee is bound by the terms of the Extended Low-Income Housing Commitment. There can be no assurance that the proceeds of any such disposition will be sufficient to provide distributions to Partners in amounts equal to or in excess of any such tax liability.

In the event of a foreclosure, the Partnership would lose all of its interest in the Property securing the relevant debt and, in general, would realize gain to the extent that the amount of the indebtedness of the Partnership extinguished upon such foreclosure (or the Partnership's share of such debt if the Property is held by a Local Partnership) exceeded the Partnership's adjusted basis in the Property at the time of foreclosure (or the Partnership's share of the adjusted basis if the Property is held by a Local Partnership), even if the fair market value of the Property is less than the outstanding balance of the indebtedness secured by the Property. If the foreclosure occurred before the end of such Property's Compliance Period, current law provides for the recapture of certain Low-Income Credits previously claimed. See "Low-Income Credits--Recapture of Low-Income Credits."

In the event that, for reasons beyond the control of the General Partner (such as a casualty or condemnation, or a breach of a Local General Partner's representations, warranties or covenants to the Partnership), a Property or Local Partnership Interest is required to be disposed of prior to February 29, 1992, the General Partner reserves the right, subject to the distribution of Sale or Refinancing Proceeds calculated to be sufficient to discharge the Limited Partners' estimated federal tax liability (other than recapture liability) as a result of such disposition, to, prior to February 29, 1992, reinvest the proceeds of such disposition in another

Local Partnership Interest which is reasonably expected to provide the same type of benefits to Limited Partners as an investment made at the outset of the Partnership.

Following the 15-year Compliance Period with respect to any Property, the General Partner anticipates that the Property or applicable Local Partnership Interest will be sold, refinanced or otherwise disposed of, and such transaction may give rise to Sale or Refinancing Proceeds available for distribution to Limited Partners. Sale or Refinancing Proceeds may also become available as a result of the amortization of the debt securing the Properties and the potential appreciation of the Properties. There can be no assurances as to the level, if any, of Sale or Refinancing Proceeds that will be available for distribution upon disposition of Properties and/or Local Partnership Interests. In addition, the nature of the Property may make it more difficult to effect an orderly liquidation of the Partnership's investments immediately after the 15-year Compliance Period has been concluded. Furthermore, under the 1989 Act, the Local Partnership may be required to sell Properties for a statutorily mandated formula price calculated pursuant to the terms of the Extended Low-Income Housing Commitment. See "Low-Income Credits--Extended Compliance Period." The Partnership Agreement provides for the payment by the Partnership of a Disposition Fee to the General Partner in connection with any sale of a Property or Local Partnership Interest if the General Partner renders substantial services related thereto. See "Compensation and Fees to General Partner and Affiliates."

In connection with any disposition of a Property or Local Partnership Interest, the Partnership may (or may permit a Local Partnership to) engage in acquisition financing of the disposition of such Property or Local Partnership Interest by accepting a promissory note in partial payment of the sales price. In such event, the Partnership would be subject to the credit risk that the obligor on such promissory note would default in its payment obligations to the Partnership, and the distribution by the Partnership of Sale or Refinancing Proceeds, if any, would be further delayed to the extent of the principal amount of such promissory note. Accordingly, there can be no assurance of the timing of the distribution of Sale or Refinancing Proceeds to Limited Partners. Such Sale or Refinancing Proceeds as are distributed will be distributed as set forth under "Profits, Losses and Distributions."

Interim Investments and Reserves

Although it is not possible to determine the date at which the Partnership's capital will be fully invested, the Partnership expects its Net Proceeds to be fully invested within 12 months after the Last Closing Date. Net Proceeds of this Offering that have not been invested or applied to Reserves or the payment of Operating Expenses by February 29, 1992 will be distributed to Limited Partners pro rata as a return of capital. Pending investment in Local Partnership Interests, the Net Proceeds of this Offering may be invested in Permitted Interim Investments.

The Partnership intends to initially establish 6.0% of the Gross Proceeds as Working Capital. The General Partner may, however, in its sole discretion, increase or decrease the amount of Working Capital as it deems necessary or appropriate. In the event of a decrease in the amount of Working Capital not otherwise used or reserved to pay Partnership expenses, any excess funds may be invested in Local Partnerships or distributed to investors, in the discretion of the General Partner. In addition, any interest on Permitted Interim Investments prior to the full funding of Local Partnership acquisitions from Gross Proceeds by the Partnership may be invested in Local Partnerships, used to pay Partnership expenses or added to Reserves, in the discretion of the General Partner. In this connection, the Partnership may make arrangements with Local General Partners to withhold payment of capital contributions pending investment in a Local Partnership and provide such Local Partnership with Letters of Credit. In such circumstances, the costs of supplying and maintaining such letters of credit will be a Partnership expense offsetting in part the interim interest earned on such proceeds held pending investment in such Local Partnerships. The Partnership may also establish, increase or decrease its Reserves in addition to its Working Capital, in the discretion of the General Partner. Amounts held in Reserves will be available to pay current or future Partnership Administration Fees, Additional Administration Fees, Partnership Management Fees and Additional Management Fees. See "Compensation and Fees to General Partner and Affiliates" and "Summary of the Partnership Agreement--Partnership Expenses." If such Reserves and any other available income of the Partnership are insufficient to cover the Partnership's operating expenses and liabilities, it may be necessary to accumulate additional funds from Cash Flow or to liquidate investments in one or more Properties. The Partnership's Reserves may be increased or decreased from time to time by the General Partner in order to reflect anticipated costs and expenses and potential losses, and in certain circumstances the level of Reserves may exceed an amount equal to 6.0% of the Gross Proceeds of this Offering. The amount of Cash Available for Distribution and/or Sale or Refinancing Proceeds, if any, that is available for distribution to the Limited Partners may be affected accordingly. See "Management's Discussion and Analysis of Financial Condition of the Partnership."

Government Assistance Programs

Some of the Properties will benefit from one or more forms of federal or state housing assistance described below. The Partnership generally intends to make investments in Local Partnerships owning Properties which qualify for some type of federal, state or local subsidy or mortgage or which have several years of operating experience that, in the opinion of the General Partner, have been successful. In certain circumstances, the Partnership may invest in Properties which do not have any other type of federal, state or local subsidy (excluding Low-Income Credits) or mortgage or which do not have several years of operating experience. However, in selecting such Properties, the General Partner intends to apply all of the following criteria: (i) the Property has

received a reservation for Low-Income Credits prior to acquisition of a Local Partnership Interest, (ii) the income and rents of tenants anticipated to occupy the low-income units satisfy the restrictions under Section 42 of the Code, (iii) a portion of the Partnership's equity investment is utilized to create an operating subsidy for such units or as an operating reserve for the Property, available for 15 years (letters of credit, cash reserves or guarantees (up to limits negotiated with a Local General Partner) to be funded or executed by a developer may substitute for the use of the Partnership's equity), (iv) the current market rate rents in the market area for new construction or substantially rehabilitated units are at least 10% higher than the rents proposed to be charged for the low-income units upon completion, (v) either (a) the general occupancy rate for rental units in the market area is approximately 90% or greater, (b) the mortgage financing for the Property provides for either a below market interest rate or an accrual feature enabling the project to reduce its rates to a below market "pay rate" in certain events or (c) the current market rate rents in the market area for new construction or substantially rehabilitated units are at least 20% higher than the rents proposed to be charged for the low-income limits upon completion and (vi) prior to acquisition of a Local Partnership Interest, the Partnership will obtain a market study and report from an independent appraiser that affirmatively supports the foregoing operating criteria (ii), (iii), (iv) and (v).

Section 8 Housing Assistance

General Terms. Authorized under Section 8 of the United States Housing Act, the Section 8 Housing Assistance Program has since 1974 been the primary source of federal housing assistance for privately owned, multi-family rental projects. At various times, assistance has been available and awarded to newly constructed housing, substantially rehabilitated housing, moderately rehabilitated housing and "existing" housing not in need of rehabilitation.

The Section 8 Program provides rent subsidies paid by HUD to project owners on behalf of qualified lower-income tenants. The size of the subsidy payment is the difference between the HUD approved monthly rent for a particular unit in a particular market (the "Contract Rent") and a statutorily set percentage of the tenant's monthly income, generally 30%. Such payments are made to project owners under a Housing Assistance Payments Contract ("HAP Contract"). The Contract Rent (which includes utilities and essential management and maintenance costs) generally cannot exceed the HUD-established fair market rent for comparable privately owned housing in the project's market area and must also be reasonable in relation to the quality, location, amenities, and mortgage payments of the project. The Contract Rent written into the HAP Contract may be adjusted by HUD on at least an annual basis in order to accurately reflect changes in fair market rental values.

Eligibility Standards. To be eligible for subsidies, the housing units must be rented to "lower-income families" or "very low-income families" at the time of their initial occupancy. "Very low-income families" are defined as families whose incomes do not exceed 50% of the median income in the area; "lower-income families" are defined as families whose incomes do not exceed 80% of the median income in the area. HUD may vary these income ceilings for smaller or larger families or in cases where the area median income is unusually low or high. For purposes of Section 8 subsidies, the term "families" includes single-person households in the case of a person who is elderly, disabled, handicapped, displaced or the remaining member of a tenant family. Statutory amendments enacted in 1981 reserve most subsidized housing for "very low-income families."

Tenants pay the project owners a set portion of their income as rent. The percentage of income varies depending on the size of the family and its income level. The rent paid is the highest of the following amounts: (1) 30% of the family's monthly income after certain adjustments; (2) 10% of the family's monthly income; or (3) if the family is receiving public assistance and part of the payments is specifically designated by the welfare agency for housing, the portion of those payments so designated. The project owner is responsible for the collection of the tenants' rental payments. Thus, the total rental income from subsidized housing units payable to a Local Partnership is equal to the Contract Rent, with part of the Contract Rent being met by direct tenant payments and the remainder being the subsidy paid to the project owner by HUD.

Owners may not lease more than ten percent (10%) of the assisted units in a project to ineligible families without the prior approval of HUD. Violation of this requirement is a violation of the HAP Contract and grounds for legal action, including specific performance of the contract, suspension or debarment from HUD and reduction of the number of units under the contract.

Limitation on Subsidy. Generally, the Section 8 subsidy is payable with respect to the dwelling unit only when it is occupied by a "very low-income" or "lower-income" family. However, in the case of projects that received HAP Contracts when they were newly constructed or substantially rehabilitated, if a vacancy occurs during the course of the lease and the vacancy is not the fault of the owner, the owner may receive payments in the amount of 80% of the Contract Rent for 60 days. If the vacancy continues for more than 60 days and the owner has fulfilled certain requirements, he may receive payments equal to debt service attributed to the vacant unit for up to 12 additional months.

In the case of moderately rehabilitated or existing units, if a unit becomes vacant after the initial occupancy for reasons other than a violation of the lease, the contract, or the law, the project owner may receive the housing assistance payments due under the HAP Contract for the duration of the month in which the tenant vacates the unit as long as the unit remains vacant and

should the unit continue to remain vacant, the owner may receive a housing assistance payment in the amount of 80% of the Contract Rent for a period not to exceed an additional month.

In all cases, the payments are reduced by the amount of any rent collected by the owner and are payable only if the tenant has vacated the unit in violation of his or her lease or tenancy agreement. In order for a project owner to receive these vacancy payments, it must fulfill certain requirements outlined in the applicable statutes and regulations.

The term of the HAP Contract varies and is dependent upon the type of project and the method of financing. For new construction and substantial rehabilitation, the term of the HAP Contract ranges from 20-40 years. For moderate rehabilitation, the HAP Contract is for a fixed term of 15 years. In some cases, a project may be acquired where there is less than 15 years remaining on its Section 8 housing contract. The Partnership will seek to have the Local Partnership of such a project obtain a written assurance from HUD that substitute subsidies will be provided at the expiration of such contracts subject to Congressional appropriation of funds. However, the Partnership may acquire a project where there is less than 15 years remaining on its Section 8 housing contracts even if the Local Partnership is unable to obtain written assurance from HUD that substitute subsidies will be provided. Under another program, HUD provides local or state housing authorities with subsidy funds in order to enable them to provide "existing" Section 8 certificates (or vouchers) directly to tenants who may choose their own apartment projects. These subsidy funds were previously awarded to local or state housing authorities for 15 years and are now available for five year terms. HUD has now also allowed, in some cases, local or state housing authorities to utilize up to 15% of their annual "existing" Section 8 certificates to be designated to specific projects. This program is commonly referred to as "Project Based" Section 8 housing. Projects designated to be occupied by tenants receiving "existing" Section 8 certificate housing subsidies (which are not tied to a specific project), run the risk that those tenants will not choose to rent the Project's vacant units. For "Project Based" Section 8 housing, the HAP Contract is typically for a term of five years, although the contract may be renewed periodically for a total of 15 years, provided Congress appropriates sufficient funds to provide subsidies for the renewal period. Thus, those projects with less than 15 years remaining on their HAP contracts and projects receiving "existing" or "Project Based" Section 8 certificate housing subsidies run the risk that either, HUD will not provide, or Congress will not appropriate, sufficient subsidy funds for the entire 15-year Compliance Period.

If over a period of time a significant number of units in a Section 8 project are not leased to eligible tenants, HUD may reduce the number of units covered by the Section 8 housing contract. HUD may later restore reductions previously made if there is a demand for the units, if contract authority is available and if the project owner otherwise has a record of compliance with the HAP Contract.

Limitation on Distributions. The distributions of project revenues to profit-motivated owners of certain newly constructed projects cannot exceed a 10% annual return on stated equity (defined by HUD as 10% of the HUD-certified replacement cost of the project), as adjusted by HUD. In the case of projects limited to occupancy by elderly residents, the owner's return is limited to 6% of stated equity. Funds in excess of those which may be distributed to owners are placed in a residual receipts account. If project funds are insufficient to pay a year's allowable return, the shortfall may be made up from surplus project funds in later years.

Compliance with Subsidy Contracts. The HAP Contract and related agreements contain numerous undertakings on the part of the project owner, including maintenance of the project as decent, safe and sanitary housing and compliance with a number of requirements typical of federal contracts (such as those relating to nondiscrimination, equal employment opportunity, relocation, pollution control and labor standards). Non-compliance by the project owner might endanger the payment of the federal subsidy. The management duties of the owner are detailed in the regulations. The owner is responsible for marketing, selection of tenants, re-examination of family incomes, evictions and other terminations of tenancy, collection of rent and repair and maintenance. The owner must also establish and maintain a replacement reserve in an interest-bearing account to aid in funding extraordinary maintenance and repair and replacement of capital items.

Adjustments of Subsidy Amounts. The statute and applicable regulations contain various provisions for review and readjustment of the amount of the Contract Rent upward or downward, subject to the limitation that in no case shall the adjustment lower the Contract Rent below that effective on the date of the HAP Contract.

The regulations provide for HUD to determine an Annual Adjustment Factor (the "Factor") at least annually for each geographic area and to publish such Factors in the Federal Register. On each anniversary date of the HAP Contract, Contract Rents are automatically adjusted in accordance with the applicable Factor, so long as HUD has determined that there is no material difference between the resulting Contract Rent and the rent for comparable nonassisted rent levels in the project's market area. In addition, the regulations provide for special additional adjustments to reflect increases in actual and necessary expenses of owning and maintaining the subsidized units. There can be no assurance that the Factor will allow an increase in Contract Rents sufficient to cover the increased costs of operating the project or that, if the Factor is not sufficient, the project will qualify for a special additional adjustment. In addition, HUD reserves the right to reduce the Section 8 Contract Rents if use of the Factor would lead to material differences between the rents charged for assisted and comparable nonassisted units.

The Department of Housing and Urban Development Reform Act of 1989 (the "Reform Act"), clarifies the method by which HUD limits annual adjustments for Section 8 rents to assure that such rents do not materially exceed those of comparable projects (the "Rent Comparability Requirement") and to provide retroactive payments to owners whose rents were reduced by a methodology whose legality has been successfully challenged in the courts. To prospectively implement the Rent Comparability Requirement, the Reform Act requires HUD to conduct comparability studies at its own discretion or upon an owner's request in order to establish modified annual adjustment factors for the proximate area of the owner's project. If HUD determines that it is not practical to establish such a modified factor to enforce the Rent Comparability Requirement, HUD may utilize alternative methods to meet such requirement. The base rent in the future, upon which the aforesaid adjustment will be made, will generally be the current rent, except in isolated cases where the base rent may be increased pursuant to a statutory formula. HUD must issue regulations by June 19, 1990 to implement these changes. It is not possible at this time to predict how these provisions will affect any particular housing project or the number of projects which will be suitable for investment.

Housing and Community Development Act of 1987 (the "ACT"). The Act provides that HUD may not reduce the Contract Rents in effect on or after April 15, 1987, for certain newly constructed, substantially rehabilitated, or moderately rehabilitated projects assisted under Section 8 (including certain projects assisted under Section 8 as in effect prior to November 30, 1983), unless the project owner's periodic payments have been reduced due to refinancing.

The Act also provides that rent adjustments may not result in material differences between rents for assisted and unassisted units of similar quality and age in the same market area. An automatic annual adjustment factor will be used if HUD or the appropriate state agency fails to submit a comparability study to the project owner at least 60 days before the anniversary date of the HAP Contract.

With respect to areas that have rent control (and where such assisted units have been exempted therefrom to induce owners to provide housing to low-income residents), the maximum monthly rate permitted under Section 8 for assisted units exempt from local rent control must be reasonable in comparison with non rent-controlled units in the market area.

Section 8 Program Modifications and Congressional Hearings

In an April 7, 1989 memorandum (the "Kemp Memorandum"), the Secretary of HUD, Jack Kemp, announced changes in the Section 8 Moderate Rehabilitation Program to improve program administration based upon the recommendations of the HUD Office of Inspector General.

The HUD Inspector General's recommendations were based on studies of project proposals and selection process; financing and construction phase; cost certification and final Section 8 contract execution. The Inspector General found that the Housing Assistance Payment program was poorly managed by HUD and the local public housing authorities ("PHA"). Such findings include, but are not limited to, (i) failure to comply with an effective competitive selection process of developers by the PHAs, (ii) absence of HUD documentation with respect to the selection of PHAs; and (iii) violation by PHAs of their local administrative plans. As a result, James E. Schoenberger, General Deputy Assistant Secretary for Housing of HUD, issued a memorandum dated April 10, 1989 (the "Schoenberger Memorandum") to all regional administrators of HUD advising them to inform PHAs that no new Section 8 Moderate Rehabilitation Agreements to Enter Into Housing Assisted Payments Contracts ("AHAPs") should be executed with project owners until HUD determines, and provides written authorization thereof, that the regulatory procedures for project selection and rent calculation have been followed by the appropriate housing authorities.

In the case of projects having already executed AHAPs (generally projects that are under construction) the Schoenberger Memorandum stated that those projects may continue but that PHAs should be reminded to advise project owners that contract rents may be reviewed and redetermined by HUD to ensure that such rents comply with HUD regulations. It is not possible to predict at this time the impact of these reviews on projects for which loans have already been funded and for which rehabilitation work is underway.

The effect of the Kemp Memorandum and Schoenberger Memorandum may be to delay or cancel potential projects not under construction. In addition, the amount of Section 8 contract rents of projects under construction (or recently completed) may be reduced by HUD in the event such rents were not established in accordance with the procedures. This could result in a smaller availability of properties having moderate rehabilitation subsidies or delays in acquisitions of such properties by the Partnership. See "Risk Factors--Investment Risks--Unspecified Investments and Potential Non-Availability of Suitable Investments" and "Risk Factors--Competition for Investments."

The Reform Act contained, among other things, provisions reforming the manner by which HUD will award funds. Under this legislation, HUD will be required to distribute Section 8 funds through a "fair share" formula that takes into account factors relating to need such as population, poverty, housing overcrowding, vacancy rates, substandard housing and other criteria. Furthermore, HUD will be required to publish a description of its application procedures and its selection criteria and to document

its funding decisions. In addition, in awarding assistance, HUD must take into account other forms of government assistance, including tax benefits, and must certify that a particular housing project is not receiving more assistance than is necessary to provide affordable housing. It is impossible to predict at this time how these provisions will affect any particular Property or the overall availability of Local Partnerships which would be suitable for investment by the Partnership.

On November 9, 1989 the President signed into law the Fiscal Year 1990 appropriations bill governing HUD, which bill included no funds for the Section 8 moderate rehabilitation program for that Fiscal Year. Furthermore, the 1989 Act provided that apartment complexes assisted under the Section 8 moderate rehabilitation program and allocated credit authority from state housing credit ceilings after 1989 will be ineligible for the Low-Income Credit. As a result of these actions, the only apartment complexes assisted by the moderate rehabilitation program that may be available for investment are those funded by the Fiscal Year 1989 appropriations bills (or earlier legislation) and which have received allocations of credit authority from state housing credit ceilings prior to 1990.

A number of Congressional Committees have held hearings concerning the administration of various HUD programs under the tenure of former HUD Secretary Samuel Pierce. These hearings were originally initiated as a response to the report of the HUD Inspector General and the resulting numerous press stories relating to the Section 8 Moderate Rehabilitation selection process. These hearings included the Section 221(d)(4) and Section 223(f) coinsurance programs and many other HUD programs. At this time the likelihood of passage or content of any new HUD legislation, and the impact of any such legislation or hearings on the Partnership or the Local Partnerships, cannot be determined. As an outgrowth of these Congressional Hearings, a federal grand jury was convened and an independent counsel was appointed, in connection with an investigation of former HUD Secretary Samuel Pierce. It is the General Partner's understanding that in connection with these matters, subpoenas requesting documents and information relating to HUD's Section 8 Moderate Rehabilitation Program have been delivered to many of the nation's Section 8 program participants, including former and present government officials, developers, attorneys, lenders, property managers and syndicators, including an Affiliate of the General Partner, Wilder Richman Corp. (see "Management of the Partnership"); Landex Corp., a Local General Partner of the Chestnut Park Local Partnership; and Berel Altman, principal of Altman Development Group, a Local General Partner of the Chestnut Park Local Partnership. It is the General Partner's understanding and expectation that other local general partners, lenders, and property management agents of local partnerships invested in by the Partnership or by Affiliates of the Partnership may have also been, or in the future will be, issued such requests for information. For more information concerning the possible effects of these developments see "Risk Factors--Unspecified Investments and Potential Non-Availability of Suitable Investments," "Risk Factors--Competition for Investments" and "Specified Investments."

The Reform Act also provides for HUD to impose civil monetary penalties against project owners who violate the terms of HUD regulatory agreements, transfer of physical asset agreements, mortgage modification agreements, or certain other agreements with, or loans from, HUD. The maximum penalty for violations may not exceed the loss HUD would experience at or after a foreclosure sale, except violations of a regulatory agreement may result in fines of no more than $25,000 per violation. It is not clear at this time how HUD will calculate its loss at or after foreclosure sale for purposes of establishing the amount of such fines. Furthermore, persons who attempt to influence HUD decision makers must register with HUD, and project owners who retain the services of such persons must keep detailed records of expenditures. Once again, the Reform Act provides for civil monetary fines of no more than $10,000 per violation (or, in the case of persons retained to influence decisions, no more than the amount of their fees). The determination to impose a penalty pursuant to these provisions may be made by the Secretary of HUD or his designee and the owner must be given the opportunity for an administrative hearing by HUD. After exhausting all administrative remedies, an owner may obtain judicial review of the decision by the appropriate United States Court of Appeals.

Section 236 Program

Section 236 of the National Housing Act ("Section 236") was designed to provide incentives for private industry to build new or rehabilitated rental and cooperative housing for lower-income families. The Section authorizes HUD to provide mortgage loan insurance and mortgage interest reduction payments for housing developments. The program provides federal insurance of private mortgages having terms of up to 40 years and involving principal obligations not in excess of the lowest of the following: (a) For such part of the project attributable to dwelling use an amount per family unit as statutorily determined by HUD; (b) With respect to new construction involving a non-profit mortgagor, an amount not exceeding 100% of the total estimated replacement cost of the project when the improvements are completed, as determined by HUD; (c) With respect to new construction involving limited distribution mortgagors, 90% of HUD's estimate of the replacement cost of the project when the proposed improvements are completed; (d) With respect to a project which is to be repaired or rehabilitated by a nonprofit mortgagor, the sum of the estimated cost of the repairs or rehabilitation of the project and HUD's estimate of the value of the property prior to such repairs or rehabilitation; and (e) With respect to a project which is to be repaired or rehabilitated by a limited distribution mortgagor, 90% of the sum of the estimated cost of the repairs or rehabilitation of the project and HUD's estimate of the value of the property prior to such repairs or rehabilitation.

Section 236 also provides that HUD shall pay to the mortgagee interest reduction payments thereby reducing the project owner's monthly mortgage payment. The interest reduction payment is equal to the amount of the difference between the monthly

installment for principal, interest and mortgage insurance premium which the project owner is obligated to pay under the mortgage and the monthly payment for principal and interest the project owner would be obligated to pay if the mortgage were to bear interest at the rate of 1% per annum. HUD may terminate the interest subsidy payments in certain circumstances.

The interest reduction payments, discussed above, are passed through to the tenants in the form of lower rents. For each dwelling unit in the project, a "basic rent" is calculated, assuming a 1% interest rate on the long-term mortgage loan. Each tenant is required to pay the higher of the basic rent for this unit or 30% of his monthly family income as computed pursuant to HUD regulations, but in no event may the actual rental payment of the tenant exceed the market rent for comparable units in that locality.

Tenant eligibility for projects receiving interest reduction payments under the HUD Section 236 Program is determined on the same basis as under the Section 8 Program. See "Section 8 Housing Assistance."

With respect to projects owned by limited dividend entities, rents were initially established so that, at 95% occupancy, after payment of all expenses and reserve fund deposits, the cash available for distribution would not exceed 6% of the "initial equity investment" in the project as determined by HUD. The "initial equity investment" usually equals 10% of the replacement cost of the project. In no event may cash distributions to the owner of a project exceed in any year 6% of the owner's initial equity investment, although shortfalls in one year may be paid in subsequent years.

A profit-motivated owner generally may not, without HUD consent, fully prepay a mortgage loan insured under Section 236 for the first 20 years of the loan. If the owner is receiving payments under the Rent Supplement Program or is a non-profit entity, the owner may not, without HUD consent, fully prepay the loan at any time. In addition, the Act imposes additional prepayment restrictions on properties that obtained mortgage loan insurance under Section 236.

The Act provides in part that an owner of low income housing insured under Section 236 (or Section 221(d)(3), which is discussed below) may prepay a mortgage only pursuant to a plan of action approved by the Secretary of HUD. The Secretary may only approve such a plan seeking prepayment if implementation of the plan will not materially increase economic hardship for current tenants or involuntarily displace such tenants and if the supply of vacant comparable housing is sufficient to insure that prepayment will not materially affect the availability of decent affordable low income housing in the area of the project. It is most unlikely that any owner could file a plan of action that would meet these requirements that would permit prepayment.

In the alternative, an owner may file a plan of action seeking incentives, as defined under Section 224 of the Act. These incentives include an increase in allowable distribution, revisions to method of calculating equity, increased access to residual receipts accounts or excess replacement reserves, insurance of a second mortgage under Section 241 of the National Housing Act, and additional Section 8 assistance.

The Reform Act (i) extends the restrictions on the prepayment of projects assisted under Section 236 (or Section 221(d)(3)) until September 30, 1990 and (ii) extends such restrictions to include projects where owners choose to cancel mortgage insurance. The Reform Act also provides that if HUD is unable to deliver on the package of incentives offered to a project owner in an approved plan of action, then HUD can modify or release an owner from commitments for continued low income occupancy.

The level of subsidy established by the HUD Section 236 Program is ordinarily fixed in amount and generally is not increased to cover rising and often inflationary increases in housing development operating expenses, particularly utility costs. Such increased operating expenses can be paid for only by the tenants through higher "basic rents." The possible consequences of higher project operating costs over the operational years of the project could be (i) rent levels that do not keep pace with escalating operating costs, thereby reducing or eliminating the cash flow from the housing development or placing the project in a deficit cash position, or (ii) increased rent levels that cause tenants to pay higher portions of their monthly incomes for rent that may cause tenants to leave the housing development, leading to an increased vacancy rate among the development's units.

However, the Act provides that with respect to certain projects assisted under Section 236 and the Rent Supplement Program, HUD must offer to amend contracts annually with owners of such projects to provide sufficient payments to cover 100% of the necessary rent increases and changes in the income of eligible tenants.

Urban Development Action Grants

Urban Development Action Grants ("UDAGs") assist cities and urban counties which are found by HUD to be experiencing severe economic distress, in order to help stimulate the economic development activity that may be needed to aid in local economic recovery. HUD endeavors to provide economic stimulus through a combination of public and private investments in economic development projects. HUD generally requires that the private sector's financial commitment be secured by the community prior to preliminary HUD approval of a UDAG project.

The UDAG program is intended to help revitalize cities and urban counties that have met minimum criteria that indicate severe economic distress, and that have also demonstrated results in providing housing for low- and moderate-income persons and in providing equal opportunity in housing and employment for low- and moderate-income persons and members of minority groups. Communities which do not meet the distress criteria may qualify for UDAGs if they are found by HUD to contain distressed areas defined as "Pockets of Poverty." The community must meet special eligibility criteria and plan to target the UDAG assistance and benefits to the residents of the "Pocket" area.

Section 221(d)(3) Market Rate Program

Many projects which receive Section 8 assistance as described above are financed with mortgages insured under Section 221(d)(3) of the National Housing Act. Section 221(d)(3) provides for federal insurance of private 40-year mortgage loans to finance new or rehabilitated rental apartment complexes containing five or more units. Payments of principal, interest and HUD mortgage insurance premiums are made in equal monthly installments. This program provides housing for families of moderate income, families eligible for and receiving Section 8 assistance, and families displaced as a result of urban renewal, government action or disaster.

A profit-motivated owner generally may not, without HUD consent, fully prepay a mortgage loan insured under Section 221(d)(3) for the first 20 years of the loan, and a non-profit owner may not, without HUD consent, fully prepay the loan at any time. The mortgage may also contain provisions for a prepayment charge or, under certain circumstances, may contain other provisions restricting prepayment. In addition, the Act provides additional prepayment restrictions on properties with Section 221(d)(3) mortgages that also receive rent supplements or subsidies under the Section 8 program or Section 101 of the Housing and Urban Development Act of 1965. Under the Section 221(d)(3) Market Rate Program, HUD does not normally restrict the rents that may be charged or the cash distributions to the owner. However, if the project is receiving a subsidy under the Rent Supplement Program or the Section 8 program, HUD regulates rent levels and cash distribution.

If an owner remains in default under a Section 221(d)(3) mortgage loan beyond the cure period, the lender may either foreclose on the mortgage or assign it to HUD in return for the payment of mortgage insurance benefits.

Section 221(d)(3) Below Market Interest Rate (BMIR) Program

Under Section 221(d)(3) of the National Housing Act, HUD formerly insured and subsidized 40-year mortgages with below market interest rates as low as 3%. Eligible tenants are generally those with incomes below 95% of median for the area, although over-income tenants are allowed to remain in the development if they pay 120% of the otherwise applicable rents. Rents are set at a level necessary to amortize the mortgage, pay operating expenses and return a limited profit in cases where the owner is a for-profit developer. The development must remain available for eligible tenants for at least 20 years in the case of a development owned by a limited distribution sponsor and for the full term of the mortgage loan in the case of a development originally owned by a non-profit sponsor. Requirements and conditions under the Section 221(d)(3) BMIR Program are substantially as described above for the Section 221(d)(3) Market Rate Program, except that HUD regulates rent levels even if the project is not receiving any additional subsidy.

Section 221(d)(4) Program

Section 221(d)(4) of the National Housing Act provides for federal insurance of privately financed market rate mortgages for new or rehabilitated rental housing projects containing five or more housing units. This program does not have income limits for project tenants; however, a project insured under this program may include, as tenants, families receiving assistance under the Section 8 Program. Mortgages in amounts up to 90% of the FHA-approved replacement cost of the project may be insured under this program. Rent levels and cash distribution to owners are not regulated, except that Section 8 Program restrictions apply to a project receiving subsidies under that program.

Mortgages insured under Section 221(d)(4) may be prepaid in full at any time without HUD's consent. The mortgagee may insert and enforce an optional provision requiring that if the prepayments made in any calendar year exceed 15% of the original principal amount of the mortgage, the mortgagee will be allowed to collect a reasonable prepayment charge. Default and foreclosure provisions are substantially as described above for the Section 221(d)(3) Market Rate Program.

Existing Multi-family Rental Housing (Section 223(f))

Section 223(f) of the National Housing Act authorized HUD to insure mortgage loans made to purchase or refinance existing multi-family projects originally financed with or without federal mortgage insurance. Existing multi-family projects which do not require substantial rehabilitation may receive HUD mortgage insurance under this program. The principal objectives of the program are to permit the recasting of mortgages in older, declining neighborhoods over a longer period of time or at a lower

interest rate, to enable owners to reduce carrying costs and to preserve an adequate supply of affordable rental housing. To be eligible for the program, a property must consist of five or more dwelling units and must have occupancy that produces rental income sufficient to pay operating expenses and annual debt service and to fund a reserve fund for replacements.

The maximum mortgage under Section 223(f) cannot exceed 85% of the lender's estimate of the value of the property although HUD, in certain circumstances, can increase this amount to 90% if the property meets certain special eligibility requirements. Unlike most HUD programs, which provide for mortgage loans of 40 years duration, the 223(f) Program generally provides for mortgage loans of not less than 10 nor greater than 35 years' duration.

The Section 223(f) Program does not provide specific income restriction for tenants. The maximum rentals that can be charged are determined by HUD on a property-by-property basis, and cash distributions to certain types of owners are limited. Some developments with mortgages insured under the 223(f) Program have secondary financing, which generally cannot exceed the lesser of 7.5% of the estimated value of the property or 7.5% of the cost of acquisition.

Default and foreclosure provisions are substantially as described above for the Section 221(d)(3) Market Rate Program. An owner generally may not, without HUD consent, prepay a mortgage loan insured under Section 223(f) for the first five years, and in some cases the first twenty years, of the loan. HUD regulations provide that such consent will be given only under very limited circumstances.

Investors, builders, developers and others who meet HUD requirements are eligible for this assistance.

Housing Development Grant ("HODAG") Program

Pursuant to the Housing and Urban-Rural Recovery Act of 1983, HUD is authorized to provide a "front end" grant from the federal government to a unit of local government, from which grant the unit of local government may make a grant or loan to provide financial assistance, including interest reductions, to entities which construct or substantially rehabilitate apartment complexes. Such grants are available to areas that HUD determines have severe shortages of decent rental housing for families and individuals without other reasonable and affordable housing alternatives in the private market. Such grants are awarded on a nationally competitive basis.

The owner of the apartment complex receiving HODAG funds is required to rent at least 20% of the units to tenants who meet the Section 8 eligibility test. Thus, 20% of the units must be dedicated to families whose incomes do not exceed 80% of the median income of the area. Rents charged for the units designated for lower income occupancy may generally not exceed 30% of the adjusted income for a family whose income equals 50% of the area median income, as determined by HUD. HUD provides the median income data and standard income adjustments to be used by owners in establishing the maximum rents for lower income units.

During the 20 year period (which commences when the project is initially available for occupancy), owners may not convert units to condominium ownership or any form of cooperative ownership which would be ineligible for assistance under the HODAG Program.

In renting units, owners may not discriminate against prospective tenants because of their eligibility for, or receipt of, housing assistance under any Federal, State or Local housing assistance program, or because such tenants have children.

The owner and grantee must enter into an agreement requiring the owner to comply with certain statutory and regulatory restrictions. The grantee is responsible for assuring that the owner complies with the agreement. HODAG assistance constitutes a debt of the owner (including its successors in interest) to the grantee, which is repayable in the event of the Owner's failure to comply with the agreement. In the event of an uncorrected violation, the owner will be required to pay the grantee an amount equal to the total amount of the housing development grant assistance, plus interest thereon at a rate which is determined by HUD based on the Federal Government's borrowing rate, less 10% for each year in excess of 10 years from the effective date of the agreement. The owner's contingent debt must be secured by a security instrument. In addition, certain requirements are imposed as covenants running with the land or deed restrictions for the term of the project as defined in the grant agreement.

Community Development Block Grant

The Community Development Block Grant ("CDBG") program distributes 70% of its available funds through annual "entitlement" grants on a formula basis to metropolitan cities and urban counties. The remaining 30% is distributed either by states electing to administer their own "small cities" programs or by HUD on a competitive basis.

Cities and urban counties ("Grant Recipients") must give maximum feasible priority to CDBG activities which either benefit low- and moderate-income persons, aid in the elimination of slums and blight or address urgent needs of the community.

The terms and conditions of the grant or loan of CDBG funds from a Grant Recipient to a developer are negotiated between the Grant Recipient and the developer and are generally similar to those required under the UDAG program.

Rental Rehabilitation Grant Program

The Rental Rehabilitation Grant Program provides grants on a formula basis to metropolitan cities and urban counties. In addition, subject to the availability of contract and budget authority for certificates or vouchers under the Section 8 program, HUD will allocate authority for up to one housing voucher or Section 8 Existing Housing Rental Certificate for each $5,000 of rental rehabilitation grant received by a grantee.

Rental rehabilitation funds may be used for up to one-half the total eligible rehabilitation costs of the project. Eligible rehabilitation activities are those deemed necessary to correct substandard conditions, make essential improvements, and repair major systems in danger of failure.

After rehabilitation, 100% of the units in the local program must be occupied by lower-income families. This may be reduced to 70% if the grantee certifies that certain circumstances exist. HUD may reduce the low-income benefit standard to not less than 50%, at the request of the grantee, where HUD makes certain determinations. In addition, an equitable share (generally, 70% of the grantee's allocation) of grant funds must be used to aid large families. Grants may be used only in neighborhoods where the median income does not exceed 80% of the median income for the area and where rents are not likely to increase at a rate significantly greater than the rate for rent increases that can reasonably be anticipated to occur in the market area for the 5 year period following the selection of the neighborhood.

The grantee and owner are required to execute an agreement whereby the owner agrees not to convert the units in a project rehabilitated with rental rehabilitation grant amounts to condominium ownership or cooperative ownership not eligible to receive such grants for at least 10 years commencing on the date on which the rehabilitation of the units in the project is completed.

HUD Regulatory Agreements

Every owner of a development financed by a HUD-insured mortgage is required to enter into a Regulatory Agreement with HUD (the "Regulatory Agreement"). Under the terms of a Regulatory Agreement, the owner agrees to establish and maintain a reserve for replacements. Subsequent disbursements from the replacement reserve are subject to HUD approval. In addition, rent increases are in some cases subject to HUD approval. Regulatory Agreements relating to various programs also limit the amount which can be distributed to an owner after payment of principal and interest due under the mortgage, mortgage insurance premiums, reserves required by the Regulatory Agreement and other operating expenses ("Surplus Cash").

Where rent subsidies are provided to tenants of a project, additional limitations are imposed on the ability of an owner to distribute Surplus Cash. Various criteria are applied to tenant incomes to determine eligibility. Thus, for a tenant to remain eligible for such subsidies, his or her income may not exceed established levels. It should be noted, however, that HUD does not guarantee occupancy. If units are available after giving priority to families of low- and moderate-income levels, the units may be rented to the public at market rates, and the applicable rent subsidies may not be used. Various restrictions apply regarding the use of such remaining subsidies, depending upon the program involved.

If a project is unable to generate sufficient funds to pay its operating expenses, HUD has the power to approve a deferment of any or all of the payments required under a mortgage or Regulatory Agreement for a specific period of time. However, HUD does not insure the profitability of a project, and there can be no assurance that HUD will allow any such deferments in the event a project cannot meet its operating expenses.

Transfer of Physical Assets

Whenever an owner of a project financed by a HUD-insured mortgage desires to sell or otherwise transfer ownership of a project, HUD approval must first be obtained. HUD has established specific procedures and requirements that apply to any transfers. The package of documents required by HUD, before it will approve a transfer, is known as a Transfer of Physical Assets ("TPA") Application.

In order to obtain HUD approval of a TPA Application, the following requirements must be met:

(i) The proposed owner/managing general partners must be acceptable to HUD. In order to satisfy this requirement, each prospective owner must (a) obtain previous participation clearance, (b) satisfy HUD that he/she has sufficient experience to operate the particular project, and (c) in the case of a troubled project, have an owner/managing general partner who has demonstrated the ability to successfully own and manage troubled multi-family projects;

(ii) The proposed property management agent must be acceptable to HUD;

(iii) The amount of cash to be contributed by the prospective owner must be sufficient to enable the project to be restored to a sound physical condition within an acceptable time frame;

(iv) The project's other financial needs must be satisfied through either (a) a cash contribution by the prospective owner in an amount sufficient to clear up delinquent accounts payable and mortgage deficits, or (b) an acceptable workout agreement;

(v) HUD's other regulations must be satisfied; and

(vi) Where secondary financing is involved (including the use of second mortgages or contracts of sale), various other requirements apply to ensure that the security of HUD is not jeopardized.

Transfers from non-profit to profit-motivated entities must comply with additional requirements. These requirements reflect HUD's stated policy to allow such transfers only where necessary to resolve the problems of a project because the non-profit owner lacks the capability or willingness to successfully own and operate the project, or where the financial needs of the project cannot be satisfied without additional cash contributions. Where the sole basis of a proposed transfer is the lack of capability/willingness of the existing non-profit owner to operate the project, the non-profit seller must satisfy HUD that there is no capable, non-profit sponsor in the area interested in assuming ownership. Generally, the non-profit seller can certify that it has offered the project to other non-profit entities presently operating in close proximity to the project, and has received no offers to purchase the project.

As a condition to approval, generally a cash contribution must be made to the project in an amount equal to the greater of 15% of the unpaid principal balance of the mortgage, or an amount sufficient (in addition to other subsidies provided to the project) to meet the physical and financial needs of the project as determined by HUD. The cash contribution is generally paid during a two-year period, although HUD has the authority to extend this time to a three-year period. The cash is placed in either the reserve for replacement account or a restricted bank account, withdrawals from which must be approved by HUD.

A profit-motivated entity seeking to acquire a project owned by a non-profit entity must satisfy HUD that it is capable of: (i) providing a local general partner acceptable to HUD, or if none is available, that it is able to adequately operate the project without a local general partner; (ii) providing sound management for the project; and (iii) responding to the needs of the tenants. In addition, the purchaser must be able to demonstrate an overall capacity, including financial capacity, to operate the project successfully during the remaining term of the mortgage.

HUD regulations provide that upon a determination and finding of good cause, HUD may waive any provision applicable to a transfer from a non-profit to profit-motivated entity.

In addition, the prospective owner must agree to execute and be bound by the terms of the Regulatory Agreement and, in certain circumstances, the HUD-insured mortgage. A profit motivated entity acquiring a project from a non-profit entity will be limited by the Regulatory Agreement to a 6% distribution of the purchaser's actual cash contribution to the project.

If all of the foregoing requirements are satisfied and the sale is determined to have no adverse impact upon the project or HUD's interest, preliminary approval will be granted by HUD. Upon receipt of preliminary approval, the transfer of ownership may be completed. HUD also permits a transfer in escrow under certain circumstances. See "Processing a TPA under the Escrow Closing Option," below. Thereafter, HUD will issue its final approval of the TPA Application.

Processing a TPA Under the Escrow Closing Option

Under the escrow closing option, a purchaser and seller are permitted to close a transaction in escrow, and within 10 days thereafter submit to HUD all documents required for a conventional full review. However, prior to closing, the purchaser must obtain HUD's consent to close in escrow and submit to HUD, among other documents, a certified physical inspection report and cost analysis of needed repairs for the project. Said physical inspection report and cost analysis must be prepared by an architect or engineer who is professionally designated and presently licensed by the licensing authority in the jurisdiction where the property is situated.

The physical inspection report must be accompanied by an escrow agreement which places in escrow, with an acceptable financial institution or escrow agent, monies amounting to 125% of the cost of repairing the project's physical deficiencies as estimated by the inspecting architect or engineer. Such financial institution or escrow agent must be independent from all parties to the transfer.

With respect to projects whose mortgages are held by HUD, the escrow agreement must also place in escrow 50% of the dollar amount of any mortgage delinquencies through principal. In addition, under certain circumstances HUD will require that 100% of the dollar amount of any flexible subsidy loans or grants benefitting the project be placed in escrow.

All transactions involving the transfer of projects from non-profit to limited dividend entities do not qualify for use of the escrow closing option.

Rent Supplement Program

Section 101 of the Housing and Urban Development Act of 1965 provides for federal payments directly to the owners of certain rental housing properties to supplement the rent paid by tenants who otherwise would be unable to afford such dwelling units. Such supplemental payments may be made on behalf of 20-40% of tenants in a development under the 236 program and any percentage of tenants in one under the 221(d)(3) program. Each tenant pays 30% of his or her adjusted income toward rent. The federal government pays the owner the difference between the basic rent and the tenant's contribution but in no event more than HUD's contractual obligation. If a Rent Supplement tenant's income rises, he or she continues to pay 30% of his or her income toward rent, resulting in an increase in payments by the tenant and a reduction in the government supplement. HUD may offer to convert 40-year fixed sum Rent Supplement contracts to shorter term Section 8 contracts.

The HUD Section 11(b) Program

Under this financing method, typically the construction and long-term mortgage loans for a development receiving Section 8 assistance are made from the proceeds of tax-exempt notes or bonds issued by a non-profit corporation that is authorized to issue obligations, interest on which is exempt from federal income taxation under Section 11(b) of the United States Housing Act. Certain public agencies may approve the creation and program of a private non-profit corporation that is decreed by HUD to be an instrumentality of the public agency. The public agency is required to retain certain limited supervisory functions over the non-profit corporation and the apartment development which it finances.

Funds raised pursuant to Section 11(b) offerings have been used to make construction and/or long-term mortgage loans to limited partnerships developing low-income properties. Typically, the mortgage loans are insured by HUD under the Section 221(d)(4) program, although the loans may be insured under another program or may be uninsured. The term of the mortgage revenue bonds normally coincides with the term of the long-term mortgage loan. The owner makes monthly payments of principal and interest on the long-term Mortgage Loan to the trustee pursuant to the long-term mortgage note, which the trustee applies against the outstanding indebtedness of the principal and interest on the bonds, and to other items.

There may be limitations imposed on development involving Section 11(b) financing that would not arise in a Section 8 assisted development financed under other methods, such as limitations pertaining to refinancing.

The non-profit corporations serving as instrumentalities generally have no substantial assets. Their obligations are secured solely by the property revenues and are not obligations of the local housing authorities, the state or any other political subdivision thereof.

Flexible Subsidy Program

HUD has established a Flexible Subsidy Program under which HUD makes loans to provide assistance to restore or maintain financial soundness, to improve management and to maintain the low- to moderate-income character of certain projects assisted under the National Housing Act that might otherwise be in financial distress. Studies by the Neighborhood Reinvestment Corporation indicate that by 1995 as many as 900,000 of the 1.7 million privately-owned federally-assisted low-income rental units could escape federal use restrictions. Assistance payments under the Program may be used to correct physical deficiencies, to reduce deficiencies in replacement reserve funds, and to fund project operating deficits. Any project assisted under the HUD Section 236 Program or certain other Programs is eligible to receive loans under the Flexible Subsidy Program. Before agreeing to provide a Flexible Subsidy, HUD must determine that the assistance, when considered with the other resources available to the project, will restore or maintain the financial soundness of the project and maintain its low- and moderate-income character. As a condition to providing such funds, HUD requires the execution of an agreement by which the owner agrees that the project will continue to be operated as low- and moderate-income housing.

Farmers Home Administration Rural Rental Housing Program

Section 515 of the Housing Act of 1949 authorizes FmHA, an agency of the U.S. Department of Agriculture, to provide direct mortgage loans for rural rental housing. Such loans are extended to qualified sponsors organized exclusively for the purpose of providing housing, in amounts of up to 97% of housing development costs as determined pursuant to FmHA regulations and for

terms of up to 50 years. The sponsor of a development must establish a cash reserve for initial operation expenses in an amount equal to 2% of the cost of the development.

In addition, FmHA may provide a limited distribution owner with mortgage interest subsidies after the completion of the development, the benefits of which the owner must pass on to eligible tenants in the form of lower rents. The subsidy amount is equal to the difference between the payment that would be required for principal and interest on a market interest rate mortgage and the amount that would be required on a mortgage with a 1% interest rate for an apartment development not assisted under the Section 8 program, and a rate of 1% below the prevailing FmHA rate for a Section 8 assisted apartment development.

FmHA regulations limit cash distributions to owners of developments that it finances with interest subsidies to a maximum annual return of 8% per annum on a cumulative basis on their 3% equity contribution. The Partnership does not anticipate any cash distribution will be generated from any Property receiving benefits under FmHA Section 515 because of the general administrative expenses that are likely to be incurred with respect to any such Property. The initial rental schedule and any subsequent increases in rents require FmHA approval and must be structured to provide not more than the maximum permissible cash distributions after payment of debt service, required reserve fund deposits and estimated operating expenses. FmHA also requires that a reserve account be established over the first ten years of operation of the development, with 1% of the total construction costs being payable annually to the account from operating revenues during this period. This account is used to meet loan obligations in the event debt service is not sufficient to repair or replace furnishings and equipment lost by catastrophe or long range depreciation and for certain purposes approved by FmHA.

FmHA regulations also require that, in selecting tenants for a housing development participating in the rural rental housing program, an owner must give preference to those whose income does not exceed levels established by FmHA. FmHA approval is required for changes in a partnership agreement, including changes in general and limited partners.

FmHA approval is required if an owner wishes to sell the development, and FmHA can require that the owner repay the loan or refinance the development if at any time FmHA determines that the financial position of the development has reached the point where the owner can repay or refinance it at reasonable rates and terms through a commercial lender.

For all Section 515 loans approved between December 21, 1979, until December 15, 1989 FmHA regulations require the owner to represent that no person eligible to occupy such housing will be required to vacate during the 50-year period following closing of a subsidized loan because of the owner's prepayment of the mortgage loan. For all Section 515 loans approved after December 15, 1989, the owner cannot prepay for the 50-year loan period, although under certain circumstances an owner may be able to refinance to withdraw some equity after 20 years. The general partners of the partnership owning the complex may not withdraw therefrom or admit new partners without FmHA approval, and may not hold less than a 5% residual interest in the partnership. Thus, when a Local Partnership acquires an interest in a Property receiving benefits under FmHA Section 515, the Local Partnership cannot acquire an interest greater than 95% in operating profits, losses cash distributions and allocations of tax credits unless the general partners receive at least a 5% interest in profit, losses and cash distributions on sale or refinancing transactions which is not subordinated to any priority return to the investor limited partner from such sale or refinancing transaction. When the Partnership acquires such properties subject to FmHA Section 515, it intends to satisfy FmHA regulations, as they may be modified in the future.

Farmers Home Administration Rental Assistance Program

The FmHA rental assistance program, used in conjunction with the FmHA Section 515 program, is authorized under Section 521(a) of the Housing Act of 1949, as amended, and provides an additional subsidy for rural families and elderly households whose incomes are too low to pay the FmHA interest credit subsidized rent from their own resources. The rental assistance program supplements the benefits of the interest credit program by subsidizing the difference between 30% of the tenant's adjusted income and the amount of rent payable when a development's FmHA loan is repayable at an interest rate of 1%. Any low-income family, low-income senior citizen or handicapped person unable to pay the basic monthly rental rate for an eligible FmHA apartment with 30% of its adjusted monthly income is eligible for rental assistance.

The rental assistance payment is the difference between 30% of the tenant's adjusted income and the approved rental rate. The rental rate is determined on the basis of principal and interest payments of the property mortgage loan, operation and maintenance costs, required deposits to reserve accounts and a return on the owner's investment, as allowed by FmHA regulations.

The cost of utilities is included in the operation and maintenance expenses, which in turn are included in the approved rent. If utilities are paid directly by the families, a utility allowance is approved by FmHA to cover the cost of utilities, except telephone and cable television, and individual metering is required. The amount of the utility allowance is deducted from the tenant rental payment to the owner of the complex. If the utility allowance is greater than 30% of tenant income, the owner of the complex must supplement the tenant's contribution with rental assistance funds in a sufficient amount to cover the utility allowance. This payment is made when the tenant provides the owner with evidence that utility bills are due or have been paid.

For a new construction or substantially rehabilitated housing development, FmHA and the owner execute a 5-year to 50-year agreement in which FmHA commits payments on behalf of tenants in a designated number of the apartments. The effective date of the agreement is the first day of the month in which it is executed. Additional apartments subsequently may be covered if they are applied for, funds are available and a rider to the agreement is executed. The additional apartments are covered until the expiration of the initial term. Upon expiration, the agreement may be extended for a period of up to five years. In the agreement, both FmHA and the owner agree to be bound by all applicable FmHA regulations.

State and Local Assistance Programs

A number of state and local governments have established programs in which a state or local housing agency makes direct mortgage loans to developers to finance the construction of new multi-family housing or to finance a property's payments under its first mortgage financing. Subject to project feasibility standards which vary from state to state, certain states self-insure mortgages on qualifying projects. Such mortgage loans are typically available for both the construction and the permanent financing of the project. Certain state and local programs require the establishment of contingency reserve funds for unanticipated or extraordinary costs. Such reserve funds may be provided out of mortgage proceeds or by letters of credit from the developers.

The funds may be held in reserve for substantial periods of time after a project achieves rent-up. Funds to finance such projects will often be obtained through the sale of tax-exempt notes and bonds. The documentation relating to such notes or bonds may prohibit extensions of payments of mortgage interest or principal or both by the borrower. The market interest rate obtainable on such notes and bonds is generally lower than that for HUD-insured mortgage loans and permits the state housing agency in turn to make its loans at generally lower interest rates than those on HUD-insured mortgage loans. This can enable the rent schedule for the dwelling units in the projects to be somewhat lower than in comparable HUD-insured projects. The repayment schedule for such loans may provide for up to a 40-year term.

In the case of state-assisted housing programs, the owner must be approved by the state housing agency. The regulations of the state housing agencies regarding cash return to the project owners and the operation of the project are in general similar to the HUD regulations for federally assisted projects.

In addition, various state and local governments provide for their own rental subsidy programs and/or exemptions from and reduction of real property taxes for certain properties.

Housing Finance Agency Financings with HUD Insurance

Several housing finance agencies provide mortgage financing for multi-family housing developments as to which the mortgage loans are HUD-insured, through either the making of direct construction and permanent mortgage loans, the purchase of permanent mortgage loans, or the making of direct construction loans in cases where a commitment for permanent mortgage loan financing exists from another source. HFAs also provide direct construction and permanent mortgage loans for multi-family housing without HUD mortgage insurance by "self insuring" the loans. HFAs also provide indirect financing of loans for multi-family housing. Security for payment of the obligations issued by the HFAs in such financings is generally provided through various types of credit instruments, including letters of credit, surety bonds or insurance issued by a private company.

Section 103(b) Bond Programs

Under Section 103(b) of the Code, bonds on which interest is exempt from federal income tax may be issued by instrumentalities of government agencies for the purposes of financing the development of multi-family residential rental properties. Under the mortgage revenue bond programs, the government agency generally forms an instrumentality which issues the bonds and utilizes the proceeds from the sale of bonds to finance development of a property. Since interest on the bonds is exempt from federal income tax, the government agency is generally able to sell the bonds at a lower rate than would be applicable to taxable bonds, and since the interest rate on the mortgage loan is generally tied to the interest rate on the bonds, the government agency is able to offer a lower interest rate. In exchange for that lower interest rate, the owner of the property agrees to rent a minimum percentage of units in the property to persons meeting the definition of "low- to moderate-income persons" under Regulations issued by the IRS. If the owner is unable to obtain qualifying tenants, the dwelling units may remain vacant since failure to rent to qualifying persons could cause the bonds to lose their tax exemption. The rents are not generally subsidized (although they may be subsidized under other programs), and the rents on the low- to moderate-income dwelling units must be low enough to be affordable by qualifying persons.

The bonds are generally subject to prepayment restrictions, and these restrictions are carried over to the mortgage loan. In addition, at the time the bonds are due, the mortgage loan must generally be repaid. These mortgage loans are generally not as long in duration as the HUD-insured mortgages described previously in this section but are similar to the term of conventional mortgages and may have terms only extending over a period of 10 to 12 years.

RISK FACTORS

An investment in Units involves certain risks. Prospective investors should consider, in addition to the factors set forth elsewhere in this Prospectus and general investment risks, the following risks before making a decision to subscribe for Units.

Tax Risks

The following paragraphs summarize certain of the risks relating to the full realization of the tax benefits associated with an investment in the Partnership and certain specific tax rules and risks associated with such an investment. The Low-Income Credit rules are complex and not everyone is eligible to use Low-Income Credits to reduce their taxes. A more complete discussion of the federal income tax risks and consequences of an investment in the Partnership is contained in the "Federal Income Tax Considerations" section hereof. Each prospective Limited Partner should read that section carefully. In addition, particularly because of the recent passage of landmark tax reform legislation, each prospective Limited Partner should obtain the advice of his own tax advisor concerning the matters discussed in the "Federal Income Tax Considerations" section and the effect of an investment in the Partnership on his personal tax situation. See "Glossary" for the definition of terms used herein and not previously defined.

1. *Recapture of Low-Income Credits.* The Code provides that Low-Income Credits allocated to a Limited Partner with respect to a Property will be recaptured (and the Limited Partner will be required to pay additional federal income tax in an amount equal to the credits recaptured) in the case of the occurrence of certain events during the 15-year period beginning with the year in which Low-Income Credits are first available with respect to a Property. The events that will cause recapture include a reduction in the Partnership's interest in the Local Partnership or a reduction or disposition of the Local Partnership's interest in the Property (including a casualty event where the Property is not timely reconstructed); a reduction in the number of apartment units in a Property rented to qualified low-income tenants below the number of such apartment units that were used in the formula pursuant to which the Low-Income Credit was calculated (in which case the recapture rules will apply to the Low-Income Credits applicable to such units); or a reduction in the number of apartment units in a Property rented to qualifying tenants below the minimum thresholds used for determining the availability of the Low-Income Credits (in which case all Low-Income Credits claimed with respect to the Property will be subject to the recapture rules). The recapture rules provide that a portion of the previously claimed credits equal to the excess of the credits claimed over the amount of credit that would have been available if the credits were claimed on a straight-line basis over 15 years instead of on a straight-line basis over 10 years must be reported as additional tax liability in the year of the recapture. This additional tax liability cannot be offset by any other nonrefundable tax credits. In addition, nondeductible interest on the recaptured amount is imposed at the statutory tax deficiency rate from the year in which the credits recaptured were originally claimed to the year of the recapture. See "Low-Income Credits--Recapture of Low-Income Credits." There is a risk that Limited Partners will be required to recapture Low-Income Credits at a time when they receive no cash from the Partnership, resulting in an out-of-pocket tax cost to the Limited Partners.

On November 10, 1988 the Technical and Miscellaneous Revenue Act of 1988 (H.R. 4333) (the "1988 Act") was enacted into law. One provision of the 1988 Act treats the Partnership as the taxpayer for purposes of the Low-Income Credit recapture rules, unless the Partnership elects not to be so treated. The Partnership does not intend to make such an election. Thus, no recapture of Low-Income Credits will inure to a transferor Limited Partner on the disposition of Units (provided that a transfer of 50% or more of the interests in Partnership profits and capital has not occurred within a 12-month period). However, the transferee Limited Partner would be required to recapture a portion of the Low-Income Credits previously taken by the transferor Limited Partner if any of the recapture events (other than a disposition of Units) occur during the period the transferee Limited Partner owns the Units. See "Low-Income Credits--Recapture of Low-Income Credits."

In the event that the Partnership obtains nonrecourse acquisition financing from a non-profit organization and the amount of such loan is included in eligible basis on which Low-Income Credits are claimed, if such loan is not fully repaid by the end of the Compliance Period with respect to the Property financed with such loan (or, if earlier, at the time the loan matures or is refinanced or at the time the Property is sold), the Limited Partners will be required to recapture the Low-Income Credits taken that were attributable to such loan. See "Low-Income Credits--Recapture of Low-Income Credits."

An additional risk that may be involved in the acquisition of interests in an Existing Complex arises from the annual reporting requirements imposed upon Local Partnerships by the legislation that created the Low-Income Credit program. Existing leases with tenants in a Property may not obligate the tenants to provide the income and other information necessary to enable the Local Partnership to fulfill such reporting obligations, and accordingly the Local Partnership may have no means of requiring tenants to supply such information. Since the burden of proving the Low-Income Credits have been validly claimed is expected to be imposed generally on the Local Partnerships (as opposed to the imposition on the IRS of the burden of disproving such eligibility), the absence of such tenant reporting obligations may adversely affect the ability of the Local Partnerships owning Properties to demonstrate such eligibility. See "Low-Income Credits--Recapture of Low-Income Credits."

2. *Limitations on Losses and Credits from Passive Activities.* In general, tax losses and credits allocated to a Limited Partner who is an individual, trust, estate or personal service corporation may be used to reduce the Limited Partner's tax liability only to the

extent that such liability arises from passive activities. In addition, under the Revenue Act of 1987 (the "1987 Act"), income from a publicly-traded partnership generally cannot be sheltered by losses or credits from other passive activities, including losses and credits generated by an investment in the Partnership. Therefore, tax losses and credits from an investment in the Partnership are generally not expected to be available to offset tax liabilities that arise from (1) salaries, (2) dividends, interest, and other "portfolio income," and (3) investments in publicly-traded partnerships. However, in the case of most individuals not subject to the Alternative Minimum Tax, the Tax Reform Act of 1986 (the "1986 Act") provides a limited exception which allows such individuals to use up to approximately $7,750 of Low-Income Credits to reduce income from all sources (other than possibly publicly-traded partnerships). For a discussion of the application of this exception to the Limited Partners, see "Who Should Invest," "Low-Income Credits--Utilization of the Low-Income Credit" and "Federal Income Tax Considerations--Taxation of the Limited Partners--Limitations on Deduction of Partnership Losses-Passive Activity Limitation."

3. *"At Risk" Limitations.* The 1986 Act extended the "at risk" rules to the activity of holding real property, with an exception for qualified nonrecourse financing secured by real property used in the activity. Qualified nonrecourse financing does not include acquisition financing or financing in connection with the acquisition of property from a related party. Similar "at risk" rules apply to reduce the amount of the Low-Income Credits available to Limited Partners. However, in the case of the "at risk" rules applicable to the Low-Income Credit, qualified nonrecourse financing includes acquisition financing obtained from certain qualified non-profit organizations. The General Partner anticipates that, except in the case of purchases of Properties from certain qualified non-profit organizations, the amount of any acquisition financing will not initially be includable in the basis upon which the Low-Income Credit is calculated because such financing will not comply with the "at risk" rules of the Code. See "Federal Income Tax Considerations--Taxation of the Limited Partners--Limitation on Deduction of Partnership Losses-Limitation of Loss to Amount At Risk," and "Low-Income Credits-Utilization of the Low-Income Credit."

4. *Purchase Money Notes.* The Partnership may issue purchase money notes to acquire interests in Local Partnerships. The IRS might contend that a purchase money note is not reasonably certain to be paid and, therefore, is not true debt for tax purposes. If such an assertion were sustained, the purchase money note could not be included in the depreciable basis of the related Property or in a Limited Partner's basis in his Units, there would be no deduction for accrued but unpaid interest on the purchase money note and either some Local Partnership tax losses would be reallocated to the holders of the purchase money note or questions could be raised concerning the Partnership's ownership of the Local Partnership Interests. The General Partner intends to use purchase money financing only when it believes that it can establish that the purchase money note is reasonably certain to be paid and to obtain an opinion of counsel that such purchase money debt will be treated as true indebtedness for tax purposes. See "Federal Income Tax Considerations--Purchase Money Notes."

5. *Closing in Escrow.* In those cases where HUD or other governmental approval is required prior to the transfer of a Local Partnership Interest or Property, it is expected that the transfer of the Local Partnership Interest or Property will be made in escrow, with the escrow agent holding the assignment of the Local Partnership Interest and any promissory notes or cash in escrow until HUD or another governmental agency approves the transfer. The IRS may contend that no transfer has taken place until HUD or such other governmental approval has been obtained, in which case depreciation deductions, inclusion in basis of applicable indebtedness and other tax benefits will not be allowed until HUD approval is obtained and the escrow is released. In such event, the availability of Low-Income Credits will either be deferred or lost. See "Federal Income Tax Considerations-Ownership of a Property."

6. *Partnership Income, Loss and Cash Distribution.* It is anticipated that the Partnership will realize tax losses in its early years of operation. Tax losses allocated to Limited Partners may be reduced or eliminated if the IRS attempts to disallow and is successful in disallowing deductions of various fees and expenses that will be incurred by the Partnership or if the IRS contends successfully that the allocations and distributions provided for in the Partnership Agreement or the partnership agreements of the Local Partnerships do not satisfy the requirements of the Code. See "Federal Income Tax Considerations--Allocations of Partnership Income and Losses for Tax Purposes." In later years it is anticipated that the Partnership will realize taxable income for federal income tax purposes. In such years, each Limited Partner must report his share of such income on his federal, state and local tax returns. At some point, the Partnership's operations may generate less cash flow than taxable income, and the income taxes payable with respect to the Partnership's taxable income in these later years may exceed the Cash Flow available for distribution to the Limited Partners in such years and may result in an out-of-pocket tax cost to the Limited Partner. See "Federal Income Tax Considerations--Taxation of the Limited Partners."

7. *Gain on Disposition.* A Limited Partner may experience taxable gain or credit recapture on a disposition of Units (whether by sale, gift or exchange), or upon a disposition of the Local Partnership Interests or the Properties or any part thereof, including an involuntary foreclosure, even though no cash (or an amount of cash less than the gain) is realized on the disposition. In such circumstances the Limited Partner may experience an out-of-pocket tax cost. See "Federal Income Tax Considerations-Gain or Loss on Sales of Interests."

8. *Depreciation and Interest Deductions.* The Local Partnerships will compute depreciation deductions on the Properties by allocating the depreciable basis of each Property among the building, the land and items of personal property in accordance with

their respective relative fair market values, as determined by an appraisal. The Partnership expects that Local Partnerships generally will recover the cost of depreciable real estate over 27.5 years or a longer period if selected by the Local General Partners, using the straight-line method, and the cost of any personal property over a prescribed period based upon the useful life of the property, which generally is expected to be 5-7 years, using the straight-line method. The IRS could attempt to adjust the timing and amount of depreciation deductions taken by the Local Partnership. For example, the IRS could take the position that more of the depreciable basis should be allocated to the land and less to the building, or that the fair market value of a Property is less than the amount paid by the Partnership, so that some portion of the mortgage encumbering the Property should not be included in the depreciable basis of the Property. The IRS also could assert that the Local Partnership should not be entitled to claim interest deductions during the term of a mortgage unless the Local Partnership can demonstrate that the value of each Property is more than the amount of such mortgage. There can be no assurance the IRS would not prevail if it asserts these or other arguments. In such case, the Partnership could be prevented from taking any depreciation or interest deductions or its depreciation and interest deductions and tax credits could be reduced or deferred. See "Federal Income Tax Considerations- Depreciation."

9. *Alternative Minimum Tax.* An investment in the Partnership may affect the liability of a Limited Partner for the alternative minimum tax. Low-Income Credits may not be used to reduce the alternative minimum tax nor are they preference items used in its calculation. The 1986 Act revised the individual alternative minimum tax by increasing the tax rate from 20% to 21%, adding a phase-out of the exemption amount, and adding a number of preference items including losses from passive business activities (which term would include the Partnership). The 1990 Act further increased the alternative minimum tax rate from 21% to 24%. Corporations are also subject to an alternative minimum tax. Prospective Limited Partners should review the effect of an investment in the Partnership on their liability for the alternative minimum tax with their own tax advisors. See "Federal Income Tax Considerations-Alternative Minimum Tax."

10. *Not-for-profit Activities.* Generally, deductions, losses or credits that are derived from "activities not engaged in for profit" are not allowed except to the extent of gross income derived from such activity. Although the IRS has ruled that it will not apply the "not-for-profit" argument to disallow losses arising from certain investments in low-income housing, there is no published ruling indicating that the IRS would not attempt to apply such argument to an investment in the Partnership to disallow deductions, losses or credits allocated to the Limited Partners. Although, based upon certain representations made by the General Partner, Stroock & Stroock & Lavan, former counsel for the Partnership, is of the opinion that it is more likely than not that Section 183 of the Code will not operate to limit the extent to which Partnership losses and credits will be allowed, there can be no assurance that the IRS will not attempt to disallow Partnership losses and credits based on the "not-for-profit" argument or that such attempt will be unsuccessful. See "Federal Income Tax Considerations--Activities Not Engaged in for Profit."

11. *Classification of the Partnerships.* The Partnership and the Local Partnerships will not seek advance rulings from the IRS that they will be treated as partnerships for federal income tax purposes rather than as associations taxable as corporations, and under current IRS guidelines the partnerships could not obtain such rulings. Although Kramer, Levin, Nessen, Kamin & Frankel, counsel for the Partnership, will render an opinion that the Partnership will be treated as a partnership for federal income tax purposes, and although it is contemplated that counsel to the Local Partnerships will render a similar opinion with respect to the Local Partnerships, an opinion of counsel is not a legal determination and is not binding on the IRS. Moreover, an opinion of counsel is based on existing judicial and administrative interpretations of applicable law and Regulations, all of which are subject to change. Therefore, there can be no assurance that the Partnership and the Local Partnerships will be treated as such for federal income tax purposes. If a partnership were classified as an association taxable as a corporation, the tax status of the Partnership and the Limited Partners would be adversely affected, and any tax benefits expected from an investment in the Partnership would be lost. Among other things, the income, deductions and any credits of the Partnership would have to be reported on its own tax return and could not be passed through to the Partners and Limited Partners, the Partnership would be subject to tax as a corporation and any distributions by the Partnership to its Partners and Limited Partners would constitute dividends, generally taxable as ordinary income in whole or in part. See "Federal Income Tax Considerations-- Classification of the Partnerships."

12. *Audit Risks.* The Partnership must file annual federal information tax returns and may also be required to file state or local tax returns. Any return filed by the Partnership may be audited and any such audit may result in adjustments. Adjustments to any of the Partnership's returns could result in an audit of a Limited Partner's own tax return. Any audit of a Limited Partner's tax return could result in adjustments to non-Partnership as well as Partnership items, could involve additional expenses for such Limited Partner and could result in the imposition of interest charges and penalties. A federal tax audit of the Partnership's information returns could result in the imposition of additional tax liability for the Limited Partners, as well as interest and, possibly, penalties. The IRS has expanded substantially its examination of partnership tax returns, with almost all of the expanded examination directed at tax shelter partnerships filing returns showing losses over $25,000. The IRS has reported that it examined a substantial percentage of the returns in this category in a recent fiscal year.

Promoters of tax shelters are required to register their offerings with the IRS and to maintain a list identifying each investor in the shelter. This list must be furnished to the IRS on request. The Partnership will be treated as a tax shelter for this purpose and will be required to register with the IRS. REGISTRATION, WHICH MAY INCREASE THE LIKELIHOOD OF AN AUDIT,

DOES NOT INDICATE THAT THIS INVESTMENT OR THE ANTICIPATED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

Because of the above factors, the likelihood that the Partnership's tax returns will be selected for audit is increased and, consequently, the likelihood that a Limited Partner's individual tax return will be audited also is increased. The likelihood of an audit also is increased by rules that provide for uniform judicial and administrative proceedings at the partnership level. Recent changes to the tax laws have increased the size and scope of a taxpayer's potential liability for interest and penalties. For example, under the 1986 Act, the interest rate that generally applies to underpayments of tax is 3% over the applicable federal short-term rate, and interest owed to the IRS will generally not be deductible.

13. *Allocations*. The Partnership Agreement contains allocations of Partnership items which are described under the heading "Profits, Losses and Distributions." Although counsel will render its opinion that it is more probable than not that such allocations will be materially respected for federal income tax purposes, there can be no assurance that the IRS will not successfully assert a contrary position. Counsel will not render an opinion with respect to the allocation of Low-Income Credits for 1990 and 1991. If the allocations contained in the Partnership Agreement were to be disregarded, the Limited Partners' share of income, gains, losses, deductions and credits could be materially and adversely affected. In addition, the allocation of Low-Income Credits is based upon Regulations promulgated prior to the enactment of the low-income housing tax credit provisions by the 1986 Act. It is possible that the IRS could issue regulations that allocate low-income housing tax credits in a manner different from the allocations in the current Regulations. See "Federal Income Tax Considerations--Allocation of Partnership Income and Losses for Tax Purposes."

14. *Related Party Acquisitions*. In order to qualify for the Low-Income Credit and to include certain indebtedness in eligible basis of property subject to the Low-Income Credit, an existing property cannot be acquired from a related party. Partnerships are considered related for this purpose if the same persons own, directly or indirectly, more than 10% of the capital or profits interest in both partnerships. A partnership and a partner are considered related if the partner owns more than 10% of the capital or profits interests in the partnership. Neither the Code nor the Regulations provides any guidance on how to measure the percentage interests in profits or capital of the partners. Before acquiring any Property or Local Partnership Interest, the Partnership will obtain an opinion of counsel that the Partnership will not be prohibited from obtaining Low-Income Credits because of a related party transaction. See "Low-Income Credits."

15. *Other Tax Risks*. An investment in the Partnership carries with it certain other material tax risks, including (i) the possibility that the amount of the basis of a Property that a Local Partnership allocates to assets subject to cost recovery deductions might be disallowed, resulting in the disallowance of depreciation deductions and the reduction of Low-Income Credits claimed with respect to such Property; (ii) the possibility that the Partnership's or Local Partnership's inclusion in eligible basis of certain fees (including acquisition and development fees) or certain construction period expenses might be challenged by the IRS resulting in the reduction of Low-Income Credits; (iii) the possibility that the relationship between the Partnership or a Local Partnership and some other party may be recharacterized in a fashion that would adversely affect the anticipated tax treatment of the Partnership; and (iv) the possibility that Properties will be acquired in states which impose income or estate taxes which would be applicable to Limited Partners.

16. *Omnibus Budget Reconciliation Act of 1987*. On December 22, 1987, The Omnibus Budget Reconciliation Act of 1987, which included the 1987 Act, was enacted. One provision of the 1987 Act taxes as corporations certain "publicly-traded partnerships." It is not anticipated that the Partnership will be such a publicly-traded partnership. The General Partner will use its best efforts to prevent an active secondary market in the Units. Counsel will render its opinion that the Partnership is not a publicly-traded partnership. The 1987 Act also provides for a study, to be completed in 1989, of whether additional changes should be made to the taxation of partnerships. As of the date of this Prospectus it was uncertain whether such a study has been completed. It is impossible to predict whether additional legislation affecting the taxation of partnerships will eventually be enacted or in what form any such legislation may be enacted. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS PERSONAL TAX ADVISOR ABOUT THE EFFECT OF ANY CHANGES IN THE TAX LAW AFTER THE DATE HEREOF.

17. *Risk of Recently Enacted Tax Changes*. The Revenue Reconciliation Act of 1989, which comprises the tax provisions of the Omnibus Budget Reconciliation Act of 1989 (Title VII of H.R. 3299) was signed into law on December 19, 1989 by President Bush. The 1989 Act makes a number of important substantive changes to the Low-Income Credit provisions of the Code. Because these provisions are newly enacted, they have not been the subject of administrative pronouncement or guidance.

For a more detailed discussion of the foregoing and other tax issues, see "Low-Income Credits" and "Federal Income Tax Considerations."

Investment Risks

Risks of Real Estate Investments

The business of investing in real estate is highly competitive and subject to numerous risks. Transfer of Local Partnership Interests and the Properties may be subject to significant legal, contractual and/or practical restrictions. The Partnership's investment in Properties will be subject to the risks inherent in the ownership of multi-family residential real estate which are beyond its control, such as fluctuations in occupancy rates and operating expenses and variations in rental schedules, which in turn may be adversely affected by general and local economic conditions, the supply of and demand for government-assisted projects, changes in general or local economic conditions, adverse use of adjacent or neighboring real estate, zoning laws, over-supply of available apartment units, reduced employment in areas of Partnership investments, reduced costs of operating competing properties and increasing real property tax rates. Since certain costs of real estate ownership (principally debt service, real estate taxes and insurance) do not generally decrease with decreases in occupancy rates, the cost of operating a Property may exceed the income therefrom. As the Partnership's ability to make distributions to Limited Partners will depend on these and other factors beyond the control of the General Partner and Local General Partners, there can be no assurance that Partnership operations will be profitable.

There are particular operating risks in government-assisted Properties which could cause a Local Partnership's equity in a particular Property to be lost through foreclosure. Operating expenses may increase beyond the rent level permitted by regulatory agencies under subsidy or other government-assisted programs, or beyond the maximum level of rentals on housing units set aside for low-income tenants that is necessary to maintain eligibility for Low-Income Credits, rental income may decline due to vacancies or Congress may not appropriate monies in the future in order to fund certain subsidies expected to be received by the Local Partnerships. These problems may result from a number of factors (including increases in real estate taxes, utilities and insurance), many of which cannot be controlled by the General Partner and the Local General Partner. See "Investment Risks Related to Government-Assisted Properties" below. In addition, government-assisted properties are often located in neighborhoods in which there may be buildings undergoing renovation or unoccupied buildings, which may increase the likelihood of certain additional risks such as neighborhood fires, and in neighborhoods in inner-cities which may have higher operating expenses.

If a Property does not maintain high occupancy levels, the Property may not generate sufficient revenue to satisfy its debt service and other obligations, which ultimately may result in foreclosure of the mortgage loan thereon and adverse tax consequences to the Limited Partners. Further, the Partnership may utilize Purchase Money Notes in acquiring Local Partnership Interests in Local Partnerships owning Existing Complexes. It is expected that the full original principal amount of Purchase Money Notes, if any, executed by the Partnership in connection with the acquisition of a Local Partnership Interest will be payable from the proceeds of a sale or refinancing of a Property. There can be no assurance that a Property can be sold or refinanced on favorable terms prior to the maturity of the Purchase Money Note given by the Partnership with respect thereto. In such event, unless the Partnership is able to secure an extension of the time for payment of the Purchase Money Note, the Partnership could lose its interest in the Local Partnership. There can be no assurance as to the availability or terms of such refinancing or extension or whether the Partnership would have sufficient income to pay any additional debt service. In any event, the amount of any Purchase Money Note (other than certain notes given to a not-for-profit corporation) will not be included in the "qualified basis" of the Partnership for Low-Income Credit purposes.

When a Property is sold, there can be no assurance that the proceeds of the sale will be sufficient to pay the balance due on the mortgage loan or any other outstanding indebtedness to which the Property is subject, and then to make distributions to the Partnership which would enable it to pay the balance due on its Purchase Money Note, if any, with respect to such Local Partnership or provide funds to pay the taxes that may be expected to be due upon such a sale. Furthermore, under the 1989 Act, the amount realized upon the disposition of some or all of the Properties may be limited to an amount determined by a statutorily mandated formula. See "Risks Associated with High Leverage and Refinancing Underlying Indebtedness" and "Low-Income Credits--Extended Compliance Period."

Risks Associated with High Leverage and Refinancing Underlying Indebtedness

The Partnership expects that between 50% and 90% of the purchase price of each Property in which the Partnership invests will be financed with mortgage debt. See "Investment Objectives and Policies--Mortgage Financing of Complexes and Acquisitions." While the use of leverage increases the amount of funds available for investment and the aggregate amount of depreciation and tax credits available to the Partnership, it also increases the risk of loss. As a result of the use of leverage, a relatively slight decrease in revenues of a Property may materially and adversely affect the Operating Cash Flow of the associated Local Partnership and, in turn, any Cash Flow distributions to Limited Partners. In connection with the acquisition of a Local Partnership Interest, the General Partner will evaluate the financing of a Property and the likely debt service level that would be required to be maintained to service such debt and any eventual refinancing of such underlying debt, and will evaluate the existing and expected revenue levels generated by such Property. The General Partner will endeavor to acquire interests in Local Partnerships owning Properties subject to first mortgage financing having fixed rates and terms of 15 years or more. In certain limited circumstances, the Partnership may acquire interests in Local Partnerships owning Properties subject to variable rate

financing or financing having a term of less than 15 years, provided that the General Partner requires the Local Partnerships to take steps to significantly reduce the risks associated with such financing, including but not limited to one or more of the following: (i) establishing maximum interest rates for variable rate financing, (ii) obtaining accrual features, (iii) purchasing interest rate swaps, (iv) establishing debt service escrows from mortgage proceeds, surplus operating revenues, holdbacks of capital contributions or letters of credit, (v) obtaining Local General Partner guarantees, (vi) establishing extension options, and/or (vii) establishing mandatory refinancing requirements. The Partnership will not acquire interests in any such Local Partnership unless the General Partner reasonably believes that during the Compliance Period with respect to the Property owned by such Local Partnership, any interest rate fluctuation or term risk has been significantly reduced. There can be no assurance, however, that, regardless of the term or type of financing to which they are subject, any of the Properties will meet their debt service requirements, or that any Local Partnership debt will be able to be refinanced.

Financing that contains an interest accrual feature can result in substantial compounding of interest obligations during the term of the financing, reducing amounts that might otherwise be available as Sale or Refinancing Proceeds from a Property.

The use of first mortgage financing carrying a below-market interest rate because of government assistance or that is derived from the proceeds of tax-exempt bonds issued by state or local governments entails other risks, including possible adverse consequences to the Partnership (such as material increases in debt service requirements) if the tax exemption for the underlying bonds expires prior to the end of the related compliance period or for any reason is lost (which could occur through no fault of the Partnership). Some Properties may also be subject to secondary financing. To the extent such financing is not provided by federal, state or local governments or their agencies, the material terms of such financing will be substantially the same as those of primary financing. Historically, secondary financing provided by federal, state or local governments or their agencies has not carried the same foreclosure risks as commercial financing because the agencies providing such financing often are responsible for providing housing incentives. Therefore, if secondary financing is provided by such governments or agencies, the terms of repayment may vary significantly from those of financing from other sources. There can be no assurance, however, that such governments or agencies will not enforce foreclosure upon a material default under secondary financing documents. Should the Local Partnership's revenues be insufficient to service any of its debt, it will be required to utilize any reserves. Once reserves are exhausted, continued cash deficits will require the Local Partnership to seek additional funds or suffer foreclosure.

There can be no assurance that additional funds will be available to any Local Partnership if needed, or if available, will be on terms acceptable to the Local Partnership, nor that, if a Property is sold, the proceeds of the sale will be sufficient to pay the balance due on the mortgage loan or other outstanding indebtedness to which a Property is subject. High interest rates may make refinancing disadvantageous. Shortages of mortgage funds may render the sale of Properties to others difficult or require a Local Partnership to incur credit risks in connection with purchase money mortgages accepted by such partnership from purchasers. Foreclosure on any Property could result in tax liability to the Limited Partners, without distribution of any cash proceeds to pay such liability. See "Federal Income Tax Considerations--Gain or Loss on Sales of Interests."

Unspecified Investments and Potential Non-Availability of Suitable Investments

Other than as set forth in the "Specified Investments" section, subscribers will be unable to evaluate the Partnership's investments, including (i) the terms of the acquisitions of Properties or Local Partnership Interest; (ii) the terms of the Local Partnership Agreements; (iii) the identity or experience of any Local General Partners; (iv) the type or location of the Properties; or (v) other relevant economic and financial data affecting the Properties or the Local Partnerships. Subscribers must rely solely on the decisions of the General Partner with respect to future investment and management of the proceeds of the Offering.

There can be no assurance that proposed investments described under "Specified Investments" will be acquired or that such acquisitions will be on the same terms as initially expected. In such event, the Partnership may elect not to acquire such property or to require the Local General Partners to repurchase investments previously made in such properties. See "Specified Investments." Proposed investments subject to purchase contracts remain subject to various terms and conditions of closing. If such investments are not acquired, investments acquired in substitution therefor may differ materially.

There can be no assurance that desirable Local Partnerships which meet the investment objectives can be acquired on financially attractive terms. Accordingly, there can be no assurance as to when, if ever, the final Net Proceeds of the Offering may be fully invested. Delays in obtaining suitable investments could adversely affect the tax benefits an investor may realize.

Under the Partnership Agreement, if proceeds of the sale of Units remain uninvested, not committed for investment or have not been applied to reserves by February 29, 1992, such proceeds will be distributed to Limited Partners pro rata as a return of capital.

Risks in Development-Stage Complexes

The Partnership intends to invest in certain Local Partnerships owning Properties that are in a development or construction

phase. See "Investment Objectives and Policies--Acquisition of Development-Stage Complexes." In general, the purchase of properties under construction involves more risk than the purchase of completed properties because of the dependency upon the Local General Partners to fulfill their obligations, including completion of construction within budget or as scheduled and other unpredictable contingencies beyond the control of the Partnership. Construction cost overruns and delays can result in the deferral of rental income with the result that debt service payment and/or operating liability payment schedules are not met. Severe cost overruns can adversely affect a building's market position. If construction cost excesses or time delays are of a sufficient magnitude, construction or permanent financing lenders can exercise their rights to halt completion of a building or foreclose upon the interest of the equity owner (*i.e.*, the Partnership). No assurance can be given that delays in the initial rent-up of the Development-Stage Complexes will not arise.

Development-Stage Complexes will have no operating history from which conclusions may be drawn regarding future performance. Accordingly, there is a risk that the projected income from such Properties will not be realized.

If the Partnership determines to acquire a Rehabilitation Property under certain limited circumstances, there is a risk that the Department of the Interior will not provide final certification for such Rehabilitation Property before the Partnership acquires such Property, which may result in a recapture of Rehabilitation Credits. See "Low-Income Credits--Rehabilitation Credit" and "Investment Objectives and Policies--Acquisition of Rehabilitation Properties."

Risks Associated with the Financial Resources of the Local General Partners or Guarantors

In negotiating each investment, the General Partner will endeavor to obtain an undertaking by the Local General Partner or other guarantors to provide loans to fund certain operating deficits of the Properties for a period of time after the acquisition of the Local Partnership Interest by the Partnership or the completion of construction or rehabilitation. In addition, in connection with the acquisition of interests in Local Partnerships owning Development-Stage Complexes, the General Partner will endeavor to obtain completion guarantees, performance bonds or other suitable security (such as letters of credit) designed to ensure timely completion of construction if the first installment of capital contributions exceeds .5% of the Partnership's Gross Proceeds, an agreement by the Local General Partner to repurchase the interest of the Partnership in the Local Partnership if completion of construction does not occur without good cause in a timely manner and/or an agreement by the Local General Partner to subordinate its management fees to the achievement of some level of positive cash flow by the Property. With respect to Development-Stage Complexes, the General Partner will also endeavor to obtain from each Local General Partner an agreement to adjust the purchase price of a Local Partnership Interest if the actual amount of Low-Income Credits generated by the Local Partnership upon completion is materially less than the anticipated amount of Low-Income Credits or if construction is not completed without good cause in a reasonably timely manner. See "Investment Objectives and Policies--Acquisition of Development-Stage Complexes." There can be no assurance that any such arrangements will be obtained, or if obtained, will be sufficient to protect the Partnership.

With respect to the undertakings to fund operating deficits, no escrow accounts or other security arrangements will be established and there can be no assurance that the Local General Partners or other guarantors will have sufficient funds to meet such obligations. A Local General Partner's inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning a Local Partnership, which default could result in the recapture of Low-Income Credits. If construction or rehabilitation is not completed in a timely fashion, the Partnership may suffer the loss of its entire cash investment in the Local Partnership. If income from the operations of the Property and the funds of the Local General Partners or other guarantors are not sufficient to pay all operating expenses, taxes and debt service, the Property's mortgage could be foreclosed. If any of the Local General Partners or other guarantors fail to meet their obligations, the cost of litigation to enforce the obligations may be very high. These risks could be compounded in the event that a particular Local General Partner is associated with more than one Property or Local Partnership in which the Partnership purchases an interest. In the event Low-Income Credits are less than anticipated, the Partnership may be dependent upon the financial resources of the Local General Partner for a return of a portion of the purchase price, since the Partnership will have paid a portion of the purchase price for its Local Partnership Interest before the actual amount of Low-Income Credits is determined.

Reliance on Local General Partners

The success of the Partnership will, to a large extent, depend on the quality of the management by Local General Partners who will have the authority to make decisions relating to the day-to-day operation of the Properties. A Local General Partner may also, either directly or through Affiliates, be engaged in the management of multi-family residential complexes which are competitive with the Properties. See "Conflicts of Interest-Other Activities."

To the extent that the Partnership invests in Properties which are not managed by the General Partner or its Affiliates, management responsibility will be vested in unaffiliated persons over whom the General Partner exercises little or no control. Low- and moderate-income housing requires management to be particularly responsive to tenants' social and economic needs and may require special attention to the protection of the physical property.

The Limited Partners will have no right or power to take part in or direct the management of the Partnership or Local Partnerships in which it invests, except for certain voting rights with respect to the affairs of the Partnership and Local Partnerships. See "Summary of the Partnership Agreement--Rights of the Limited Partners."

Where the Partnership establishes a Local Partnership to acquire an existing Property or acquires a Local Partnership Interest from existing limited partners who are passive investors, the Partnership will be dependent upon the Local General Partner to provide adequate disclosure to the selling limited partners with respect to the material facts affecting their decision to sell their limited partnership interests. The failure of a Local General Partner to disclose all material facts to the selling limited partners could give rise to a cause of action on the part of such selling limited partners against the Partnership, with the result that the Partnership could be held liable for the difference between the amount paid for such limited partnership interests and the actual value thereof in light of all material facts, as well as being responsible for the costs of defending against any such claims.

Limited Financial Obligation of General Partner

The General Partner's investment in the Partnership is not a material source of the Partnership's resources as the General Partner is not obligated to contribute more than a nominal initial contribution to the capital of the Partnership. The General Partner will be responsible for the payment of all Organization, Offering and Selling Expenses in excess of 3% to 5% of Gross Proceeds without reimbursement by or recourse to the Partnership. See "Compensation and Fees to General Partner and Affiliates." Affiliates of the General Partner may make operating deficit guarantees or management fee deferral undertakings in their capacity as Local General Partners. The General Partner may incur other obligations and liabilities as General Partner of the Partnership. The General Partner has the right, but not the obligation, to make Voluntary Loans to the Partnership. The General Partner is a newly-formed entity, and there can be no assurance of its ability to fulfill its financial obligations to the Partnership. See "Management of the Partnership."

Competition for Investments

The Partnership will be competing for real property investments with many other entities engaged in real estate investment activity. See "Conflicts of Interest--Other Activities." Competition among private and institutional purchasers of real property investments has increased substantially in recent years, with, in some cases, resulting increases in the purchase prices paid for real property and real estate investments. The enactment of the Tax Reform Act of 1986 and of the Low-Income Credit program may be expected to increase competition for investments of the type the Partnership is seeking.

No assurance can be given that the Partnership will be successful in obtaining suitable investments at acceptable prices for the proceeds of the Offering, or that, if investments are made, the investment objectives of the Partnership will be achieved.

The General Partner, the Local General Partners and their Affiliates are currently and may in the future be committed to the management of many other partnerships which own or will be seeking to acquire, real estate or interests therein similar to those which the Partnership is expected to own and acquire. Also, the General Partner, the Local General Partners and their Affiliates are currently and may in the future be committed to the management of other entities similar to the Partnership or the Local Partnerships. See "Conflicts of Interest--Subsequent Entities" and "Prior Performance Summary."

Risks of Joint Ventures

A portion of the Partnership's investments may be in joint ventures with other partnerships formed by the General Partner or its Affiliates. See "Investment Objectives and Policies." In particular, it is expected that the Partnership will enter into a joint venture with American Tax Credit Properties L.P. and/or American Tax Credit Properties II L.P., affiliates of the General Partner. Such joint venture investments may involve the risk that the sale of a Property at a particular time may be in the interest of one, but not all, of the joint venturers. This risk may be compounded by the fact that the General Partner may owe a fiduciary duty to each of the joint venture partnerships. See "Conflicts of Interest--Joint Ventures Between Partnerships."

Risks of Lack of Diversification

To the extent that the number of Units sold is limited, and especially if only the minimum number of Units is sold, the Partnership will invest in fewer Local Partnerships and, thus, the risks associated with an investment in the Partnership may increase. While the Partnership intends to invest in a number of Local Partnerships, opportunities may arise to invest in one or more Local Partnerships owning larger Properties, and, to the extent that the amount of the Partnership's proceeds available for investment is so allocated, it will be less able to obtain diversification of its investments. Under these circumstances, any single Property experiencing poor operating performance or impairment of value would have an increased impact on the Partnership as a whole. The Partnership does not currently expect to invest more than $10 million in a single Local Partnership; however, the Partnership may invest a greater amount in a single Local Partnership if the General Partner determines that such an investment is appropriate.

Investment Company Act of 1940

The Partnership will receive an opinion of counsel that it does not come within the definition of an "investment company" as defined in Section 3(a) of the Investment Company Act of 1940 ("1940 Act") because it is not engaged and does not propose to be engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. Further, such counsel will opine that if the Partnership were deemed to be an investment company within the meaning of Section 3(a)(3) of the 1940 Act, the Partnership would be exempted from such provision pursuant to Section 3(b)(1) of the 1940 Act by virtue of the fact that it is primarily engaged, through "wholly-owned subsidiaries" (as defined in the 1940 Act), in the business of owning and operating Properties.

The Partnership may file for an exemption from all the provisions of the 1940 Act pursuant to a provision of the Act which allows the SEC to grant such exemptions to the extent necessary and appropriate in the public interest. Pursuant to such section and SEC policy, such exemptions may be granted to two-tier partnerships engaged in the business of providing housing for low- and moderate-income persons. If the Partnership's application for this exemption is not granted, the Partnership nevertheless intends, in reliance upon the opinion of Counsel, not to register under the 1940 Act. The 1940 Act contains various provisions applicable to registered investment companies, including provisions relating to management and transactions with affiliates, which are inconsistent with the proposed manner of operation of the Partnership. Accordingly, if the Partnership were required to register under the 1940 Act, the Partnership and its proposed manner of operation would be materially adversely affected.

Lack of Investment Liquidity and Long Term Nature of Investment in the Partnership

Prospective investors should be fully aware of the long-term nature of their investment in the Partnership. There is no trading market for the Units and no such market is likely to develop in the future. Accordingly, Limited Partners purchasing Units will bear the economic risk of their investment for an indefinite period of time. The General Partner will use its best efforts to prevent an active secondary market in the Units. In addition, the Units may be transferred only if certain requirements are satisfied, including requirements that such transfer would not impair the Partnership's tax status for federal income tax purposes and would not be in violation of federal or state securities laws. See "Summary of the Partnership Agreement--Transferability of Units."

Under the 1988 Act, the Partnership is treated as the taxpayer for purposes of the Low-Income Credit recapture rules unless the Partnership elects not to be so treated. The Partnership does not intend to make such an election. Therefore, no recapture results to a transferor Limited Partner on the disposition of Units (provided that a transfer of 50% or more of the interests in the Partnership profits and capital has not occurred within a 12-month period). Thus, a Limited Partner transferring his or her Units will not owe additional tax as a result of Low-Income Credit recapture because of such transfer. See "Low-Income Credits--Recapture of Low-Income Credits." Disposition by the Partnership of its interest in a Local Partnership or disposition of a Property by a Local Partnership during the applicable 15-year Compliance Period will result in recapture of Low-Income Credits to investors. Accordingly, the Partnership does not intend to dispose of its interest in any Local Partnership until the end of each applicable 15-year Compliance Period. In addition, it is not anticipated that the Partnership will be liquidated until the end of the last 15-year Compliance Period. See "Low-Income Credits--Recapture of Low-Income Credits."

Uninsurable Losses

The Local Partnerships will be required to arrange for comprehensive insurance, including liability, loss of rents, fire and extended coverage, which is customarily obtained for properties such as the specified Properties. However, there are certain types of losses (generally of a catastrophic nature) which are either uninsurable or not economically insurable.

Should such a disaster occur to or cause the destruction of a Property in which the Partnership has invested, the Partnership could lose both its invested capital and anticipated profits. Moreover, a portion of previously generated Low-Income Credits could be recaptured and future Low-Income Credits lost if a Property subject to a casualty loss is not restored by reconstruction or replacement within a reasonable period of time. Liability claims could also materially and adversely affect a Local Partnership if resulting judgments exceeded available insurance proceeds. The cost of liability and casualty insurance has substantially increased in recent years and certain types of insurance have become more difficult to obtain, especially for low-income housing projects and projects in inner-city areas. As a result, a Local Partnership may be obliged to self-insure a portion of its insurance claims (including through substantial deductible amounts or deposits with insurance companies).

Loss on Dissolution and Termination

In the event of a dissolution or termination of the Partnership, the proceeds realized from the liquidation of assets, if any, will be distributed to the Limited Partners, but only after the satisfaction of claims of creditors. Accordingly, the ability of an investor to recover all or any portion of his investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Investment Risks Related to Government-Assisted Properties

Requirements for Government Approval of Acquisitions and Dispositions. The Partnership may invest in HUD-assisted or HUD-insured Properties. HUD and other applicable government policies or regulations will require in most cases prior approval of the purchasers of interests in the Local Partnerships and of the transfer by the prior owner of a Property to a newly-organized Local Partnership. These approvals, even if given, may be subject to various conditions. In particular, the initial acquisition of many Local Partnership Interests and the transfer of title to Existing Complexes is expected to be required to be closed in escrow pending HUD approval. See "Tax Risks-Closing in Escrow" above. In addition, as a condition to certain acquisitions, the General Partner anticipates that HUD will require Local Partnerships to dedicate resources to maintenance in order to correct deficiencies in the physical condition of the Properties. Correction of such deficiencies will probably require expenditures of significant amounts of funds, thus effectively increasing the cost of the Partnership's acquisition of its Local Partnership Interest. There can be no assurance that any necessary governmental agency will approve any of the requested transfers, that such approvals will be received in a timely manner or that other conditions will not be imposed for such approvals. The failure to obtain, or a delay in obtaining, any required approvals would have adverse consequences to the Limited Partners. The same regulations could impair or delay the ability of the Partnership to sell its interests in Local Partnerships or the ability of Local Partnerships to sell their Properties or refinance their mortgage loans or decrease the net proceeds receivable in respect thereof. Similar restrictions may be imposed by state lending agencies or other governmental entities.

Limitations on Distributions. Applicable HUD or other government agency regulations may restrict or eliminate the ability of a Local Partnership to make distributions to the Partnership of any Operating Cash Flow that it may have.

Restrictions on Tenants. Governmental regulations with regard to the eligibility of tenants for the Properties receiving government assistance may make it more difficult to rent the apartments in the Properties.

Difficulties in Obtaining Rent Increases. In many cases, rents in Properties benefitting from government assistance will only be able to be increased with the prior approval of the applicable governmental agency. When government approval is required, rent increases will generally be approved only on the basis of a Property's increased operating expenses, and rents may not exceed the fair market rents that tenants not receiving any assistance would be willing to pay for comparable apartments. There can be no assurance that any rent increases that might be approved for any Property will be sufficient in time or in amount to offset any increased operating expenses of such Property. In addition, even if rent increases are permitted, any increase in rent will be limited by the qualification criteria for the Low-Income Credit. If, because of rent restrictions, the cash flow from a Property is insufficient to meet debt service obligations, a foreclosure of the Property's mortgage could result.

Limitations on HUD Section 8 Assistance Payments. Tenants in Properties may receive housing assistance payments under the HUD Section 8 Program. There is statutory and regulatory authority for increasing the Section 8 housing assistance payments pursuant to annual adjustment factors, although HUD has the authority to limit such increases to conform with rents charged on comparable units. There can be no assurance that HUD will approve such increases in Section 8 payments, or that the amount of the HUD-approved increases will be sufficient to cover increases in operating expenses. Moreover, HUD has only limited budget authority to fund such increases in Section 8 housing assistance payments, and it is likely that additional Congressional appropriations of funds will be needed before the end of the period of the Section 8 assistance commitments to Properties owned by the Local Partnerships in which the Partnership may invest.

In many cases Section 8 assistance payments in respect of a given Property will extend for a period of time that is shorter than the term of the first mortgage loan encumbering the Property. There can be no assurance that HUD will provide, or that it will have the authority to provide, additional rental assistance payments after existing Section 8 contracts have lapsed. If Section 8 payments were withdrawn from any Property in which the Partnership has invested, the Local General Partner might be faced with the alternative of increasing rents to levels in excess of the maximum qualifying rents for Low-Income Credit purposes (resulting in the recapture of Low-Income Credits previously claimed by Limited Partners) or suffering a foreclosure upon the Property because rental revenue was insufficient to cover debt service (which also would result in a recapture of Low-Income Credits and a likely loss of the Partnership's equity in the Property).

For a more detailed discussion of this and other government assistance programs, see "Investment Objectives and Policies-Government Assistance Programs."

Partnership-Related Risks

Possible Loss of Limited Liability Status of Limited Partners. Under the Delaware Revised Uniform Limited Partnership Act (the "Uniform Act"), the liability of a limited partner is limited to (i) the capital contribution made or required to be made by him; (ii) his share of any assets and undistributed profits of the partnership; and (iii) distributions for a period of three years from the date of such distributions when, after giving effect to a distribution, the liabilities of the partnership (other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of the

partnership) exceed the fair value of the assets of the partnership, but only if a limited partner knew at the time of the distribution that such limitation was violated; provided, however, that a limited partner's limited liability for partnership obligations will be lost if such limited partner (1) knowingly permits his name to be used in the name of the limited partnership, (2) is also a general partner, or (3) participates in the control or management of the business of the partnership.

The Partnership Agreement provides that in the event the Partnership is required, pursuant to the provisions of any applicable law or Local Partnership Agreement, to return to any Local Partnership any funds previously distributed by such Local Partnership to the Partnership, which funds have been distributed by the Partnership, in turn, to the Limited Partners, each Limited Partner shall be required to make a prompt and ratable return to the Partnership of such Partnership distribution received by him such that the Partnership is able to meet its obligation to such Local Partnership. To the extent that any such Limited Partner fails to return such distribution received by him to the Partnership, the Partnership Agreement permits the General Partner to withhold further distributions to such Limited Partner as an offset.

The limited partnership statutes of states under which the Local Partnerships will be formed may contain provisions similar to those contained in the Uniform Act. If the Partnership seeks to enforce the obligation of a Local General Partner to purchase the interest of the Partnership in a Local Partnership at a time when, after giving effect to such purchase, that Local Partnership's liability to creditors would exceed the fair market value of its assets, there is a risk that such purchase obligation may be unenforceable against the Local General Partner or that the Partnership, and through it the Limited Partners, may be liable for a period of one year to return any sums paid by the Local General Partner pursuant to such obligation, if needed to satisfy such liability to creditors.

A Limited Partner's participation in the management or control of a Partnership could subject the Limited Partner to liability as a general partner. The Partnership Agreement provides that the Limited Partners have certain so-called "democracy rights," the existence and exercise of which under the Uniform Act do not constitute participating in the control or management of the business of the Partnership. See "Summary of the Partnership Agreement--Rights of the Limited Partners." Nevertheless, the partnership laws of certain other states in which the Partnership (or any Local Partnership of which it is a limited partner) may do business do not expressly grant or deny such voting rights to Limited Partners, and it may be argued that the existence thereof in the Partnership Agreement constitutes controlling the business of the Partnership in such states. The acceptance of the foregoing argument by a court would subject all or some of the Limited Partners to general liability and would make them liable with the General Partner for any civil judgment which could not be satisfied by the Partnership's assets. Because there is uncertainty as to which state partnership laws are applicable to partnerships that are organized under the laws of one state and that both own property (directly or indirectly) and have partners residing in other states, it may be difficult or impossible to know whether the Limited Partners may exercise certain of their rights without jeopardizing their status as limited partners.

Reliance on Management; Lack of Partnership Control. All decisions concerning the management of the Partnership, including selection of the Properties in which the Partnership will invest, will be made by the General Partner. Limited Partners have no right or power to take part in the management of the Partnership. For information pertaining to the right of Limited Partners to remove the General Partner and to elect successor General Partners, see "Summary of the Partnership Agreement." Accordingly, no person should purchase Units unless he is willing to entrust all aspects of the management of the Partnership to the General Partner.

Delays in Obtaining Financial Data. The Partnership's ability to assemble and provide in a timely fashion to the Limited Partners its federal income tax information, financial statements and other reports (see "Reports") will depend on the Local General Partners' compliance with the provisions of the respective partnership agreements. The Local Partnership Agreements will generally contain provisions requiring Local Partnerships to retain accountants of recognized standing and to report tax data and financial information in a timely manner. In the event that any of the Local General Partners fail to comply with such provisions, the Partnership might be unable to comply with the reporting requirements described in the section captioned "Reports."

Limitations on Liability of the General Partner and certain Affiliates. The Partnership has agreed to indemnify the General Partner and certain Affiliates performing services on behalf of the Partnership for certain acts or omissions performed or omitted by the General Partner or such Affiliates in good faith and in a manner reasonably believed by it to be within the scope of authority granted by the Partnership Agreement and in the best interests of the Partnership. See "Fiduciary Responsibility of General Partner and Affiliates."

CONFLICTS OF INTEREST

The General Partner and some of the Local General Partners and the Selling Agent are engaged, directly or through their respective Affiliates, in various real estate activities, including the sale of other real estate limited partnership interests and arranging for the private purchase and sale of interests in real estate. For a description of the General Partner and its Affiliates, see "Management of the Partnership" and "Prior Performance Summary."

The General Partner, its Affiliates and the Local General Partners will have various other conflicts of interest, including the following:

General Partner and Local General Partners

The General Partner and Local General Partners, either directly or through their Affiliates, are currently and may in the future be committed to the continuing management of other limited partnerships similar to the Partnership and Local Partnerships. In addition, such persons are currently and may in the future be general partners of other partnerships which own or lease multi-family housing complexes which are located in the same market area and compete with the Properties. The General Partner and the Local General Partners will be required by the terms of the Partnership Agreement and the Local Partnership Agreements, respectively, to manage the affairs of the respective partnerships to the best of their abilities, to use their best efforts to carry out the purposes of such partnerships and to devote such time as is, in their judgment, necessary to the business of the Partnership or the Local Partnerships. See "Management of the Partnership."

Inconsistent Interests

The interests of the Limited Partners may be inconsistent in some respects with the interests of the General Partner. In addition, the interests of the Partnership in a Local Partnership may be inconsistent in some respects with the interests of the Local General Partner.

The General Partner and certain of its Affiliates, by reason of their interests in, and receipt of fees from, the Partnership and the Local Partnerships in which an Affiliate of the General Partner may be a Local General Partner, and in some cases, their ongoing business relationship with other Local General Partners, have and will have conflicts of interest in connection with their performance of certain activities, including, particularly, negotiation and payment of the purchase price and interest thereon for the Local Partnership Interests and the removal of certain Local General Partners.

The Local General Partner of two of the Local Partnerships described under "Specified Investments" is an Affiliate of the General Partner. See "Specified Investments" and "Compensation and Fees to General Partner and Affiliates." The conflicts described in the preceding paragraph will be present in connection with the negotiation with, payments to and problems, if any, that may develop with any such affiliated Local General Partners of such Properties.

Affiliates of the General Partner may be engaged as the property manager of some Properties. Such engagements will provide for the payment of a property management fee. See "Compensation and Fees to General Partner and Affiliates." Conflicts may exist between the interests of the General Partner on the one hand and the interests of the Partnership on the other when, for example, the termination of the manager and engagement of a non-affiliated manager would appear to result in a profit or savings to the Partnership through increased or more cost efficient property services.

In addition, a transaction such as a sale of a Property or liquidation of a Local Partnership may produce profits for the General Partner and/or its Affiliates at a time when it produces adverse tax consequences for the Limited Partners. A continuation of business by the Partnership or a Local Partnership may be advantageous to the General Partner, the Local General Partners and/or their Affiliates even though termination of the Partnership or a Local Partnership might be advantageous to the Limited Partners. Also, circumstances may arise where termination of business by the Partnership or a Local Partnership may be advantageous to the General Partner, the Local General Partners and/or their Affiliates, while continuation of the Partnership or a Local Partnership might be advantageous to the Limited Partners.

Other Activities

Although the General Partner and the Local General Partners are required to devote such time as may be necessary for the proper performance of their duties, such Persons and their respective Affiliates are entitled to and do engage in other business activities and are not prohibited from engaging in activities in real estate which are or may be competitive with the Properties. Therefore, such persons may experience conflicts of interest with respect to the allocation of management time, services and functions among the Partnership, the Local Partnerships and other projects. See "Management of the Partnership" and "Prior Performance Summary." Such other activities may now or in the future be in direct competition with the Partnership and the Local Partnerships. SUCH ACTIVITIES MAY BE DETRIMENTAL TO THE SUCCESS OF THE PARTNERSHIP.

In the event that there are two or more partnerships with which the General Partner or its Affiliates are affiliated, which have the same investment objectives and policies as the Partnership and which have funds available at the same time for investment, and investment opportunities become available in other Local Partnerships holding similar properties, conflicts of interest may arise as to which partnership should proceed to invest in the Local Partnership involved. With respect to such investment decisions, the General Partner will review the investment portfolio of such entity and will allocate the opportunity to the entity that has had funds available for investment longer.

Subsequent Entities

The General Partner and Local General Partners may in the future form, or perform services for, additional partnerships or other entities which invest in or develop multi-family rental housing. If a Property and any multi-family housing complex of such other entities are located in the same vicinity and offer similar housing for rent to persons of generally the same income level, conflicts of interest could arise in connection with the rental effort made on behalf of each Property. In any such event, the General Partner and Local General Partners will, consistent with their fiduciary obligations, use their best efforts to assure that rental efforts made on behalf of a Property are adequate and appropriate under the circumstances. Also, the obligations of the General Partner and the Local General Partners with regard to such entities and other Properties with respect to which they have similar obligations could adversely affect their financial ability to meet their undertakings to the Partnership and Local Partnerships, respectively.

Compensation

The arrangements as to compensation of the General Partner and its Affiliates were not negotiated on an arm's- length basis. See "Compensation and Fees to General Partner and Affiliates."

Specified Investments

The terms of the Partnership's proposed investment in the Local Partnerships described under "Specified Investments" as being Affiliates of the General Partner, including arrangements as to compensation of the Local General Partners referred to therein, were not negotiated on an arm's-length basis. An Affiliate of the General Partner has an interest in two such Local Partnerships. This interest may be inconsistent with the purchase of an interest in the Local Partnerships by the Partnership. See "Specified Investments."

Joint Ventures Between Partnerships

A portion of the Net Proceeds may be invested in joint ventures with other partnerships formed by the General Partner or its Affiliates. The Partnership has entered into joint ventures with American Tax Credit Properties II L.P., an affiliate of the General Partner. In such event, the General Partner will have a fiduciary duty to each partnership participating in the joint venture. In order to minimize the likelihood of a conflict between these fiduciary duties, the limited partnership agreement of each partnership will restrict investments in such joint ventures in various respects. See "Investment Objectives and Policies." In the event that any such conflict arises, the General Partner will endeavor to resolve it consistent with its fiduciary duties to the Limited Partners.

Claims Against Certain Persons

The General Partner has made certain representations and undertakings in connection with the Offering and the operation of the Partnership that could give rise to claims that might require the Partnership to institute litigation against it. Similar claims could arise against a Local General Partner which, in the case of the Local Partnerships described under "Specified Investments," may be an Affiliate of the General Partner. The Limited Partners might in these or other circumstances be required to retain separate counsel to pursue such claims.

Employment of Professionals

It is expected that the Partnership may, and in the case of the Local Partnerships described under "Specified Investments" will, employ or retain attorneys, accountants and other advisors who may customarily be employed or retained by the General Partner or its Affiliates. In connection with their employment by the Partnership, such professionals' review, investigation and due diligence in performance of their duties may not be as meaningful as would review, investigation or due diligence performed by totally independent professionals. The Partnership and the General Partner are represented by the same legal counsel. It is anticipated that such dual representation will continue in the future. The Partnership will not employ separate professionals to represent the interests of the Limited Partners. However, if any controversy arises following the termination of this Offering in which the interests of the Partnership appear to be in conflict with those of the General Partner or its Affiliates, separate counsel will be retained for the Partnership.

LOW-INCOME CREDITS

The 1986 Act, the 1988 Act, the 1989 Act and the 1990 Act replaced most existing federal tax incentives for low-income housing with a tax credit for investors through the enactment of a new Section 42 of the Code. As of the date of this Prospectus, no regulations have been issued or proposed with respect to many aspects of the low-income housing tax credit program. Accordingly, the discussion set forth below is based generally on the statutory text and the relevant legislative history and congressional staff commentary. The 1987 Act does not contain any provisions which amend or clarify the low-income housing tax credit rules. The 1988 Act makes several changes to the low-income housing tax credit, the most significant of which are noted

herein. The 1989 Act which was enacted on December 19, 1989 makes numerous changes to the Low-Income Credit, the most significant of which are noted herein. The 1989 Act amendments to the Low-Income Credit provisions of the Code are generally applicable to Properties receiving allocations of Low-Income Credit authority after 1989. Because the Partnership has not yet identified the Properties or Local Partnerships in which it will invest other than as described under "Specified Investments," it is impossible to predict how certain specific provisions of the low-income housing tax credit program will apply to any particular Property.

On November 5, 1990 the Revenue Reconciliation Act of 1990 (the "1990 Act") was enacted into law. Investors are urged to consult their own tax advisors for a complete description of the 1990 Act and for guidance on the impact of the 1990 Act on their personal tax situations and an investment in the Partnership.

The 1990 Act makes a number of changes to the Low-Income Credit provisions of the Code, the most significant of which are discussed herein. Unless otherwise noted, the 1990 Act amendments to the Low-Income Credit provisions of the Code are generally applicable to Properties receiving allocations of Low-Income Credit authority from state housing credit ceilings for calendar years after 1990. The Revenue Reconciliation Act of 1989 reduced the aggregate credit allocation for 1990 from $1.25 per resident of each state to $0.9375 per resident. The 1990 Act restores the Low-Income Credit allocation limit to $1.25 per state resident for 1990 and extends such credit allocation limit to 1991. The 1990 Act permits individual taxpayers who held an interest in a low-income housing credit property on October 25, 1990 to irrevocably elect to claim Low-Income Credits in 1990, with respect to that interest, which are otherwise allowable in future years. This election is binding on all successors in interest. This election may increase the Low-Income Credit claimed by an individual in 1990 by up to 50% of the otherwise allowable credit. Allowable Low-Income Credits in future years for the same property are ratably reduced by the additional amount of the Low-Income Credit claimed in 1990. The ability of an individual taxpayer to utilize the accelerated Low-Income Credits in 1990 remains subject to all Code restrictions otherwise applicable to Low-Income Credits. See "Low-Income Credits -- Utilization of the Low-Income Credit -- Limitation to Amount At Risk" and "-- Passive Activity and Business Tax Credit Limitations" and "Federal Income Tax Considerations -- Taxation of Limited Partners -- Limitations on Deduction of Partnership Losses" and "--Passive Activity Limitation" and "--Alternative Minimum Tax". In the case of a property owned by a partnership, the election is made at the partnership level and is binding on all partners.

The following few paragraphs briefly summarize the Low-Income Credit. Specific aspects of the credit are described in more detail in this section under the captions "Qualified Low-Income Properties," "Subsequent Increases in Low-Income Credit," "Utilization of the Low-Income Credit," "Low-Income Credits Subject to State Allocation" and "Recapture of Low-Income Credit."

In general, an owner of a low-income housing project is entitled to receive a credit in each year of a 10-year period equal to the annual credit percentage times the portion of the basis of a Property that qualifies for the credit.

The amount of the annual credit percentage is determined by two major factors: (i) whether a project is newly constructed or substantially rehabilitated, or is an existing project (and with respect to existing projects to which credit allocations are made after December 31, 1989, whether substantial rehabilitation is performed with respect to the low-income units) and (ii) whether or not a project is federally subsidized. There are three basic credit categories:

1. Non-federally subsidized new construction or non-federally subsidized substantial rehabilitation projects are eligible for a credit that will have a present value equal to 70% of the qualified basis of the project. The credit for substantial rehabilitation is available to an owner of an existing project without any transfer of ownership, or it may be utilized by a new owner after a change of ownership. The Treasury Department is required to determine the appropriate annual percentage that will yield an aggregate present value tax credit of 70% of "qualified basis" over ten years utilizing a discounting methodology set forth in the Code. For convenience, this credit will be referred to as the "9% credit" (although because the credit percentage is determined by the applicable interest rates for the month in which the property is placed in service, this credit may be more or less than 9%). A recent IRS pronouncement fixed the annual credit percentage for 9% credit property placed in service in September, 1991 at 8.94%. Under the 1988 Act, the taxpayer may, with the consent of the appropriate housing credit agency, elect to use, in lieu of the applicable credit percentage for the placed-in-service date, the applicable credit percentage for the month in which a binding agreement as to the building's credit allocation is entered into between the taxpayer and the appropriate housing credit agency. In order to qualify as a "substantial rehabilitation," a rehabilitation must include capital expenditures in connection with rehabilitation of a building during a 24-month period allocable to the low income units in the building in an aggregate amount equal to the greater of (i) 10% of the adjusted basis of the building as of the start of such period or (ii) $3,000 per low-income unit ($2,000 per low-income unit with respect to buildings where housing credit dollar amounts were allocated from state housing credit ceilings prior to 1990) determined as of the close of the first taxable year of the Credit Period.

2. Federally subsidized new construction or federally subsidized substantial rehabilitation projects are eligible for a credit with a present value of 30% of the qualified basis of the project. For convenience, this credit will be referred to as the "4% credit" (although because the credit percentage is determined by the applicable interest rates for the month in which the property is placed in service, this credit may be more or less than 4%). The Treasury Department is required to re-determine the appropriate

percentage on a month-by-month basis. The IRS recently announced that such rate for buildings placed in service in September, 1991 is 3.83%. The 1988 Act permits the taxpayer, with the consent of the appropriate housing credit agency, to elect to use, in lieu of the applicable credit percentage for the placed-in-service date, the applicable credit percentage for the month in which a binding agreement as to the building's credit allocation is entered into between the taxpayer and the appropriate housing credit agency. For purposes of the credit, federal subsidies include only tax-exempt financing and below-market federal loans, the proceeds of which are used directly or indirectly with respect to the project or the operation thereof. State and local low-income loans and other state and local subsidies are not included. For purposes of the credit, the term "federally subsidized" under the 1986 Act is used in a manner somewhat different than its customary definition. For a discussion of the various federal or state housing assistance programs, see "Investment Objectives and Policies--Government Assistance Programs."

An owner may elect to exclude federally subsidized loans from basis in calculating the credit amount and then to use the 9% credit against the remaining basis. This alternative might be utilized, for example, in the case of second mortgage loans funded by Housing Development Grants, Urban Development Action Grants or Community Development Block Grants discussed under "Investment Objectives and Policies--Mortgage Financing of Complexes and Acquisitions."

3. Under the 1989 Act, new owners who acquire existing projects with respect to which housing credit dollar amounts are allocated from state housing credit ceilings after 1989 are eligible to receive low-income housing credits if they incur substantial rehabilitation expenditures (i.e., rehabilitation expenditures allocable to the low-income units in the building during any 24-month period in an aggregate amount equal to the greater of (i) 10% of the adjusted basis of the building as of the start of such period or (ii) $3,000 per low-income housing unit) determined as of the close of the first taxable year of the Credit Period. Such an owner is entitled to the 9% credit with respect to the substantial rehabilitation expenditures and a 4% credit based on the cost of acquisition. New owners who acquire existing projects with respect to which housing credit dollar amounts were allocated from state housing credit ceilings prior to 1990 are subject to the Low-Income Credit provisions of the Code in effect prior to the 1989 Act and therefore are eligible to receive a 4% credit based on their cost of acquisition plus the cost of non-substantial rehabilitation expenditures (i.e., rehabilitation expenditures aggregating less than $2,000 per low-income housing unit) incurred before the close of the first taxable year of the Credit Period. Existing projects are not eligible for the 4% credit if the project was last placed in service during the preceding 10-year period, or if it underwent non-qualified substantial rehabilitation work during that period, although the Treasury Secretary may waive these rules with respect to certain federally assisted properties in order to avert certain foreclosures and in certain other instances of financial distress. With respect to buildings to which housing credit dollar amounts were allocated from state housing credit ceilings after 1989, under the 1989 Act, these rules may also be waived by the Treasury Secretary for certain federally-assisted buildings the mortgages on which are subject to prepayment if such waiver is necessary to avert conversion of the property from low-income occupancy to market rate use (and such existing building may be eligible for the 4% credit, notwithstanding the absence of substantial rehabilitation expenditures so long as rehabilitation expenditures average at least $2,000 per low-income unit) and for certain buildings acquired from failed financial institutions or from a receiver or conservator of such an institution. Additionally, under the 1989 Act, buildings which were owned by, or on behalf of, a governmental unit will qualify for the 4% credit with respect to the existing building and rehabilitation expenses if the rehabilitation expenditures do not satisfy the threshold requirements for the 9% credit but such rehabilitation expenditures average at least $3,000 per low-income unit. In addition, in order to be eligible for the 4% credit, existing buildings must be acquired by "purchase." It is unclear whether a "purchase" for this purpose will include an acquisition of interests in a partnership that owns the existing building(s). If existing law is clarified so as to permit an acquisition of partnership interests, the Partnership will be permitted to acquire Local Partnership Interests in existing Local Partnerships that own Property. If the Partnership makes an investment in an existing building prior to the enactment of such amending legislation or other clarification of the terms of existing law pertaining to this "purchase" requirement, it is expected that such acquisition will be through the establishment of a new Local Partnership that will acquire title to the existing building using the Partnership's capital contributions to the new Local Partnership. This ambiguous point of existing law is not clarified by the 1989 Act. Further, an existing project is not eligible for the credit if the project was acquired from a related party. Partnerships are considered related for this purpose if the same persons own, directly or indirectly, more than 10% of the capital or profits interests in both partnerships. A partnership and a partner are considered related if the partner owns more than 10% of the capital or profit interests in the partnership. Where an existing project is acquired through a purchase of a majority of the interests in a partnership that owns the project (the "old partnership"), a new partnership (the "new partnership") is deemed to have been created for tax purposes, and the related party rules may be applied with respect to: (i) the purchaser and the partner from whom the partnership interest was purchased; (ii) the purchaser and the old partnership; and (iii) the old partnership and the new partnership.

Neither the Code nor the Regulations provide any guidance on how to measure the percentage interests in profits or capital of the partners. It is expected that, in most circumstances, the Local General Partner will have a 1% interest in Profits and Losses; however, Profits from a Sale are anticipated to be allocated 50% to the Local General Partner after first allocating Profits to Partners with negative Capital Account balances in proportion to and to the extent thereof and second allocating Profits to the Partnership to the extent of its unrecovered gross investment. It is unclear how this shifting interest should be treated for purposes of making a related party determination.

First, a partner's interest in profits may be determined at the time of acquisition of a property. At such time, the Local General Partner would have a 1% interest in any operating Profits of the Local Partnership. A Local Partnership is not expected to have any Profits from a Sale in the year of acquisition. Second, a partner's interest in profits may be determined by taking into account the present value of his aggregate interest in partnership profits of all kinds. Although the Local General Partner may have an interest of up to 50% in residual Profits from a Sale, any such Sale of a Property could occur 15 years or more following acquisition, and, in any event, it is uncertain whether any such Sale would result in Profits. Third, a partner's interest in profits may equal his interest in the residual profits of the partnership (that is, his "back end" interest). The Local General Partner will have a residual interest in Profits from a Sale of up to 50% although depreciation recapture income would first be allocated 99% to the Partnership and only 1% to the Local General Partner.

Thus, it is possible that the Local General Partner could be considered to have a greater than 10% interest in the profits of the Local Partnership. If this were the case and the Local General Partner or an Affiliate held a greater than 10% interest in the seller of the Existing Property, the Existing Property would not be acquired by "purchase."

The Local General Partner may be entitled to receive a Property Management Fee and a Local Partnership administration fee and may be entitled to receive a Disposition Fee. If some or all of such fees were to be deemed Local Partnership distributions which must be taken into account in determining the proper share of the Local General Partner in Local Partnership profits or capital resulting in a reallocation of a portion thereof from the Partnership (as limited partner) to the Local General Partner, such reallocation could result in the Local General Partner being treated as the owner of more than 10% of the profits of the Local Partnership.

Before acquiring any Property or Local Partnership Interest, the Partnership will obtain an opinion of counsel that the Partnership will not be prohibited from obtaining Low-Income Credits because of a related party transaction. Such opinion of counsel may be based upon representations of the General Partner and the Local General Partner as to the present value of such party's interest in Partnership profits and as to the reasonableness of any fees paid to such party.

Qualified Low-Income Properties

The Low-Income Credit is available only with respect to qualified low-income housing projects as defined in Section 42(g) of the Code. Qualified low-income housing projects are generally residential rental projects in which either (a) 20% or more of the aggregate residential rental units are occupied by individuals with incomes of 50% or less of area median income, as adjusted for family size (the "20-50 set-aside test"), or (b) 40% or more of the aggregate residential rental units are occupied by individuals with incomes of 60% or less of area median income, as adjusted for family size (the "40-60 set-aside test") (units occupied by individuals meeting this 50% or 60% income test are referred to herein as the "Low-Income Units"). This requirement, referred to as the "minimum set-aside," must be met in order for any portion of the project to be eligible for the credit, although even if this requirement is met the credit will be available only with respect to the Low-Income Units in the housing project. All units comprising the minimum set-aside must be suitable for residential occupancy and used on a non-transient basis. For projects located in New York City, the "40-60 set-aside test" will be met if 25% or more of the aggregate residential rental units are occupied by individuals with incomes of 60% or less of area median income, as adjusted for family size. A special minimum set-aside rule is provided for projects that elect to satisfy stricter set-aside and rent restriction requirements. Under this rule, a project is considered a qualified low-income housing project if 15% or more of the aggregate Low-Income Units are occupied by individuals with incomes of 40% or less of area median income, as adjusted for family size, and the average rent charged to tenants in the residential rental units that are not Low-Income Units is at least 200% (300% in the case of a Property to which housing credit dollar amounts were allocated from state housing credit ceilings prior to 1990) of the average rent charged to low-income tenants for comparable units (the "deeply skewed set-aside test").

Additionally, in order to qualify for the credit, the gross rent charged to tenants of qualified Low-Income Units comprising the minimum set-aside cannot exceed 30% of the applicable income limits (the 50% or 60% limits, as elected by the taxpayer and discussed above) for an apartment (or a family in the case of a Property to which housing credit dollar amounts were allocated from state housing credit ceilings prior to 1990) of its size (the "rent restriction test"). Gross rent for this purpose includes the cost of any utilities, other than telephone service. Federal assistance payments such as those under Section 8 or any comparable state rental assistance programs are not included in gross rent. The 1988 Act allows the gross rent paid by the tenant to exceed 30% of the applicable income limits where the Federal subsidy program under which the Federal assistance payments are being made requires a rental increase as the tenant's income increases coupled with a corresponding reduction in the amount of the Federal assistance payment.

For purposes of determining gross income of a tenant with respect to a Property to which housing credit dollar amounts were allocated from state housing credit ceilings after 1989, the 1989 Act requires that gross income of a tenant include interest on a non-interest bearing deposit with qualified continuing care facilities which such tenant would be deemed to receive but for an exception to the below-market interest rules in Section 7872 of the Code.

Section 42(g)(3) of the Code provides that a project consisting of a single building must, in general, meet the requirements with respect to the 20-50 set-aside test or the 40-60 set-aside test and the rent-restriction test not later than the date 12 months after the date such project is placed in service. Special rules are provided to determine whether a project consisting of multiple buildings placed in service on different dates meets this test. Specifically, the initial building, within 12 months of being placed in service, must meet the set-aside requirement determined only by reference to those units in the initial building. When a second or subsequent building is placed in service, the project must meet the set-aside requirement with respect to the units in all buildings placed in service up to that time within 12 months of the date the second or subsequent building is placed in service. The project must comply with this expanded requirement continuously thereafter for a period ending 15 years after the later of (1) the first day of the taxable year in which the expanded requirement is met or (2) if a credit is claimed with respect to the building, the first day of the taxable year in which the credit period begins with respect to such building. Buildings subsequently placed in service are subject to separate 15-year compliance periods. After the 15-year period has expired on an initial building, but while other buildings in the same project are still subject to the compliance period, the project must continue to meet the set-aside requirement determined by reference to all buildings in the project or, at the taxpayer's election, all buildings subject to the compliance period. Alternatively, at the taxpayer's election, buildings need not meet the minimum low-income set-aside requirement rigidly by reference to the order that the buildings are placed in service. If within 12 months of the placed-in-service date of a prior building the project meets the set-aside requirement with respect to the first building and any subsequent buildings placed in service within the 12-month period, then the first building and included subsequent buildings are part of a qualified low-income project. Any subsequent building not included in determining whether the project satisfies the set-aside requirement with respect to prior buildings would have its own 12-month period before it would be required to be included in the set-aside determination for the project.

The taxpayer may elect which of the minimum set aside tests (*i.e.*, the 20-50 set-aside test or the 40-60 set-aside test) it proposes to meet for each project, but once made, the election is irrevocable. The General Partner expects that, at or prior to the closing of the acquisition of a Local Partnership Interest by the Partnership, the Local Partnership will be required to make an election to meet the 40-60 set-aside test. Under the 40-60 set-aside test, a Local Partnership is permitted to charge higher rent.

The qualified basis amount of a project with respect to which the credit is computed is generally the proportion of the "eligible basis" in a qualified low-income housing building attributable to Low-Income Units. This proportion is the lesser of (1) the proportion of occupied Low-Income Units to all residential rental units (whether or not occupied) in the project, or (2) the proportion of floor space in the occupied Low-Income Units to the total floor space of the residential rental units (whether or not occupied) in the project.

The 1986 Act provides certain transition rules under which the qualified basis of certain projects will include the eligible costs associated with all units in such projects, rather than only Low-Income Units. For such projects, the qualified basis will equal the entire amount of the eligible basis. It is impossible to predict whether these rules will apply to any of the Local Partnerships in which the Partnership invests, because, other than those Local Partnerships described under "Specified Properties," the Properties have not been selected as of the date of this Prospectus. None of the Specified Properties is covered by the transition rules discussed in this paragraph.

In general, the "eligible basis" of a project is its adjusted basis determined without regard to the adjusted basis of any non-residential portion of the project. It does not include the cost of land in a project. For a new construction project, eligible basis will be the cost of new construction determined at the end of the first taxable year of the Credit Period. For a substantial rehabilitation project, eligible basis would consist of the rehabilitation costs aggregated over a 24-month period if such costs allocable to the Low-Income Units in the building amount to the greater of (i) 10% of the adjusted basis of the building as of the start of the 24-month period or (ii) $3,000 per Low-Income Unit determined as of the end of the first taxable year of the Credit Period ($2,000 per Low-Income Unit with respect to buildings' allocated housing credit dollar amounts prior to 1990) ("Minimum Expenditures"). It is not necessary that an allocable portion of the Minimum Expenditures be spent on each Low-Income Unit; instead the test will be satisfied if the Minimum Expenditures are allocable to one or more Low-Income Units or substantially benefit the Low-Income Units. For existing projects, eligible basis includes the cost of acquisition of existing buildings through a purchase and the cost of any substantial rehabilitation to such building (*i.e.*, a rehabilitation satisfying the Minimum Expenditures threshold) (in the case of existing buildings allocated housing credit dollar amounts prior to 1990, eligible basis includes the cost of non-substantial rehabilitation to such buildings (*i.e.*, a rehabilitation costing less than $2,000 per Low-Income Unit)) incurred before the close of the first taxable year of the Credit Period. Generally, only costs that are required to be capitalized and depreciated are includable in eligible basis. The statute and legislative history do not give any guidance as to the types of fees that are includable in eligible basis. To the extent a fee is not includable in eligible basis, the Low-Income Credit will be reduced. The Partnership intends to take the position that the portion of acquisition fees and development fees for construction of a project that are directly related to the acquisition or construction of a Property and that are capitalizable and depreciable are includable in eligible basis. However, there is a risk that the IRS may assert that all or a portion of such costs are not includable. An investor should note that counsel is rendering no opinion with respect to the treatment of such fees, since the ultimate determination as to their proper treatment rests on factual issues upon which counsel cannot opine. It is anticipated that the Local Partnerships will pay Property Development Fees to the Local General Partner. It is likely that such Property Development Fees will accrue in one taxable year but be paid over a two-to three-year period. The Local Partnerships intend to include the full amount of such accrued Property Development Fees in

eligible basis for purposes of the Low-Income Credit. The IRS may contend that any portion of the Property Development Fee that will not be paid currently is not properly includable in basis. If the IRS were successful, the amount of Low-Income Credits would be reduced or delayed. Counsel is unable to predict the outcome of such a challenge.

Because the starting point in the determination of eligible basis is the adjusted basis of a building, eligible basis will be reduced by the adjustments to eligible basis described under Section 1016 of the Code, other than the adjustment for depreciation. For example, eligible basis will be reduced by the reduction in basis equal to any Rehabilitation Credit allowed with respect to a project. The eligible basis of any building is also reduced by an amount equal to the portion of the adjusted basis of the building attributable to residential rental units in the building that are not Low-Income Units and that are above the average quality standard of the Low-Income Units in the building. At the taxpayer's election an exception to the disproportionate cost limit allows a portion of the adjusted basis attributable to such units to be included in eligible basis provided the excess cost of such units over the average cost of the Low-Income Units does not exceed 15% of the average cost of the Low-Income Units and such excess cost is excluded from eligible basis.

Further, for purposes of determining qualified basis under Section 42 of the Code, the eligible basis includes not only the adjusted basis of the residential rental units but also the adjusted basis of depreciable common areas for use by the tenants and other facilities reasonably required by the project. The costs of amenities in units that are not Low-Income Units may be included only if the amenities are comparable to the costs of amenities in the Low-Income Units. Also, the allocable costs of tenant facilities such as swimming pools or other recreational facilities and parking areas may be included only if there is no separate fee for use of these facilities and they are available on a comparable basis to all tenants in the project.

Residential rental property may qualify for the Low-Income Credit even though a portion of the building in which the residential rental units are located is available for commercial use, although no portion of the cost of such non-residential property may be included in the eligible basis. The Conference Report of the 1986 Act states that it is the intention of the conferees that the costs of mixed-use facilities would be allocated according to a reasonable method that properly reflects the proportionate benefit to be derived directly or indirectly by the non-residential rental property and the residential units. The General Partner currently intends to cause the Local General Partners to determine the portion of the cost of Properties owned by Local Partnerships allocable to commercial space on a pro rata basis using a ratio of the square footage of commercial space to the total square footage of the Property.

Eligible basis is reduced by the amount of any federal grant with respect to the property or the operation thereof, regardless of whether such grant is includable in gross income. The reduction applies to the year in which the grant is made and all subsequent years. A federal grant (as distinguished from a federal rental subsidy) includes any grant funded in whole or in part by the federal government, to the extent funded with federal funds. Grants which must be subtracted from eligible basis include any Community Development Block Grants, Urban Development Action Grant, Rental Rehabilitation Grants and Housing Development Action Grants. See "Investment Objectives and Policies--Government Assistance Programs."

Subsequent Increases in Low-Income Credit

The Code provides that when there is an increase in the qualified basis of a low-income housing project as of the close of any year in the 15-year Compliance Period with respect to that project (after the first year of the credit period), the credit allowable for such year (and for each remaining year in the Compliance Period) is increased by an amount equal to two thirds of the applicable percentage of that increase. A partial year phase-in rule similar to that discussed below under "Utilization of the Low-Income Credit" also applies to the credit available during the first year of any such increase. For example, an increase in qualified basis may occur as a result of an increase in the number of Low-Income Units rented to eligible tenants at qualified rent levels or an increase in the floor space of Low-Income Units but not by reason of increases in the "eligible" basis unless such increase qualifies as a substantial rehabilitation. See "Low-Income Credits."

Utilization of the Low-Income Credit

The Low-Income Credit is available during a ten-year period, generally beginning with the year in which a property is placed in service. In the first year the credit is available, the allowable credit amount is determined using an averaging convention to reflect the number of months during the year after the property is placed in service by the taxpayer that the units constituting the qualified basis were occupied by low-income individuals. To the extent there is a reduction of the credit amount in the first year, additional credit is available in the eleventh taxable year.

Limitation to Amount "at Risk". The use of Low-Income Credits by individuals, including shareholders of S corporations or "closely-held corporations" (*i.e.*, corporations in which 5 or fewer shareholders directly or indirectly own more than 50% of the stock) is limited by the amount that the taxpayer has "at risk" with respect to his investment in such low-income housing. Generally, the qualified basis of any low-income housing property is reduced for "at risk" purposes by the amount of any nonqualified nonrecourse

financing with respect to such property. Such a reduction would reduce the Low-Income Credit available to a person subject to the "at risk" rules. It is not clear how this rule will be applied in the context of a partnership in which some partners are subject to the "at risk" rules and others are not.

However, a taxpayer will be considered to be "at risk" for purposes of the Low-Income Credit with respect to "qualified commercial financing," even if it is nonrecourse. For purposes of the Low-Income Credit, "qualified commercial financing" is defined as financing with respect to any property if (a) such property is acquired by the taxpayer from a person who is not related to the taxpayer and (b) such financing is borrowed from a "qualified person" or represents a loan from any federal, state or local government instrumentality (or is guaranteed by such instrumentality). A person's relationship to the taxpayer is determined as discussed above (see "Low-Income Credits"); however, the determination of whether a person is a related person is made as of the close of the taxable year in which the Property is placed in service. A "qualified person" for purposes of the Low-Income Credit is a person who is actively and regularly engaged in the business of lending money and who is not (a) a person from whom the taxpayer acquired the property, or (b) a person who receives a fee with respect to the taxpayer's investment in the property, or (c) a person related to either of such persons. An exception is provided for financing borrowed from a non-profit organization whose exempt purposes include fostering low-income housing. Such financing is considered "qualified commercial financing" even if it is acquisition financing provided such financing (a) is not in excess of 60% of the basis of the qualified low-income building; (b) is secured by the building unless (i) a security interest in the building is not permitted by a Federal agency holding or insuring the mortgage secured by such building and (ii) the proceeds from the financing (if any) are applied to acquire or improve such building; and (c) is fully repaid on or before the earliest of (i) the date the financing matures, (ii) the 90th day after the close of the 15-year Compliance Period with respect to the building (in the case of non-profit organization financing which is not acquisition financing where the building is subject to the Extended Compliance Period, the 90th day after the earlier of (x) the date the building ceases to be a qualified low-income building or (y) the close of the Extended Compliance Period) or (iii) the date of refinancing or the sale of the building.

It is anticipated that the amount of the Low-Income Credit allowable to the Partnership will be limited under the "at risk" rules to the amount of the Partnership's actual cash payments in respect of its Local Partnership Interests, the portion of the Partnership's capital contribution to the Local Partnership used to pay costs that are properly capitalized into the basis of the Properties and the "qualified commercial financing," as described above, that exists with respect to the Properties, but that such "at risk" amount will generally not include any acquisition financing. The Partnership's amount "at risk" should be reduced to the extent that any financing is guaranteed by the General Partner or the Local General Partner. Furthermore, to the extent that a Local General Partner's inability to comply with its obligation under an Operating Deficit Guarantee is an event of default under a mortgage note, such Operating Deficit Guarantee may be considered the equivalent of a partial guarantee of the financing by the Local General Partner resulting in a corresponding reduction in the Partnership's "at risk" amount to the extent of the maximum amount of the Local General Partner's liability under the Operating Deficit Guarantee. For purposes of determining a partner's adjusted tax basis in his partnership interest, the IRS has ruled that an obligation may be bifurcated into a guaranteed (*i.e.*, recourse) piece and a nonrecourse piece. Similar rules should apply for "at risk" purposes, although there is no authority directly on point. The General Partner anticipates that, in general, the Partnership will pay the full amount of the purchase price for its interest in a Local Partnership owning an Existing Complex at the time of its acquisition thereof, and in the case of a Development-Stage Complex, by the date the Property is placed in service. See "Investment Objectives and Policies--Structure of Investments." Counsel has not rendered an opinion on this issue or on the qualification of any Property for the Low-Income Credit because these issues depend upon the specific nature of each Property and its financing. However, as a condition to the closing of the acquisition of each Local Partnership Interest, the General Partner will obtain an opinion of counsel as to the eligibility of the Property for the Low-Income Credit and as to the status of the indebtedness encumbering the Property as qualified nonrecourse financing.

Passive Activity and Business Tax Credit Limitations. The ability of taxpayers to use Low-Income Credits is subject to two additional limitations. The 1989 Act made significant revisions to these limitations. These 1989 Act changes are effective for partnership interests acquired after 1989. The first set of rules provides, generally, that individuals can only utilize Low-Income Credits to offset taxes on up to $25,000 of active or portfolio income (other than possibly from a publicly-traded partnership) ($12,500 for married individuals filing separately and living apart from their spouses at all times during the taxable year). Under the 1989 Act there are no income limitations on a taxpayer's ability to utilize Low-Income Credits on up to $25,000 of active or portfolio income (other than possibly from a publicly-traded partnership). Prior to enactment of the 1989 Act, only individuals with an adjusted gross income of $200,000 or less (disregarding passive losses) ($100,000 for married individuals filing separately and living apart from their spouses at all times during the taxable year) could fully utilize this $25,000 allowance ($12,500 for married individuals filing separately and living apart from their spouses at all times during the taxable year). Prior to enactment of the 1989 Act, for non-corporate individual taxpayers with adjusted gross incomes between $200,000 and $250,000 ($100,000 and $125,000 for married individuals filing separately and living apart from their spouses at all times during the taxable year), the credit amount usable against active or portfolio income declined ratably to zero. Losses of limited partners from limited partnerships owning low-income housing projects are, in general, not eligible for the $25,000 allowance. However, losses from active real estate rental activities are eligible. The $25,000 amount is an aggregate for both losses and credits. If a taxpayer has both eligible losses and credits, the losses must be used before the credits (and credits other than Low-Income Credits must be used before the Low-Income Credits).

Low-Income Credits are not a preference item for purposes of the alternative minimum tax, but they cannot be used to offset that tax.

Non-corporate individual taxpayers can use Low-Income Credits in excess of the $25,000 limit against tax liability arising from passive activities or carried forward pursuant to the passive activity loss limitation rules. Married investors who file separately and live with their spouses for at least one day during the taxable year may currently or on a carried forward basis use Low-Income Credits only against tax liability arising from passive activities. Corporations, other than S corporations or personal service corporations, can generally use the Low-Income Credit against taxes on all income (except the alternative minimum tax) and can use losses to reduce taxable income. However, closely-held corporations can only use the Low-Income Credit against tax attributable to active business and passive activity income and not against portfolio income. Credits generated through S corporations are subject to the same limitations applicable to individuals. Personal service corporations can only use the Low-Income Credit against tax liability arising from passive activities, and do not qualify for the $25,000 allowance. Each partner in a publicly-traded partnership generally treats income, losses and credits for each such partnership separately and therefore cannot offset such income, losses and credits against passive losses, income or credits from other partnerships or activities subject to the passive activity loss rules except that in the case of Low-Income Credits attributable to a publicly-traded partnership, to the extent that the amount of any such Low-Income Credits exceeds the regular tax liability attributable to income from the publicly- traded partnership, such excess may be used to offset income from other partnerships or activities governed by the passive activity loss rules (except possibly publicly-traded partnerships) subject to all of the restrictions and limitations discussed above with respect to partnerships generally. For further discussion of these limitations on the utilization of the credit, see "Federal Income Tax Considerations--Taxation of the Limited Partners-Limitations on Deduction of Partnership Losses-Passive Activity Limitation."

The second set of rules limits the use of all business tax credits, generally, to the first $25,000 of tax liability ($12,500 for married persons filing separately) plus 75% of tax liability in excess of this amount. Low-Income Credits limited by this rule can be carried back three years (but not to taxable years ending prior to 1987 and with respect to years prior to 1990, subject to the Code income limitations repealed by the 1989 Act which substantially restrict the ability of certain taxpayers to utilize the Low-Income Credit) subject to all other Code limitations and forward for 15 years.

Low-Income Credits Subject to State Allocation

All low-income housing projects, except to the extent of eligible basis financed with proceeds of tax-exempt bonds subject to the tax-exempt bond volume cap provisions of the Code, must be allocated specific amounts of Low-Income Credit authority from the state housing credit ceiling by the state or local credit agency for the jurisdiction in which the project is located. The aggregate credit allocation each year for the years 1987, 1988, 1989 and 1990 is $1.25 per resident of each state and, under the 1990 Act, zero for all years thereafter. Under the 1989 Act, beginning in 1990, a state's Low-Income Credit ceiling is increased by the sum of (i) the unused state housing credit ceiling (if any) of such state for the preceding calendar year (determined without the adjustments set forth in clauses (ii) through (iv) hereof), (ii) the amount of state housing credit ceiling previously allocated within the state to any project which is returned in the calendar year because (x) the project does not become a qualified low-income housing project within the period required by the Low-Income Credit provisions of the Code or the terms of the allocation by the state housing credit agency or (y) a previous allocation is canceled by mutual consent of the state housing credit agency and the allocation recipient, and (iii) the amount (if any) allocated to such state from the unused housing credit ceilings of other states. In determining the amount of credit authority required in order for a project fully to utilize the credits potentially available with respect to the project, only the credit attributable to the first year of the credit period of a project is counted against this limit. However, the full amount of the credit attributable to the first year is counted even if the allowable credit amount for the year was reduced to reflect the number of months during the year that the units constituting the qualified basis were occupied by low-income individuals. Additional credit authority is necessary with respect to credits arising in subsequent years. The 1989 Act mandates the development of a "qualified allocation plan" by state housing credit agencies with respect to allocations made after 1989. The state housing credit agency must evaluate each Low-Income Credit project according to these pre-established criteria. The selection criteria set forth in a qualified allocation plan must include (i) project location, (ii) housing needs characteristics, (iii) project characteristics, (iv) sponsor characteristics, (v) participation of local tax-exempt organizations, (vi) tenant populations with special housing needs and (vii) public housing waiting lists. The qualified allocation plan must give the highest priority to those projects to which the highest percentage of the housing credit dollar amount is to be used for project costs other than the cost of intermediaries unless granting such priority would impede the development of projects in hard-to-develop areas. The qualified allocation plan must give preference in allocating housing credit dollar amounts among selected projects to (i) projects serving the lowest income tenants and (ii) projects obligated to service qualified tenants for the longest periods. The qualified allocation plan must also provide a procedure that the housing credit agency will follow in notifying the IRS of non-compliance with the provisions of the Low-Income Credit provisions of the Code of which such agency becomes aware. Properties which do not require allocations of Low-Income Credit authority because they are financed with proceeds of tax-exempt bonds subject to the tax-exempt bond volume cap provisions of the Code nevertheless must satisfy the requirements under the qualified allocation plan applicable to the area in which the Property is located. The 1989 Act requires that the housing credit dollar amount allocated to a Property not exceed the amount the housing credit agency determines is necessary for the financial feasibility of the Property and its viability as a qualified low-income Property throughout the Credit Period. This determination must be made at the time of application for the housing credit dollar amount, at the time the allocation

of the housing credit dollar amount is actually made and on the date the building is placed in service. In making this determination, the housing credit agency must consider the sources and uses of funds and the total financing planned for the Property as well as any proceeds or receipts expected to be generated by reason of tax benefits. A similar financial feasibility determination must be made by the governmental unit issuing tax-exempt bonds subject to the tax-exempt bond volume cap provisions of the Code. It will be a condition of the closing of an investment in a Local Partnership by the Partnership that, in cases where credit authority is required, the Property has been allocated credit authority by the appropriate credit agency sufficient to provide Low-Income Credits at the level used by the General Partner in calculating the purchase price for the acquisition. The Partnership may waive such condition where either (i) the Partnership has paid the purchase price for the Local Partnership Interest into escrow or has withheld payment subject to receipt of an allocation of sufficient credit authority or (ii) a developer or another party issues a letter of credit or uses another means to guarantee return to the Partnership equal to what would be received by the Partnership upon receipt of sufficient credit authority.

Generally, a credit allocation is valid only if the project is placed in service in the year for which the credit is allocated by the credit agency. Accordingly, it is possible that a project may be allocated credit for a year but not be placed in service until the following year, and in such circumstances the initial credit allocation would be invalid. In such a case, there is no assurance that the credit agency will make credit available during the following year. The 1988 Act provides that if a building, other than an existing building, is not placed in service in the year the credit allocation is received, it may be placed in service in either of the two succeeding years provided that at least 10% of the expected project costs are paid by the end of the year in which the credit allocation is received. The legislative history states that project costs are the total costs budgeted to acquire and develop the project including costs budgeted by the taxpayer to acquire the land and any existing structure. The determination of whether the taxpayer has incurred at least 10% of the total project costs is measured by calculating a fraction the numerator of which is the taxpayer's basis in the property as of the close of the calendar year in which the credit allocation is made and the denominator of which is the taxpayer's reasonably expected basis in the property at the time the property is placed in service. Under the 1989 Act, in the case of a project which includes (or will include) more than one building, the state or local housing credit agency has authority to allocate Low-Income Credit authority on a project rather than on a building-by-building basis. An allocation of credit authority to a project is generally valid if it is made to the project at any time during the period beginning with the first calendar year for which an allocation may be made for the first building placed in service as part of the project and ending with the calendar year the last building is placed in service as part of such project. An allocation of housing credit authority to a project only applies to buildings in the project placed in service during or after the calendar year for which the allocation is made.

Recapture of Low-Income Credits

The owners of a qualified low-income housing project will be required to recapture a portion of any credit previously taken (*i.e.*, will be required to pay an additional amount of tax equal to the credit "recaptured") and will be unable to claim all or a portion of the originally scheduled credits in future years if the project ceases to meet qualification requirements, or if there is a decrease in the qualified basis of the project (for example, if a Low-Income Unit ceases to meet the minimum set-aside rules). It is unlikely that, in the event that Limited Partners are required to recapture Low-Income Credits, the Partnership will have cash to distribute to fund such recapture tax liability. Recapture of the credit will generally occur in any year during the applicable Compliance Period if at the close of the year any of the following events occur:

(1) the project fails to meet the minimum set aside requirements or fails to meet the rent restriction test;

(2) there is a change of ownership in whole or in part (with exceptions noted below);

(3) there is a decrease in the qualifying basis of the project, but the minimum set-aside requirements continue to be met; or

(4) there is a failure to fully repay nonrecourse acquisition financing borrowed from a non-profit organization within the required time period.

The first listed recapture event results in the recapture of a portion of the credit taken with respect to the qualifying basis of the entire project. The second listed recapture event results in a recapture of a portion of the credit taken with respect to the portion of the project that has changed ownership. The third listed recapture event results in the recapture of a portion of the credit taken with respect to the Low-Income Units that go out of compliance or to the other decreases in the qualifying basis of the project. When one of the first three listed recapture events occurs, the amount of credit recaptured is the accelerated portion of the credit (described below) for all prior years of the project. The fourth listed recapture event results in a recapture of the full amount of the credit taken that is attributable to the financing. It is not clear under the statute whether the recapture will apply only to Low-Income Credits attributable to the portion of the financing that is not repaid within the required time period or whether it will apply to Low-Income Credits attributable to the entire amount of the financing, including the portion repaid. In addition to the payment of an additional amount of tax equal to the accelerated portion of the credit (which additional tax cannot be offset by any other credits other than the refundable credits available under Sections 31-35 of the Code), interest on the recaptured credit must be paid, beginning from the due date for filing the return for the year in which any recaptured amount was claimed. Interest is

calculated at the deficiency interest rate established under Section 6621 of the Code (three percentage points over the Federal short term rate). Such interest is not deductible. The accelerated portion of the credit in any year is the amount of the credit determined for the year less the amount that would have been determined for the year if all credits had been allowed ratably over the 15-year Compliance Period. Because credits on the initial qualified basis of a building are claimed ratably over a 10-year period rather than over the 15-year Compliance Period, the amount of the credit recaptured during each of the first 11 years is one-third of the credit determined for the year. The portions of the Low-Income Credits that must be recaptured in any year of non-compliance are as follows:

Year of Event Giving Rise to Recapture	Portion Recaptured
After Year 15	0
15	1/15
14	2/15
13	3/15
12	4/15
1-11	5/15

There are certain circumstances in which it is possible to avoid the recapture rules. For example, no recapture occurs if non-compliance with the minimum set-aside requirement or the reduction of qualified basis is corrected within a "reasonable period," a term not defined in the Code. There are also provisions that permit changes in tenants' income to occur and permit vacancies in Low-Income Units to occur without causing credit recapture as long as no vacant unit of comparable or smaller size in the project is rented to a non-qualifying tenant.

Where there is a transfer of a Property, the Partnership may be able to avoid recapture by posting a bond with the Secretary of the Treasury in an amount satisfactory to the Treasury, if it can reasonably be expected that the Property will continue to be operated as a qualified low-income property for the remainder of the Compliance Period. Such bond-posting procedure could be used to avoid recapture on the disposition of a Property or on the disposition by the Partnership of its interest in a Local Partnership. The General Partner expects to approve the utilization of such a procedure in appropriate circumstances. See "Investment Objectives and Policies--Disposition of Properties/Local Partnership Interests."

Recapture of the credit will not be required if a reduction in qualified basis occurs as a result of a casualty loss, to the extent such loss is restored by reconstruction or replacement within a reasonable period of time established by the Secretary of the Treasury.

Generally, any change in ownership of a building during the Compliance Period is an event of recapture. Thus, a disposition by the Partnership of its interest in a Local Partnership will result in recapture of the accelerated portion of the credit taken with respect to the portion of the Project that has changed ownership. A partnership with 35 or more partners will be "treated as the taxpayer" for purposes of the recapture rules unless the partnership elects not to be so treated. The Partnership does not intend to make such an election. Thus, no recapture results to the transferor partner on the disposition of an interest in the partnership (as long as within a 12-month period at least 50% of total interest in Partnership profits and capital is unchanged). However, the transferee partner will be required to recapture a portion of the Low-Income Credits previously taken by the transferor partner if a recapture event occurs during the period the transferee partner owns an interest in the partnership.

Extended Compliance Period

With respect to any building that receives an allocation of housing credit authority from a state housing credit ceiling after 1989, the 1989 Act does not allow the Low-Income Credit for the taxable year attributable to any building otherwise eligible unless an Extended Low-Income Housing Commitment is in effect as of the end of such taxable year. An Extended Low-Income Housing Commitment is an agreement between the Local Partnership and the housing credit agency requiring that the applicable fraction attributable to the Compliance Period continue to be met for the 15-year term of the Extended Compliance Period. The Extended Low-Income Housing Commitment must be (i) enforceable in any state court by individuals who meet the tenant income limitations applicable to the Property, (ii) binding on all successors of the Local Partnership and (iii) is recorded pursuant to state law as a restrictive covenant. There are two situations which trigger an early termination of the 30-year extended low-income use period. First, such period terminates on the date the Property is acquired by foreclosure (or instrument in lieu of foreclosure). Second, if the Local Partnership is unable to transfer the Property at any time following the expiration of the Compliance Period for continued low-income use during the balance of the Extended Compliance Period, the allocating agency, upon being given written notice by the Local Partnership, at any time after the 14th year of the Compliance Period, of the Local Partnership's intent to dispose of the Property, is allowed one year to find an eligible buyer for the Property at a statutorily specified price. Such price is an amount not less than the applicable fraction (specified in the Extended Low-Income Housing Commitment) of (i) the sum of (a) the outstanding

indebtedness secured by, or with respect to, the Property, (b) the "adjusted investor equity" in the Property (defined as the aggregate amount of cash the Local Partnership invested in the Property increased by a cost-of-living adjustment with respect to such amount using the first taxable year of the Credit Period as the base calendar year for purposes of such adjustment but in no event may the cost-of-living adjustment exceed 5% for any calendar year), and (c) other capital contributions not reflected in the amounts described in (a) or (b), reduced by (ii) cash distributions from (or available for distribution from) the Property. If the housing credit agency is unable to find a person to acquire the Local Partnership's interest in the Property within such one-year period, the Local Partnership may convert the Property to market rate use. Notwithstanding the foregoing, existing low-income tenants may not be evicted from their Low-Income Units or be subject to any increase in the gross rent with respect to such Low-Income Units within three years after the conversion of the Property to market rate use.

Rehabilitation Credit

In addition to the low-income housing tax credit, a tax credit generally is available for certain rehabilitation expenditures incurred in improving certified historic structures and certain other buildings originally placed in service before 1936. If an expenditure is a qualified rehabilitation expenditure on a certified historic structure, the taxpayer is entitled to a credit against his income tax liability for that year equal to 20% of the expenditure in the year in which the rehabilitated project is placed in service, or in certain circumstances, in the year in which the expenditure is made (the "Rehabilitation Credit"). In the case of certain non-residential buildings placed in service prior to 1936 (other than certified historic structures), a 10% credit is allowed. The tax basis of rehabilitated real property is reduced by the full amount of the credit taken. In general, rehabilitation expenditures qualify for the credit if they are incurred in connection with a "substantial rehabilitation" meeting certain requirements relating to the extent and character of the rehabilitation and the approval of the rehabilitation by appropriate federal, state and local officials.

The use of the Rehabilitation Credits by individuals, including shareholders of S corporations or "closely held corporations" is limited by the amount that the taxpayer has "at risk" with respect to the investment that generates the Rehabilitation Credit. In general, the taxpayer must satisfy the same "at risk" requirements applicable to the Low-Income Credit. See "Utilization of the Low-Income Credit" above. In addition, to be considered "at risk" with respect to an investment which generates Rehabilitation Credits, it is also necessary that (a) the amount of any nonrecourse financing with respect to such property not exceed 80% of the credit base of the property, and (b) that the financing not be provided by a person who is either related to the taxpayer or the seller of the property.

The Partnership does not currently expect to invest in Properties that may be eligible for the Rehabilitation Credit, unless legislation is enacted that would either (i) remove the currently mandated $200,000 income limitation (as described below) or (ii) the amount of Rehabilitation Credits generated is not material in proportion to the total amount of Low-Income Credits and Rehabilitation Credits generated by all the Partnership investments allocable to the investors over ten years. To the extent that the Partnership invests in a Local Partnership that incurs rehabilitation expenditures that will qualify for such Rehabilitation Credit, which would then be available to the Limited Partners to reduce their federal income taxes, the ability of Limited Partners to utilize such credits may be restricted by the passive activity loss limitation rules in the same manner as such rules apply to the Low-Income Credit with one important exception described below. See "Federal Income Tax Considerations--Taxation of the Limited Partners--Limitations on Deduction of Partnership Losses-Passive Activity Limitation." Under rules paralleling the Low-Income Credit provisions, individuals can only utilize Rehabilitation Credits to offset taxes on up to $25,000 of active or portfolio income ($12,500 for married individuals filing separately and living apart from their spouses at all times during the taxable year). Additionally, and unlike the case of Low-Income Credits, only individuals with an adjusted gross income of $200,000 or less (disregarding passive losses) ($100,000 for married individuals filing separately and living apart from their spouses at all times during the taxable year) may fully utilize this $25,000 allowance with respect to Rehabilitation Credits ($12,500 for married individuals filing separately and living apart from their spouses at all times during the taxable year). For non-corporate individual taxpayers with adjusted gross incomes between $200,000 and $250,000 ($100,000 and $125,000 for married individuals filing separately and living apart from their spouses at all times during the taxable year), the Rehabilitation Credit amount usable against active or portfolio income declines ratably to zero.

It will be a condition to the closing of the acquisition of each Local Partnership Interest that the General Partner obtain an opinion regarding the qualification of any Property for the Rehabilitation Credit and the application of related "at risk" limitations to such Property.

The Rehabilitation Credit is subject to recapture in the event of early disposition (including destruction from casualty or condemnation) of a Property generating the Rehabilitation Credit. If such Property is disposed of by a Local Partnership within five years after the property is placed in service, a Limited Partner's tax for the year will be increased by the total credit taken for rehabilitation expenditures, multiplied by a "recapture percentage" determined on the basis of the holding period of the Property. The amount of recapture decreases by 20% for each full year that elapses after the property is placed in service.

A disposition by the Partnership of its interest in a Local Partnership or by a Limited Partner of his entire interest in the Partnership within 5 years from the date the Property for which the Rehabilitation Credit is claimed is placed in service will also

trigger recapture of Rehabilitation Credits previously claimed by the Limited Partner. In addition, if a Limited Partner's interest in the profits of the Partnership is reduced to less than 66 2/3% of what it was when the Property for which the Rehabilitation Credit is claimed was placed in service, the reduction will be treated as a proportional disposition of the property by the Limited Partner. For example, if a Limited Partner disposed of 50% of his Units in the first year in which a Rehabilitation Credit was claimed, then 50% of the credit claimed by the Limited Partner will be recaptured. The provision of the 1988 Act which treats a partnership with 35 or more partners as the taxpayer for Low-Income Credit recapture purposes would not protect a Limited Partner from recapture of Rehabilitation Credits.

If a Property is eligible for both the Low-Income Credit and the Rehabilitation Credit, the Rehabilitation Credit is taken for the year the rehabilitation is completed. The eligible basis of the Property is reduced by the amount of the Rehabilitation Credit taken for purposes of computing the Low-Income Credit.

The Rehabilitation Credit with respect to a Property will be allocated only to those Limited Partners who have purchased Units prior to the date such Property is placed in service.

SPECIFIED INVESTMENTS

Determination of Partnership Investment. The amount of the Partnership's investment in each of the Local Partnerships described in this section was determined by the General Partner on behalf of the Partnership and by each of the Local Partnerships. With respect to Sydney Engel Associates L.P. (the "Castle Local Partnership") and Chestnut Park Associates, L.P. (the "Chestnut Park Local Partnership"), one of the Local General Partners is an affiliate of the General partner.

A substantial portion of the Partnership's capital contribution to each of the Local Partnerships identified below has been or will be paid to one or more of the Local General Partners or their Affiliates as Property Development Fees, and has been or will be included in the total rehabilitation cost of each of the Properties for purposes of computing the amount of available Low-Income Credits. The precise amount of the Property Development Fees (which is anticipated to be included in the construction and development costs of the Properties) will be dependent upon the actual costs of the construction or rehabilitation of each of the Properties, and therefore cannot be determined at this time. The portion of the Property Development Fees payable to any Local General Partner that is an Affiliate of the General Partner will not exceed either 10% of each of the respective Property's total development costs or 90% of the amount that an unrelated party would charge for comparable services.

Each of the Local Partnership Agreements provides, or will provide, for (i) adjustment to the Partnership's capital contribution to reflect the final determination of the amount of the eligible and qualified basis for calculating the Low-Income Credits and the actual amount of the Low-Income Credits; (ii) reimbursement to the Partnership for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events; and (iii) repurchase by the Local General Partner(s) of the Partnership interest in the Local Partnership for an amount equal to the allocable Gross Proceeds attributable to its investment in the Local Partnership, at the Partnership's option, if certain events do not occur in a timely manner. An upward adjustment to the Partnership's capital construction, as described above, could result in a pro rata increase in Rehabilitation/Acquisition Services Fees and/or Expense Allowances.

With respect to some of the Local Partnerships, the amount of the Partnership's investment may be reduced to reflect an agreement with the Local General Partners to apply the amount that would otherwise be payable to the General Partner as a Rehabilitation/Acquisition Services Fee to the payment of Organization, Offering and Selling Expenses if the actual Organization, Offering and Selling Expenses for the total Offering exceed those amounts allocated for such expenses and to the extent that these expenses are less than 5% of Gross Proceeds. With respect to each of the Local Partnerships identified for investment, the amount of the Partnership's investment may be increased (if Partnership funds are available at such time) to reflect an increase in the Low-Income Credits.

FmHA Apartment Complexes. The Partnership either has acquired or anticipates acquiring limited partnership interests in thirty four Local Partnerships that have developed and/or are developing the thirty four apartment complexes described below (the "FmHA Apartment Complexes"). Six of these investments are joint investments with ATCP II. See "Investment Objectives and Policies-- Structure of Investments". See also "Conflicts of Interest -- Joint Investments Between Partnerships". All of the FmHA Apartment Complexes have or are expected to receive permanent mortgage financing from FmHA. FmHA rental assistance has been or is anticipated to be provided with respect to some or all of the units in certain of the FmHA Apartment Complexes, as described under "Investment Objectives and Policies -- Farmers Home Administration Rural Rental Housing Program" and "-- Farmers Home Administration Rental Assistance Program." It is anticipated that all of the units in the FmHA Apartment Complexes will be eligible for Low-Income Credits.

The FmHA Apartment Complexes described below are in various stages of development and lease-up. The General Partner believes that each of the FmHA Apartment Complexes has or will have adequate property insurance. However, there can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate. The tables included in this Prospectus describe in greater detail information concerning the FmHA Apartment Complexes and the terms of investment of the Partnership and, where applicable, ATCP II, in each FmHA Local Partnership.

The Partnership (along with ATCP II, where applicable) will become the sole limited partner of each Local Partnership. The Partnership (and ATCP II, where applicable) has or will make capital contributions to each FmHA Local Partnership which will generally be paid in four installments, subject to some or all of the following conditions: allocation or reservation by the applicable state agency (or Puerto Rico, where applicable) of the amount of anticipated Low-Income Credits; completion of construction; issuance of certificates of occupancy; specific levels of occupancy by eligible tenants and the operation of the FmHA Apartment Complexes at a specified net income level for a specified period of time.

Each Local Partnership Agreement provides or will be amended to provide for (i) adjustment of the capital contributions of the Partnership and of ATCP II, where applicable, such that the finally determined amount of Low-Income Credits will be equal to between approximately 1.45-1.8 times, as applicable, the Partnerships and ATCP II's, where applicable, allocable Gross Proceeds attributable to their investment in each FmHA Local Partnership, and (ii) reimbursement to the Partnership and to ATCP II, where applicable, by the Local General Partner for recapture of Low-Income Credits caused by the occurrence of certain events and payment to the Partnership and to ATCP II, where applicable, from Operating Cash Flow or Sale or Refinancing Proceeds, if any, for recapture caused by the occurrence of certain other events. Each Local Partnership Agreement will provide or will be amended to provide that the Local General Partner will purchase the interests of the Partnership and of ATCP II, where applicable, in the FmHA Local Partnership for an amount equal to the allocable Gross Proceeds attributable to the investment of the Partnership and of ATCP II, where applicable, if completion of construction of the FmHA Apartment Complexes or certain other events do not occur in a timely manner. For purposes of this paragraph, "Gross Proceeds" means the aggregate of the gross offering proceeds of the Partnership and of ATCP II, where applicable, attributable to their investments in the FmHA Local Partnerships.

A Rehabilitation/Acquisition Services Fee and a non-accountable Rehabilitation/Acquisition Services Expense Allowance in the amounts as set forth in this Prospectus has been or will be paid by each FmHA Local Partnership to the General Partner (and, where applicable, the general partner of ATCP II) subsequent to the admission of the Partnership to each FmHA Local Partnership.

The FmHA Local Partnerships (except for Moore Haven Commons Ltd., Somerset Manor Ltd., Labelle Commons Ltd., Sugar Cane Villas Ltd., Loma del Norte L.P., Long Reach Associates L.P., Union Valley Associates and Waynesboro Apartments, L.P.) have been, and/or are expected to be, assisted by The March Company Inc., March Partners Inc., Massachusetts corporations, and/or Portland Capital Corporation, a Maine corporation founded by former employees of The March Company Inc., (collectively, "FmHA Professionals") in the development and financial structuring of these FmHA Apartment Complexes and/or FmHA Local Partnerships. Although The March Company Inc. has voluntarily filed for protection under bankruptcy laws, the General Partner believes that such filing will not have any material adverse effect on the FmHA Local Partnerships. The FmHA Professionals have received or will receive compensation from each Local General Partner utilizing their services in an amount equal to approximately 1.74% to 3.28% of the principal amount of the mortgage loan with respect to each applicable FmHA Apartment Complex. The applicable Local General Partners are also expected to reimburse the Partnership and/or ATCP II, as applicable, for certain expenses, including ongoing reporting and accounting expenses.

Local Partnerships Acquired by the Partnership

The Partnership has acquired interests in the following Local Partnerships as of October 1,1991:

Local Partnerships:	Location	Anticipated Investment	Anticipated Aggregate Low-Income Credit (Net to Investors)
Sydney Engel Associates L.P.	New York, NY	$2,994,993	$5,204,713
Chestnut Park Associates, L.P.	East Orange, NJ	4,204,576	7,434,921
Carrington Limited Dividend Housing, Limited Partnership	Farmington Hills, MI	2,174,720	3,607,036
Queen's Lane Investors	Philadelphia, PA	597,050	1,028,621
Bruce Housing Associates, L.P.	Bruce, MS	183,155	322,758
Purvis Heights Properties, L.P.	Purvis, MS	191,512	337,321
Batesville Family, L.P.	Batesville, MS	239,716	422,427
Mirador del Toa, L.P.	Toa Alta, PR	284,847	501,702
Ivy Family, L.P.	Louisville, MS	135,528	237,212
Lawrence Road Properties, Ltd.	Newton, MS	123,799	218,912

Puerta del Mar Limited Partnership	Hatillo, PR	630,570	1,126,850
April Gardens Apartments II, Limited Partnership	Las Piedras, PR	485,581	867,751
Brisas del Mar Apartments, Limited Partnership	Hatillo, PR	668,172	1,194,046
Union Valley Associates	Union Township, PA	390,959	691,187
Waynesboro Apartments, L.P.	Waynesboro, PA	360,859	638,104
Justin Associates Limited Partnership	Philadelphia, PA	1,819,730	3,487,970
Somerset Manor, Ltd.	Central City, PA	213,135	438,650
Moore Haven Commons, Ltd.	Moore Haven, FL	213,402	439,199
LaBelle Commons, Ltd.	La Belle, FL	253,580	521,887
Long Reach Associates, Limited Partnership	Bath, ME	448,922	829,000
Sugar Cane Villas, Ltd.	Pahokee, FL	821,216	1,690,128
Howard L. Miller Sallisaw Apartments II, L.P.	Sallisaw, OK	130,158	256,013
Ashland Park Apartments, L.P.	Ashland, NB	235,732	466,008
Ellinwood Heights Apartments, L.P.	Ellinwood, KS	156,261	307,347
NP-89 Limited Dividend Housing Limited Partnership	Clinton Township, MI	2,248,006	4,145,304
Hayes Run Limited Partnership	Marshall, NC	322,074	633,506
Bay Springs Elderly, L.P.	Bay Springs, MS	213,795	420,526
Walnut Grove Family, L.P.	Walnut Grove, MS	193,670	378,971
Loma del Norte L.P.	Anthony, NM	319,030	627,518
North Calhoun City, L.P.	Calhoun City, MS	151,136	297,278
West Calhoun City, L.P.	Calhoun City, MS	239,187	470,469
Totals		$21,645,071	$39,243,335

In the chart above, anticipated aggregate Low-Income Credit refers to the total Low-Income Credits from each Property that are anticipated to be available for distribution to the Limited Partners. The anticipated investment total is equivalent to approximately $26,341,041 of Gross Proceeds or approximately 90% of the $29,352,000 in Gross Proceeds raised as of October 1, 1991.

The Castle Apartments
New York City, New York

A second Amended and Restated Agreement of Limited Partnership of the Castle Local Partnership dated as of June 1, 1991 has been entered into by the Partnership with respect to the Partnership's investment in the Castle Local Partnership and the acquisition, rehabilitation, management and other matters relating to The Castle Apartments (the "Castle Complex").

Description of the Property. The Castle Complex consists of seven six-story buildings comprised of a total of 224 units on Andrews Avenue in the City of New York. The buildings are connected to each other to form an interior common courtyard. The courtyard allows central access to each building.

The building, which was originally constructed in 1925, is composed of brick and wood frame. The recently completed rehabilitation included the gut renovation of the entire building and the installation of new electrical, heating and plumbing systems. The building also received a new elevator system. The type of apartments and number of units and the anticipated monthly rents for each are estimated as follows:

		Anticipated Monthly Rents		
Apartment Type	No. of Units	Low Income	Moderate Rate	Market Rate
1 BR	112	$279	$351	$535
2 BR	82	314	418	635
3 BR	30	369	496	735

Rehabilitation was completed in stages with full completion in March 1991. Of the 224 units in the Castle Complex, 45 units will be rented for a 20 year period to families whose incomes will not exceed 50% of the local median income and 35 units will be rented for a 15 year period to families whose incomes will not exceed 60% of the local median income. Certain additional rental restrictions and priorities are governed by a Regulatory Agreement between the Castle Local Partnership and the City of New York. The remaining 144 units will be rented at market rate without any tenant income restriction but increases in rent on the market-rate units will be subject to New York City rent stabilization guidelines as adjusted from time to time. The Castle Complex is presently at least 95% occupied.

Local General Partners. The Castle Local Partnership, a limited partnership formed under the New York Uniform Limited Partnership Act, purchased the Castle Complex on September 1, 1989 from the City of New York. The Local General Partners of the Castle Local Partnership are The Engel Group, Inc., a New York corporation, Twin Castle Group Inc., a New York corporation and The Richman Group, Inc. (an Affiliate of the General Partner). See "Management of the Partnership." Sidney Engel, the principal of Engel Group, Inc., is experienced in all phases of residential development and construction in the metropolitan New York area. Since 1951, he has produced more than 3,000 units of housing and approximately 1,400 nursing home units. Approximately two-thirds of the housing and nursing home facilities are still owned and managed by Mr. Engel's affiliated organizations. The Engel Group, Inc. is also a local general partner of a local partnership invested in by an Affiliate of the Partnership which has business objectives and investment policies similar to those of the Partnership. The principals of Twin Castle Group Inc. are Michael Contillo and Joseph D'Eglomini. Messrs. Contillo and D'Eglomini are principals of De-Con Mechanical Contractors Inc., which is a plumbing contractor located in New York City. The General Partner believes that the Local General Partners have sufficient net worth to fulfill its obligation to fund up to $1,000,000 (subject to reduction in certain circumstances) of operating deficits of the Castle Local Partnership during a period of time ending on the later of breakeven operations or five years from final mortgage loan closing. There can be no assurance that the Local General Partners will be able to comply with their obligations if operating deficits occur. See "Investment Objectives and Policies--Operating Deficit Guarantees."

Management Agent. Essex Plaza Management Company will be the managing agent for the project. Sydney Engel is a principal of this company, which manages approximately 1,900 housing units, including all of the projects developed by Mr. Engel in New York City. Essex Plaza Management Company is also the management agent for an apartment complex owned by a local partnership invested in by an Affiliate of the Partnership with business objectives and investment policies similar to those of the Partnership.

Contractor. The general contractor for the Castle Complex is 1950 Andrews Avenue Construction Corp., an affiliate of Sydney Engel.

Community Profile. The Castle Complex is located in the Morris Heights section of the Bronx, between West 179th Street and West 180th Street. The immediate area consists of large multifamily buildings and single family houses. One block north of the Castle Complex is the former uptown campus of New York University which is now the Bronx Community College. Immediately adjacent to the Castle Complex is 2015 University Avenue, a project that was financed with a structure similar to that of the Castle Complex and which is a moderate rehabilitation complex containing 63 units.

Partnership Investment. The Castle Local Partnership purchased the building and land comprising the Castle Complex from the City of New York for approximately $224,000. Aggregate rehabilitation costs are expected to be approximately $21,000,000.

Pursuant to the terms of a Second Amended and Restated Agreement of Limited Partnership of the Castle Local Partnership dated as of June 1, 1990, the Partnership made an original capital contribution to the Castle Local Partnership of $1,131,472 when the Partnership acquired its interest in the Castle Local Partnership and has made or agreed to make additional capital contributions generally as follows: (i) $91,311 on January 2, 1991; (ii) $754,316 at completion of rehabilitation of the Castle Complex, which occurred on March 20, 1991 and (iii) $1,017,894 when the Castle Complex has achieved $106,624 per month in income from the operation of the Castle Complex for a period of three consecutive calendar months.

In the event that the Partnership raises less than $35,000,000 pursuant to the Offering, the capital contributions to the Castle Local Partnership may be reduced by up to approximately $75,000 to offset certain of the Partnership's Organization, Offering and Selling Expenses. If the actual amount of Low-Income Credits generated by the Local Partnership materially exceeds the anticipated amount of Low-Income Credits, it is anticipated that such increase will result in an adjustment to the above-described capital contribution (an "Upward Adjustment") in favor of the Local General Partners. See "Investment Objectives and Policies--Structure of Investments." If Gross Proceeds are not available therefore, such increase will be paid from Operating Cash Flow, to the extent available.

The Castle Local Partnership or the Local General Partners are expected to utilize approximately $750,000 of the capital contributions from the Partnership for deposit into a guarantee fund or for purchase of a similar investment (the "Rental Supplement Maintenance Account") which will be used to supplement the rental income received by the Castle Local Partnership over a 15-year period. The Local General Partners will receive an amount equal to the amount utilized from the Rental

Supplement Maintenance Account by the Castle Local Partnership from Sale or Refinancing Proceeds. Any funds generated by the Rental Supplement Maintenance Account not needed in any year to fund operating expenses, including any unused amounts in the Rental Supplement Maintenance Account upon a Sale or Refinancing of the Castle Complex, will be distributed to the Local General Partners.

A non-accountable Rehabilitation/Acquisition Services Expense Allowance in the amount of $91,311 (in accordance with the guidelines set forth in the Prospectus) has been or will be paid by the Castle Local Partnership to the General Partner.

Financing. Construction and permanent financing for the purchase and rehabilitation of the Castle Complex is being financed by a New York City Community Preservation Corporation first mortgage loan in the amount of $1,408,986, a $12,725,765 second mortgage loan from the New York City Participating Loan Program, and a third mortgage loan in the form of a HODAG in the amount of $3,804,242. Such HODAG was funded by HUD and subsequently loaned to the Castle Local Partnership through the New York City Department of Housing Preservation and Development. See "Investment Objectives and Policies--Government Assistance Programs." The two-year construction financing closed as of August 2, 1989. During the construction phase of the development of the Castle Complex, the first mortgage loan bore interest at the rate of 2% per year over the prime rate of Bankers Trust Company, New York, the second mortgage loan bore interest at the rate of 1 1/4% per year and the third mortgage loan bore no interest during this period. The permanent phase of the financing commenced upon completion of the rehabilitation of the Castle Complex and bears interest as follows: the first mortgage loan bears interest at the rate of 11.5% per year for a term of 49 months and will fully amortize over its term. The $12,725,765 second mortgage loan from the New York City Participating Loan Program (PLP) bears interest at the rate of 1% per year, for a term of 30 years. The third mortgage loan bears interest at the rate of 1% per year for a term of 40 years, however, no payments are required for the first 20 years. Thereafter, payments of $249 per month are payable through year 30, $45,573 per month in years 31 and 32 and $28,431 per month in years 33 through 40. See "Federal Income Tax Considerations--Purchase Money Notes."

The combined principal amortization of the first, second and third mortgage loans is scheduled by the lenders to be approximately $5,840,000 over the first 15 years of the permanent phase of the mortgage loans or approximately 150% of the allocable Gross Proceeds attributable to the Partnership's investment in the Castle Local Partnership.

Structure of Acquisition. The Local Partnership Agreement provides that the capital contributions and allocable Gross Proceeds attributable to the Partnership's investment in the Castle Local Partnership will be adjusted such that the finally determined amount of Low-Income Credits will be equal to approximately 1.425 times the Partnership's Gross Proceeds attributable to its investment in the Castle Local Partnership.

Operating Cash Flow, to the extent available, will be distributed 99% to the Partnership and 1% to the Local General Partners after payment of (i) Operating Loans and reimbursement for advances from the Rental Supplement Maintenance Account; (ii) an annual Local Partnership Administration Fee to the Local General Partners of up to 50% of remaining available Operating Cash Flow in such year, provided that the portion of the Local Partnership Administration Fee payable to the Richman Group, Inc., a Local General Partner and an Affiliate of the General Partner, will not exceed an amount equal to 2% of the gross revenues of the Castle Complex for such year; (iii) an amount to the Local General Partners equal to unpaid Upward Adjustment Amount; and (iv) an amount to the Local General Partners equal to any funds generated by the Rental Supplement Maintenance Agreement which are not needed to fund operating expenses of the Castle Local Partnership for such year. The Local General Partners have agreed to guarantee payment to the Partnership of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to investment in the Castle Local Partnership, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Castle Local Partnership to the Partnership. Any amounts paid pursuant to such guarantee will be treated as Operating Loans, repayable from 50% of Operating Cash Flow or from Sale or Refinancing Proceeds. Sale or Refinancing Proceeds remaining after payment of all debts of the Castle Local Partnership (including Operating Loans) and establishment of reserves will be distributed 99% to the Partnership and 1% to the Local General Partners until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Local Partnership, and thereafter, after a distribution to the Local General Partners of an amount equivalent to funds utilized from the Rental Supplement Maintenance Account, 49.50% to the Partnership and 50.50% to the Local General Partners.

Low-Income Credits. The Local General Partners have obtained the approval of the City of New York Department of Housing Preservation and Development for an allocation of approximately $5,310,340 of Low-Income Credits over a ten-year period, approximately $531,034 per year, for the Castle Complex. Such allocation was based upon the submission by the Local General Partners of a projected development budget and the anticipated eligible basis of the Property. The actual Low-Income Credit generated by the Castle Complex depends upon the actual development cost and eligible basis, as determined after completion of rehabilitation.

Insurance. The Local General Partners, on behalf of the Castle Local Partnership, have obtained and are required to maintain insurance for the Castle Complex in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance on the scope of coverage will be adequate.

The Chestnut Park Apartments
East Orange, New Jersey

An Amended and Restated Agreement of Limited Partnership of the Chestnut Park Local Partnership dated as of May 1, 1990 has been entered into with respect to the Partnership's investment in the Chestnut Park Local Partnership and the acquisition, rehabilitation, management and other matters relating to Chestnut Park Apartments, located in East Orange, New Jersey (the "Chestnut Park Complex").

Description of the Property. The Chestnut Park Complex consists of one four-story elevator building comprised of 60 units (including one unit which has been reserved for the superintendent of the complex) at 25 South Munn Avenue in the City of East Orange, New Jersey.

The Chestnut Park Complex was originally constructed in 1927 using a steel skeleton with wood floor joists and a masonry exterior. The recently completed rehabilitation included the gut renovation of the entire building including new steel, where necessary, and the installation of new electrical, heating and plumbing systems. The building also received a new elevator system.

The type of apartments and number of units and the projected monthly rents for each are estimated as follows:

Apartment Type	No. of Units	Approximate Square Footage	Anticipated Monthly Rents
1BR	11	558	$678-700
2BR	37	761	891
3BR	12	927	1053

Rehabilitation of the Chestnut Park Complex was completed in June 1991. All the units in the Chestnut Park Complex are required to be rented for a 30-year period to Low Income tenants as set forth in a Regulatory Agreement with the New Jersey Housing Finance and Mortgage Agency ("NJHFMA"). All but one of the units receive Section 8 subsidies, which will allow for qualified low-income tenants to pay 30% of their income as rent. The balance of the rent for such units will be paid by HUD for 20 years. All leases will be for the term of one year. The Chestnut Park Complex is presently at least 95% occupied.

Local General Partners. The Chestnut Park Local Partnership, a New Jersey limited partnership, purchased the Chestnut Park Complex in December, 1989. The Local General Partners of the Chestnut Park Local Partnership are Landex Corporation, a Rhode Island corporation, Altman Development Group, Ltd., a Pennsylvania corporation, Trebor Development & Investment Co., a New Jersey corporation and The Richman Group, Inc., a Delaware corporation (and an Affiliate of the General Partner). See "Management of the Partnership." The Richman Group, Inc., Landex Corporation and Trebor Development & Investment Co. are the managing general partners of the Chestnut Park Local Partnership. The General Partner believes that the Local General Partners have sufficient net worth to fulfill its obligation to fund up to $530,000 (subject to reduction in certain circumstances) of operating deficits of the Chestnut Park Local Partnership during a period of time ending upon the later of breakeven operations or five years from mortgage closing. There can be no assurance that the Local General Partners will be able to comply with their obligations if operating deficits occur. See "Investment Objectives and Policies--Operating Deficit Guarantees."

Landex Corporation was organized in April, 1983 for the purpose of participating in real estate investment, development and consulting. It was founded by Judith S. Siegel and David G. Johnston. Ms. Siegel, who has been involved in real estate investment for the past ten years, has developed and managed several real estate ventures, including Urban Rehabilitation and Rental, a real estate company involved in the acquisition, rehabilitation and rental of low-income housing projects. David G. Johnston graduated with a degree in civil engineering and has over twenty years experience in development, architecture, engineering and construction. Mr. Johnston was previously employed by Marshall Erdman and Associates, Inc., a national firm specializing in the design and construction of medical facilities, to establish a Washington, D.C. division office. In that position, Mr. Johnston built and organized a staff of architects and engineers that constructed over fifty medical facilities. The projects ranged from small renovations to the construction of large centers valued at over $10 million each. Landex Corporation is also a local general partner of four local partnerships invested in by Affiliates of the Partnership with business objectives and investment policies similar to those of the Partnership.

Altman Development Group, Ltd. is an affiliate of Berel Altman. Mr. Altman has participated in 15 low-income housing projects, three of which have been invested in by Affiliates of the Partnership with business objectives and investment policies similar to those of the Partnership.

Robert F. Aprea is President and sole shareholder of Trebor Development & Investment Co. He has extensive experience in community development and subsidized housing. Since 1976, he has been involved as an advisor or developer in at least 22 housing projects.

Management Agent. Wilder Richman Management Corporation ("WRMC"), an Affiliate of the General Partner, will be the managing agent for the project. WRMC currently manages, directly or in a supervisory capacity, approximately 4,000 residential housing units. Initially, WRMC will receive annual management fees from the Chestnut Park Local Partnership in an amount of 6% of such Local Partnership's gross revenues, subject to governmental approvals.

Contractor. The general contractor for the Chestnut Park Complex is Allied Construction Services, Inc., an affiliate of Berel Altman.

Community Profile. The Chestnut Park Complex is located at 25 South Munn Avenue in East Orange, New Jersey. The immediate area consists of large multifamily buildings and single family houses. The Chestnut Park Complex is located two blocks from the City Hall, one half block from the City Library, one quarter mile from the newly completed "Brick Church" shopping center and across the street from the Municipal Court Building.

Partnership Investment. The Chestnut Park Local Partnership purchased the building and land comprising the Chestnut Park Complex for approximately $780,000. Aggregate rehabilitation costs were approximately $9,990,000.

Pursuant to the terms of the Amended and Restated Agreement of Limited Partnership of the Chestnut Park Local Partnership dated May 1, 1990, the Partnership made an original capital contribution of $1,548,514 when the Partnership acquired its interest in the Chestnut Park Local Partnership and has made or agreed to make additional capital contributions generally as follows: (1) $128,188 on January 2, 1991; (ii) $1,032,344 at completion of rehabilitation of the Chestnut Park Complex, which occurred on June 5, 1991, and (iii) $1,290,429 when the Chestnut Park Complex has achieved $53,174 per month in income from the operation of the Chestnut Park complex for a period of three consecutive calendar months.

A non-accountable Rehabilitation/Acquisition Services Expense Allowance in the amount of $128,188 (in accordance with the guidelines set forth in this Prospectus) has been or will be paid by the Chestnut Park Local Partnership to the General Partner.

Financing. Purchase and rehabilitation of the Chestnut Park Complex was financed by a first mortgage loan in the amount of $3,524,141 through the sale of taxable first mortgage revenue bonds by NJHFMA. The loan bears interest at the rate of 9.5% per year and interest only was payable during the construction phase of the loan. The mortgage will fully amortize over the remainder of its 30-year term. A second mortgage in the amount of $353,000 was provided by NJHFMA having a term of two years and carrying interest of 9.5% per year. The second mortgage loan was repaid from capital contributions received by the Chestnut Park Local Partnership from the Partnership. A third and fourth mortgage are being provided by the City of East Orange and the NJHFMA in the amounts of $1,500,000 and $333,000, respectively. The third mortgage has been assigned to the New Jersey Department of Community Affairs. The third and fourth mortgages each bear interest at the rate of 10% per year and have 30-year terms. The third and fourth mortgages will be paid pro-rata out of the Chestnut Park Local Partnership's "surplus cash," defined to mean funds available after operating expenses, debt service and a 4½% per year return on equity (as defined by NJHFMA) to the Chestnut Park Local Partnership.

Structure of Acquisition. The Local General Partners will continue as general partners of the Chestnut Park Local Partnership. Operating Cash Flow, to the extent available, will be distributed 99% to the Partnership and 1% to the Local General Partners after payment of (i) Operating Loans and (ii) an annual Local Partnership Administration Fee to the Local General Partners of up to 50% of available Operating Cash Flow in such year, provided that the portion of the Local Partnership Administration Fee payable to The Richman Group, Inc., a Local General Partner and an Affiliate of the General Partner, shall not exceed an amount equal to 2% of the gross revenues of the Chestnut Park Complex for such year. The Local General Partners have agreed to guarantee payment to the Partnership of up to $2,500, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Chestnut Park Local Partnership to the Partnership. Any amounts paid pursuant to such guarantee will be treated as Operating Loans, repayable from 50% of Operating Cash Flow or from Sale or Refinancing Proceeds. There can be no assurance that the Local General Partners will be able to comply with their obligations if operating deficits occur. Sale or Refinancing Proceeds remaining after payment of all debts of the Chestnut Park Local Partnership (including Operating Loans) and establishment of reserves will be distributed 99% to the Partnership and 1% to the Local General Partners until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Local Partnership, and thereafter, 50% to the Partnership and 50% to the Local General Partners. However, in no event will Affiliates of the General Partner receive more than 25% of the Sale or Refinancing Proceeds from the Property, and in no event will Affiliates of the General Partner have an interest in the profits or capital of the Chestnut Park Local Partnership that will cause the Chestnut Park Complex to be ineligible for Low-Income Credits. Under current law, such interest may not be greater than 10%.

The Local Partnership Agreement provides for an adjustment of the Partnership's capital contributions and allocable Gross Proceeds attributable to its investment in the Chestnut Park Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.45 times the Partnership's Gross Proceeds allocable to its investment in the Chestnut Park Local Partnership.

Low-Income Credits. The Local General Partners have obtained an allocation from NJHFMA of $758,588 per year ($7,585,880 of Low-Income Credits over a ten-year period) for the Chestnut Park Complex. Such allocation was based upon the submission by the Local General Partners of a projected development budget and the anticipated eligible basis of the Property. The actual Low-Income Credit generated by the Chestnut Park Complex depends upon the actual development cost and eligible basis, as determined after completion of rehabilitation.

Insurance. The Local General Partners, on behalf of the Chestnut Park Local Partnership, have obtained and are required to maintain insurance for the Chestnut Park Complex in amounts of coverage as approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of the coverage will be adequate.

Carrington Place Apartments
Farmington Hills, Michigan

As of the date of this Prospectus, the Partnership, together with American Tax Credit Properties II L.P., an Affiliate of the Partnership with similar business objectives and investment policies, has acquired a 99% limited partnership interest in Carrington Limited Dividend Housing Association Limited Partnership, a Michigan limited partnership (the "Carrington Local Partnership"), which is the owner of Carrington Place Apartments (the "Carrington Place Complex") located in Farmington Hills, Michigan. The joint venture between the Partnership and American Tax Credit Properties II L.P. for the acquisition of the 99% limited partnership interest in Carrington Local Partnership was made under the terms for joint investments described in this Prospectus under "Investment Objectives and Policies--Structure of Investments."

Pursuant to the terms of an Amended and Restated Agreement of Limited Partnership of the Carrington Local Partnership dated as of June 1, 1990, as modified by a Second Amended and Restated Agreement of Limited Partnership of the Carrington Local Partnership, the Partnership and American Tax Credit Properties II L.P., an affiliate of the Partnership ("ATCP II"), made initial contributions to the Carrington Local Partnership in the aggregate amount of $2,048,373 when the Partnership acquired an approximately 67% limited partnership interest and ATCP II acquired an approximately 33% limited partnership interest in the Carrington Local Partnership, and the Partnership and ATCP II have made or agreed to make additional capital contributions generally as follows: (i) an aggregate of $331,834 on January 2, 1991: (ii) an aggregate of $426,744 when the Carrington Complex achieves 95% occupancy at or above projected rent levels, which occurred on January 29, 1991: and (iii) an aggregate of $426,745 on a date three months from the payment made pursuant to subparagraph (ii) immediately above, which occurred on July 16, 1991. Approximately 67% of each such capital contribution has been and will be made by the Partnership and approximately 33% of each such capital contribution has been and will be made by ATCP II, reflecting the respective limited partnership interest of each entity.

Description of the Property. Construction of the Carrington Place Complex commenced in the fall of 1988 and was completed in November 1989. The Carrington Place Complex consists of one two-story elevator building on approximately 5.24 acres containing 100 rental units. The 89 one-bedroom and 11 two-bedroom garden apartments contain dishwashers, ranges, refrigerators, carpeting throughout and central air conditioning. Site improvements consist of sidewalks, landscaping, and a large indoor community space. A total of 111 parking spaces are provided, including 52 covered carports.

The type and number of apartments and the anticipated monthly rents for the Carrington Place Complex are as follows:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
1 BR/1 BA	50	625	$397
1 BR/1 BA	39	675	396
2 BR/1 BA	11	950	450

An annual rental subsidy assistance fund from the Michigan State Housing Development Authority ("MSHDA") will be made available to the Carrington Place Complex for 15 years in an amount up to $40,000 per year. Such assistance is payable only on behalf of tenants who would otherwise pay more than 30% of their income for rent and utilities. Should the Carrington Local Partnership retain the low-income rental and occupancy restrictions in place for the Carrington Place Complex beyond the initial 15-year period, MSHDA may extend such subsidy assistance during subsequent years. The actual monthly rents and the availability of tenants who qualify under Section 42 of the Code may be determined by, among other factors, the local rental market in the Carrington Place Complex neighborhood. Failure to attract qualified tenants could result in a recapture of Low-Income Credits.

Local General Partners. The Local General Partners are Sam L. Yaker as Trustee of the Sam L. Yaker Revocable Trust, Armenag Kalaydjian as Trustee of the Armenag Kalaydjian Revocable Trust, and Vincent Valvona as Trustee of the Vincent Valvona Revocable Trust.

Mr. Yaker has been the President of Liberty Construction Corp. ("Liberty") since 1980. From 1971 through 1979 he was Executive Vice President of Amurcon Corporation, where he was responsible for the development and construction of over 5,000 apartment units, a majority of which are low-income units.

As the Executive Vice President of Liberty, Mr. Kalaydjian is responsible for all of Liberty's development and construction activities. Prior to joining Liberty, Mr. Kalaydjian was employed by National Homes as a regional construction manager.

As a principal of PI-CON, Inc., an underground utility construction firm, Mr. Valvona supervises the construction of underground utilities for private and public uses.

Management Agent. P.M. Diversified, Inc. ("P.M. Diversified"), a Michigan corporation, is the initial managing agent of the Carrington Place Complex. P.M. Diversified currently manages, directly or in a supervisory capacity, in excess of 7,500 residential housing units in Michigan, of which 3,000 are low-income units, and employs approximately 125 employees with on-site management responsibilities. P.M. Diversified is the managing agent for two apartment complexes owned by local partnerships invested in by ATCP II.

Contractor. The general contractor for construction of the Carrington Place Complex was Liberty Construction Corp., a Michigan corporation and an Affiliate of Messrs. Yaker and Kalaydjian. Liberty Construction Corp.'s recent activities include the construction or rehabilitation of several senior citizen apartment complexes and congregate housing complexes in Michigan.

Community Profile. The City of Farmington Hills is located in the southern portion of Oakland County, Michigan, within the metropolitan Detroit area. The Farmington Hills market area is served by the Detroit Metro airport, I-96, I-696, I-275 and other major highways. The City of Farmington Hills has recently experienced development of high-tech research parks and office construction.

Partnership Investment. The Carrington Local Partnership purchased the Carrington Place Complex site in 1988 for approximately $200,000. Aggregate construction costs, including the purchase price of the Carrington Place Complex site, were approximately $6,683,000, based upon actual development costs provided by the Local General Partners.

The Local Partnership Agreement provides for adjustment of the Partnership's and ATCP II's capital contributions and allocable Gross Proceeds attributable to their investments in the Carrington Local Partnership such that the finally determined amount of Low-Income Credits will be equal to the equivalent of approximately 1.45 times the Partnership's and ATCP II's Gross Proceeds allocable to their respective investments in the Carrington Local Partnership.

The joint venture arrangement regarding the investment by the Partnership and ATCP II in the Carrington Local Partnership is between two partnerships with substantially identical investment objectives and sponsor compensation structures, will not result in duplicate property management or other fees and will result in investment by each venturer on substantially the same terms and conditions. In addition, each venturer has been given a right of first refusal to buy the other venturer's interest if the other venturer wishes to sell its interest in the Carrington Local Partnership. (See "Conflicts of Interest--Joint Ventures Between Partnerships".)

A Rehabilitation/Acquisition Services Fee in the amount of $331,833 (in accordance with the guidelines set forth in this Prospectus) will be paid by the Carrington Local Partnership to the General Partner and the general partner of ATCP II.

A sales preparation fee will be paid to the Local General Partners upon the Sale or Refinancing of the Carrington Place Complex in an amount equal to three percent (3%) of the gross proceeds of such Sale or Refinancing.

Financing. Initial financing for the construction of the Carrington Place Complex was provided to the Carrington Local Partnership by Michigan National Bank ("MNB") under the terms and conditions of a construction mortgage in the amount of $4,400,000 with interest at the rate of MNB's prime rate plus three-quarters of one percent (3/4%) per year. Permanent financing of the project has been provided to the Carrington Local Partnership by a first mortgage loan from the Michigan State Housing Development Authority ("MSHDA") in the amount of $3,513,644 with a fixed interest rate of 10% for a term of 35 years.

Structure of Acquisition. Profits, losses and available credits are allocated 99% to the Partnership and ATCP II (in amounts relative to their respective partnership interests in the Carrington Local Partnership), and 1% to the Local General Partners. Operating Cash Flow, to the extent available for distribution, is distributed 99% to the Partnership and ATCP II (in amounts relative to their respective partnership interests in the Carrington Local Partnership), and 1% to the Local General Partners after

payment of (i) Operating Loans and (ii) an annual Local Partnership Administration Fee to the Local General Partners of up to 50% of the remaining available Operating Cash Flow in such year. The Local General Partners have agreed to guarantee annual distributions to the Partnership and ATCP II of an aggregate amount of up to the lesser of $2,500 or .2% of the allocable aggregate Gross Proceeds attributable to the Partnership's and ATCP II's investment in the Carrington Local Partnership to the extent that in any year there is less than an aggregate $5,000 distribution from Operating Cash Flow by the Carrington Local Partnership to the Partnership and ATCP II. Any amounts paid pursuant to such guarantee will be repayable as Operating Loans. Sale or Refinancing Proceeds remaining after payment of all debts of the Carrington Local Partnership (including outstanding Operating Loans), establishment of reserves and payment of a sales disposition fee to the Local General Partners, will be distributed 99% to the Partnership and ATCP II (in amounts relative to their respective partnership interests in the Carrington Local Partnership), and 1% to the Local General Partners until the Partnership and ATCP II have received an amount equal to allocable Gross Proceeds attributable to their investment in the Carrington Local Partnership, and thereafter, 50% in the aggregate to the Partnership and ATCP II (in amounts relative to their respective partnership interests in the Carrington Local Partnership), and 50% to the Local General Partners as described below.

Operating Loans. The Local General Partners have agreed to provide loans to the Carrington Local Partnership to fund operating deficits for a seven (7) year period commencing with the closing of the permanent mortgage loan. Any Operating Loans will be repaid, without interest, from 50% of Operating Cash Flow of the Carrington Local Partnership, or, to the extent not previously repaid, out of available Sale or Refinancing Proceeds. However, there can be no assurance that the Local General Partners will be able to comply with their obligations at such time, if any, as the Carrington Local Partnership suffers an operating deficit. The Local General Partners' inability to comply with such obligation could cause a default under a mortgage or other agreement concerning the Carrington Local Partnership, which default could result in recapture of Low-Income Credits. (See "Risk Factors--Reliance on Local General Partners".)

Low-Income Credits. Based upon the submission by the Local General Partners of a projected development budget and the anticipated eligible basis of the Carrington Place Complex, the Local General Partners have received an allocation of approximately $5,524,200 of Low-Income Credits over a ten-year period (approximately $552,420 per year). Such allocation was determined based upon submission by the Local General Partners of a projected development budget and the anticipated eligible basis of the Property. The actual Low-Income Credit generated by this property will depend on the accountants' final determination of the actual development cost and the eligible basis of the Carrington Local Partnership.

Insurance. The Local General Partners, on behalf of the Carrington Local Partnership, have obtained and are required to maintain insurance for the Carrington Place Complex in amounts of coverage approved by the Partnership and American Tax Credit Properties II L.P. and MSHDA. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

Queen's Row Apartments
Philadelphia, Pennsylvania

Pursuant to the terms of Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership dated December 1, 1990, the Partnership has acquired a limited partnership interest (as a joint venturer with ATCP II) in Queen Lane Investors, a Pennsylvania Limited Partnership (the "Queen Lane Local Partnership") which has developed Queens Row Apartments in Philadelphia, Pennsylvania (the "Queen Lane Complex"). The Partnership has an approximately 48.5% percentage interest and ATCP II has an approximately 50.5% percentage interest in the Queen Lane Local Partnership. Such joint venture has been effectuated by a reduction of the ATCP II interest (acquired as of March 1 1990) and the acquisition by the Partnership of a portion of the 99% Local Partnership Interest. See "Investment Objectives and Policies -- Structure of Investments". See also "Conflicts of Interest -- Joint Investments Between Partnerships".

Description of the Property. The Queen Lane Complex consists of 29 one- and two-bedroom apartments located on two separate sites approximately one block from each other in the Germantown section of Philadelphia, Pennsylvania. The buildings are of wood frame and masonry construction.

The following is a breakdown of the apartment units contained in the Queen Lane Complex and the anticipated rental rates for leases commencing during 1990:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
1 BR/1 BA	20	550	$435
2 BR/1 BA	9	850	511

The rehabilitation of the Queen Lane Complex commenced in March, 1990 and was substantially completed in July, 1991. The Queen Lane Local Partnership has submitted an application to the Pennsylvania Housing Development Corporation to designate the Queen Lane Complex as eligible for "Project-Based" Section 8 assistance. See "Investment Objectives and Policies -- Section 8 Housing Assistance". In the event such Project-Based Section 8 assistance is not received, it is anticipated that the Queen Lane Complex will be designated as eligible to accept tenants holding Section 8 certificates, permitting qualified low-income tenants to pay 30% of their income as rent, with the balance of the rent to be paid by the federal government. Even if the Queen Lane Complex is so designated, there can be no assurance that families holding Section 8 certificates will choose to rent apartments in the Queen Lane Complex, either initially or upon subsequent vacancies, or that Section 8 funds will continue to be available for the entire 15-year compliance period. All leases will be for a term of one year.

Local General Partners. The Local General Partners are Canus Corporation, a Pennsylvania corporation ("Canus") of which Susan E. Rabinovitch is the principal shareholder, and Classic Management, Inc., a Pennsylvania corporation ("Classic") of which Michael Young is the principal shareholder.

Canus was founded in 1981 by Susan E. Rabinovitch to specialize in the rehabilitation of multi-family housing in the Philadelphia metropolitan area. Canus has developed more than 150 apartment units in five apartment complexes.

Classic was founded in 1982 by Michael Young. Mr. Young has been involved in the acquisition and management of more than 900 apartment units in the Philadelphia metropolitan area for more than twelve years.

Management Agent. The Management Agent for the Queen Lane Complex is Classic, one of the Local General Partners. Classic has been involved in the management of low-income housing apartment complexes for more than 12 years, and currently manages over 900 apartment units located in the Philadelphia metropolitan area.

Community Profile. The Queen Lane Complex is located in a primarily residential neighborhood in the Germantown section of Philadelphia, Pennsylvania, which is located in the northwest quadrant of the city. The Queen Lane Complex is located in the northwest quadrant of the city approximately one block from a commuter rail station and is in close proximity to Fairmont Park, Philadelphia's largest park.

Partnership Investment. The Queen Lane Local Partnership has purchased the properties comprising the Queen Lane Complex from an unaffiliated entity for nominal consideration. Based upon estimates provided by the Local General Partners, aggregate rehabilitation costs, including the purchase price of the Queen Lane Complex, are expected to be approximately $2,800,000.

ATCP II acquired a 99% limited partnership interest in the Queen Lane Local Partnership pursuant to an Amended and Restated Agreement of Limited Partnership dated as of March, 1990 by making a capital contribution to the Queen Lane Local Partnership of $540,000 and agreeing to make an additional capital contribution of $643,000. Pursuant to the Queen Lane Local Partnership Agreement, as amended by Amendment No. 1 thereto dated as of December 1, 1990, such additional capital contribution has been or will be made generally as follows: (a) $67,959 to be paid by the Partnership and $52,643 to be paid by ATCP II on January 2, 1991 (the "Second Installment"), (b) $79,091 to be paid by the Partnership and $10,909 to be paid by ATCP II upon receipt of certificates of occupancy for 50% of the units in the Queen Lane Complex (the "Third Installment") which occurred on July 17, 1991, (c) $180,000 to be paid by the Partnership at completion of the rehabilitation (the "Fourth Installment") which occurred on July 17, 1991 and (d) $270,000 to be paid by the Partnership when the Property has achieved three consecutive months of break-even operations (the "Fifth Installment"). The Partnership and ATCP II either have or will pay interest on the Third, Fourth and Fifth Installments from March 27, 1990 through the earlier of the date that such installments are paid or December 31, 1990; such payments will be made by the Partnership and ATCP II in amounts that reflect the pro rata Local Partnership Interests of the Partnership and ATCP II in the Queen Lane Local Partnership.

The Queen Lane Local Partnership Agreement, as amended, provides for adjustment of the Partnership's and ATCP II's capital contributions and allocable Gross Proceeds attributable to their respective investments in the Queen Lane Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.45 times the Partnership's and ATCP II's allocable Gross Proceeds attributable to their respective investments in the Queen Lane Local Partnership.

A Rehabilitation/Acquisition Services Fee and a non-accountable Rehabilitation/Acquisition Services Expense Allowance the aggregate amount of $103,204 (in accordance with the guidelines set forth in this Prospectus) will be paid by the Queen Lane Local Partnership to the General Partner and the general partner of ATCP II.

Financing. The Pennsylvania Housing Finance Agency (the "PHFA") has provided interim funding until the issuance of taxable bonds, which will be used to provide first and second permanent mortgage loans for the acquisition and rehabilitation of the Queen Lane Complex, in the aggregate principal amount of $828,500. The $393,500 first mortgage loan bore interest at the rate of 8.5% per year during the construction period, and will bear interest at the rate of approximately 10.25% per year (the precise rate to

be determined upon the issuance of the bonds) over the 25-year term of the permanent loan. Additional financing for rehabilitation costs is provided by a second mortgage loan in the amount of $435,000 from the PHFA HOMES Program ("HOMES"). The HOMES loan bears interest over its 20-year term at the rate of 1% per year and permits deferral of debt service payments in any year in which revenues of the Queen Lane Complex are insufficient for payment thereof. Any amount so deferred must be paid in the next year in which revenues are sufficient, or, if not so repaid, from Sale or Refinancing Proceeds prior to any distribution to the partners of the Queen Lane Local Partnership.

The Queen Lane Local Partnership also received a $290,000 third mortgage loan from the Philadelphia Housing Development Corporation from Community Development Block Grant funds received by the City of Philadelphia. This loan bears interest at the applicable federal rate, compounded semi-annually, over an approximately 17-year term, payable from the net cash flow of the Queen Lane Complex. A fourth mortgage loan was made to the Queen Lane Local Partnership from the Pennsylvania Department of Community Affairs from Community Development Block Grant funds received by the City of Philadelphia in the amount of $500,000, bearing interest at the rate of 1% per year over its approximately 17-year term, payable from the net cash flow of the Queen Lane Complex.

The PHFA loan documents limit annual distributions of cash flow to 15% of the Queen Lane Local Partnership's equity in the Queen Lane Complex, as calculated by PHFA. There can be no assurance that any funds will be available for distribution to the partners of the Queen Lane Local Partnership. Rehabilitation costs for the Queen Lane Complex will be funded by the mortgage loans and by the investments of the Partnership and ATCP II described above. The Local General Partners will be responsible for the rehabilitation and administration of the Property.

Structure of Acquisition. Profits, losses and available credits will be allocated 48.5% to the Partnership, 50.5% to ATCP II and 1% to the Local General Partners. Operating Cash Flow, to the extent available and permitted as described under "Financing" above, will be distributed 48.5% to the Partnership, 50.5% to ATCP II and 1% to the Local General Partners after payment of (i) Operating Loans and (ii) an annual Local Partnership Administration Fee to the Local General Partners of up to 50% of available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining after payment of all debts of the Queen Lane Local Partnership (including Operating Loans) and establishment of reserves are expected to be distributed 48.5% to the Partnership, 50.5% to ATCP II, and 1% to the Local General Partners until the Partnership and ATCP II have each received an amount equal to the allocable Gross Proceeds attributable to their investments in the Queen Lane Local Partnership, and thereafter, 24.75% to the Partnership, 25.25% to ATCP II and 50% to the Local General Partners. The Local General Partners have agreed to guarantee payment to the Partnership and to ATCP II of up to the lesser of (i) the aggregate amount of $2,500, or (ii) .2% of the aggregate allocable Gross Proceeds attributable to the investments of the Partnership and of ATCP II in the Queen Lane Local Partnership, to the extent that in any year there is less than an aggregate of $5,000 distributable from Operating Cash Flow by the Queen Lane Local Partnership to the Partnership and to ATCP II, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans. For purposes of this paragraph, "Gross Proceeds" means the aggregate of the gross offering proceeds of the Partnership and of ATCP II attributable to their investments in the Queen Lane Local Partnership.

Operating Loans. The Local General Partners have agreed to provide Operating Loans, up to a cumulative maximum of $165,000 (subject to reduction under certain circumstances), to the Queen Lane Local Partnership to fund operating deficits occurring during the period commencing with completion of construction of the Queen Lane Complex and ending on the later of (i) achievement of break-even operations or (ii) the fifth anniversary (or the third anniversary if the Queen Lane Local Partnership receives a Project-Based Section 8 rental subsidy) of completion of construction. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Queen Lane Local Partnership, or, to the extent not previously repaid, out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partners will be able to comply with their obligations, if any, at such time if the Queen Lane Local Partnership suffers an operating deficit. The Local General Partners' inability to comply with such obligation could cause a default under the mortgages or other agreements concerning the Queen Lane Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors -- Reliance on Local General Partners".

Low-Income Credits. The Queen Lane Local Partnership has received an allocation of approximately $2,142,250 of Low-Income Credits over a ten-year period (approximately $214,225 per year). Such allocation was determined based upon the submission by the Local General Partners of a projected development budget and the anticipated eligible basis of the Property. The actual Low-Income Credit generated by this Property will depend on the accountants' final determination of the actual development cost and the eligible basis of the Queen Lane Local Partnership.

Insurance. The Local General Partners, on behalf of the Queen Lane Local Partnership, have obtained and will maintain insurance for the Property in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

Newport Apartments
Clinton Township, Michigan

Pursuant to the terms of a Second Amended and Restated Agreement of Limited Partnership dated as of June 1, 1991, the Partnership has acquired a 99% limited partnership interest in NP-89 Limited Dividend Housing Association Limited Partnership, a Michigan Limited Partnership (the "Newport Local Partnership") which is developing Newport Apartments in Clinton Township, Michigan (the "Newport Complex").

Description of the Property. The Newport Complex consists of 168 units which are contained in seven three-story buildings. The buildings are of wood frame construction with asphalt shingled roofs and wood siding. The buildings were originally constructed in 1975.

The following is a breakdown of the apartment units contained in the Newport Complex and the anticipated rental rates for leases commencing during 1991:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
1 BR/1 BA	42	690	$429-434
2 BR/1 BA	126	866	517-522

Rehabilitation of the Newport Complex began in June, 1991 and is anticipated to be completed by December, 1991. Section 8 rental subsidies are presently being provided to the Newport Local Partnership pursuant to two Section 8 Housing Assistance Payment Contracts (each a "HAP Contract"). Under one HAP Contract the Newport Local Partnership receives subsidies for 100 units. Such contract expires on June 30, 1998. The second contract subsidizing 68 units expires on September 30, 1992. The Section 8 rental subsidies will allow qualified low-income tenants to pay 30 percent of their income as rent, and the balance of the rent for such units will be paid by the federal government. Although the Local General Partner expects to seek an extension of each HAP contract, there can be no assurance that such extension will be granted by HUD. See "Investment Objectives and Policies -- Section 8 Housing Assistance". All leases will be for a term of one year.

Local General Partner. The Local General Partner of the Newport Local Partnership is American Community Developers, Inc., a Michigan corporation. The principal stockholder of American Community Developers, Inc. is Gerald A. Krueger. Mr. Krueger has been involved in the investment, development and management of real estate over the past 11 years. His experience includes the investment and development of over 2900 multi-family units. American Community Developers, Inc. and/or Mr. Krueger also are local general partners in three operating partnerships invested in by Affiliates of the Partnership.

Management Agent. The Carswell Group, d/b/a Independent Management Services ("IMS") is the initial management agent for the Newport Complex. Frank D. Carswell, President of IMS, has been involved in the management of multi-family housing since 1979. Over the past 11 years he has had the management responsibility for approximately 5860 apartment units of which approximately 3600 units were low-income units.

Community Profile. The Newport Complex is located south of Henry Joy Boulevard in Clinton Township, Michigan. Clinton Township is located in the southeastern portion of Macomb County, Michigan. Clinton Township is served by the Detroit City and Metro Airports, and by several major highways. The Newport Complex is located within close proximity to major shopping centers and entertainment and recreational facilities.

Partnership Investment. The Newport Local Partnership purchased the Newport Complex for approximately $3,823,300. Aggregate rehabilitation costs, including the purchase price of the Newport Complex, are expected to be approximately $6,937,206. Rehabilitation costs are based upon estimates provided by the Local General Partner, which cost estimates are contained in a budget submitted to and reviewed by the Michigan State Housing Development Authority for the purpose of allocating Low-Income Credits to the Newport Local Partnership.

The Partnership acquired a 99% limited partnership interest in the Newport Local Partnership pursuant to a Second Amended and Restated Agreement of Limited Partnership dated as of June 1, 1991 by making and agreeing to make capital contributions to the Newport Local Partnership in the aggregate amount of $2,248,006 payable generally as follows: (a) payment of $997,792 when the Partnership was admitted to the Newport Local Partnership, which occurred on June 28, 1991, (b) payment of $252,421 when the Partnership was admitted to the Newport Limited Partnership, (c) payment of $332,597 upon completion of rehabilitation, (d) payment of $250,000 upon the achievement of breakeven operations and (e) payment of $415,196 upon final endorsement of the second mortgage loan.

The Local Partnership Agreement provides for adjustment of the Partnership's capital contribution and allocable Gross Proceeds attributable to its investment in the Newport Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.5 times the Partnership's allocable Gross Proceeds attributable to its investment in the Newport Local Partnership.

An aggregate Rehabilitation/Acquisition Services Fee and non-accountable Rehabilitation/Acquisition Services Expense Allowance of $252,421 (in accordance with the guidelines as set forth in this Prospectus) were paid by the Newport Local Partnership to the General Partner upon admission of the Partnership to the Newport Local Partnership.

Financing. Upon the acquisition of the Newport Complex by the Newport Local Partnership, the Newport Local Partnership assumed the existing HUD Section 236 first mortgage loan from the seller of the Newport Complex. Such loan had an outstanding balance in the amount of $2,975,899 and bears interest at an effective rate of 1% per year for a remaining term of approximately 28 years. In addition to the first mortgage loan, the Newport Local Partnership has received a HUD insured second mortgage loan from TRI Capital Corporation in the amount of $1,695,500 for a term of approximately 28 years. Such second mortgage loan bears interest at the rate of 9.75% per year. The loan is subject to a prohibition against prepayment prior to February 1, 2002. The Partnership has delivered a promissory note in the amount of $325,000 to one of the withdrawing limited partners upon the admission of the Partnership to the Newport Local Partnership. Such note bears interest at a rate of 10% per annum for a term ending June 1, 2021; payments on such notes will be made annually solely from any cash flow distributed to the Partnership in excess of $10,000.

Structure of Acquisition. Profits, losses and available credits are allocated 99% to the Partnership and 1% to the Local General Partner. Operating Cash Flow, to the extent available, will be distributed 99% to the Partnership and 1% to the Local General Partner after payment of (i) Operating Loans, (ii) an annual Local Partnership Incentive Partnership Administration Fee to the Local General Partner of up to $10,000, (iii) of the remaining sum, 99% to the Partnership and 1% to the General Partner until the Partnership has received an amount equal to the annual payment due on the promissory note described above, and (iv) an annual Local Partnership Administration Fee to the Local General Partner of up to 50% of available Operating Cash Flow in such year. Pursuant to a limitation imposed by HUD on distributions of cash, if any, not more than $21,253 may be distributed annually to the partners of the Newport Local Partnership. Sale or Refinancing Proceeds remaining after payment of all debts of the Newport Local Partnership (including Operating Loans) and establishment of reserves are expected to be distributed (a) 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount enabling it to make a payment of any amount outstanding on the promissory note described above; (b) of the remaining sum, 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Newport Local Partnership, and for each year subsequent to the Low-Income Credit Compliance Period, such amount shall be increased by an annual inflation factor and reduced by all cash previously distributed to the Partnership after the Low-Income Credit Compliance Period; (c) of the remaining sum, 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to 2.021 times the amount of any accrued and unpaid interest on the promissory note described above; (d) of the remaining sum, payment of a disposition fee to the Local General Partner in the amount of 6% of the gross sales price of the Apartment Complex, if applicable and; (e) thereafter 50% to the Partnership and 50% to the Local General Partner. The Local General Partner has guaranteed payment to the Partnership of $10,000, to the extent that in any year there is less than a $10,000 distribution from Operating Cash Flow by the Newport Local Partnership to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans.

Operating Loans. The Local General Partner has agreed to provide Operating Loans, up to a cumulative maximum of $467,000, to the Newport Local Partnership to fund operating deficits occurring during the period commencing with achievement of breakdown operation with respect to the Newport Complex and ending upon the fifth anniversary thereof. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Newport Local Partnership, within the priority set forth above, or out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to pay Operating Loans at such time, if the Newport Local Partnership suffers an operating deficit. The Local General Partner's inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning the Newport Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors -- Investment Risks -- Reliance on Local General Partners".

Low-Income Credits. The Local General Partner has received a reservation from the Michigan State Housing Development Authority in the amount of $4,229,470 of Low-Income Credits over a 10-year period, approximately $422,947 per year. Such reservation, which is subject to certain conditions, was based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Property. The actual Low-Income Credit generated by the Newport Complex will depend on receipt of a final allocation and the final determination by the accountants of the actual development cost and the eligible basis of the Newport Local Partnership.

Insurance. The Local General Partner, on behalf of the Newport Local Partnership, has obtained and will maintain insurance for the Newport Complex in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

Locust Tower Apartments
Philadelphia, Pennsylvania

As of the date of this Prospectus pursuant to an Amended and Restated Agreement and Certificate of Limited Partnership dated as of December 1, 1990, the Partnership has acquired a 99% limited partnership interest in Justin Associates Limited Partnership, a Pennsylvania Limited Partnership (the "Locust Tower Local Partnership") which has acquired and is developing Locust Tower Apartments (the "Locust Tower Complex").

Description of the Property. The Locust Tower Complex consists of one four-story brick building consisting of 40 units in the Walnut Hill neighborhood of Philadelphia, Pennsylvania. The building was originally constructed in the early 1920's. It is anticipated that the rehabilitation of the building will include new heating, plumbing and electrical systems, and that each apartment will have new carpeting, new bathrooms, kitchens and appliances.

The following is a breakdown of the apartment units contained in the Locust Tower Complex and the anticipated rental rates for leases commencing during 1991:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
1 BR/1 BA	9	600	$486
2 BR/1 BA	27	750	561
3 BR/1 BA	4	850	711

The rehabilitation of the Locust Tower Complex commenced in January, 1991 and is expected to be substantially completed by December, 1991. It is anticipated that the Locust Tower Complex will be designated as eligible to accept tenants holding Section 8 Certificates, permitting qualified low-income tenants to pay 30% of their income as rent, with the balance of the rent to be paid by the federal government. Although the Locust Tower Complex may be so designated, there can be no assurance that families holding Section 8 Certificates will choose to rent apartments in the Locust Tower Complex, either initially or upon subsequent vacancies, or that Section 8 funds will continue to be available for the entire 15-year Compliance Period. See "Investment Objectives and Policies--Section 8 Housing Assistance" and "Section 8 Programs and Congressional Hearings Relating to HUD" in this Prospectus. All leases will be for a term of one year.

Local General Partner. The Local General Partner of the Locust Tower Local Partnership is MBI Capital Corp., a Pennsylvania corporation.

The capital stock of MBI Capital Corp. is owned by Brad Ingerman. Mr. Ingerman has been involved in the syndication and development of real estate since 1981, and has acted as general partner for more than 30 real estate partnerships which have acquired market-rate and low-income apartment complexes, shopping centers, office buildings and hotels. MBI Capital Corp. is the local general partner of two local partnerships of which an Affiliate of the Partnership is the limited partner.

Management Agent. The Management Agent for the Locust Tower Complex is expected to be MBI Capital Corp., the Local General Partner. MBI Capital Corp. and its Affiliates have been involved in the management of low-income housing for over seven years, and have managed over 4,000 subsidized apartment units located in 20 different states.

Community Profile. The Locust Tower Complex is located in the Walnut Hill neighborhood of the University City section of West Philadelphia, Pennsylvania. It is specifically situated on the north side of Locust Street between 48th and 49th streets within the vicinity of the University of Pennsylvania and Drexel University campuses. The Locust Tower Complex is within close proximity to hospitals, public transportation and major highways.

Partnership Investment. The Locust Tower Local Partnership purchased the property comprising the Locust Tower Complex in an arm's-length transaction for a total price of approximately $248,000. Based upon estimates provided by the Local General Partner, aggregate rehabilitation costs, including the purchase price of the Locust Tower Complex, are expected to be approximately $4,400,000. The amount of the Property Development Fee payable by the Locust Tower Local Partnership to the Local General Partner or its Affiliates will depend upon the actual costs of the rehabilitation of the Property, and therefore cannot be finally determined until actual rehabilitation costs have been determined. However, it is anticipated that a substantial portion of the Partnership's capital contribution to the Locust Tower Local Partnership may be paid as Property Development Fee. Such amount is included in the projected rehabilitation costs of the Locust Tower Complex.

The Partnership's investment in the Locust Tower Local Partnership occurred in conjunction with the initial disbursement of construction loan financing. The Partnership acquired a 99% limited partnership interest in the Locust Tower Local Partnership by making and agreeing to make capital contributions to the Locust Tower Local Partnership of $1,819,730, payable generally as follows: (a) $721,868 when the Partnership was admitted to the Locust Tower Local Partnership, which occurred on December 21, 1990, (b) $215,579 on July 1, 1991, (c) $347,566 at completion of the rehabilitation, and (d) $534,717 when the Locust Tower Complex has achieved break-even operations.

The Locust Tower Local Partnership Agreement provides for adjustment of the Partnership's capital contributions and allocable Gross Proceeds attributable to its investment in the Locust Tower Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.55 times the Partnership's allocable Gross Proceeds attributable to its investment in the Locust Tower Local Partnership.

A Rehabilitation/Acquisition Services Fee and an aggregate non-accountable Rehabilitation/Acquisition Services Expense Allowance in the aggregate amount of $215,579 (in accordance with the guidelines set forth in this Prospectus) will be paid by the Locust Tower Local Partnership to the General Partner in 1991.

Financing. The Pennsylvania Housing Finance Agency ("PHFA") has issued its taxable bonds, which are being used to provide a construction and permanent loan for the acquisition and rehabilitation of the Locust Tower Complex, in the principal amount of $1,298,000. The PHFA loan bears interest at 8% per year during the construction period, and bears interest at approximately 9.75% per year over the 25-year term of the permanent loan.

Additional financing for rehabilitation costs will be provided by a loan in the amount of $560,000 from the PHFA HOMES Program. Such loan bears interest over its 25-year term at 1% per year and permits deferral of debt service payments in any year in which revenues of the Locust Tower Complex are insufficient to pay debt service. Any amount so deferred must be paid in the next year in which revenues are sufficient to pay debt service, and if not so repaid, from Sale or Refinancing Proceeds prior to any distribution to the partners of the Locust Tower Local Partnership.

The Locust Tower Local Partnership received a third mortgage loan in the amount of $750,000 from the Philadelphia Housing Development Corporation. Such third mortgage was funded by a Community Development Block Grant. Such loan bears interest at a rate of 1% per year over a term of 25 years and permits deferral of debt service payments in any year in which revenues of the Locust Tower Complex are insufficient to pay debt service. Any amount so deferred must be paid in the next year in which revenues are sufficient to pay debt service, and if not so repaid, from Sale or Refinancing Proceeds prior to any distribution to the partners of the Local Partnership.

The PHFA loan documents limits distributions of cash to 15% of the Local Partnership's equity as calculated by PHFA. There can be no assurance that any funds will be available for distribution to the partners of the Locust Tower Local Partnership. Rehabilitation costs for the Locust Tower Complex will be funded by the Partnership's investment and the mortgage loans described above. The Local General Partner will be responsible for administering the rehabilitation of the Locust Tower Complex.

Structure of Acquisition. Profits, losses and available credits are allocated 99% to the Partnership and 1% to the Local General Partner. Operating Cash Flow, to the extent available and permitted as described under "Financing" above, is distributed 99% to the Partnership and 1% to the Local General Partner after payment of (i) Operating Loans and, (ii) an annual Local Partnership Administration Fee to the Local General Partner of up to 50% of available Operating Cash Flow in such year. Sale or Refinancing Proceeds remaining after payment of all debts of the Locust Tower Local Partnership (including Operating Loans) and establishment of reserves are distributed 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Locust Tower Local Partnership, and thereafter, 50% to the Partnership and 50% to the Local General Partner. The Local General Partner has agreed to guarantee payment to the Partnership of up to $2,500, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Locust Tower Local Partnership to the Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating loans.

Operating Loans. The Local General Partner has agreed to provide Operating Loans, up to a cumulative maximum of $433,000, to the Locust Tower Local Partnership to fund operating deficits occurring during the period commencing with completion of construction of the Locust Tower Complex and ending on the later of (i) achievement of breakeven operations or (ii) the fifth anniversary of completion of rehabilitation if the Locust Tower Local Partnership does not receive Project Based Section 8 rental assistance. If Project Based Section 8 rental assistance is received for 60-100% of the apartment units in the Locust Tower Complex, the maximum amount of Operating Loans will be reduced to an amount anticipated to be between $333,000 and $266,000. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Locust Tower Local Partnership, or, to the extent not previously repaid, out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to repay Operating Loans at such time, if the Locust Tower Local Partnership suffers an operating deficit. The Local General Partner's inability to comply with such obligation could cause a default under a mortgage or other

agreement concerning the Locust Tower Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors -- Reliance on Local General Partners".

Low-Income Credits. The Locust Tower Local Partnership has received an allocation of approximately $3,553,000 of Low-Income Credits over a ten-year period (approximately $353,900 per year). Such allocation was determined based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Locust Tower Complex. The actual Low-Income Credit generated by this property will depend on the final determination by the accountants of the actual development cost and the eligible basis of the Locust Tower Local Partnership.

Insurance. The Local General Partner, on behalf of the Locust Tower Local Partnership, will obtain and maintain insurance for the Locust Tower Complex in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

SUMMARY OF ACQUIRED FmHA LOCAL PARTNERSHIPS

Partnership Name	Location of Property	Number of Units	Basic Monthly Rents	Anticipated (or actual) Completion Date	Government Assistance Anticipated	Permanent Mortgage Loan	Interest Rate**	Annual Reserve Amount
1. Lawrence Road Properties, Ltd.*	Newton, MS	24	$180-240	November, 1990 (Actual)	FmHA	$ 770,158	9.5%	$ 7,667
2. Batesville Family, L.P.*	Batesville, MS	48	$200-245	November, 1990 (Actual)	FmHA	$1,456,448	9.5%	$14,502
3. Bruce Housing Associates, L.P.*	Bruce, MS	40	$225-255	November, 1990 (Actual)	FmHA	$1,126,231	9.75%	$11,125
4. Purvis Heights Properties, L.P.*	Purvis, MS	40	$225-245	October, 1990 (Actual)	FmHA	$1,167,296	9.5%	$11,640
5. Ivy Family, L.P.*	Louisville, MS	32	$220	November, 1990 (Actual)	FmHA	$ 821,581	9.5%	$ 8,254
6. Puerta del Mar Limited Partnership	Hatillo, PR	66	$214-259	January, 1991 (Actual)	FmHA	$2,555,014	9.5%	$25,500
7. April Gardens Apartments II Limited Partnership	Las Piedras, PR	48	$153-184	January, 1991 (Actual)	FmHA	$1,908,093	9.5%	$19,500
8. Brisas del Mar Apartments Limited Partnership	Hatillo, PR	66	$219-262	January, 1991 (Actual)	FmHA	$2,705,000	9.5%	$27,050
9. Mirador del Toa, L.P.*	Toa Alta, PR	48	$229-276	December, 1990 (Actual)	FmHA	$1,921,047	9.5%	$19,000
10. Union Valley Associates Limited Partnership	Union Twp., PA	36	$273-306	June, 1991 (Actual)	FmHA	$1,464,700	9.5%	$15,000
11. Waynesboro Apartments Limited Partnership	Waynesboro, PA	36	$272-308	December, 1990 (Actual)	FmHA	$1,500,000	9.75%	$14,647
12. Moore Haven Commons, Ltd.	Moore Haven, FL	28	$270-300	February, 1991 (Actual)	FmHA	$ 937,700	8.75%	$ 9,377

* Denotes joint investment with ATCP II.
** Anticipated to be reduced to 1% per annum pursuant to the FmHA interest credit program. See "Investment Objectives and Policies -- Farmers Home Administration Rural Rental Housing Program".

SUMMARY OF ACQUIRED FmHA LOCAL PARTNERSHIPS

Partnership Name	Location of Property	Number of Units	Basic Monthly Rents	Anticipated (or actual) Completion Date	Government Assistance Anticipated	Permanent Mortgage Loan	Interest Rate**	Annual Reserve Amount
13. Somerset Manor, Ltd.	Central City, PA	24	$315	March, 1991 (Actual)	FmHA	$ 906,410	9.25%	$9,065
14. La Belle Commons, Ltd.	La Belle, FL	32	$274	February, 1992	FmHA	$1,028,200	9.75%	$10,332
15. Sugar Cane Villas, Ltd.	Pahokee, FL	87	$275-340	March, 1991 (Actual)	FmHA	$3,337,842	9.75%	$24,091
16. Howard L. Miller Sallisaw Apartments II, L.P.	Sallisaw, OK	24	$173-230	February, 1991 (Actual)	FmHA	$612,590	9.5%	$ 6,125
17. Ashland Park Apartments, L.P.	Ashland, NE	24	$190-260	February, 1991 (Actual)	FmHA	$1,053,030	8.75%	$10,763
18. Ellinwood Heights Apartments, L.P.	Ellinwood, KS	24	$271-326	February, 1991 (Actual)	FmHA	$696,412	8.75%	$ 7,405
19. North Calhoun City, L.P.	Calhoun City, MS	18	$260-290	November, 1991	FmHA	$508,456	9.25%	$5,106
20. West Calhoun City, L.P.	Calhoun City, MS	28	$260	November, 1991	FmHA	$810,298	9.25%	$8,775
21. Walnut Grove Family, L.P.	Walnut Grove, MS	24	$260-285	November, 1991	FmHA	$853,600	9.25%	$8,536
22. Hayes Run, L.P.	Marshall, NC	34	$270-290	May, 1991 (Actual)	FmHA	$1,442,875	9.25%	$14,429
23. Loma Del Norte Limited Partnership	Anthony, NM	40	$229-333	September, 1991 (Actual)	FmHA	$1,455,000	9.25%	$15,000
24. Long Reach Associates Limited Partnership	Bath, ME	30	$385	December, 1990 (Actual)	FmHA	$1,500,000	9.00%	$15,000
25. Bay Springs Elderly, L.P.	Bay Springs, MI	24	$250-275	November, 1991	FmHA	$682,880	8.75%	$6,829

* Denotes joint investment with ATCP II.

** Anticipated to be reduced to 1% per annum pursuant to the FmHA interest credit program. See "Investment Objectives and Policies – Farmers Home Administration Rural Rental Housing Program".

TERMS OF INVESTMENTS IN ACQUIRED FmHA LOCAL PARTNERSHIPS

Local Partnership Name (Local General Partners/ Principals)	Management Agent	Anticipated Annual Property Management Fee	Approximate Aggregate Capital Contribution	Partnership's Ownership Interest (%) Profits, Losses Credits/Operating Cash Flow/Sale or Refinancing Proceeds	Anticipated Operating Deficit Loan Maximum Term/ Maximum Amount	Local Partnership's Approximate Aggregate Average Annual Tax Credit
1. Lawrence Road Properties, Ltd.* (J.H. Thames, Jr.)	Southern Management Group, Inc.**	$6,624	$123,799	99/50/50	4 years/$35,000	$35,671
2. Batesville Family, L.P.* (J.H. Thames, Jr.)	Southern Management Group, Inc.**	$13,248	$239,716	99/50/50	4 years/$70,000	$69,071
3. Bruce Housing Associates, L.P.* (John Lowery)	Southern Management Group, Inc.**	$11,040	$183,155	99/50/50	4 years/$46,000	$52,774
4. Purvis Heights Properties, L.P.* (J.H. Thames, Jr.)	Southern Management Group, Inc.**	$11,040	$191,512	99/50/50	4 years/$58,000	$55,182
5. Ivy Family, L.P.* (John Lowery)	Southern Management Group, Inc.**	$8,832	$135,528	99/50/50	4 years/$35,000	$38,803
6. Puerta del Mar Limited Partnership (Futura Development of Puerto Rico, Inc./ Morris Demel, Orlando Medina, Placido Diaz)	Futura Development of Puerto Rico, Inc.**	$19,800	$630,570	99/50/50	5 years/$260,000	$114,973
7. April Gardens Apartments II Limited Partnership (Construction Team Corp.,Futura Development of Puerto Rico, Inc./ Morris Demel, Orlando Medina, Placido Diaz)	Futura Development of Puerto Rico, Inc.**	$14,400	$485,581	99/50/50	5 years/$200,000	$88,537
8. Brisas del Mar Apartments Limited Partnership (Futura Development of Puerto Rico, Inc./ Morris Demel, Orlando Medina, Placido Diaz)	Futura Development of Puerto Rico, Inc.**	$19,800	$668,172	99/50/50	5 years/$285,000	$121,829
9. Mirador del Toa Limited Partnership* (Futura Development of Puerto Rico, Inc./ Morris Demel, Orlando Medina, Placido Diaz)	Futura Development of Puerto Rico, Inc.**	$13,500	$284,847	99/50/50	4 years/$192,000	$85,806

* Denotes joint investment with ATCP II. Aggregate capital contribution does not include capital contribution of ATCP II.

** An Affiliate of the Local General Partner.

TERMS OF INVESTMENTS IN ACQUIRED FmHA LOCAL PARTNERSHIPS

Local Partnership Name (Local General Partners/ Principals)	Management Agent	Anticipated Annual Property Management Fee	Approximate Aggregate Capital Contribution	Partnership's Ownership Interest (%) Profits, Losses Credits/Operating Cash Flow/Sale or Refinancing Proceeds	Anticipated Operating Deficit Loan Maximum Term/ Maximum Amount	Local Partnership's Approximate Aggregate Average Annual Tax Credit
10. Union Valley Associates Limited Partnership (Tevis Margolis and Robert E. Childers)	Multi-family Management, Inc.	$10,000	$390,959	99/50/50	5 years/$150,000	$70,522
11. Waynesboro Apartments Limited Partnership (Tevis Margolis and Robert E. Childers)	Multi-family Management, Inc.	$10,000	$360,859	99/50/50	5 years/$150,000	$65,111
12. Moore Haven Commons, Ltd. (Robert DeHarder, John F. Frazier and Francis B. McPhillips)	Southwind Management Services, Inc.	$8,736	$213,402	99/50/50	4 years/$90,000	$44,813
13. Somerset Manor, Ltd. (Robert DeHarder and Jacqueline McPhillips)	Property Management, Inc.	$7,488	$213,135	99/50/50	4 years/$90,000	$44,757
14. La Belle Commons, Ltd. (Robert DeHarder, John F. Frazier and Francis B. McPhillips)	Southwind Management Services, Inc.	$9,984	$253,580	99/50/50	4 years/$100,000	$53,250
15. Sugar Cane Villas, Ltd. (Robert DeHarder)	Southwind Management Services, Inc.	$27,194	$821,216	99/50/50	4 years/$380,000	$172,444
16. Howard L. Miller Sallisaw Apartments II, L.P. (Kenneth E. Hamilton)	Lockwood Management of Topeka	$6,336	$130,158	99/50/50	5 years/$63,000	$26,121
17. Ashland Park Apartments, L.P. (Hamilton-Curtis Corporation/ Kenneth Hamilton and Arthur Curtis)	Hamilton Properties II Inc.**	$12,096	$235,732	99/50/50	5 years/$186,000	$47,547
18. Ellinwood Heights Apartments, L.P. (Kenneth E. Hamilton)	Hamilton Properties Corp.**	$6,336	$156,261	99/50/50	5 years/$70,000	$31,362

* Denotes joint investment with ATCP II. Aggregate capital contribution does not include capital contribution of ATCP II.

** An Affiliate of the Local General Partner.

TERMS OF INVESTMENTS IN ACQUIRED FmHA LOCAL PARTNERSHIPS

Local Partnership Name (Local General Partners/ Principals)	Management Agent	Anticipated Annual Property Management Fee	Approximate Aggregate Capital Contribution	Partnership's Ownership Interest (%) Profits, Losses Credits/Operating Cash Flow/Sale or Refinancing Proceeds	Anticipated Operating Deficit Loan Maximum Term/ Maximum Amount	Local Partnership's Approximate Aggregate Average Annual Tax Credit
19. North Calhoun City, L.P. (Herbert B. Ivison, Jr.)	Complex Management, Inc.** d/b/a Southern Management Group	$4,968	$151,136	99/50/50	Unlimited	$30,331
20. West Calhoun City, L.P. (Herbert B. Ivison, Jr.)	Complex Management, Inc.** d/b/a Southern Management Group	$7,728	$239,187	99/50/50	Unlimited	$48,002
21. Walnut Grove Family, L.P. (Herbert B. Ivison, Jr.)	Complex Management, Inc.** d/b/a Southern Management Group	$6,624	$193,670	99/50/50	Unlimited	$38,667
22. Hayes Run Limited Partnership (Kyle C. Boone)	Five Fifteen Management Company**	$13,533	$322,074	99/50/50	Unlimited	$64,637
23. Loma Del Norte Limited Partnership (Joe W. Roberts and Roberts Corporation)	M-DC Group, Inc. d/b/a Alpha Management	$11,700	$319,030	99/50/50	5 years/$150,000	$64,026
24. Long Reach Associates Limited Partnership (Joseph M. Cloutier/ Coastal Affordable Housing)	Realty Resources, Chartered	$12,600	$448,922	99/50/50	5 years/$150,000	$84,739
25. Bay Springs Elderly, L.P. (Don Williams)	Complex Management, Inc.** d/b/a/ Southern Management Group	$6,624	$213,795	99/50/50	Unlimited	$42,906

* Denotes joint investment with ATCP II. Aggregate capital contribution does not include capital contribution of ATCP II.

** An Affiliate of the Local General Partner.

1. LAWRENCE ROAD PROPERTIES, LTD.
(Hillcrest Apartments)

Hillcrest Apartments is a 24-unit apartment complex on Old Hickory Road in Newton, Mississippi. Hillcrest Apartments consists of four buildings containing a total of 4 one-bedroom, 16 two-bedroom, and 4 three-bedroom apartment units. The buildings are of wood frame construction with pitched, composition shingle roofs. The development offers central laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and an air conditioning unit.

Construction of Hillcrest Apartments commenced in November, 1989 and was completed in November, 1990. Based on information provided by the Local General Partner, 100% of the units were occupied by December, 1990. All 24 units will receive FmHA rental assistance.

2. BATESVILLE FAMILY, L.P.
(Westridge Apartments)

Westridge Apartments is a 48-unit apartment complex on Tubbs Road in Batesville, Mississippi. Westridge Apartments consists of six buildings containing a total of 8 one-bedroom, 32 two-bedroom, and 8 three-bedroom apartment units. The buildings are of wood frame construction with pitched, composition shingle roofs. The development offers central laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and an air conditioning unit.

Construction of Westridge Apartments commenced in January, 1990 and was completed in November, 1990. Based on information provided by the Operating General Partner, 100% of the units were occupied by November, 1990.

3. BRUCE HOUSING ASSOCIATES, L.P.
(Bruce Family Apartments)

Bruce Family Apartments is a 40-unit apartment complex on the corner of Eller Drive and Highway 32 in Bruce, Mississippi. Bruce Family Apartments consists of 20 one-story buildings containing a total of 32 two-bedroom and 8 three-bedroom apartment units. The buildings are of wood frame and brick veneer construction with pitched, composition shingle roofs. The development offers central laundry facilities, an office, a storage room and playground equipment. Individual units contain a refrigerator, a range and an air conditioning unit.

Rehabilitation of Bruce Family Apartments commenced in January, 1990 and was completed in November, 1990. Based on information provided by the Operating General Partner, 100% of the units were occupied by November, 1990. All 40 units receive FmHA rental assistance.

4. PURVIS HEIGHTS PROPERTIES, L.P.
(Pineview Apartments)

Pineview Apartments is a 40-unit apartment complex on Highway 589 in Purvis, Mississippi. Pineview Apartments consists of five buildings containing a total of 32 two-bedroom and 8 three-bedroom apartment units. The buildings are of wood frame construction with pitched, composition shingle roofs. The development offers laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and an air conditioning unit.

Construction of Pineview Apartments commenced in January, 1990 and was completed in October, 1990. Based on information provided by the Operating General Partner, 100% of the units were occupied by November, 1990. All 40 units receive FmHA rental assistance.

5. IVY FAMILY, L.P.
(Ivy Family Apartments)

Ivy Family Apartments is a 32-unit apartment complex on Ivy Avenue in Louisville, Mississippi. Ivy Family Apartments consists of four buildings containing a total of 32 two-bedroom apartment units. The buildings are of wood frame and brick veneer construction with pitched, composition shingle roofs. The development offers central laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and an air conditioning unit.

Rehabilitation of Ivy Family Apartments commenced in November, 1989 and was completed in November, 1990. Based on information provided by the Operating General Partner, 100% of the units were occupied by December, 1990. All 32 units receive FmHA rental assistance.

6. PUERTA DEL MAR LIMITED PARTNERSHIP
(Puerta del Mar Apartments)

Puerta del Mar Apartments is a 66-unit family apartment complex at 80 Carrizales Street Road #2 in Hatillo, Puerto Rico. Puerta del Mar Apartments consists of 11 three-story buildings containing a total of 54 two-bedroom and 12 three-bedroom apartments units. The buildings are of concrete slab construction with a concrete exterior and aluminum hatchway roofs. The development offers playground equipment and 74 parking spaces. Individual units contain a range and refrigerator.

Construction of Puerta del Mar Apartments commenced in January, 1990 and was completed in January, 1991. Based on information provided by the Operating General Partner, 100% of the units were occupied by February, 1991. All 66 units receive FmHA rental assistance.

7. APRIL GARDENS APARTMENTS II LIMITED PARTNERSHIP
(April Gardens Apartments II)

April Gardens Apartments II is a 48-unit family apartment complex on State Road 917 in Las Piedras, Puerto Rico. April Gardens Apartments II consists of eight three-story buildings containing a total of 30 two-bedroom and 18 three-bedroom apartments units. The buildings are of concrete slab construction with a concrete exterior and aluminum hatchway roofs. The development offers playground equipment and 48 parking spaces. Individual units contain a range and refrigerator.

Construction of April Gardens Apartments II commenced in January, 1990 and was completed in January, 1991. Based on information provided by the Operating General Partner, 100% of the units were occupied by February, 1991. All 48 units receive FmHA rental assistance.

8. BRISAS DEL MAR APARTMENTS LIMITED PARTNERSHIP
(Brisas del Mar Apartments)

Brisas del Mar Apartments is a 66-unit family apartment complex on State Road #2 in Hatillo, Puerto Rico. Brisas del Mar Apartments consists of 11 three-story buildings containing a total of 54 two-bedroom and 12 three-bedroom apartment units. The buildings are of concrete slab construction with a concrete exterior and aluminum hatchway roofs. The development offers playground equipment and 74 parking spaces. Individual units contain a range and refrigerator.

Construction of Brisas del Mar Apartments commenced in January, 1990 and was completed in January, 1991. Based on information provided by the Operating General Partner, 100% of the units were occupied by February, 1991. All 66 units receive FmHA rental assistance.

9. MIRADOR DEL TOA, L.P.
(Mirador del Toa Apartments)

Mirador del Toa is a 48-unit family apartment complex on Southeast Main Street in Toa Alta, Puerto Rico. Mirador del Toa Apartments consists of eight buildings containing a total of 36 two-bedroom and 12 three-bedroom apartment units. The buildings are of concrete slab construction with a concrete exterior and aluminum hatchway roofs. The development offers playground equipment and 48 parking spaces. Individual units contain a range and refrigerator.

Construction of Mirador del Toa Apartments commenced in January, 1990 and was completed in December, 1990. Based on information provided by the Operating General Partner, 100% of the units were occupied by January, 1991. All 48 units receive FmHA rental assistance.

10. UNION VALLEY ASSOCIATES LIMITED PARTNERSHIP
(Union Valley Apartments)

Union Valley Apartments (the "Union Valley Complex") is a 36-unit apartment complex on State Route 88 in Union Township, Pennsylvania. Union Valley Apartments consists of five buildings containing a total of 6 one-bedroom and 30 two-bedroom apartment units. The buildings are of wood frame construction with pitched, composition shingle roofs. The development offers central laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and an air conditioning unit.

Construction of Union Valley Apartments commenced in December, 1990 and was completed in June, 1991. One of the Operating General Partners is the general contractor for building the Union Valley Complex. Such general contractor experienced a non-recurring $700,000 loss in 1990 under an unrelated hotel construction contract. Based on information provided by the Operating General Partner, 100% of the units were occupied by July, 1991.

11. WAYNESBORO APARTMENTS LIMITED PARTNERSHIP
(Waynesboro Apartments)

Waynesboro Apartments (the "Waynesboro Complex") is a 36-unit apartment complex on North Church Street in Waynesboro, Pennsylvania. Waynesboro Apartments consists of three buildings containing a total of 6 one-bedroom and 30 two-bedroom apartment units. The buildings are of wood frame construction with pitched, composition shingle roofs. The development offers central laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and an air conditioning unit.

Construction of Waynesboro Apartments commenced in June, 1990 and was completed in December, 1990. One of the Local General Partners is the general contractor for building the Waynesboro Complex. Such general contractor experienced a non-recurring $700,000 loss in 1990 under an unrelated hotel construction contract. Based on information provided by the Local General Partners, 100% of the units were occupied by May, 1991.

12. MOORE HAVEN COMMONS, LTD.
(Moore Haven Commons)

Moore Haven Commons is a 28-unit apartment complex on Cactus Avenue in Moore Haven, Florida. Moore Haven Commons consists of 5 buildings containing a total of 8 one-bedroom and 20 two-bedroom apartment units. The buildings are of wood frame construction with brick veneer and pitched, composition shingle roofs. The development offers central laundry facilities, an office and a central storage room. Individual units contain a refrigerator, a range and an air conditioning unit.

Construction of Moore Haven Commons commenced in August, 1990 and was completed in February, 1991. Based on the information provided by the Local General Partners, 100% of the units were occupied by April, 1991. 20 of the 28 units receive FmHA rental assistance.

13. SOMERSET MANOR, LTD.
(Somerset Manor)

Somerset Manor is a 24-unit apartment complex for the elderly on Poplar Street in Central City, Pennsylvania. Somerset Manor consists of one building containing a total of 24 one-bedroom units. The building is of wood frame construction with brick veneer and pitched, composition shingle roofs. The development offers central laundry facilities, an office and a central storage room. Individual units contain a refrigerator, a range and an air conditioning unit.

Construction of Somerset Manor commenced in September, 1990 and was completed in March, 1991. Based on information provided by the Local General Partners, 100% of the units were occupied by April, 1991. All 24 units receive FmHA rental assistance.

14. LA BELLE COMMONS, LTD.
(La Belle Commons)

La Belle Commons is a 32-unit apartment complex for the elderly in La Belle, Florida. La Belle Commons consists of 5 buildings containing a total of 32 one-bedroom apartment units. The buildings are of wood frame and brick veneer construction with pitched, composition shingle roofs. The development offers central laundry facilities, an office, a central storage room and community room. Individual units contain a refrigerator, a range and an air conditioning unit.

Construction of La Belle Commons commenced in January, 1991 and is anticipated to be completed in February, 1992. Based on information provided by the Local General Partners, it is anticipated that 100% of the units will be occupied by April, 1992 and that all 32 units will receive FmHA rental assistance.

15. SUGAR CANE VILLAS, LTD.
(Sugar Cane Villas)

Sugar Cane Villas is an 87-unit apartment complex in Pahokee, Florida. Sugar Cane Villas consists of 22 buildings containing a total of 24 one-bedroom, 52 two-bedroom and 11 three-bedroom apartment units. The buildings are of wood frame construction with pitched, composition shingle roofs. The development offers laundry facilities, an office, a central storage room and playground equipment. Individual units contain a refrigerator, a range and an air conditioning unit.

Rehabilitation of Sugar Cane Villas commenced in January, 1991 and was completed in March, 1991. Based on information provided by the Local General Partner, 100% of the units were occupied by June, 1991. 61 of the 87 units receive FmHA rental assistance.

16. HOWARD L. MILLER SALLISAW APARTMENTS II, L.P.
(Sallisaw II Apartments)

Sallisaw II Apartments is a 24-unit apartment complex on the corner of Cedar and Stevens Lanes in Sallisaw, Oklahoma. Sallisaw II Apartments consists of three buildings containing a total of 12 one-bedroom and 12 two-bedroom apartment units. The buildings are of wood frame construction with pitched, composition shingle roofs. The development offers central laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and air conditioning.

Construction of Sallisaw II Apartments commenced in September, 1990 and was completed in February, 1991. Based on information provided by the Local General Partner, 100% of the units were occupied by April, 1991. Of the 24 units, 8 will receive FmHA Rental Assistance.

17. ASHLAND PARK APARTMENTS, L.P.
(Ashland Park Apartments)

Ashland Park Apartments is a 24-unit apartment complex on North 29th Street in Ashland, Nebraska. Ashland Apartments consists of three buildings containing a total of 1 one-bedroom, 20 two-bedroom and 3 three-bedroom apartment units. The buildings are of wood frame construction with pitched, composition shingle roofs. The development offers central laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and air conditioning.

Rehabilitation of the Ashland Park Apartments commenced in September, 1990 and was completed in February, 1991. Based on information provided by the Local General Partners, 100% of the units were occupied by April, 1991. All 24 units will receive FmHA Rental Assistance.

18. ELLINWOOD HEIGHTS APARTMENTS, L.P.
(Ellinwood Heights Apartments)

Ellinwood Heights Apartments is a 24-unit apartment complex in Ellinwood, Kansas. Ellinwood Heights Apartments consists of three buildings containing a total of 12 one-bedroom and 12 two-bedroom apartment units. The buildings are of wood frame construction with pitched, composition shingle roofs. The development offers central laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and air conditioning.

Rehabilitation of the Ellinwood Heights Apartments commenced in September, 1990 and was completed in February, 1991. Based on information provided by the Local General Partner, 100% of the units were occupied by April, 1991. All 24 units will receive FmHA Rental Assistance.

19. NORTH CALHOUN CITY, L.P.
(Calhoun City Apartments)

Calhoun City Apartments is an 18-unit apartment complex being rehabilitated in Calhoun City, Mississippi. Calhoun City Apartments will consist of nine buildings containing a total of 14 two-bedroom and 4 three-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingle roofs. The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and air conditioning.

Rehabilitation of Calhoun City Apartments commenced in May, 1991 and is anticipated to be completed in November, 1991. Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by November, 1991. It is anticipated that all 18 units will receive FmHA Rental Assistance.

20. WEST CALHOUN CITY, L.P.
(West Calhoun City Apartments)

West Calhoun City Apartments is a 28-unit apartment complex being rehabilitated in Calhoun City, Mississippi. West Calhoun City Apartments will consist of four buildings containing a total of 28 two-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingle roofs. The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and air conditioning.

Rehabilitation of West Calhoun City Apartments commenced in May, 1991 and is anticipated to be completed in November, 1991. Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by November, 1991. It is anticipated that all 28 units will receive FmHA Rental Assistance.

21. WALNUT GROVE FAMILY, L.P.
(Walnut Grove Apartments)

Walnut Grove Apartments is a 24-unit apartment complex being constructed in Walnut Grove, Mississippi. Walnut Grove Apartments will consist of three buildings containing a total of 16 two-bedroom and eight three-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingled roofs. The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and air conditioning.

Construction of Walnut Grove Apartments commenced in April, 1991 and is anticipated to be completed by November, 1991. Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by November, 1991. It is anticipated that all 24 units will receive FmHA Rental Assistance.

22. HAYES RUN LIMITED PARTNERSHIP
(Mashburn Gap Apartments)

Mashburn Gap Apartments is a 34-unit apartment complex in Marshall, North Carolina. Mashburn Gap Apartments consists of one three story building containing a total of 32 one-bedroom units and 2 two-bedroom apartment units. The building is of wood frame construction with pitched, composition shingle roofs, and one elevator. The development offers central laundry facilities, an office and a storage room. Individual units contain a refrigerator, a range and air conditioning.

Construction of Mashburn Gap Apartments commenced in October, 1990 and was completed in May, 1991. Based on information provided by the Local General Partner, 100% of the units were occupied by August, 1991. All 34 units receive FmHA Rental Assistance.

23. LOMA DEL NORTE LIMITED PARTNERSHIP
(Loma Del Norte Apartments)

Loma Del Norte Apartments is a 40-unit apartment complex on 4.24 acres in Anthony, New Mexico. Loma Del Norte Apartments consists of 10 buildings containing a total of 4 one-bedroom, 32 two-bedroom, and 4 three-bedroom apartments units. The buildings are of wood frame construction with pitched, composition shingle roofs. The development offers central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and air conditioning.

Construction of Loma Del Norte Apartments commenced in May, 1991 and was completed in September, 1991. Based on information provided by the Local General Partners, it is anticipated that 100% of the units will be occupied by December, 1991. It is anticipated that 30 of the 40 units will receive FmHA Rental Assistance.

24. LONG REACH ASSOCIATES LIMITED PARTNERSHIP
(Oak Ridge Apartments)

Oak Ridge Apartments is a 30-unit apartment complex located in Bath, Maine. Oak Ridge consists of one building containing a total of 30 one-bedroom apartment units. The building is of wood frame and brick veneer construction with a pitched, composition shingle roof. The development offers central laundry facilities, an office, a storage room and playground equipment. Individual units contain a refrigerator, a range and air conditioning.

Construction of Oak Ridge commenced in June, 1990 and was completed in December, 1990. Based on information provided by the Operating General Partner, 100% of the units are currently occupied. All 30 units receive FmHA Rental Assistance.

25. BAY SPRINGS ELDERLY, L.P.
(Bay Springs Manor)

Bay Springs Manor is a 24-unit apartment complex being constructed in Bay Springs, Mississippi. Bay Springs Manor will consist of 4 buildings containing a total of 22 one-bedroom and 2 two-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingle roofs. The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and air conditioning.

Construction of Bay Springs Manor commenced in June, 1991 and is anticipated to be completed by November, 1991. Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by December, 1991. It is anticipated that all 24 units will receive FmHA Rental Assistance.

Local Partnerships Identified for Investment by the Partnership

The Partnership has preliminarily identified for investment limited partnership interests in Sabal Palm Apartments, L.P., a Florida limited partnership (the "Sabal Palm Local Partnership") which is developing Sabal Palm Apartments in Fort Myers, Florida (the "Sabal Palms Complex"); Orange City Plaza, L.P., an Iowa limited partnership (the "Orange City Local Partnership") which is developing Orange City Plaza Apartments in Orange City, Iowa (the "Orange City Complex"); and nine Local Partnerships developing apartment complexes in Mississippi and Puerto Rico, each of which is anticipated to receive permanent mortgage loan financing from the Farmers Home Administration ("FmHA") of the U.S. Department of Agriculture (the "FmHA Local Partnerships"), as more fully described below. THE IDENTIFICATION OF SUCH INVESTMENTS IS PRELIMINARY ONLY AND IS SUBJECT TO SIGNIFICANT CONDITIONS PRECEDENT, INCLUDING BUT NOT LIMITED TO THE RECEIPT OF SUFFICIENT OFFERING PROCEEDS AND THE RECEIPT AND APPROVAL OF MORTGAGE LOAN FINANCING. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ALL OR ANY OF THE INVESTMENTS WILL BE MADE IN ACCORDANCE WITH THE TERMS DESCRIBED BELOW OR THAT ANY WILL BE MADE AT ALL. This Prospectus will be further supplemented during the term of the Offering to describe any material changes in the terms of the Partnership's proposed investments in the Sabal Palms Local Partnership, the Orange City Local Partnership and/or the FmHA Local Partnerships, and at such time that the General Partner believes a reasonable probability exists that any additional investments will be made by the Partnership.

Sabal Palm Apartments
Fort Myers, Florida

As of the date of this Prospectus, the Partnership has entered into a letter of intent with the Sabal Palm Local Partnership to acquire a 99% limited partnership interest in the Sabal Palm Local Partnership as described below. As of the date of this Prospectus, no other agreements have been entered into by the Partnership relating to the Sabal Palms Apartments (the "Sabal Palm Complex") and the Sabal Palm Local Partnership has not received final approval from the lender which is necessary for its first mortgage loan. In the event the Sabal Palm Local Partnership does not receive its first mortgage loan by December 31, 1991, the acquisition and rehabilitation by the Sabal Palm Local Partnership of the Sabal Palm Complex may not be feasible and the Partnership may determine not to acquire an interest in the Sabal Palm Local Partnership.

Description of the Property. The Sabal Palm Complex consists of 200 units which were originally constructed in two phases comprising a total of 11 buildings. As part of the rehabilitation and financing of the Sabal Palm Complex, the two phases will be merged into one complex. The buildings in both phases are of concrete construction with asphalt shingled roofs and stucco siding. The buildings were originally constructed in 1968-1969.

The following is a breakdown of the apartment units contained in the Sabal Palm Complex and the anticipated rental rates for leases commencing during 1991:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
2 BR/1 BA	100	650	$492
3 BR/1 BA	60	763	620
4 BR/1 BA	40	907	693

Rehabilitation of the Sabal Palm Complex is expected to begin in November, 1991 and is anticipated to be completed in phases between August and December, 1992. It is anticipated that all of the units will receive Section 8 rental subsidies. The Section 8 rental subsidies will allow qualified low-income tenants to pay 30 percent of their income as rent, and the balance of the rent for such units will be paid by the federal government. See "Investment Objectives and Policies -- Section 8 Housing Assistance." All leases will be for a term of one year.

Local General Partners. It is anticipated that the Local General Partners of the Sabal Palm Local Partnership will be Fairfield Development Company, whose principal partners are Stanton Dossett II and Frank H. Taylor, both of whom are Louisiana residents and Jeffrey C. Simmons, a Florida resident.

Stanton Dossett II received his BS Degree in Geology from the University of Oklahoma in 1955. Mr. Dossett has been active in real estate development, syndication and property management in both the public and private sectors. In 1972, he and Frank H. Taylor formed Fairfield Development Company. Since then Messrs. Dossett and Taylor have acquired, developed or rehabilitated in excess of 2,700 apartment units of which 1,400 are Section 8 units.

Frank H. Taylor graduated from Yale University in 1957 and received his LLB from Tulane University in 1960. He began his career in the construction industry in Shreveport, Louisiana in 1960, and began working as a builder/developer in 1967. Mr.

Taylor has participated in the construction of over 1400 single- and multi-family units, all of which were financed using HUD-insured financing.

Jeffrey C. Simmons received his Bachelor's Degree in Building Construction from the University of Florida in 1979. In the past 11 years, Mr. Simmons has been involved in all aspects of construction and development, completing in excess of $125 million worth of construction work. Included in this work are nine HUD-financed properties, having a combined value of $25 million.

Management Agent. Fairfield Property Management ("FPM"), a Louisiana partnership, which was formed in 1977 by Stanton Dossett II and Frank H. Taylor, will be the managing agent of the Sabal Palm Complex. FPM currently manages directly or in a supervisory capacity in excess of 2,700 apartment units in 24 projects located in Louisiana, of which 1,400 are low-income units. The low-income units are subsidized by the federal government under the Section 8 Housing Assistance Program. In addition, FPM manages a 16,000 square foot office building in Shreveport, Louisiana, in which Mr. Dossett and Mr. Taylor have an ownership interest, and employs approximately 150 employees with office and on-site management responsibilities.

Community Profile. The Sabal Palm Complex is located in Fort Myers, Lee County, Florida. Lee County is located approximately 145 miles south of Tampa and approximately 150 miles northeast of Miami, on the Gulf of Mexico. Fort Myers, a major city located within Lee County, is the seventh largest metropolitan area in Florida. Major employers within Lee County include The General Electric Co. and International Business Machines.

Partnership Investment. The Sabal Palm Local Partnership has purchased the Sabal Palm Complex for approximately $2,348,000. Aggregate rehabilitation costs, including the purchase price of the Sabal Palm Complex, are expected to be approximately $9,595,000. Rehabilitation costs are based upon estimates provided by the Local General Partners, which cost estimates are contained in a budget submitted to and reviewed by the Florida Housing Finance Agency for the purpose of allocating Low-Income Credits.

The Partnership expects that upon the withdrawal of the current limited partner from the Sabal Palm Local Partnership, the Partnership will acquire a 99% limited partnership interest in the Sabal Palm Local Partnership by making a capital contribution to the Sabal Palm Local Partnership of approximately $3,477,000 payable generally as follows: (a) payment of approximately $1,023,000 when the Partnership is admitted to the Sabal Palm Local Partnership, (b) payment of approximately $410,000 in 1991, (c) payment of approximately $1,022,000 upon completion of rehabilitation, and (d) payment of approximately $1,022,000 upon the achievement of breakeven operations for a period of three consecutive months.

It is expected that the Local Partnership Agreement will provide for adjustment of the Partnership's capital contribution and allocable Gross Proceeds attributable to its investment in the Sabal Palm Local Partnership such that the finally determined amount of Low-Income Credits will be equal to approximately 1.46 times the Partnership's allocable Gross Proceeds attributable to its investment in the Sabal Palm Local Partnership.

It is expected that an aggregate Rehabilitation/Acquisition Services Fee and an aggregate non-accountable Rehabilitation/Acquisition Services Expense Allowance in accordance with the guidelines set forth in this Prospectus will be paid by the Sabal Palm Local Partnership to the General Partner in 1991.

Financing. The Sabal Palm Local Partnership has applied for HUD insured first mortgage financing from Davis Penn Mortgage Corporation in the approximate amount of $6,527,000 for a term of 40 years, at a fixed interest rate of 10.5% per year. The loan may be subject to a prohibition against prepayment for a certain time period and/or a prepayment penalty. It is expected that the Partnership will deliver a promissory note in the amount of $495,000 to the withdrawing limited partner upon the admission of the Partnership to the Sabal Palm Local Partnership. Such note is anticipated to bear interest at a rate of 10% per year for a term of 15 years; payments on such note shall be made annually solely from any cash flow distributed to the Partnership in an amount in excess of $15,000. Kelley Drye & Warren, counsel to the partnership, has represented the Sabal Palm Local Partnership in certain limited aspects relating to the financing of the Sabal Palm Complex.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partner. Operating Cash Flow, to the extent available, is expected to be distributed 99% to the Partnership and 1% to the Local General Partner after payment of (i) Operating Loans, (ii) $91,000 to the Partnership (from which the Partnership will make payments of debt service on the Partnership's promissory note to the withdrawing limited partner described above), and (iii) an annual Local Partnership Administration Fee to the Local General Partner of up to 50% of available Operating Cash Flow in such year. There may be a limitation imposed by HUD on distributions of cash, if any, to the partners of the Sabal Palm Local Partnership. Sale or Refinancing Proceeds remaining after (i) payment of all debts of the Sabal Palm Local Partnership (including Operating Loans), (ii) establishment of reserves and (iii) payment of a disposition fee to the Local General Partner, are expected to be distributed 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to the allocable Gross Proceeds attributable to its investment in the Sabal Palm Local Partnership (plus

an amount enabling it to make a payment of any amount outstanding on its promissory note to the withdrawing limited partner), and thereafter, 50% to the Partnership and 50% to the Local General Partner. It is expected that the Local General Partner will guarantee payment to the Partnership of up to the lesser of $2,500 or .2% of the allocable Gross Proceeds attributable to its investment in the Sabal Palm Local Partnership, to the extent that in any year there is less than a $5,000 distribution from Operating Cash Flow by the Sabal Palm Local Partnership, provided that any amounts paid pursuant to such guarantee will be treated as Operating Loans.

Operating Loans. It is anticipated that the Local General Partner will provide Operating Loans, up to a cumulative maximum of $653,000, to the Sabal Palm Local Partnership to fund operating deficits during the period commencing with final endorsement of the second mortgage loan by HUD and ending on the later of (i) achievement of breakeven operations or (ii) the fifth anniversary of such final endorsement. The Operating Loans will be repaid from 50% of Operating Cash Flow of the Sabal Palm Local Partnership, or out of available Sale or Refinancing Proceeds. There can be no assurance that the Local General Partner will be able to comply with its obligation to pay Operating Loans at such time, if the Sabal Palm Local Partnership suffers an operating deficit. The Local General Partner's inability to comply with such obligations could constitute or cause a default under a mortgage or other agreement concerning the Sabal Palm Local Partnership, which default could result in recapture of Low-Income Credits. See "Risk Factors -- Investment Risks -- Reliance on Local General Partners".

Low-Income Credits. Based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Sabal Palm Complex, the Local General Partner has received a preliminary allocation of approximately $6,383,200 of Low-Income Credits over a ten-year period (approximately $638,320 per year). The actual Low-Income Credit generated by this property will depend on the final determination by the accountants of the actual development cost and the eligible basis of the Sabal Palm Local Partnership.

Insurance. The Local General Partner, on behalf of the Sabal Palm Local Partnership, will obtain and maintain insurance for the Sabal Palm Complex in amounts of coverage approved by the Partnership. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate.

Orange City Plaza Apartments
Orange City, Iowa

As of the date of this Prospectus, the Partnership has entered into a letter of intent to acquire a 99% limited partnership interest in Orange City Plaza, L.P., an Iowa limited partnership (the "Orange City Local Partnership"), which is developing Orange City Plaza Apartments (the "Orange City Complex") located in Orange City, Iowa. As of the date of this Prospectus, no other agreements have been entered into by the Partnership relating to the Orange City Complex.

Description of the Property. Construction of the Orange City Complex commenced in December, 1990 and is anticipated to be completed in November, 1991. The Orange City Complex will consist of four two-story buildings on approximately 2 acres containing a total of 32 rental units. The buildings will be of wood frame construction with brick and wood siding and with shingled roofs. Each unit will contain a range, refrigerator, carpeting throughout, and central heating and air conditioning. The Orange City Complex will include laundry facilities, a playground and picnic facilities. A total of 48 parking spaces are provided.

The type and number of apartments and the anticipated monthly rents for the Orange City Complex are as follows:

Apartment Type	Number of Units	Approximate Square Footage	Anticipated Monthly Rents
1 BR/1 BA	16	600	$200
2 BR/1 BA	16	720	241

The actual monthly rents and the availability of tenants who qualify under Section 42 of the Code may be determined by, among other factors, the local rental market in the Orange City Complex neighborhood. Failure to attract qualified tenants could result in a recapture of Low-Income Credits.

Local General Partner. The Local General Partner is expected to be Voorhees Development Group, Inc., an Iowa corporation ("Voorhees"). Jeffrey W. Voorhees is the principal of Voorhees, which was formed in 1987. Mr. Voorhees, directly and/or through Affiliates, has developed or is developing approximately 56 multi-family housing rental developments in Iowa containing approximately 1,200 dwelling units, all of which are government-assisted low-income units.

Management Agent. National Management Corporation, an Iowa corporation, ("National") will be the initial managing agent of the Orange City Complex. Jeffrey W. Voorhees and Mary Heitt-Doyle are the principals of National, which currently

manages, directly or in a supervisory capacity, in excess of 1,800 residential housing units in Iowa, of which 1,800 are low-income units, and employs approximately 132 employees with on-site management responsibilities.

Contractor. The general contractor for construction of the Orange City Complex is Montour Building Supply, an Iowa corporation, and an Affiliate of the Local General Partner. Montour Building Supply has been and/or currently is the general contractor for approximately 11 multi-family housing developments containing approximately 176 dwelling units, of which 126 are low-income units.

Community Profile. The Orange City Complex is located in Orange City, Iowa. Orange City has a population of approximately 5,000 and is the county seat for Sioux County. It is located 40 miles north of Sioux City. Area employment is principally in county government, food production and processing, light industry and agricultural services. The Orange City Complex will be located in a residential neighborhood located six blocks from the central business district and will be convenient to schools, hospital facilities, shopping centers, entertainment and recreational facilities. The Orange City market area is served by the Sioux City Airport and U.S. Highway 75 and Iowa Highway 10.

Partnership Investment. The Orange City Local Partnership has purchased the land upon which the Orange City Complex is being developed for approximately $50,000. Aggregate construction costs are expected to be approximately $701,453, based upon estimates which are provided by the Local General Partner to the Partnership and which are contained in a budget previously submitted to and reviewed by the Iowa Finance Authority for the purpose of receiving an allocation of Low-Income Credits for the Orange City Complex. The amount of the Property Development Fee payable by the Orange City Local Partnership to the Local General Partner or its Affiliates will depend upon an accountant's determination of the final actual costs of construction and development of the Property, and therefore cannot be finally determined until such determination has been made. However, it is anticipated that a substantial portion of the Partnership's capital contributions to the Orange City Local Partnership will be paid as a Property Development Fee, and will be included in the projected construction and development costs of the Orange City Complex.

The Partnership expects that the current limited partners will withdraw from the Orange City Local Partnership, and that the Partnership will acquire a 99% limited partnership interest in the Orange City Local Partnership by making capital contributions to the Orange City Local Partnership of approximately $479,743, payable generally as follows: (a) payment of approximately $169,275 upon admission to the Local Partnership, (b) payment of approximately $56,555 on January 2, 1992, (c) payment of approximately $112,850 upon completion of construction and receipt of the final Low-Income Credit certification from the Accountants for the Partnership, and (d) payment of approximately $141,063 upon the achievement by the Orange City Local Partnership of breakeven operations for a period of three consecutive months.

It is expected that the Local Partnership Agreement will provide for adjustment of the Partnership's capital contributions and allocable Gross Proceeds attributable to its investment in the Orange City Local Partnership such that the finally determined amount of Low-Income Credits will be equal to the equivalent of approximately 1.6 times the Partnership's Gross Proceeds allocable to its investment in the Orange City Local Partnership.

It is expected that an Acquisition Services Fee and a non-accountable Acquisition Services Expense Allowance in the aggregate amount of approximately $56,555 (in accordance with the guidelines set forth in this Prospectus) will be paid by the Orange City Local Partnership to the General Partner on January 2, 1992.

Financing. Construction financing for the Orange City Complex is being provided by Sioux County State Bank under the terms and conditions of a construction mortgage in the amount of $730,000, with interest at the rate of 12% per year. The Orange City Local Partnership has received commitments for permanent financing from the Sioux County State Bank for first and second mortgage loans and from the Iowa Finance Authority Affordable Housing Trust Fund for a third mortgage loan. The first mortgage loan is anticipated to be in the amount of $150,000 for a term of 25 years and to bear interest at the rate of 10% per year. The second mortgage loan is anticipated to be a fully-amortizing loan in the amount of $137,000 for a term of 10 years and to bear interest at the rate of 10% per year. The third mortgage loan is anticipated to be non-interest bearing and in the amount of $340,000 for a term of 25 years. There can be no assurance that the final terms of the mortgage loans will be consistent with the Local General Partner's current expectations.

Structure of Acquisition. Profits, losses and available credits are expected to be allocated 99% to the Partnership and 1% to the Local General Partner. Operating Cash Flow, to the extent available for distribution, is expected to be distributed 99% to the Partnership and 1% to the Local General Partner after payment of (i) Operating Loans, and (ii) an annual Local Partnership Administration Fee to the Local General Partner of up to 50% of the remaining available Operating Cash Flow in such year. It is expected that the Local General Partner will guarantee annual distributions to the Partnership and ATCP II of an aggregate amount of up to $2,500 to the extent that in any year there is less than an aggregate $2,500 distribution from Operating Cash Flow by the Orange City Local Partnership to the Partnership. Any amounts paid pursuant to such guarantee will be repayable as Operating Loans. Sale or Refinancing Proceeds remaining after payment of all debts of the Orange City Local Partnership

(including outstanding Operating Loans) and establishment of reserves are expected to be distributed 99% to the Partnership and 1% to the Local General Partner until the Partnership has received an amount equal to allocable Gross Proceeds attributable to its investment in the Orange City Local Partnership, and thereafter, 50% to the Partnership and 50% to the Local General Partner as described below.

Operating Loans. The Local General Partner is expected to agree to provide loans to the Orange City Local Partnership to fund any operating deficits through the 15-year Low-Income Credit compliance period. It is expected that any Operating Loans will be repaid, without interest, from 50% of Operating Cash Flow of the Orange City Local Partnership, or, to the extent not previously repaid, out of available Sale or Refinancing Proceeds. However, there can be no assurance that the Local General Partner will be able to comply with its obligations at such time, if any, as the Orange City Partnership suffers an operating deficit. The Local General Partner's inability to comply with such obligation could cause a default under a mortgage or other agreement concerning the Orange City Local Partnership, which default could result in recapture of Low-Income Credits. (See "Risk Factors--Reliance on Local General Partners".)

Low-Income Credits. Based upon the submission by the Local General Partner of a projected development budget and the anticipated eligible basis of the Orange City Complex, the Local General Partner has received a preliminary allocation of approximately $859,460 of Low-Income Credits over a ten-year period and has applied for an additional allocation of $104,270 of Low-Income Credits over a ten-year period. The capital contributions described above are based upon the receipt of such additional allocation. The actual Low-Income Credit generated by this property will depend on the accountants' final determination of the actual development cost and the eligible basis of the Orange City Local Partnership. (See "Low-Income Credits".)

Insurance. The Local General Partner, on behalf of the Orange City Local Partnership, will obtain and maintain insurance for the Orange City Complex in amounts of coverage approved by the Partnership and the construction and permanent mortgage lenders. There can be no assurance that in the event of any particular occurrence the amount of insurance or the scope of coverage will be adequate. (See "Risk Factors--Investment Risks--Uninsured Losses.")

SUMMARY OF FmHA LOCAL PARTNERSHIPS IDENTIFIED FOR INVESTMENT

Partnership Name	Location of Property	Number of Units	Basic Monthly Rents	Anticipated (or actual) Completion Date	Government Assistance Anticipated	Permanent Mortgage Loan	Interest Rate**	Annual Reserve Amount
1. Olive Branch Family, L.P.	Olive Branch, MS	38	$230-265	December, 1991	FmHA	$1,222,880	9.25%	$12,228
2. Prentiss County Elderly, L.P.	Booneville, MS	20	$230-265	December, 1991	FmHA	$622,967	9.25%	$ 6,230
3. Tippah County Elderly, L.P.	Ripley, MS	20	$230-265	December, 1991	FmHA	$623,473	9.25%	$ 6,234
4. Baldwyn Family, L.P.	Baldwyn, MS	23	$230-265	December, 1991	FmHA	$735,494	9.25%	$ 7,354
5. Holly Springs Family, L.P.	Holly Springs, MS	24	$230-265	December, 1991	FmHA	$763,540	9.25%	$ 7,635
6. Auburn Family, L.P.	Louisville, MS	16	$248-280	October, 1991	FmHA	$479,951	9.25%	$ 5,337
7. Jardines Limited Dividend Partnership, S.E., L.P.	Juncos, PR	60	$200	April, 1992	FmHA	$2,631,400	9.25%	$26,314
8. Lajas Limited Partnership	Lajas, PR	99	$220-261	January, 1992	FmHA	$4,158,000	9.00%	$41,580
9. Lares Limited Partnership	Lares, PR	102	$212-315	July, 1992	FmHA	$4,426,200	8.75%	$44,260

* Denotes joint investment with ATCP II.

** Anticipated to be reduced to 1% per annum pursuant to the FmHA interest credit program. See "Investment Objectives and Policies – Farmers Home Administration Rural Rental Housing Program".

TERMS OF INVESTMENTS IN FmHA LOCAL PARTNERSHIPS IDENTIFIED FOR INVESTMENT

Local Partnership Name (Local General Partners/ Principals)	Management Agent	Anticipated Annual Property Management Fee	Approximate Aggregate Capital Contribution	Partnership's Ownership Interest (%) Profits, Losses Credits/Operating Cash Flow/Sale or Refinancing Proceeds	Anticipated Operating Deficit Loan Maximum Term/ Maximum Amount	Local Partnership's Approximate Aggregate Average Annual Tax Credit
1. Olive Branch Family, L.P. (Herbert B. Ivison, Jr.)	Complex Management, Inc.** d/b/a Southern Management Group	$10,488	$279,038	99/50/50	5 years/$125,000	$56,000
2. Prentiss County Elderly, L.P. (Herbert B. Ivison, Jr.)	Complex Management, Inc.** d/b/a Southern Management Group	$5,520	$144,502	99/50/50	5 years/$65,000	$29,000
3. Tippah County Elderly, L.P. (Herbert B. Ivison, Jr.)	Complex Management, Inc.** d/b/a Southern Management Group	$5,520	$139,519	99/50/50	5 years/$65,000	$28,000
4. Baldwyn Family, L.P. (Herbert B. Ivison, Jr.)	Complex Management, Inc.** d/b/a Southern Management Group	$6,348	$169,416	99/50/50	5 years/$75,000	$34,000
5. Holly Springs Family, L.P. (Herbert B. Ivison, Jr.)	Complex Management, Inc.** d/b/a Southern Management Group	$6,624	$174,398	99/50/50	5 years/$80,000	$35,000
6. Auburn Family, L.P. (Herbert B. Ivison, Jr.)	Complex Management, Inc.** d/b/a Southern Management Group	$4,416	$108,889	99/50/50	Unlimited	$21,764
7. Jardines Limited Dividend Partnership (R. Bird & Associates Inc./Ricardo Bird)	Proper Management Corp.**	$16,560	$531,683	99/50/50	5 years/$263,000	$120,041
8. Lajas Limited Partnership (Gilberto Reyes)	Ragil Management Corp.**	$27,324	$869,708	99/50/50	5 years/$415,000	$188,619
9. Lares Limited Partnership (Gilberto Reyes)	Ragil Management Corp.**	$28,152	$885,271	99/50/50	5 years/$442,000	$199,870

* Denotes joint investment with ATCP II. Aggregate capital contribution does not include capital contribution of ATCP II.

** Anticipated to be reduced to 1% per annum pursuant to the FmHA interest credit program. See "Investment Objectives and Policies – Farmers Home Administration Rural Rental Housing Program".

1. OLIVE BRANCH FAMILY, L.P.
(Olive Branch Apartments)

Olive Branch Apartments is a 38-unit apartment complex being rehabilitated in Olive Branch, Mississippi. Olive Branch Apartments will consist of ten buildings containing a total of 38 two-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingle roofs. The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and air conditioning.

Rehabilitation of Olive Branch Apartments commenced in May, 1991 and is anticipated to be completed by December, 1991. Based on the information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by December, 1991. It is anticipated that all 38 units will receive FmHA Rental Assistance.

2. PRENTISS COUNTY ELDERLY, L.P.
(Booneville Apartments)

Booneville Apartments is a 20-unit Apartment Complex being rehabilitated in Booneville, Mississippi. Booneville Apartments will consist of five buildings containing a total of 20 one-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingle roofs. The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and air conditioning.

Rehabilitation of Booneville Apartments commenced in May, 1991 and is anticipated to be completed by December, 1991. Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by December, 1991. It is anticipated that all 20 units will receive FmHA Rental Assistance.

3. TIPPAH COUNTY ELDERLY, L.P.
(Ripley Apartments)

Ripley Apartments is a 20-unit apartment complex being rehabilitated in Ripley, Mississippi. Ripley Apartments will consist of five buildings containing a total of 20 one-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingle roofs. The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and air conditioning.

Rehabilitation of Booneville Apartments commenced in May, 1991 and is anticipated to be completed by December, 1991. Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by December, 1991. It is anticipated that all 20 units will receive FmHA Rental Assistance.

4. BALDWYN FAMILY, L.P.
(Baldwyn Apartments)

Baldwyn Apartments is 23-unit apartment complex being rehabilitated in Baldwyn, Mississippi. Baldwyn Apartments will consist of six buildings containing a total of 23 two-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingle roofs. The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and air conditioning.

Rehabilitation of Baldwyn Apartments commenced in May, 1991 and is anticipated to be completed by December, 1991. Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by December, 1991. It is anticipated that all 23 units will receive FmHA Rental Assistance.

5. HOLLY SPRINGS FAMILY, L.P.
(Holly Springs Apartments)

Holly Springs Apartments is a 24-unit apartment complex being rehabilitated in Holly Springs, Mississippi. Holly Springs Apartments will consists of six buildings containing a total of 24 two-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingle roofs. The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and air conditioning.

Rehabilitation of Holly Springs Apartments commenced in May, 1991 and is anticipated to be completed by December, 1991. Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by December, 1991. It is anticipated that all 24 units will receive FmHA Rental Assistance.

6. AUBURN FAMILY, L.P.
(Louisville Apartments)

Louisville Apartments is a 16-unit apartment complex being rehabilitated in Louisville, Mississippi. Louisville Apartments will consist of five buildings containing a total of 12 two-bedroom and four three-bedroom apartment units. The buildings will be of wood frame construction with pitched, composition shingle roofs. The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and air conditioning.

Rehabilitation of Louisville Apartments commenced in May, 1991 and is anticipated to be completed in October, 1991. Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by November, 1991. It is anticipated that all 16 units will receive FmHA Rental Assistance.

7. JARDINES LIMITED DIVIDEND PARTNERSHIP, S.E., L.P.
(Jardines de Juncos)

Jardines de Juncos is a 60-unit apartment complex being constructed in Juncos, Puerto Rico. Jardines de Juncos will consist of six buildings containing a total of 4 one-bedroom, 28 two-bedroom, 25 three-bedroom and 3 four-bedroom apartment units. The buildings will be of concrete construction on concrete slab foundation. The development will offer central laundry facilities, an office and a storage room. Individual units will contain a refrigerator, a range and air conditioning.

Construction of Jardines de Juncos commenced in January, 1991 and is anticipated to be completed by April, 1992. Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by June, 1992. It is anticipated that all 60 units will receive FmHA Rental Assistance.

8. LAJAS APARTMENTS LIMITED PARTNERSHIP, S.E., L.P.
(Parque Real Apartments)

Parque Real Apartments is a 99-unit apartment complex being constructed in Lajas, Puerto Rico. Parque Real Apartments will consist of sixteen buildings containing a total of 60 two-bedroom and 39 three-bedroom apartment units. The buildings will be of concrete construction on concrete slab foundation. The development will offer an office and a storage room. Individual units will contain a refrigerator and a range.

Construction of Parque Real Apartments commenced in December, 1990 and is anticipated to be completed by January, 1992. Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by February, 1992. It is anticipated that all 99 units will receive FmHA Rental Assistance.

9. LARES APARTMENTS LIMITED PARTNERSHIP, S.E., L.P.
(Lares Gardens Apartments)

Lares Gardens Apartments is a 102-unit apartment complex being constructed in Lares, Puerto Rico. Lares Gardens Apartments will consist of sixteen buildings containing a total of 6 one-bedroom, 60 two-bedroom and 36 three-bedroom apartment units. The buildings will be of concrete construction on concrete slab foundation. The development will offer an office and a storage room. Individual units will contain a refrigerator and a range.

Construction of Lares Gardens Apartments commenced in December, 1990 and is anticipated to be completed by July, 1992. Based on information provided by the Local General Partner, it is anticipated that 100% of the units will be occupied by August, 1992. It is anticipated that all 102 units will receive FmHA Rental Assistance.

FIDUCIARY RESPONSIBILITY OF GENERAL PARTNER AND AFFILIATES

The General Partner will be accountable to the Partnership and Limited Partners as a fiduciary and consequently must exercise good faith and integrity in managing partnership affairs.

The Uniform Act provides that a limited partner may institute legal action on behalf of a partnership (a partnership derivative action) to recover damages from a third party when the general partner has failed to institute the action or where an effort to cause the general partner to do so is not likely to succeed.

The nature of the fiduciary duties of a general partner is an evolving area of the law and subscribers who have questions concerning the responsibilities of the General Partner should consult with their legal counsel.

The following chart compares the Delaware state-law fiduciary duty standards of a general partner with the standards set forth in the Partnership Agreement. Under the provisions of the Partnership Agreement, Limited Partners may have a more restricted right of action against the General Partner and certain of its Affiliates than would be the case absent these provisions.

Legal Standards	Partnership Agreement
Fiduciary Duty: There is no provision under the Uniform Act with respect to the fiduciary duty of a general partner. However, under §17-403(b) of the Uniform Act, a general partner of a limited partnership has the liabilities of a partner in a partnership without limited partners to the partnership and to the other partners. Under §21 of the Uniform Partnership Act, every partner must be accountable to the partnership for any benefit, and hold as trustee for it any profits derived by him without the consent of the other partners from any transaction connected with the formation, conduct or liquidation of the partnership or from any use by him of its property. Under general principles of law, a general partner in a limited partnership owes a fiduciary duty to limited partners.	Fiduciary Duty: Pursuant to §5.5(e), the General Partner has fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control and will not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership. The General Partner does not believe that this provision detracts from or otherwise modifies the fiduciary duties of the General Partner under Delaware law.
Indemnification: Under §17-108 of the Uniform Act, subject to the standards and limitations set forth in a partnership agreement, a limited partnership may, and shall, have the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Under §17-108 of the Uniform Act, the partner's duties and liabilities may be expanded or restricted by provisions in the partnership agreement.	Indemnification: Pursuant to §5.8(a), neither the General Partner nor any of its Affiliates performing services on behalf of the Partnership (the "Indemnitees") shall have any liability in damages or otherwise to any of the Limited Partners or to the Partnership for any act or omission performed or omitted by such Indemnities, in good faith and in a manner reasonably believed by it to be within the scope of authority granted to it by the Partnership Agreement and in the best interests of the Partnership. The Partnership will indemnify, pay, protect and hold harmless each Indemnitee (on the demand of and to the satisfaction of such Indemnitee) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever including, without limitation, all legal fees, costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against such Indemnitee or the Partnership and all costs of investigation in connection therewith (collectively referred to as "Liabilities") that may be imposed on, incurred by, or asserted against an Indemnitee or the Partnership in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Partnership, or on the part of an Indemnitee. Each Indemnitee shall be liable, responsible and accountable, and the Partnership shall not be liable

to any such Indemnitee for any portion of such Liabilities, that resulted from such Indemnitee's own fraud, negligence, misconduct or, if applicable, breach of fiduciary duty to the Partnership or any Partner, as determined by a court of competent jurisdiction.

Pursuant to §5.8(b), the Partnership shall not furnish indemnification to an Indemnitee or to any person acting as a broker-dealer for any Liabilities arising from or out of a violation of federal or state securities laws unless (i)(a) there has been a successful adjudication on the merits of each count involving alleged securities laws violations as to the particular Indemnitee seeking indemnification and a court approves indemnification of litigation costs; (b) such claims have been dismissed with prejudice by a court of competent jurisdiction as to the particular Indemnitee seeking indemnification under the Partnership Agreement; or (c) a court of competent jurisdiction has approved a settlement of the claims against a particular Indemnitee seeking indemnification under the Partnership Agreement and a court approves indemnification of costs, and (ii) the court shall have been advised by the Indemnitee seeking indemnification as the current position of the SEC, the California Commissioner of Corporations, the Pennsylvania Securities Commission, the Texas Securities Commissioner and the Missouri Securities Division with respect to the issue of indemnification for securities law violations.

The General Partner believes that the foregoing indemnification provisions of the Partnership Agreement benefit the General Partner (and to that extent may operate as a detriment to the Limited Partners), by comparison to otherwise applicable Delaware law, by obligating the Partnership to indemnify the General Partner or its Affiliates for any act or omission performed or omitted by such Indemnitees, in good faith and in a manner reasonably believed by it to be within the scope of authority granted to it and in the best interests of the Partnership, subject to the standards and restrictions described above. The General Partner believes that the foregoing indemnification provisions of the Partnership Agreement benefit the Limited Partners (and to that extent may operate as a detriment to the General Partner), by comparison to otherwise applicable Delaware law, by restricting the General Partner's and its Affiliates' rights to indemnification to the circumstances described above (*i.e.* fraud, negligence, misconduct, breach of fiduciary duty). The General Partner believes that the standards applicable to indemnification of a general partner, in the absence of partnership agreement provisions such as the foregoing, are unclear and that a general partner, absent such provisions might be permitted to cause a partnership to indemnify the general partner in

	circumstances in which the general partner would not be entitled to indemnification under the foregoing provisions.
Defenses of the General Partner: Under §17-406 of the Uniform Act, a partnership agreement may provide that (i) a general partner who fails to perform in accordance with, or to comply with, the partnership agreement shall be subject to specified penalties or consequences or (ii) upon the occurrences, a general partner shall be subject to specified penalties or consequences. The Uniform Act does not otherwise address the liability or defenses of the general partner.	Defenses of the General Partner: See the first and third paragraphs set forth above under "indemnification." Because the referenced sections do not excuse acts or omissions that constitute fraud, negligence, misconduct or (with respect to the General Partner) breach of fiduciary duty, the General Partner does not believe that these provisions of the Partnership Agreement alter the rights of the Limited Partners (or any corresponding defenses of the General Partner) under Delaware law.
Derivative Actions: Uniform Act §§17-1001 through 17-1004 permit limited partners to bring actions in the name of the partnership if the general partner refuses to bring such action or an effort to cause the general partner to bring such action is not likely to succeed, subject to certain conditions. The General Partner has been advised by counsel that no reported case in Delaware addresses the possibility of defenses by the General Partner to any such derivative action (other than noncompliance by the Limited Partners with the Uniform Act). While the matter has not been determined judicially, the General Partner may be able to assert a defense similar to the business judgement rule applicable to derivative actions by stockholders of a corporation (i.e. that such derivative actions should not be permitted where the general partner determines, in the exercise of its business judgement and in the absence of a conflict of interest, that pursuit of such action would not be in the best interest of the partnership.	Derivative Actions: The Partnership Agreement has no applicable provision.

The modifications to the General Partner's duties and liabilities effected by the Partnership Agreement provisions described above have been made in accordance with the customary practice for limited partnership offerings comparable to this offering by the Partnership, including limited partnership offerings previously made by the General Partner and its Affiliates. The General Partner believes that the indemnification provisions of the Partnership Agreement, which the General Partner understands are similar to state corporate law standards governing indemnification of directors of corporations, are advisable in providing clarity to all Partners concerning the General Partner's liability to the Limited Partners.

Except as set forth above, if any action, suit, or proceeding shall be pending or threatened against the Partnership or an Indemnitee relating to or arising, or alleged to relate to or arise, out of any action or inaction, the Partnership shall have the right to employ, at the expense of the Partnership, separate counsel of its choice in such action, suit or proceeding.

The Partnership shall not incur the cost of that portion of any insurance, other than public liability insurance, which insures any Indemnitee for any Liability as to which such Indemnitee is prohibited from being indemnified under the Partnership Agreement.

The provision of advances from Partnership funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action initiated against an Indemnitee by a Limited Partner in his capacity as such is prohibited. Except as provided in the foregoing sentence, the provision of advances from Partnership funds to an Indemnitee for legal expenditures and other costs incurred as a result of any initiated or threatened suit, action or proceeding is permissible if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Indemnitee in the performance of its duties or provision of its services on behalf of the Partnership; (ii) such suit, action or proceeding is initiated by a third party who is not a Limited Partner; and (iii) the Indemnitee undertakes to repay any funds advanced pursuant to the Partnership Agreement in cases in which such Indemnitee would not be entitled to indemnification under the Partnership Agreement. If advances are permissible under the Partnership Agreement, the Indemnitee shall furnish the Partnership with an undertaking as set forth in the foregoing

sentence and shall thereafter have the right to bill the Partnership for, or otherwise request that the Partnership pay, at any time and from time to time after such Indemnitee has become obligated to make payment therefor, any and all amounts for which such Indemnitee believes in good faith that such Indemnitee is entitled to indemnification under the Partnership Agreement. The Partnership shall pay any and all such bills and honor any and all such requests for payment for which the Partnership is liable as determined above within 60 days after such bill or request is received. In the event that a final determination is made that the Partnership is not so obligated in respect of any amount paid by it, such Indemnitee will refund such amount, plus interest thereon at the then prevailing market rate of interest, within 60 days of such final determination, and in the event that a final determination is made that the Partnership is so obligated in respect of any amount not paid by the Partnership to a particular Indemnitee, the Partnership will pay such amount to such Indemnitee.

TO THE EXTENT THAT THESE INDEMNIFICATION PROVISIONS INCLUDE INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, SUCH INDEMNIFICATION IS, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, CONTRARY TO PUBLIC POLICY AND THEREFORE UNENFORCEABLE.

MANAGEMENT OF THE PARTNERSHIP

The General Partner of the Partnership is Richman Tax Credit Properties III L.P. (the "General Partner"), a Delaware limited partnership whose general partner is Richman Housing Credits Inc. (" RHCI"), a Delaware corporation which is owned by Richard Paul Richman. The business address of the Partnership and the General Partner is 10 Valley Drive, Greenwich, CT 06831 (telephone number 203-869-0900). The General Partner will manage and control the affairs of the Partnership directly and by engaging other Affiliates.

The General Partner and its Affiliates may be the general partners of other subsequently formed publicly or privately offered affiliated partnerships or other entities having the same or similar investment objectives and policies as the Partnership. Officers and directors who hold positions in more than one entity will devote such of their time as shall be necessary to conduct the affairs of the Partnership and to perform the required services, although other management responsibilities will limit the time they are able to devote to the Partnership's affairs. See "Conflicts of Interest" and "Prior Performance Summary."

The General Partner and its Affiliates, including Wilder Richman Corporation("WRC"), which was co-founded by Richard Paul Richman in 1979, are general partners, have had the principal development responsibility for, and/or maintain economic interests in more than 80 housing projects containing over 8,500 apartment units located throughout the United States. They are the general partners of 31 projects, containing approximately 2,840 apartment units and are the investor partnership general partners of 41 projects containing approximately 4,230 apartment units. In addition, they hold limited partner interests in 7 projects, containing approximately 1,300 units, acquired since 1979. They also hold limited partner interests or at least a portion of the developer's notes with respect to another 2 projects, containing approximately 154 units, acquired prior to the date of formation of WRC.

In the last ten years, Richard Paul Richman and his Affiliates, including WRC, have sponsored the placement of limited partnership interests of approximately $220,000,000 for conventional and subsidized real estate properties having a value in excess of one half-billion dollars. They have successfully completed 15 private placement syndications with E. F. Hutton and Company Inc. In addition, Affiliates of the General Partner are the general partners of five other public programs, all of which have been completed. The average occupancy rate for all properties (not in construction or initial rent-up) owned by all such programs was above 97% in 1990 and was approximately 98% at June 30, 1991. The General Partner's management affiliate, Wilder Richman Management Corporation ("WRMC"), manages on a supervisory or direct basis many of the projects in which Affiliates of the General Partner are general partners.

The director and officers of RHCI are as follows:

Name	Office
Richard Paul Richman	President and Director
Eric Richelson	Vice President
Neal Ludeke	Vice President and Treasurer
David Salzman	Vice President
Richard H. Edson	Vice President
Gina S. Scotti	Secretary

Richard Paul Richman, age 44, is President and Director of RHCI. Mr. Richman graduated from the Columbia University Law School with a Juris Doctor degree, the Columbia University Graduate School of Business Administration with a Master of Business Administration degree and Syracuse University with a Bachelor of Arts degree in Political Science. Mr. Richman has over ten years of extensive experience in both the development and management of residential properties. From March 1988 to date, Mr. Richman has been the President and sole stockholder of The Richman Group. From the formation of WRC in 1979 to date, Mr.

Richman has been the president and a director and principal shareholder of WRC. From 1973 until 1979, Mr. Richman practiced corporate law in New York City with the law firm of Greenbaum, Wolff & Ernst and then as a partner of Shipley, Richman & Nierenberg. For over six years, Mr. Richman acted as a lawyer in connection with the development, syndication and tax issues relating to real estate. In recent years, Mr. Richman has devoted full time to the syndication and development of real estate. Mr. Richman was a vice president and shareholder of Related Housing Companies Incorporated from 1978 until mid-1979 with responsibility for that company's project acquisition and syndication activities. Mr. Richman is a member of the National Advisory Board of the Housing and Development Reporter, a bi-weekly publication of the Bureau of National Affairs, Inc., a frequent speaker on real estate syndication, the New York State Historic Credit Task Force, the National Leased Housing Association, the Coalition to Preserve the Low-Income Housing Tax Credit and the Minority Developer Assistance Corporation (which was established by the New York State Battery Park Commission) and has appeared on American Broadcasting Company's "Nightline" program. Mr. Richman's estimated net worth, which includes a material amount of assets which are not readily marketable, is in excess of $5 million.

Eric Richelson, age 39, is Vice President of RHCI. Mr. Richelson is Senior Vice President of Wilder Richman Management Corporation with responsibility for all of WRMC's operating activities. Prior to joining WRMC in 1986, Mr. Richelson was Chief Operating Officer of Cambridge Development Corporation, where he specialized in multi-family housing development and construction. Mr. Richelson holds a Masters in Urban Planning and a Bachelor of Arts in Economics from the University of Michigan.

Neal Ludeke, age 33, is Vice President and Treasurer of RHCI. Mr. Ludeke, a Vice President of WRC and a Vice President and Treasurer of The Richman Group, is engaged primarily in the syndication and finance operations of WRC. He has been employed by WRC in that capacity since 1986. Prior thereto, Mr. Ludeke, a certified public accountant, was employed by Weiner and Company, Certified Public Accountants, as an audit and financial services supervisor. He received a Bachelor of Science degree in Business Administration from Ramapo College in 1980.

David Salzman, age 30, is Vice President of RHCI. Mr. Salzman has been involved in the acquisition of residential real estate for syndication as the Vice President of acquisitions of The Richman Group since March 1988 and of WRC since October 1986. From 1984 to 1986, Mr. Salzman was engaged in the development and rehabilitation of residential property in New York City. He received an M.B.A. from New York University in Finance in 1985 and a B.B.A. from Emory University in Accounting in 1982.

Richard H. Edson, age 31, is Vice President of RHCI and The Richman Group. He has been employed by The Richman Group and RHCI in that capacity since 1989. From 1985 to 1987, Mr. Edson was employed by WRC where he was engaged in the development and syndication of residential property. He received an M.B.A. from New York University in Finance in 1985 and an A.B. from Occidential College in Foreign Affairs in 1982.

Gina S. Scotti, age 35 is Secretary of RHCI. Ms. Scotti, a Vice President and Secretary of WRC, joined WRC in 1984 as a special assistant to the president, and has been the director of investor services with responsibility for all communications with investors since 1986. From 1983 until mid-1984 she served as an administrative assistant to the President of Icahn & Co., Inc.

RHCI has been capitalized with a non-interest bearing, demand promissory note from Richard P. Richman in the amount of (a) up to the greater of (i) $1,000,000 or (ii) 4% of the first $50,000,000 of Gross Proceeds and (b) up to an additional 2% of the amount of Gross Proceeds, if any, in excess of $50,000,000, up to a maximum aggregate amount of $3,000,000.

For information concerning the activities of the General Partner and its Affiliates in certain areas of real estate investment, see "Conflicts of Interest" and "Prior Performance Summary."

PRIOR PERFORMANCE SUMMARY

The information contained in this section of the Prospectus is included solely to provide information to prospective subscribers which can be used to evaluate the real estate experience of the General Partner and its Affiliates. The information summarized below is set forth in greater detail in the Prior Performance Tables, following the Financial Statements at the end of this Prospectus and preceding the exhibits hereto. Subscribers should direct their attention to the Prior Performance Tables for further information regarding the prior performance of the General Partner and its Affiliates. In addition, as part of its Registration Statement, the Partnership has filed certain tables with the SEC which report more detailed information regarding property acquisitions by prior programs. Investors can obtain copies of such tables, without charge, by requesting Table VI from Part II of the Partnership's Registration Statement from the General Partner.

SUBSCRIBERS SHOULD NOT CONSTRUE THE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING OR INDICATING IN ANY MANNER THAT THE PARTNERSHIP WILL MAKE INVESTMENTS WHICH ARE COMPARABLE TO THOSE MADE BY THE LIMITED PARTNERSHIPS DISCUSSED BELOW, OR THAT THE RESULTS ACHIEVED BY THE PARTNERSHIP WILL IN ANY WAY RESEMBLE OR BE COMPARABLE TO THOSE ACHIEVED BY SUCH OTHER LIMITED PARTNERSHIPS. INVESTORS IN THE PARTNERSHIP WILL NOT BE ACQUIRING ANY

INTEREST IN THE LIMITED PARTNERSHIPS DESCRIBED BELOW OR IN THE LIMITED PARTNERSHIPS DESCRIBED IN THE PRIOR PERFORMANCE TABLES.

General Partner and Its Affiliates

The General Partner, which was formed on September 21, 1989 has no operating history. However, Affiliates of the General Partner, in particular Richard P. Richman and WRC, co-founded by Richard P. Richman in 1979, have significant experience in various facets of the real estate business including the development of multi-family rental housing. From May 1979 (the month of WRC's formation) through December 31, 1987, either Richard P. Richman or his Affiliates have sponsored the offering of interests in approximately 19 limited partnerships that have invested in residential apartment projects. Interests in all such partnerships were sold on a private placement basis and involved investor down payments and commitments aggregating approximately $29.950 million. As of December 31, 1990, Richard P. Richman or his Affiliates, including WRC, have acted as general partner with respect to approximately 22 additional limited partnerships that have been formed to invest in residential apartment projects and one shopping center. Interests in all such partnerships were sold on a private placement basis and involved investor down payments and commitments aggregating approximately $48.210 million.

The aggregate number of these 41 limited partnership programs ("Prior Private Programs") in which Richard P. Richman or his Affiliates have served either as general partner or sponsor, involved a total amount of money raised from investors of approximately $78.150 million and approximately 1,500 investors. The 41 Prior Private Programs purchased an aggregate total of 71 properties for an aggregate amount of approximately $317.360 million. All of such Prior Private Programs had an investment objective which was similar to those of the Partnership in that such Prior Private Programs sought to provide investors with substantial tax losses or credits in the early years of the program that could be used to shelter income from other sources.

The 41 Prior Private Programs purchased an aggregate total of 71 properties throughout the United States. Forty-three such properties are located in the Northeast; the balance are located in other regions of the country (12 in the South, 14 in the West and 2 in the Midwest). The 71 properties were purchased for an aggregate total of approximately $317.36 million. One property purchased (for approximately 3% of the aggregate purchase price for all properties) is commercial (an existing shopping center) and the balance are residential. Approximately 60% of the aggregate purchase price was dedicated to the purchase of existing projects. Approximately 87% of such purchase price for existing properties was dedicated to the purchase of properties as part of a rehabilitation program. Approximately 40% of the aggregate purchase payments paid for all properties was dedicated to the purchase of new residential properties.

As of September 14, 1989, a majority in interest of limited partners of Emerald Hills Associates ("Emerald") and Erin's Isle Company ("Erin's"), voted to replace the existing general partners and management agents (parties unrelated to the General Partner). Affiliates of the General Partner agreed to become replacement general partner and management agent, and have since reached certain agreements with FmHA, the mortgage lender to the properties owned by Emerald and Erin's. Under such agreements, Emerald and Erin's have received from FmHA rent increases ranging from 35% to 70%, sufficient to provide positive cash flow for all the properties. All of the properties owned by Emerald and Erin's are current on all debt service, all property tax payments were fully paid in June 1990 and all properties are virtually 100% occupied.

In one Prior Private Program, Tiffany/Rivergate Associates, Ltd. ("TRA") is the investor limited partner in two local partnerships which own predominantly market rate (not low-income) properties. As reported by their local general partners, these properties have remained generally over 85% and 80% occupied, respectively, but have been experiencing insufficient cash flow to pay debt service and have accumulated substantial debt service arrearages. The property mortgages were originally insured by the Federal Housing Administration and, through that insurance, HUD subsequently became the mortgagee by an assignment from the trustee of the bondholders upon default. HUD has rejected the workout proposals made by the local general partners (unaffiliated with WRC) and has indicated its intention, among other things, to remove the local general partners and management agent (unaffiliated with WRC), become a mortgagee in possession, and commence foreclosure proceedings. Acting based on its communications with the limited partners, WRC has advanced its own funds to commence a legal action, on behalf of itself and TRA, against the local general partners, but currently has no intention of intervening with HUD. The limited partners, generally, have received (as of this date and before any sale of the properties) after-tax benefits nearly equal to their invested capital. Current tax law restricts the limited partner's use of passive losses from TRA. For limited partners who have been restricted from using the passive losses, any taxes due upon the sale of the properties would be substantially less than their remaining capital installments. Because of these factors, a majority of the limited partners responding to inquiries made by the general partner of TRA indicated that they would rather have their potential liability for their remaining capital contributions relinquished, rather than used in a workout with HUD.

In the fall of 1983, affiliates of the General Partner acted as placement agent and as special limited partners in connection with the sale of limited partnership interests in Willard Square Associates II Limited Partnership (the "Willard Square Partnership"), which owns 123 market rate condominium units in a building known as Willard Square in Hartford, Connecticut. The Willard Square Partnership Agreement provides that, if the condominium units were not sold or refinanced by July 1, 1990, 75% of the limited

partners could vote to dissolve the Willard Square Partnership and distribute the condominium units in kind so that each limited partner who so desires could acquire a pro rata share of condominium units.

In June 1987, the first mortgage loan of Continental Bank, N.A. (the "Bank"), which was secured by the condominium units, was renegotiated by creating two mortgages: Mortgage-A, a $3,200,000 non-recourse loan due on December 31, 1991 with interest at 9% per annum through 1989 and at 1.5% per annum over the Bank's prime rate for 1990 and 1991, and Mortgage-B, a 20-year mortgage with interest at the then federal rate and no payments of interest or principal required for 20 years. In 1990, the Willard Square Partnership requested that the Bank agree to continue the interest rate of Mortgage-A at 9% per annum. The Bank rejected this request, subsequently declared Mortgage-A in default, and notified the Willard Square Partnership that it was accelerating the notes secured by Mortgage-A and Mortgage-B. The Willard Square Partnership has not paid interest since April 1990, nor the difference between 11.5% and 9% for January, February and March 1990, but by agreement with the Bank, made interest payments for the periods August 16, 1990 to September 15, 1990 and September 16, 1990 to October 15, 1990 at the rate of 10% per annum. After extensive discussions, the Bank set forth its position to the Willard Square Partnership that it would be willing to permit each limited partner to individually purchase its pro rata share of the condominium units by paying its pro rata share of the principal of Mortgage-A plus costs. In such event its pro rata portion of Mortgage-B would be reinstated and transferred to a Connecticut not-for-profit entity. Also in such event the non-purchasing limited partners would continue to own their share of the condominium units through partnership form and the interest rate on the remaining balance of Mortgage-A would be 10% until its maturity on December 31, 1991. However, this position was conditioned upon the Willard Square Partnership paying all interest arrears (calculated at a rate of 10% per annum) and at least 50% participation of the limited partners in agreeing to purchase their pro rata share of the condominium units. In the alternative, the Bank set forth its alternative position to the Willard Square Partnership that it would be willing to reinstate both mortgages if all interest arrears on Mortgage-A were paid calculated at a rate of 11.5% per annum plus costs. The limited partners subsequently elected not to acquire their pro rata share of the condominium units and no agreement was reached as to the payment amount of interest. The Bank then commenced legal action to foreclose on the condominium units, which is being vigorously opposed.

With respect to two prior programs not involving Low-Income Credits, the mortgage loans of the Clock Tower Mill and Velvet Mill Apartment properties in Manchester, Connecticut, became as of July 1, 1991 in default as a result of mortgage delinquencies. The general partners of the partnerships owning the properties have submitted proposed modifications of the mortgage loans to the mortgagee (both properties have the same mortgagee) and negotiations are currently taking place. It is not presently anticipated that any imminent legal action will be commenced by the mortgagee.

As of the date of this Prospectus, each of the Prior Private Programs has achieved its principal investment objective: tax benefits. The IRS has in the past audited one Prior Private Program of which WRC is a general partner. This audit was concluded in 1983 with the receipt of a letter from the IRS that no changes or adjustments in the tax return of that partnership would be sought. The IRS has audited the operating limited partnership of which the sole investor limited partner is a Prior Private Program of which WRC is the general partner. This second audit was concluded with a no change letter from the IRS.

As of the date of this Prospectus, no properties have been sold by any of the Prior Private Programs.

The Partnership is the sixth public program sponsored by Affiliates of Richard Paul Richman or WRC. At the date of this Prospectus, Affiliates of WRC or The Richman Group are the general partners of five other public programs. Wilder Richman Historic Properties, L.P., a Delaware limited partnership, was organized to invest in one luxury multi-family residential housing complex located in Connecticut consisting of a substantially rehabilitated historic structure, by acquiring all of the limited partnership interest in the operating partnership operated by the developers of that complex. The closing of the offering of interests in Wilder Richman Historic Properties, L.P. took place in September 1987, at which time it acquired the limited partnership interest in such operating partnership for approximately $5,315,515. The offering raised approximately $6,295,900 from approximately 282 investors. The second such public program, Secured Income L.P., a Delaware limited partnership which had its final investor closing on April 12, 1988, has been organized to invest in luxury multi-family residential housing complexes by acquiring approximately 99% of the limited partnership interest in operating partnerships operated by developers of such complexes. Secured Income L.P. raised $19,687,380 from 1,364 investors. The offering has purchased one multi-family residential housing complex located in Frederick, Maryland for $3,121,995 and another multi-family residential housing complex located in New York, New York for approximately $13,200,000. The third such program, Wilder Richman Historic Properties II, L.P., a Delaware limited partnership, was organized to acquire the limited partnership interests in three operating limited partnerships, each of which owns one phase of a luxury multi-family residential housing complex consisting of a substantially rehabilitated historic structure in Jersey City, New Jersey. The closing of the offering of interests in Wilder Richman Historic Properties II, L.P. occurred on July 15, 1988, at which time it acquired the limited partnership interests in such operating limited partnerships for approximately $16,380,000. The offering raised $19,280,000 from approximately 775 investors. The fourth public program, American Tax Credit Properties L.P., a Delaware limited partnership, has been organized to acquire the limited partnership interests in operating limited partnerships which own and operate multi-family residential housing complexes which provide Low-Income Credits (and to a lesser extent, Rehabilitation Credits). The offering raised $41,286,000 from 2,677 investors and American Tax Credit Properties L.P. has acquired limited partnership interests in 18 operating limited partnerships (8 in the South, 3 each in the Midwest, Midatlantic and New England regions and 1 in the West). The fifth public program, American Tax Credit

Properties II L.P., a Delaware limited partnership, has been organized to acquire the limited partnership interests in operating limited partnerships which own and operate multi-family residential housing complexes which provide Low-Income Credits (and to a lesser extent, Rehabilitation Credits). American Tax Credit Properties II L.P., has closed on $55,746,000 from 3,599 investors as of September 22, 1989, and has acquired 50 limited partnership interests in tax credit Properties (22 in the South, 10 in the Midatlantic states, 9 in the Midwest, 7 in the West and 2 in New England).

The General Partner will provide upon request, for no fee, the most recent Form 10-K Annual Report filed with the SEC by Wilder Richman Historic Properties, L.P., Secured Income L.P., Wilder Richman Historic Properties II, L.P. American Tax Credit Properties L.P., American Tax Credit Properties II L.P. and American Tax Credit Properties III L.P. and the exhibits to such Form 10-K, if any such Form 10-K has been filed with the SEC. Certain statistical information with respect to the Prior Private Programs is included in this Prospectus under "Prior Performance Summary." Prospective Limited Partners should not consider the information included in such Tables to be indicative of the results that may be expected from an investment in the Partnership.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OF THE PARTNERSHIP

Please see Management's Discussion and Analysis of Financial Condition of the Partnership on pages F-13 and F-31.

PROFITS, LOSSES AND DISTRIBUTIONS

Allocations of profits, losses and credits and distributions of cash will be made on two separate levels. First, allocations and distributions will be made between the Local General Partner and the Partnership. Second, allocations and distributions so made to the Partnership will be further allocated and distributed between the General Partner and the Limited Partners. The following discussion summarizes the provisions of the Partnership Agreement and the expected provisions of each Local Partnership Agreement in this regard and is qualified in its entirety by reference to the provisions of such agreements. The form of Partnership Agreement is attached to this Prospectus as Exhibit A.

Local Partnership Level

The percentages below assume that the Partnership will acquire a 99% interest in each Local Partnership, and will vary as the percentage interest acquired by the Partnership varies. It is not anticipated that the Partnership will acquire less than a 90% interest in a Local Partnership. In addition, it is anticipated that at least 65% of the Net Proceeds will be invested in Properties in which the Partnership has at least a 95% interest.

1. *Distributions of Operating Cash Flow.* Operating Cash Flow, if any, from each Local Partnership will be distributed with respect to each year 1% to the Local General Partner and 99% to the Partnership.

2. *Sale or Refinancing Proceeds.* Upon the sale or refinancing of a Property, the Local Partnership will be required to repay in full any mortgage or other debt associated with such Property, to pay its costs and expenses incurred in connection with such transaction (and the dissolution of the Local Partnership if the Property has been sold), and to repay any outstanding operating deficit loans made by its Local General Partner and voluntary loans by any partner. If the Local Partnership is not being dissolved, any Sale or Refinancing Proceeds will be distributed first, 99% to the Partnership and 1% to the Local General Partner until the Partnership has received the return of its allocable Gross Proceeds with respect to such Local Partnership, and thereafter 50% to the Partnership and 50% to the Local General Partner. If the Local Partnership is to be dissolved, Sale or Refinancing Proceeds will be required to be distributed to the partners of the Local Partnership in accordance with their capital account balances (after taking into account all allocations of profit and losses). The General Partner will endeavor to negotiate a greater than 50% interest in Sale or Refinancing Proceeds (after the Partnership has received the return of its allocable Gross Proceeds with respect to such Local Partnership) for the Partnership, but such negotiation will be subject to market conditions, type of Property and location of Property. There can be no assurance that the General Partner will be successful in negotiating a greater than 50% interest.

3. *Allocations of Profits, Losses and Credits.* Each Local Partnership Agreement is expected to provide for the allocation of Losses, Profits (other than from a Sale) and any available credits (including Low-Income Credits) 99% to the Partnership and 1% to the Local General Partner. Each Local Partnership Agreement is expected generally to provide for the allocation of any Profits for tax purposes from a Sale first to Partners with negative Capital Account balances in proportion to and to the extent thereof, second to the Partnership to the extent of its unrecovered gross investment and any remaining Profits for tax purposes from a Sale shall be allocated up to 50% to the Local General Partner and the balance to the Partnership.

Partnership Level

For 1990 and 1991, the distribution of the Limited Partners' share of Cash Available for Distribution among the Limited Partners may vary on a per Unit basis based upon the date each Limited Partner is admitted to the Partnership. No later than the last day of

the Partnership's fiscal year, the General Partner will establish, in its sole discretion, an annual return on the Unreturned Capital Contribution as existing from time to time of each Limited Partner based upon distributions to them of Cash Available for Distribution and each dollar of Low-Income Credit or Rehabilitation Credit allocated to them. On a per Unit basis, no Limited Partner may receive distributions of Cash Available for Distribution in an amount greater than the distributions of Cash Available for Distribution to any investor admitted prior to such Limited Partner and the prescribed per Unit return will be the same for each Limited Partner admitted on a particular Closing Date.

1. *Cash Available for Distribution.* Distributions of Cash Available for Distribution for any year will be made by the Partnership 99% to the Limited Partners and 1% to the General Partner. For 1990 and 1991, the Limited Partners' share of Cash Available for Distribution will be distributed among the Limited Partners in amounts which, taking into account distributions to them of Cash Available for Distribution and each dollar of Low-Income Credit or Rehabilitation Credit allocated to them, equal a prescribed annual return on the Limited Partners' Unreturned Capital Contributions as existing from time to time from the date each Limited Partner is deemed admitted to the Partnership through December 31, 1990 and December 31, 1991 respectively. The amount of such annual return for 1990 and 1991 corresponding to each such admission date will be determined by the General Partner no later than the last day of the Partnership's fiscal year; provided however, that in no event may any Limited Partner receive distributions of Cash Available for Distribution on a per Unit basis in an amount greater than the distribution of Cash Available for Distribution to any investor admitted to the Partnership prior to the admission of such Limited Partner.

2. *Sale or Refinancing Proceeds; Dissolution.* Prior to the dissolution of the Partnership, Sale or Refinancing Proceeds will, to the extent that the General Partner determines that such proceeds are available for distribution, be distributed as follows:

(i) to the payment of liabilities of the Partnership then due and owing to Persons other than Partners (excluding any current or deferred Additional Administration Fees which will be paid under clause (ii) below);

(ii) to the payment first of any current or deferred Partnership Management Fees, second to the payment of any Voluntary Loans, then to the payment of any other liabilities of the Partnership then due and owing to Partners (including payment of any current or deferred Additional Management Fees) and to the payment of current or deferred Additional Administration Fees, pro rata with current or deferred Additional Management Fees;

(iii) to establish such reserves as the General Partner, in its sole discretion, determines to be reasonably necessary for any contingent or foreseeable liability or obligation of the Partnership; provided, however, that the balance of any such reserve remaining at such time as the General Partner shall reasonably determine shall be distributed as described in clauses (iv) through (vii) below;

(iv) 99% to the Limited Partners and 1% to the General Partner until the Limited Partners have been allocated (in the case of Low-Income Credits) or have received (in the case of Cash Available for Distribution or Sale or Refinancing Proceeds other than Sale or Refinancing Proceeds distributed as described in clause (v) below) an amount which, taking into account all previous distributions to them of Cash Available for Distribution or Sale or Refinancing Proceeds other than Sale or Refinancing Proceeds distributed as described in clause (v) below and each dollar of Low-Income Credit allocated to them, is equal to a 6% per annum cumulative (noncompounded) return on their Unreturned Capital Contributions as existing from time to time;

(v) 99% of any balance thereof to the Limited Partners, in an amount equal to their Unreturned Capital Contributions, and 1% to the General Partner;

(vi) to the payment of Disposition Fees, if any;

(vii) 99% to the Limited Partners and 1% to the General Partner until the Limited Partners have been allocated (in the case of Low-Income Credits) or have received (in the case of Cash Available for Distribution and Sale or Refinancing Proceeds other than Sale or Refinancing Proceeds distributed as described in clause (v) above) an amount which, taking into account all previous distributions to them of Cash Available for Distribution or Sale or Refinancing Proceeds other than Sale or Refinancing Proceeds distributed as described in clause (v) above, and each dollar of Low-Income Credit allocated to them, is equal to a 14% per annum cumulative (non-compounded) return on their Unreturned Capital Contributions as existing from time to time for the 10-year period commencing January 1, 1991 and terminating December 31, 2000;

(viii) 100% to the General Partner until it has received an aggregate amount of distributions under this clause (viii) and clause (vii) above equal to one-ninth (1/9) of the aggregate amount of distributions to the Limited partners under clause (vii) above; and

(ix) the balance, if any, 90% to the Limited Partners and 10% to the General Partner.

Upon liquidation, after payment of, or reservation for, the debts and obligations of the Partnership, the remaining assets of the Partnership (or the proceeds of sales or other dispositions in liquidation of the assets of the Partnership as may be determined by the General Partner) shall be distributed to the Partners in accordance with their positive Capital Account balances (after taking into account all allocations of Profit and Losses).

3. *Allocation of Profits, Losses and Credits.* Losses for tax purposes will first be allocated to the Partners in proportion to and to the extent of the Partners' positive Capital Account balances, then 99% to the Limited Partners and 1% to the General Partner.

Profits for tax purposes, other than from a Sale, will be allocated 99% to the Limited Partners and 1% to the General Partner. For 1990 and 1991 the Limited Partners' share of Profits for tax purposes, other than from a Sale, will be allocated among them in a manner that properly reflects distributions to them of Cash Available for Distribution pursuant to item 1 above. Profits for tax purposes from a Sale of each Property or Local Partnership Interest generally will be allocated as follows:

(i) to those Partners having negative Capital Account balances, in proportion to their negative Capital Account balances until all such Capital Accounts shall have a zero balance;

(ii) to the Partners who are entitled to distributions pursuant to 2(iv) above, to the extent necessary so that the Capital Account balances of such Partners (after giving effect to clause (i) above) are equal to the amounts distributable to them under 2(iv), or in the event there is not sufficient Profit from the Sale, so that the Capital Account balances of those Partners (after giving effect to clause (i) above) are in proportion to the amounts to be distributed to them under 2(iv) above;

(iii) to the Partners who are entitled to distributions pursuant to 2(v), to the extent necessary so that the Capital Account balances of such Partners (after giving effect to clauses (i) and (ii) above) are equal to the amounts distributable to them under 2(iv) and (v), or in the event there is not sufficient Profit from the Sale, so that the Capital Account balances of those Partners (after giving effect to clauses (i) and (ii) above) are in proportion to the amounts to be distributed to them under 2(iv) and (v) above;

(iv) to the Partners who are entitled to distributions pursuant to 2(vii), to the extent necessary so that the Capital Account balances of such Partners (after giving effect to clauses (i), (ii) and (iii) above) are equal to the amounts distributable to them under 2(iv), (v) and (vii) above, or in the event there is not sufficient Profit from the Sale, so that the Capital Account balances of those Partners (after giving effect to clauses (i), (ii) and (iii) above) are in proportion to the amounts to be distributed to them under 2(iv), (v) and (vii);

(v) to the General Partner to the extent necessary so that its Capital Account balance (after giving effect to clauses (i), (ii), (iii) and (iv) above) is equal to the amounts distributable to it under 2(iv), (v), (vii) and (viii) above, or in the event there is not sufficient Profit from the Sale, so that the Capital Account of the General Partner (after giving effect to clauses (i), (ii), (iii) and (iv) above) is in proportion to the amounts to be distributed to it under 2(iv), (v), (vii) and (viii) above; and

(vi) any remaining Profits from a Sale shall be allocated 90% to the Limited Partners and 10% to the General Partner.

Special allocations are provided to insure that deductions attributable to nonrecourse debt will be respected for federal income tax purposes.

Low-Income Credits shall be allocated 99% to the Limited Partners and 1% to the General Partner. The Limited Partners' share of Low-Income Credits will be allocated among the Limited Partners based upon their share of depreciation deductions.

In the event there occurs a recapture of Low-Income Credits previously allocated to Partners, the responsibility for the recapture of such Low-Income Credits shall be allocated in accordance with the requirements of the Code and the Regulations.

In addition, the Partnership Agreement provides that the aggregate interests of the General Partner in each Partnership item will be equal to at least 1% of such items and that "qualified income offset" and "minimum gain" provisions included in Regulations under Section 704(b) of the Code will be satisfied.

FEDERAL INCOME TAX CONSIDERATIONS

Overview

The following discussion attempts generally to describe those portions of the Code that affect an investment in the Partnership by an individual who resides in the United States or is a citizen of the United States. Such discussion is based on the provisions of the Code as now in effect, including amendments made by the 1987 Act, 1988 Act, 1989 Act and the 1990 Act, regulations proposed or promulgated thereunder (the "Regulations"), published rulings and judicial decisions, all of which are subject to change (possibly retroactive) at any time. It is possible that any such change could have an adverse impact on the tax consequences of an investment in the Partnership. Furthermore, the following analysis is not a substitute for careful tax planning, since the income tax consequences of an investment in the Partnership are complex, and may not be the same for all taxpayers. Therefore, each prospective Limited Partner should consult with his or her own tax advisor as to his or her particular circumstances in relation to the tax considerations described herein as being pertinent to an investment in the Partnership. No representations are made as to state or local tax consequences resulting from an investment in the Partnership and no assurances are given that any deductions, credits, or other federal income tax advantages described herein will be available to an investor in the Partnership in current or future years.

As noted below, the Properties will be owned by the Local Partnerships, in which the Partnership will own an interest as a limited partner. The discussion that follows generally treats this two-tier structure as if the Partnership and the Local Partnerships were a single partnership, referred to as the "Partnership," and the Partnership's acquisition of interests in Local Partnerships as direct acquisition of Properties, unless the context of the discussion specifically requires a distinction.

Low-Income Credits

The principal tax benefits expected to result from an investment in the Partnership will be derived from Low-Income Credits arising from investments in low-income housing. The Low-Income Credit is discussed under "Low-Income Credits".

Opinions to be Rendered

Subject to the discussion below, the Partnership will receive the opinion of Kramer, Levin, Nessen, Kamin & Frankel, counsel to the Partnership on each Closing Date to the effect that, for federal income tax purposes:

(a) the Partnership will be treated as a partnership for federal income tax purposes and will not be classified as a publicly-traded partnership within the meaning of Sections 7704 or 469 of the Code;

(b) it is more probable than not that the allocation provisions of the Partnership Agreement will be materially respected;

(c) Section 183 of the Code will not operate to limit the extent to which Partnership losses and credits will be allowed. If Section 183 of the Code were applied at the Partner level, the outcome would depend on the subjective profit motive of each Unit holder, a factual question as to which counsel can express no opinion;

(d) except as may otherwise be provided in Regulations (which may be applied retroactively), losses and credits derived by a Limited Partner from an investment in the Partnership will constitute losses and credits from an investment in a passive activity; and

(e) assuming that the business objectives and investment policies of the Partnership are substantially realized as set forth in this Prospectus, including, but not limited to the qualification for, and continuing compliance of the Properties with the requirements for, Low-Income Credits, it is more likely than not that the material tax benefits in the aggregate (substantially more than half) of an investment in the Partnership will be realized by qualified investors (i.e., investors who have sufficient taxable income to utilize Low-Income Credits and who are not subject to the alternative minimum tax).

Counsel's opinion with respect to the aggregate of the tax benefits to be realized by a qualified investor is based upon, and assumes the continuing applicability to an investment in the Partnership of, existing federal income tax law, including the relevant provisions of the 1986 Act, the 1987 Act, the 1988 Act, the 1989 Act and the 1990 Act.

Counsel's opinion will be based upon opinions of counsel to the Local Partnerships, and upon representations of the General Partner to counsel, including representations as to the net worth of the General Partner and the conduct of the Partnership. All opinions of counsel will be subject to, and limited by, the assumptions made and matters referred to in such opinions, and will be based upon the laws, rulings and Regulations in effect as of the date of such opinions, all of which are subject to change, which change may prevent the opinion from being issued as described above. Counsel's opinion represents the best judgment of counsel under the facts, statutes, judicial decisions and administrative regulations and interpretations existing at the time of the opinion.

In the case of each Local Partnership Interest to be acquired by the Partnership, the General Partner will obtain an opinion of Kelley, Drye & Warren or such other counsel satisfactory to the Partnership ("Partnership Local Counsel"), in connection with the Partnership's admission into the Local Partnership, with respect to certain federal income tax matters discussed below. Such opinion will not opine with respect to the timing of the realization of the tax benefits or any quantification of the amount of such tax benefits. Except as described below, the opinion of Partnership Local Counsel will be substantially to the effect that, for federal income tax purposes:

(a) the Local Partnership will be treated as a partnership for federal income tax purposes and the interest of the Partnership in the Local Partnership will be treated as a partnership interest for federal income tax purposes;

(b) it is more probable than not that the allocation provisions of the Partnership Agreement will be materially respected, however, Partnership Local Counsel renders no opinion with respect to the allocation of Low-Income Credits for 1990 and 1991;

(c) the Local Partnership will be treated as the owner of the applicable Property for federal income tax purposes;

(d) the Property will be eligible for Low-Income Credits (the opinion will not address the amount of Low-Income Credits with respect to a Property) and the Partnership will be entitled to its share (based upon its interest in the losses or deductions of the Local Partnership attributable to the expenditures which give rise to the Low-Income Credits) of the Local Partnership's Low-Income Credits generated by the applicable Property;

(e) if and to the extent applicable, the qualified rehabilitation expenditures incurred with respect to the applicable Property will/or will not be eligible for a Rehabilitation Credit;

(f) in determining the federal tax basis for its interest in the Local Partnership, including for purposes of Section 465 of the Code, the Partnership may take into account a share of any qualified non-recourse mortgage indebtedness incurred by the Local Partnership (to the extent of the fair market value of the property securing such indebtedness), which share shall reflect the Partnership's shares of minimum gain and thereafter shall generally be in the same proportions as the Partnership's share of Local Partnership profits (as finally determined for federal income tax purposes) of the Local Partnership;

(g) the financing encumbering the Property, except for any portion of such debt guaranteed, either directly or indirectly, by any partner or Affiliate of any partner of the Local Partnership (and/or any Partner or Affiliate of any partner, if applicable) will constitute qualified non-recourse financing for purposes of Section 465 of the Code, non-recourse financing for purposes of Section 752 of the Code and qualified commercial financing for purposes of Section 46(c)(8) of the Code to the extent necessary such that the Local Partnership will be entitled to include such financing in the eligible basis of the Property on which the Low-Income Credits are allowed and in the allowance of any other tax benefits expected to be generated from the Property to the extent that such benefits are dependent upon eligible basis;

(h) the appropriate credit agency has allocated Low-Income Credit authority for the Property, or such an allocation is not necessary in order that the Local Partnership (and, through it, the Partnership and the Limited Partners) be entitled to Low-Income Credits; and

(i) assuming (a) that the Local Partnership and Local General Partners operate their business in accordance with, and for the purposes set forth in, the Local Partnership Agreement, and (b) continuing compliance by the Local Partnership and Local General Partners with the requirements of Low-Income Credits, including the operation of the Properties and the following of required procedures, it is more likely than not that, in the aggregate, a significant majority of the material tax benefits expected to be derived from the Local Partnership's ownership and operation of a Property which are described in this Prospectus will be realized by the Partnership from the acquisition by the Partnership of an interest in the Local Partnership.

Counsel's opinions will be subject to, and limited by, the assumptions made and matters referred to and relied upon (including certain opinions of counsel to the Local Partnerships with respect to certain state law and other matters affecting the Local Partnership) in such opinions, and will be based upon the laws, rulings and Regulations in effect as of the date of such opinions, all of which are subject to change, which change may prevent the opinions, or certain of them, from being issued as described above or may affect the reliability of the opinion once rendered. In particular the Final and Temporary Regulations promulgated under Code Section 704(b) regarding allocations of profits and losses attributable to nonrecourse debt and the Final and Temporary Regulations promulgated under Code Section 752 regarding the treatment of Partnership liabilities have only recently been issued; and the Regulations promulgated under Code Section 704(b) regarding the allocation of tax credits in general were issued prior to the enactment of the low-income housing tax credit provisions in the 1986 Act. Thus, the application of the pertinent Regulations to the allocations of profits, losses and credits to specific situations such as the Local Partnerships is unclear. In addition, it may not be possible for counsel to render certain of the foregoing opinions due to the actual status of the acquisition, construction and/or rehabilitation of a specific Property and/or the availability of the underlying opinions of counsel to the Local Partnership. In such events, the General Partner may accept an opinion of counsel to the Partnership omitting certain of the foregoing opinions if it

determines that matters not opined to will not materially adversely affect the investment objectives of the Partnership; provided, however, that an acquisition by the Partnership of a Local Partnership Interest will not be consummated unless the Partnership receives an opinion of counsel concluding that with respect to the proposed acquisition, assuming qualification for, and continuing compliance with the requirements of, Low-Income Credits, it is more likely than not that, in the aggregate, a significant majority of the material tax benefits will be realized by the Partnership from such acquisition, as contemplated in this Prospectus.

Opinions of counsel represent only counsel's best legal judgment and, unlike a tax ruling, have neither binding effect nor official status of any kind.

Although the Partnership will be guided by professional tax advisors, the resolution of many of the tax aspects of real estate investment is uncertain. The availability and proper amount of the deductions taken by the Partnership may depend upon determinations, including the allocation of costs among various assets and the characterization of various fees, payments and other matters, that are subject to factual or legal controversy. There can be no assurance, therefore, that some of the items of tax benefit claimed by the Partnership or the allocation of the items of income, gain, loss, deduction or credit among the Partners will not be challenged by the IRS. Since disallowance of such items of tax benefit and allocations could adversely affect the Limited Partners, each prospective investor must consult his own tax advisor with respect to the federal, state and local tax consequences arising from an investment in the Partnership.

Recent Legislation

The 1990 Act set the maximum marginal income tax rate for individuals at 31 percent, estimated to start at a taxable income amount of $82,050 for married couples filing a joint return and $49,200 for single individuals. The 1990 Act set the maximum tax rate imposed on an individual taxpayer's net capital gains at 28 percent. Based upon the foregoing, the maximum amount of Low-Income Credits which could be available for use by taxpayers who are subject to the passive loss rules, and who have no passive income, is $7,750 per year. Therefore, qualified investors expecting to be subject to the 31% rate and who seek to use Low-Income Credits solely to reduce taxes on active and portfolio income can purchase up to $53,000 of Units of the Partnership.

The 1990 Act made a number of amendments relating to the rules governing "itemized deductions," one of which provides that the total otherwise allowable deductions for individuals (other than medical expenses, casualty and theft losses, and investment interest) are reduced by an amount equal to three percent of the amount of the taxpayer's adjusted gross income in excess of $100,000. In no event, however, are total otherwise allowable deductions (other than medical expenses, casualty and theft losses, and investment interest) reduced by more than 80 percent.

On December 19, 1989, the 1989 Act was enacted into law and on November 10, 1988, the 1988 Act was enacted into law. These provisions have not as yet been the subject of administrative pronouncements, Regulations or judicial interpretation. Investors are advised to consult their personal tax advisors.

On December 22, 1987, the 1987 Act was enacted. Under the 1987 Act certain publicly-traded partnerships will be taxed as corporations. Additionally, all publicly-traded partnerships will be subject to special rules under the passive activity loss provisions. Under these special rules, passive income, loss and credits from publicly-traded partnerships may not be offset by passive income, loss and credits from other activities, including other partnerships. Certain significant provisions of the 1987 Act are discussed below.

Publicly-Traded Partnerships Treated as Corporations. The 1987 Act provides for the taxation of certain "publicly-traded partnerships" as corporations. A partnership is a publicly-traded partnership if (i) interests in such partnership are traded on an established securities market, or (ii) interests in such partnership are readily tradeable on a secondary market (or the substantial equivalent thereof). Interests in the Partnership will not be listed for trading on an established securities market or on an over-the-counter market and the General Partner will use its best efforts to ensure that Units will not be readily tradeable on any secondary market. A Limited Partner may not transfer a Unit unless he represents and provides other documentation satisfactory in form and substance to the General Partner that such transfer was not effected through a broker-dealer or matching agent which makes a market in Units or which provides a readily available, regular and ongoing opportunity to Limited Partners to sell or exchange their Units through a public means of obtaining or providing information of offers to buy, sell or exchange Units. In the case of the sale of a Unit in the Partnership, the General Partner must determine that such sale, assignment or transfer will not, by itself or together with any other sales, transfers or assignments, increase the risk of the Partnership's being classified as a publicly-traded partnership. A transferor will not be required to make the representations described above if he represents that the transfer is effected through an agent whose procedures have been approved by the General Partner as consistent with the requirements for avoiding classification as a publicly-traded partnership. The Partnership Agreement also provides that any transfer of Units to a market maker will be null and void. The General Partner has represented that it intends to exercise its discretion regarding transfers in a manner designed to prevent the Partnership from becoming a publicly-traded partnership. See "Transferability of Units." Accordingly, it is not anticipated that the Partnership will be a publicly-traded partnership. Furthermore, the 1987 Act provides an exception to the "publicly-traded partnership" provision for certain publicly-traded partnerships with passive type income such as the Partnership. It is contemplated that the Partnership will be such a partnership and, accordingly, will be able to rely on such passive income exception. Counsel will render its

opinion that the Partnership will not be treated as a publicly-traded partnership. See "Federal Income Tax Considerations--Opinions To Be Rendered." However, there is limited guidance available for interpreting this provision of the 1987 Act, and no assurance can be given that the IRS will concur with this view. Moreover, Regulations may be adopted that would cause the Partnership to be treated as a publicly-traded partnership. Investors are urged to consider ongoing developments in this area.

The 1987 Act directed the Treasury Department to conduct a study of (1) the issues of treating publicly-traded limited partnerships (and other partnerships which significantly resemble corporations) as corporations for federal income tax purposes and (2) the issues of compliance and administration with respect to publicly-traded partnerships and other large partnerships. On March 30, 1990, the Treasury Department submitted a report to Congress addressing the second set of issues in the requested study. In general, these proposals apply certain simplifying assumptions and procedures to "widely held partnerships" (generally, partnerships with 250 or more partners). These proposals could be advantageous or disadvantageous to limited partners depending on the limited partners' circumstances. The General Partner is unable to predict which, if any, of these proposals will become the subject of legislation which would ultimately be enacted into law.

Passive Activity Losses. Under the 1987 Act, income and losses of a partnership classified as a publicly-traded partnership are characterized as passive income and losses from a separate activity. This rule does not apply to Low-Income Credits. Losses from an investment in a publicly-traded partnership can only be used as an offset against income subsequently generated by the partnership and income from a publicly-traded partnership cannot be sheltered by losses or credits (other than possibly Low-Income Credits) from other passive activities. A Low-Income Credit generated by a publicly-traded partnership must first be used to reduce the income of the publicly-traded partnership before it may reduce income from other sources. It is not anticipated that the Partnership will be classified as a publicly-traded partnership. See "Federal Income Tax Considerations--Recent Legislation--Publicly-Traded Partnerships Treated as Corporations."

Classification of the Partnerships

The availability of tax benefits to the Limited Partners depends on classification of the Partnership and the Local Partnerships for federal income tax purposes as partnerships rather than as associations taxable as corporations.

Under current Regulations, an organization will be treated as a partnership rather than as an association taxable as a corporation if it does not have more than two of the following corporate characteristics: (i) continuity of life; (ii) centralization of management; (iii) limited liability; and (iv) free transferability of interests.

Continuity of Life. Under the Regulations, an organization lacks continuity of life if the death, insanity, bankruptcy, resignation or expulsion of any member causes a dissolution of the organization. The Regulations provide that if the retirement, death or insanity of a general partner causes a dissolution of the partnership (absent agreement among the remaining general partners, or if there are none, all of the limited partners, to continue the partnership), continuity of life does not exist. The Regulations further provide that a limited partnership subject to a statute corresponding to the Uniform Limited Partnership Act (the "ULPA") lacks continuity of life.

The provisions of the Partnership Agreement with respect to the term of the Partnership conform to the standards set forth in the Regulations. Moreover, the Partnership is being formed under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), which conforms to the ULPA.

Centralization of Management. The Regulations provide that a limited partnership generally does not have centralized management, but that centralized management does exist in a limited partnership "if substantially all of the interests in the partnership are owned by the limited partners." The meaning of the term "substantially all" as used in the Regulation is unclear. Therefore, the Partnership may exhibit the corporate characteristic of centralized management.

Limited Liability. The Regulations provide that a limited partnership will not have the corporate characteristic of limited liability unless the general partner has no substantial assets (other than his interest in the partnership) which could be reached by a creditor of the partnership and is merely a "dummy" acting as the agent of the limited partners. The Regulations specify that both of these requisites, not merely one or the other, must be found to exist before the general partner's personal liability will be ignored and the partnership will be found to have the corporate characteristic of limited liability. A "dummy" general partner is one who is under the control of the limited partners. See *Zuckman v. U.S.*, 524 F.2d 729 (Ct. Cl. 1979); *Philip G. Larson*, 66 T.C. 159 (1976) (acquiescence).

Under the Partnership Agreement, the General Partner has significant rights, powers and obligations with respect to the management of the Partnership which exist and/or are exercisable independently of the Limited Partners. For this reason, the General Partner should not be considered a "dummy" acting as the agent of others holding interests in the Partnership. In addition, Richman Housing Credits Inc., the general partner of the General Partner has represented that it will have net assets that, in the opinion of counsel, are sufficient to satisfy the "substantial assets" test of the Regulations.

Free Transferability of Interests. The Regulations provide that "[a]n organization has the corporate characteristic of free transferability of interests if each of its members or those members owning substantially all the interests in the organization have the power, without the consent of other members, to substitute for themselves in the same organization a person who is not a member of the organization." Under the Partnership Agreement, a Limited Partner generally may not transfer rights attributable to his interest in the Partnership without the consent of the General Partner which consent may not be unreasonably withheld; however, his assignee may become a substituted Limited Partner, only with the written consent of the General Partner, which consent may be withheld in the complete discretion of the General Partner.

Based on the foregoing, the Partnership will not have the corporate characteristics of continuity of life and free transferability of interests and should not be considered to have the corporate characteristic of limited liability. As such, there are not more corporate than non-corporate attributes present. Under the Regulations, "other factors" may occasionally be significant in classifying an organization as an association or as a partnership. Counsel knows of no such "other factors" which should affect the result in this case.

Counsel is therefore of the opinion that, under existing law, the Partnership will be treated as a partnership for federal income tax purposes and will not be classified as an association taxable as a corporation. In rendering its opinion as to partnership status, Counsel has further relied on the representations of the General Partner that the Partnership will be formed and operated substantially in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement and (iii) this Prospectus.

Unlike an IRS ruling, an opinion of counsel is not binding on the IRS and no assurance can be given that the IRS will not successfully challenge the tax status of the Partnership in connection with an audit of the return of the Partnership or any of the Partners. No ruling has been or will be sought from the IRS as to the tax status of the Partnership inasmuch as it is unlikely the IRS would rule as to such status.

If either the Partnership or a Local Partnership were to be classified as an association taxable as a corporation rather than a partnership, the entity so classified would be subject to tax at corporate income tax rates, profits, losses and credits (including Low-Income Credits) would not be passed through to the partners of such entity, and distributions by the entity would (to the extent of the entity's current and accumulated earnings and profits) be treated as dividends. Furthermore, any such "dividends" received by non-corporate Limited Partners (or certain closely-held corporations) would be portfolio income for purposes of the passive activity rules and thus could not be offset by losses from the Limited Partners' passive activities. See "Federal Income Tax Considerations--Taxation of the Limited Partners--Limitation on Deduction of Partnership Losses-Passive Activity Limitation." In addition, under the Tax Reform Act of 1986 (the "1986 Act"), if the entity were treated as a corporation, gain on a liquidation (or on a sale in connection with a liquidation) generally would be subject to tax both to the Limited Partners and to the entity.

Under the 1987 Act, certain publicly-traded partnerships are taxable as corporations. A publicly-traded partnership is any partnership if (i) interests in such partnership are traded on an established securities market or (ii) interests in such partnership are readily tradeable on a secondary market (or the substantial equivalent thereof). Units are not expected to be traded on an established securities market nor are they expected to be readily tradeable on a secondary market (such as an over-the-counter market). The determination of whether the Partnership is a publicly-traded partnership therefore will depend on whether Units are traded on the substantial equivalent of a secondary market.

Section 7704 of the Code was only recently enacted into law. There are as yet no Regulations or cases interpreting Section 7704.

The Conference Report provides that a secondary market is indicated by the existence of brokers or market makers regularly quoting bid and asked prices for the interests. Where there is no market maker for partnerships, such interests will be treated as readily tradeable on the substantial equivalent of a secondary market if a holder of an interest has a readily available, regular and ongoing opportunity to sell or exchange his interest through a public means of obtaining or providing information of offers to buy, sell or exchange interests in a manner that is comparable, economically, to trading on established securities markets. In addition, a holder must have the ability to sell or exchange his interest in a time frame and with the regularity and continuity that would exist if there were a market maker for the interest. The mere listing of a partnership interest on a computerized system of bid and asked prices does not, without more, make interests readily tradeable so long as they could not normally be disposed of within the time frame which would apply if interests were traded in an over-the-counter market.

The Conference Report indicates that partnership interests will not be treated as readily tradeable on a secondary market or the substantial equivalent thereof when there are occasional accommodation trades of partnership interests, not pursuant to a put or call right, or when the underwriter that handled the issuance of the partnership interest occasionally arranges such accommodation trades. Similarly, when the general partners provides information to its partners regarding such partners' desire to buy or sell interests to each other, or arranges such transfer between partners, without offering to buy or redeem interests or issue additional interests to such partners, a secondary market or the substantial equivalent of such a market is not created.

On June 17, 1988, the Internal Revenue Service issued guidelines (the "Guidelines") with respect to the impact of transferability of partnership interests on the treatment of a partnership as a publicly-traded partnership. The Selling Agent intends to comply with at least one of the Guideline's safe harbors to ensure that interests in the Partnership are not treated as readily tradeable on a secondary market or the equivalent.

No sale or other transfer of Units will be recognized if such sale or transfer, together with all other such transfers during the same taxable year would result in the transfer of more than 4.5% of Units, disregarding any Safe-Harbor Transfers (as defined below). However, if Units in the Partnership are transferred pursuant to a matching service described below, such transfers may be permitted subject to a separate 9.5% limitation described below, subject to the condition that no more than 1.5% of Units will be transferred in any one taxable year (disregarding transfers pursuant to such matching service and Safe-Harbor Transfers described below). For purposes of the limitations described in the preceding sentence, the following transfers ("Safe-Harbor Transfers") will be disregarded: (i) transfers in which the basis of the Units in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor or is determined under Section 732 of the Code; (ii) transfers at death; (iii) transfers between members of a family (as defined in Section 267(c)(4) of the Code); (iv) the issuance of interests by or on behalf of the Partnership in exchange for cash, property, or services; (v) distributions from a retirement plan qualified under Section 401(a) of the Code; and (vi) block transfers. In addition, for purposes of the 1.5% limitation, transfers through a matching service will be disregarded if (i) at least a 15 calendar day delay occurs between the day the matching agent receives written confirmation from the listing customer that Units in the Partnership are available for sale (the "contact date") and the earlier of (A) the day information is made available to potential buyers regarding the offering of such Units for sale, or (B) the day information is made available to the listing customer regarding the existence of any outstanding bids to purchase Units in the Partnership at a stated price; (ii) the closing of the sale effected through the matching service does not occur prior to the 45th calendar day after the contact date; (iii) the listing customer's information is removed from the matching service within 120 calendar days after the contact date; (iv) following any removal (other than removal by reason of a sale of any part of such Units) of the listing customer's information from the matching service, no Units in the Partnership are entered into the matching service by such listing customer for at least 60 calendar days; and (v) the sum of the percentage interests in partnership capital and profits represented by partnership interests that are sold or otherwise disposed of other than in Safe-Harbor Transfers during the taxable year of the Partnership does not exceed 9.5% of the total Units. The term "block transfer" means the transfer by a Partner in one or more transactions during any 30 calendar day period of Partnership interests representing in the aggregate more than 5% of the total interest in Partnership capital or profits. Sales, transfers, assignments or negotiations the recognition and effectiveness of which are so suspended and deferred will be recognized (in chronological order to the extent practicable) when, and to the extent that, such recognition will not result in there having been transfers of in excess of the permitted percentage, as applicable, and will not likely result in, or substantially increase the risk of, reclassification as a publicly-traded partnership. The General Partner may in its discretion adopt additional restrictions on the transferability of Partnership interests from time to time as may be necessary to prevent the Partnership from being classified as a publicly-traded partnership.

The Partnership Agreement provides that transfers of Units in the Partnership will not be recognized for any purpose and shall be null and void, if, in the opinion of counsel, such transfers or assignments would cause the Partnership to be taxed as a corporation or otherwise be treated as a publicly-traded partnership. The Partnership Agreement, however, does contemplate that the Partnership will recognize transfers on the following conditions: (i) transfers will occur only on quarterly intervals; (ii) such transfers will not be recognized if the Partnership is advised by counsel that the status of the Partnership as a partnership for federal income tax purposes or as not publicly-traded would be jeopardized by allowing the transfers to occur; and (iii) the General Partner approves such transfers (with respect to any transfers through a matching agent, such approval requires notice to the matching agent of at least 30 days prior to the date transfers are recognized by the Partnership). The Partnership Agreement also allows the General Partner to impose any other requirement that it deems necessary in order to prevent the Partnership from being publicly-traded within the meaning of the 1987 Act.

Proposals to reclassify widely held limited partnerships as corporations for federal income tax purposes have been suggested on a number of occasions by the Treasury and in the Congress in recent years. It cannot be predicted whether additional legislation that would tax widely held limited partnerships as corporations will ever be enacted and, if enacted, whether such legislation would be applied to the Partnership. Investors, therefore, are strongly urged to consider ongoing developments in this area and to consult their own tax advisors in assessing the tax consequences of an investment in the Partnership with respect to their own personal tax situations.

The following summary of certain of the federal income tax consequences of an investment in the Partnership assumes that the Partnership and each of the Local Partnerships will be classified as partnerships for federal income tax purposes.

Taxation of the Limited Partners

General. The Partnership and the Local Partnerships will each file annually a federal partnership information income tax return but will not, as an entity, be subject to federal income tax liability (so long as it is not treated as an association taxable as a corporation for federal income tax purposes). Each Limited Partner will be required to report on his personal federal income tax return his distributive share of all items of income, gain, loss, deduction and credit, if any, of the Partnership (and, derivatively, of the Local

Partnerships). The character of such gain or loss (i.e., as capital or ordinary in nature) will generally be the same for Limited Partners as for the entity realizing such item. The Partnership will furnish annually to each Limited Partner a report of such Limited Partner's distributive share for such year of taxable income or loss or other tax items for use in the preparation of and filing of a personal return. The preparation of and filing of a personal return will be the responsibility of each Limited Partner and not of the Partnership. Each Limited Partner will be required either to treat Partnership items on his return consistently with the treatment on the Partnership return or, if he takes an inconsistent position, to file a statement identifying the inconsistency. Since Limited Partners will be required to include Partnership income in their income without regard to whether there are distributions of that income, Limited Partners may be liable for federal, state or local income taxes on that income even though they have received no money or property from the Partnership with which to pay such taxes.

The Partnership will report its profits and losses under the accrual method of accounting and will adopt the calendar year as its taxable year.

Limitations on Deduction of Partnership Losses. There are a series of tax provisions that will, for many, if not all Limited Partners, either prevent or defer the deduction of the losses against other income or possibly the use of credits to offset tax liability. These limitations are set forth below. See "Federal Income Tax Considerations--Taxation of the Limited Partners--Limitations on Deduction of Partnership Losses--Adjusted Tax Basis in Units," "--Limitation of Loss to Amount at Risk"," "--Passive Activity Limitation," and "--Excess Investment Interest Limitation." Each of these limitations operates independently, and losses or other items will not be allowed to the extent that they are disallowed under any one or more of these limitations.

Adjusted Tax Basis in Units. The amount which a Limited Partner may deduct as his share of Partnership losses for any taxable year of the Partnership is limited to the amount of his adjusted tax basis in his Units at the end of such taxable year. Losses disallowed by this limitation may be carried forward and deducted in subsequent years to the extent the Limited Partner has sufficient adjusted basis in such subsequent years.

In general, a Limited Partner's adjusted basis in his Units will initially equal the amount of money contributed by him to the capital of the Partnership. Such basis will be increased by his distributive share of Partnership income, and decreased (but not below zero) by distributions to him (including returns of capital) and his distributive share of Partnership losses. For these purposes, any increase in a Limited Partner's share of Partnership nonrecourse liabilities, if any, is considered a contribution of money, and any decrease in a Limited Partner's share of Partnership nonrecourse liabilities, if any, is considered a distribution of money. See "Federal Income Tax Considerations--Allocations of Partnership Income and Losses for Tax Purposes."

On December 30, 1988, the IRS promulgated temporary Regulations which employ an economic risk of loss analysis to determine (1) whether a partnership liability is recourse or nonrecourse, and (2) the partners' shares of any recourse liability of the partnership. Under the temporary Regulations, a partnership liability is a recourse liability to the extent that any partner bears the economic risk of loss for the liability. A partner's share of any recourse liability of the partnership equals the portion, if any, of the economic risk of loss for the liability that is borne by the partner. Generally, a partner bears the economic risk of loss for a partnership liability to the extent that the partner (or a person related to the partner) would bear the economic burden of discharging the obligation represented by the liability if the partnership were unable to do so.

If no partner bears the economic risk of loss for a partnership liability, the liability is a nonrecourse liability of the partnership. A partnership's nonrecourse liabilities are allocated among the partners first to reflect the partners' shares of (1) any partnership minimum gain and (2) any tax gain that would be allocated to the partners under Code Section 704(c) if the partnership disposed of all partnership property subject to one or more nonrecourse liabilities of the partnership in full satisfaction of the liabilities and for no other consideration. The balance of the nonrecourse liabilities are shared by the partners according to their interests in partnership profits. For this purpose, the temporary Regulations allow the partners' interests in partnership profits to be specified in the partnership agreement as long as the interests so specified are reasonably consistent with allocations (which have substantial economic effect) of some significant item of partnership income or gain among the partners. The Partnership Agreement will specify that, for this purpose, the Limited Partners' share of Profits is 99%.

The temporary Regulations provide that a partnership's share of the nonrecourse indebtedness of a second-tier partnership (such as a Local Partnership) is allocated to the partners in the same manner as its own nonrecourse indebtedness.

Under the temporary Regulations, an Operating Deficit Loan would be treated as a recourse obligation of the Local General Partner. In certain situations a Local General Partner may be required to fund operating deficits up to approximately 10% of the principal balance of the underlying first mortgage financing of a Property. Under the temporary Regulations, such an arrangement may cause the Local General Partner to be treated as bearing the risk of loss with respect to a portion of the Local Partnership's nonrecourse debt. The amount treated as recourse to the Local General Partner would be included in the adjusted tax basis of the Local General Partner's interest in the Local Partnership and not in the Partnership's tax basis in its interest in the Local Partnership.

The IRS could take the position that certain fees paid by the Partnership or the Local Partnership (including, for example, the Property Management Fee and/or the Local Partnership Administration Fee) constitute a "profits" interest in the entity paying the fee. Such contention might be based upon the fact that such fees are contingent upon gross revenues and Cash Flow of the entity paying the fee. If such a position of the IRS were upheld, the adjusted bases of the Limited Partners in their Units could be reduced, with a resulting postponement or reduction in the deductibility by such Limited Partners of Partnership losses. If such treatment were first to apply later than the initial taxable year of the Partnership, Limited Partners would be deemed to have received a distribution equal to the reduction in their pro rata share of nonrecourse liabilities of the Partnership, and such distribution could result in income to them. See "Allocation of Partnership Income and Loss for Tax Purposes." The General Partner has made certain representations as to the fees in question. See "Federal Income Tax Considerations--Compensation."

A Limited Partner's adjusted basis in his Units will also be reduced by the amount of any Rehabilitation Credits claimed by such Limited Partner.

Limitation of Loss to Amount "at Risk." Section 465 of the Code limits the amount of loss that individuals and certain closely-held C corporations may deduct in connection with their investments in the Partnership. A Limited Partner who is subject to the rules of Section 465 will be limited in deducting his distributive share of Partnership losses on his federal income tax return for any taxable year of the Partnership to the amount for which he is "at risk" with respect to Partnership activities at the end of the Partnership's taxable year. The "at risk" limitation is independent of, and in addition to, the general rule limiting the deductibility of losses allocable to a partner to such partner's adjusted tax basis in his partnership interest. See "Federal Income Tax Considerations--Taxation of the Limited Partners--Limitations on Deduction of Partnership Losses--Adjusted Tax Basis in Units."

Generally, the amount which a taxpayer is initially considered to be "at risk" will include the sum of (i) the amount of his capital contribution, (ii) amounts borrowed with respect to such activity for which he is personally liable, and (iii) in the case of the activity of holding real property, his share of "qualified nonrecourse financing which is secured by real property used in such activity." "Qualified nonrecourse financing" is generally defined to mean nonrecourse financing provided or guaranteed by a government or agency thereof, or provided by a person unrelated to the taxpayer (unless the terms of the financing are commercially reasonable and are substantially the same as those involving an unrelated person) which is actively and regularly engaged in the business of lending money (but not including a person from whom the property was purchased or a person related to such person or who receives a fee in connection with the taxpayer's investment in the property); and which is not convertible debt. Notwithstanding the foregoing, a taxpayer is not considered "at risk" with respect to amounts protected against loss through nonrecourse financing (other than qualified nonrecourse financing) guarantees, stop loss agreements, or similar arrangements.

A Limited Partner's amount "at risk" should be reduced to the extent of his share of any financing guaranteed by the General Partner or the Local General Partner. Furthermore, to the extent that a Local General Partner's inability to comply with its obligation under an Operating Deficit Guarantee is an event of default under a mortgage note, such Operating Deficit Guarantee may be considered the equivalent of a partial guarantee of the financing by the Local General Partner resulting in a corresponding reduction in a Limited Partner's amount "at risk" to the extent of his share of the maximum amount of the Local General Partner's liability under the Operating Deficit Guarantee. For purposes of determining a partner's adjusted tax basis in his partnership interest, the IRS has ruled that an obligation may be bifurcated into a recourse piece and a nonrecourse piece. Similar rules should apply for "at risk" purposes, although there is no authority directly on point.

A Limited Partner's amount "at risk" with respect to his investment in the Partnership will be reduced by the amount of losses allowable as a deduction to him in prior years, by Partnership distributions (including returns of capital) and by his allocable share of any reduction in borrowings, including qualified nonrecourse financing, previously included in his amount "at risk" with respect to such activity. The amount that a taxpayer is "at risk" with respect to an activity will be increased by any cash contributed with respect to such activity and any income in prior years with respect to such activity. Deductions disallowed under the "at risk" rule may be carried forward indefinitely and utilized in subsequent years to the extent that the taxpayer's amount "at risk" is increased.

If the amount a taxpayer is "at risk" with respect to an activity is less than zero at the close of any taxable year, the deficit is subject to recapture to the extent previously allowable as a deduction and any such recaptured losses are entitled to be carried over in the same manner as any other losses disallowed under the "at risk" limitation.

Before the Partnership acquires a Local Partnership Interest, the General Partner expects to receive an opinion of counsel that substantially all financing encumbering the Property (excluding seller-financing) constitutes qualified nonrecourse financing for the purposes of Section 465 of the Code.

Special "at risk" rules apply in determining the amount of Low-Income Credits that will be available to the Limited Partners. See "Low-Income Credits--Utilization of the Low-Income Credit."

Passive Activity Limitation. The 1986 Act substantially restricts the ability of individuals and certain closely held corporations to deduct losses or claim credits derived from passive activities. A limited exception to the passive activity rules is provided for

low-income housing tax credits as discussed below and rehabilitation credits. The limitation on passive activity losses is applied after the adjusted basis and "at risk" limitations described above, and therefore, may defer losses otherwise allowed under those rules.

Passive activities generally include any activity involving the conduct of a trade or business in which the taxpayers do not materially participate or any rental activity. Under recently issued temporary Regulations, the Partnership's activities would be treated as "passive" in nature. Investors should be aware that the IRS intends to issue additional regulations containing rules relating to the application of the $25,000 allowance under Section 469(i) of the Code for passive activity losses and credits attributable to certain rental real estate activities. Moreover, no assurances can be given that changes will not be made in the temporary Regulations when issued in final form. Thus, except as may be provided in Regulations (which may be applied retroactively), losses and credits derived from an investment in the Partnership will constitute losses and credits derived from an investment in a passive activity.

Income from passive activities does not include (1) salaries and (2) "portfolio income." Portfolio income includes dividends, interest, royalties, income from annuities and mutual funds, and gain realized from the sale of properties that generate such income, which are not derived in the ordinary course of a trade or business. Portfolio income will also include a Limited Partner's share of any interest earned on funds held by the Partnership and/or Local Partnerships, such as uninvested Net Proceeds, Reserves, Working Capital and working capital of the Local Partnerships.

Except as discussed below, losses arising from a passive activity generally are deductible only against income from that activity or another passive activity other than a publicly-traded Partnership. Low-Income Credits arising from a passive activity generally may be used to offset tax liabilities only to the extent such liabilities are allocable to passive activities other than a publicly-traded partnership. Losses and credits from a passive activity that are not currently deductible or utilizable to reduce tax liabilities (as a result of the passive activity limitations) are suspended and allowed in subsequent years to offset passive income or to reduce tax liabilities attributable to passive activities.

Upon a taxable sale by a Limited Partner of his entire interest in the Partnership, his suspended passive losses (but not credits) from the Partnership, if any, generally will be allowed as a deduction against all income of the Limited Partner including salary and portfolio income.

On May 12, 1989, the Treasury Department issued temporary Regulations defining the term "activity" for purposes of the passive activity loss limitation rules. The meaning of "activity" is important to the Partnership principally for determining, among other things, whether the Partnership has disposed of an activity. Under these temporary Regulations, the Partnership has the option of treating its investment in Properties and Local Partnership Interests as one activity or electing to fragment its operations and treat each investment in a Property or Local Partnership Interest as a separate activity and report the results of operations of each Property or Local Partnership Interest to Limited Partners on a property-by-property basis. If the Partnership's investment in Properties and Local Partnership Interests is considered one activity for purposes of the passive activity rules, suspended losses (but not credits) of a Limited Partner attributable to Properties and Local Partnership Interests generally will be allowed as a deduction against all other income of a Limited Partner at such time as the Partnership disposes of all of its investments in Properties and Local Partnership Interests. If each Property or Local Partnership Interest is considered a separate activity for purposes of the passive activity rules, upon a taxable sale of a Property or Local Partnership Interest by the Partnership, suspended losses (but not credits) of a Limited Partner attributable to that Property or Local Partnership Interest generally will be allowed as a deduction against all other income of the Limited Partner. In order to avoid the substantial administrative expenses that would be incurred if each Property and Local Partnership Interest were treated as a separate activity and because it is anticipated that the Partnership will dispose of all of its investments in Properties and Local Partnership Interests at the end of their Compliance Periods, the Partnership intends to treat its investment in Properties and Local Partnership Interests as one activity for purposes of these temporary Regulations.

. If the disposition of a Limited Partner's interest results from his death, suspended losses will be allowed only to the extent they exceed the amount by which the basis of his interest is increased at death. Furthermore, a gift of a partnership interest does not result in the allowance of suspended losses. If a Limited Partner makes a gift of his entire interest, however, an amount equal to the suspended losses is added to the basis of the interest immediately before the gift.

The passive activity loss and credit limitations of the 1986 Act, as modified by the 1989 Act, contain an exception which applies to certain of the Limited Partners with respect to the Low-Income Credit. This exception provides that the passive activity credit restrictions will not apply to the amount of such qualified credits generating a federal income tax benefit equal to the amount of benefit that would be derived by the taxpayer from a deduction equal to $25,000. Assuming that the taxpayer is subject to a 28% marginal income tax bracket in 1990, the amount of credits equal to a $25,000 deduction will be $7,000 (.28 x $25,000). See "Low-Income Credits--Utilization of the Low-Income Credit."

Under certain circumstances, up to $25,000 of losses from real estate rental activities ("Active Participation Losses") may be deducted by taxpayers with adjusted gross income of $100,000 or less. In order to qualify for this exception, a taxpayer generally must actively participate in the real estate activity. As Limited Partners are treated as not meeting this active participation test, any losses

generated by the Partnership will not be Active Participation Losses. However, the Low-Income Credits are eligible for the $25,000 allowance discussed above whether or not the active participation test is satisfied.

Under the 1987 Act, income, losses and credits (other than Low-Income Credits and Rehabilitation Credits) of a partnership classified as a publicly-traded partnership are also characterized as passive income, losses and credits from a separate activity. Losses from an investment in a publicly-traded partnership can only be used as an offset against income subsequently generated by the partnership and income from a publicly-traded partnership cannot be sheltered by losses and credits from other passive activities. A Low-Income Credit generated by a publicly-traded partnership must first be used to reduce the income of the publicly-traded partnership before it may reduce income from other sources. Counsel will render its opinion that the Partnership will not be treated as a publicly-traded partnership. See "Federal Income Tax Considerations–Opinions To Be Rendered."

The passive activity and portfolio income provisions of the 1986 Act are new and have not yet been the subject of cases or, with respect to some aspects, complete Regulations. Consequently, the scope and effect of these provisions are in many respects uncertain. Furthermore, a number of these provisions were recently modified by the 1989 Act. Investors are advised to consult their own tax advisors as to the effect of the passive activity limitations on them.

Excess Investment Interest Limitation. The deductibility of investment interest by a non-corporate taxpayer is subject to substantial limitation by Section 163(d) of the Code, which limitation, in the case of the Partnership, would be applied to each Limited Partner individually rather than to the Partnership. Investment interest is interest incurred on funds borrowed to acquire or carry property held for investment. Pursuant to the 1986 Act and subject to certain phase-in rules, excess investment interest is investment interest incurred in a year in excess of net investment income. The excess is not deductible in the current year but the amount not deductible in the current year may be deductible in subsequent years, subject to the same limitation.

The 1986 Act expands the definition of investment interest to include all interest expense of a limited partnership allocable to a limited partner. However, interest incurred in connection with a "passive activity" that is subject to the passive activity loss restriction (see "Federal Income Tax Considerations-Taxation of the Limited Partners- Limitations on Deduction of Partnership Losses-Passive Activity Limitation") is not subject to the investment interest limitation. Since the Partnership will be subject to the passive activity loss restriction, most interest expense incurred by the Partnership will not be subject to the investment interest limitation. Interest expense, if any, attributable to the production of portfolio income would be subject to the investment interest limitation.

Allocations of Partnership Income and Losses for Tax Purposes

Under Section 704(b) of the Code, an allocation of income, gain, loss or deduction to a partner will not be given effect for federal income tax purposes unless it has "substantial economic effect" or is in accordance with the partner's interest in the partnership, taking into account all facts and circumstances. Generally, an allocation has substantial economic effect if it affects the partners' shares of total partnership income or loss independent of tax consequences.

The Treasury has issued Regulations under Section 704(b) which provide certain rules and examples to assist in determining whether a particular partnership allocation meets the substantial economic effect test. This test essentially involves a two-part analysis. First, the allocation must have economic effect, which essentially means that the allocation must actually affect the dollar amount ultimately received by the partner from the partnership. The Regulations provide that an allocation generally has economic effect to a partner only if (1) the allocation is reflected as an appropriate increase or decrease in that partner's capital account, (2) liquidation proceeds are, throughout the term of the partnership, to be distributed in accordance with partners' positive capital account balances, and (3) following the distribution of liquidation proceeds, the partners are liable to the partnership to restore any deficit in their capital accounts. Partnership allocations will be considered to have economic effect, even in the absence of an obligation to restore negative capital account balances, if the partnership agreement contains a "qualified income offset" provision. A qualified income offset provision requires that, in the event of any unexpected adjustment that reduces the partner's capital account below zero, there must be an allocation of income or gain to the partner that eliminates the resulting capital account deficit as quickly as possible.

The second part of the substantial economic effect test involves an inquiry as to whether the economic effect is "substantial." In very general terms, the economic effect of an allocation will be considered substantial if there is a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by the partners from the partnership, independent of tax consequences.

Under the Partnership Agreement, a capital account (maintained in accordance with the Regulations) will be established for each person holding an interest in the Partnership, and the capital accounts will be appropriately adjusted in accordance with the Regulations to reflect allocations of income, gain, loss, deduction and distributions to such persons. Moreover, the Partnership Agreement provides for liquidation proceeds to be distributed in accordance with capital accounts throughout the term of the Partnership. Although the Partnership Agreement does not require Limited Partners to restore capital account deficits to the Partnership upon the liquidation of the Partnership, the Partnership Agreement contains a qualified income offset provision.

On December 30, 1988, the IRS promulgated temporary Regulations which set forth special rules pertaining to the allocation of losses or deductions attributable to nonrecourse debt (such as depreciation deductions) on the theory that such allocations can never have substantial economic effect and must, therefore, be made in accordance with the partners' interests in the partnership. The temporary Regulations provide that allocations with respect to nonrecourse deductions will be deemed to be made in accordance with the partners' interests in the partnership if the partnership agreement contains a minimum gain charge back provision and satisfies certain other conditions set forth in the Regulations. The Partnership Agreement has been drafted to comply with these conditions.

Allocations of Low-Income Credits (and credit recapture) do not give rise to adjustments to partners' capital accounts. Such allocations, therefore, cannot have economic effect and thus must be allocated in accordance with the partners' interests in the partnership at the time the tax credit or credit recapture arises. Under the Regulations, this requirement is satisfied (i) in the case of Low-Income Credits, if such credits are allocated among the partners in the manner in which they share in the deductions arising from the expenditures giving rise to the credit, and (ii) in the case of Rehabilitation Credits, if such credits are allocated among the partners in the manner in which they share in profits for the taxable year in which the Property giving rise to the credit is placed in service. The Partnership Agreement provides, and each Local Partnership Agreement is expected to provide, that Low-Income Credits and Rehabilitation Credits will be allocated in a manner consistent with the Regulations.

The allocation of Low-Income Credits described above is based upon Treasury Regulations promulgated prior to the enactment of the low-income housing tax credit provisions by the 1986 Act. It is possible that the IRS could issue regulations that allocate low-income housing tax credits in a manner different from the allocations in the current Regulations.

If there is more than one investor Closing, the Partnership Agreement permits the General Partner to allocate Partnership items attributable to the periods between such investor Closings under any method acceptable to the General Partner so long as the method is in conformity with Section 706 of the Code. Code Section 706(d)(3) provides that if a parent partnership (such as the Partnership) holds an interest in a subsidiary partnership (such as a Local Partnership) and there is a change in the interest of the partners of the upper-tier partnership, each partner's distributive share of any item of the upper-tier partnership attributable to the lower-tier partnership shall be determined by assigning the appropriate portion of each such item to the appropriate days during which the upper-tier partnership is a partner in the lower-tier partnership and by allocating the portion assigned to any such day among the partners in proportion to their interest in the upper-tier partnership at the close of such day (the "varying interest rule"). Consequently, the Limited Partners' share of depreciation deductions generated by a building owned by a Local Partnership will be allocated on a day-by-day basis among those Limited Partners who are Partners in the Partnership on such day. As discussed above, the Regulations require that Low-Income Credits be allocated among partners in the manner in which they share in the deductions arising from the expenditures giving rise to the Low-Income Credits. The General Partner intends to allocate the Low-Income Credits to the Partners based upon their shares of depreciation deductions generated by the Local Partnerships. With respect to allocations of Low-Income Credits for 1990 and 1991, the IRS may interpret the varying interest rule to require that Low-Income Credits be allocated pro rata among the Partners according to their interests in the Partnership at the time the Low-Income Credits became available. While counsel believes that the General Partner's interpretation of the Code and Regulations with respect to the allocation of Low-Income Credits for 1990 and 1991 is reasonable, there is no authority on point with respect to this issue. Therefore, counsel is unable to render an opinion with respect to the validity of the allocations of Low-Income Credits for 1990 and 1991.

In a number of instances, Regulations under Code Section 704 may require tax losses to be allocated to partners other than the Limited Partners. For example, if a Local General Partner, by reason of an operating deficit guarantee, is considered to bear the risk of loss with respect to a portion of an otherwise nonrecourse liability of the Local Partnership, the new temporary Regulations on nonrecourse debt would require losses attributable to such portion of such debt to be allocated to the Local General Partner. The allocation of tax losses away from the Limited Partners could also occur to the extent that loans (such as Operating Deficit Loans), contributions or guarantees are made to the Partnership or a Local Partnership by a partner or an affiliate of a partner.

The allocations of income, gain, loss and deduction under the Partnership Agreement should generally be considered to have "substantial economic effect," provided the capital account of any Limited Partner is not reduced below zero at the end of any Partnership taxable year after crediting such capital accounts with the appropriate minimum gain charge backs. Further, the allocations of Low-Income Credits and any deductions attributable to nonrecourse indebtedness under the Partnership Agreement should generally be deemed to be in accordance with the Partners' interests in the Partnership. However, because the Regulations promulgated under Section 704(b) have only recently been issued and their application in many situations is unclear and the allocation of Low-Income Credits is based on Regulations promulgated prior to the enactment of the low-income housing tax credit provisions by the 1986 Act, there are uncertainties relating to the allocations and Limited Partners should be aware that the allocations of taxable income, gain, loss, deduction or credit, and possibly other aspects of the allocations contained in the Partnership Agreement, may be challenged by the IRS, and such challenges may be sustained. If an allocation of income, gain, loss, deduction or credit contained in the Partnership Agreement is not given effect for federal income tax purposes, such items will be reallocated to the Partners in accordance with their respective interests in such items, based upon all the relevant facts and circumstances. Such reallocation among the Partners could result in greater income or less losses or different credit amounts being allocated to the Limited Partners with no change in cash flow.

Partnership Syndication and Organizational Expenditures

Under Section 709 of the Code, no deduction is allowed for the cost of organizing a partnership, but at the election of such partnership certain qualified organizational costs may be amortized ratably over a period of not less than 60 months commencing the date it begins business. The cost of syndicating the Partnership, i.e., the expenditures incurred in connection with the issuing and marketing of the Units such as selling commissions, professional fees and printing costs, are neither deductible nor amortizable. There can be no assurance that the IRS may not attempt to recharacterize as nondeductible syndication expenses certain other costs and expenses not treated as such by the Partnership, or may not recharacterize certain organization or administration expenses of the Partnership as not amortizable or deductible. Moreover, under Section 195 of the Code, no deduction is available for start-up expenditures unless an election is made to amortize such expenses over a period of not less than 60 months following the taxpayer's commencement of an active trade or business. The Partnership would generally be regarded as being engaged in an active trade or business with respect to a particular Property at such time as the Property is placed in service. Finally, certain deductible or amortizable items payable out of offering proceeds could be determined to be attributable to periods prior to the admission of the Limited Partners and, to such extent, would not be allocable to the Limited Partners.

Compensation

The General Partner will be paid Rehabilitation/Acquisition Services Fees and a non-accountable Rehabilitation/Acquisition Services Expense Allowance equal to 5% and 2% (or 2½% in the case where Rehabilitation/Acquisition Services Fees are not paid), respectively, of Gross Proceeds in connection with the acquisition of Local Partnership Interests. The portion of the Rehabilitation/Acquisition Services Fees and Rehabilitation/Acquisition Services Expense Allowance payable to the General Partner upon the acquisition of a Local Partnership Interest will be based upon the amount of Gross Proceeds allocable to an investment in a particular Local Partnership. These amounts are expected to be treated as an additional cost of the Property. The General Partner will not receive a Rehabilitation/Acquisition Services Fee in connection with the investment by the Partnership in a Local Partnership which is an Affiliate of the General Partner. In connection with such an investment, an Affiliate of the General Partner will instead receive a Property Development Fee, as an additional cost incurred in connection with the rehabilitation of the Property.

Each Local Partnership will generally pay to the management agent of a Property a Property Management Fee approximately equal to 5% of gross revenues collected from operation of the Property for services provided in connection with the management of the operation of such Property. Each Local Partnership will also pay to the Local General Partner a Local Partnership Administration Fee, payable from only 50% of Operating Cash Flow, for services performed in connection with the administration of the Local Partnership. The Partnership intends to treat its share of these fees as currently deductible when paid. The Partnership will pay to the General Partner (i) an annual Partnership Management Fee in the amount of the greater of .14% of Invested Assets or the Partnership Administration Fee and (ii) an annual Additional Management Fee in the amount of .06% of Invested Assets, for services provided in connection with the management of the affairs of the Partnership. In addition, the Partnership will pay to ML Fund Administrators Inc. the Partnership Administration Fee, i.e., an annual fee in the amount of the greater of .14% of Invested Assets or $100,000, for the provision of administrative services to the Partnership. The Partnership will also pay to ML Fund Administrators Inc. the Additional Administration Fee, i.e., an annual fee of .06% of Invested Assets for provision of administrative services to the Partnership, which will be paid to the extent that the additional Management Fee is paid. Such additional Management and Administration Fees shall be payable at the discretion of the General Partner and, if not paid currently, shall accrue. The Partnership intends to deduct these fees as paid.

An accrual basis taxpayer may not deduct payments for services until such time as those services are actually provided. Moreover, Section 267(a)(2) of the Code provides that an accrual basis partnership, such as the Partnership, may not deduct amounts owed to a cash-basis partner or affiliate thereof until actual payment is made. Depending on the actual timing of the services being rendered and payments being made, these provisions could affect the timing of deductions of payments to be made by the Partnership.

There is a risk that one or more of the amounts paid by the Partnership may be treated, in whole or in part, as non-deductible capital expenditures, such as syndication fees, or capital expenditures subject to depreciation or amortization (or amortizable over a longer period), rather than as immediately deductible or as deductible or amortizable over a period less than the recovery period of a Property. Likewise, amounts which the Partnership seeks to add to its adjusted basis in a Property may be required to be treated as non-depreciable capital expenditures, such as syndication expenses. Additional or alternative positions may be taken by the IRS to disallow the deduction of fees or to shift a deduction from the year claimed to a different taxable year.

The General Partner, or employees or Affiliates of the General Partner have made certain representations that the foregoing amounts have been or will be paid as compensation for services actually rendered as described above or for obligations as described above, as to the commercial reasonableness thereof and as to the timing of the performance of certain services. Based on these representations, the General Partner believes that it is more likely than not that the tax treatment of the foregoing fees as intended by the Partnership, if challenged by the IRS, would be sustained in material respect. However, in the event that the IRS challenges the deductibility of such fees, the Partnership, as the case may be, would have the burden of proof as to the relevant facts and there can be

no assurance that such burden of proof would be sustained. Counsel is rendering no opinion with respect to the treatment of such fees since the ultimate determination as to their proper treatment rests on factual issues upon which counsel cannot opine.

Ownership of a Property

Certain deductions relating to real property, including depreciation and interest on indebtedness secured solely by the property, are available only to the person considered to be the owner of the property for federal income tax purposes. There have been certain cases in which a taxpayer, although the record owner of property, has not been regarded as the owner of the property for federal income tax purposes. In this regard, considerations taken into account in making such determination include whether the purchase price of the property reasonably approximates its fair market value, whether the purchaser has an investment in the property, whether the purchaser has a risk of loss in connection with the property, whether income from the property inures to the benefit of the purchaser, and whether the burden of expenses typically associated with the ownership of such property, such as insurance premiums and real estate taxes, are effectively borne by the purchaser.

Before obtaining an interest in a Property, the Partnership anticipates obtaining an appraisal of such Property by an independent appraiser. Before the Partnership acquires a Local Partnership Interest, the General Partner expects to receive an opinion of counsel that (i) the Local Partnership will be treated as the owner of the Property for federal income tax purposes and will be entitled to claim a basis with respect to depreciation of the Property in accordance with the portion of the purchase price properly allocable to the improvements and (ii) the debt encumbering the Property will be treated as true debt for federal income tax purposes.

Depreciation

Costs incurred by the Partnership to acquire or develop real or personal property other than land are required to be capitalized and are recoverable only through allowable depreciation or cost recovery deductions or upon disposition of such property. Costs incurred to acquire land are required to be capitalized and are recoverable only upon disposition of the land.

In general, the Code provides that depreciation allowances for depreciable property used in a trade or business be determined pursuant to the Accelerated Cost Recovery System ("ACRS") under Section 168 of the Code. As modified by the 1986 Act, effective for property placed in service after December 31, 1986 (subject to certain transitional rules), the depreciation allowance for real property must be determined on a straight-line basis over the applicable recovery period. In addition, the 1986 Act has increased the applicable recovery period to 27½ years for residential rental property, such as a Property. The depreciation allowances for the taxable year in which real property is placed in service or in which a disposition of real property occurs is adjusted to reflect the number of months in such year during which the property is in service. For ACRS purposes, real property is deemed acquired or disposed of on the mid-point of the month in which the acquisition or disposition actually occurs.

Under Section 168 of the Code as modified by the 1986 Act, personal property placed in service after December 31, 1986 (subject to certain transitional rules) will constitute "5-year property" if it has an ADR class life of more than 4 but less than 10 years, and will constitute a "7-year property" if it has an ADR class life of 10 or more but less than 16 years or does not have a class life and is not otherwise classified. Such property may be depreciated using the straight-line method.

The Partnership expects that the Local Partnerships will treat certain costs in connection with the acquisition of a Property (such as the Rehabilitation/Acquisition Services Fee, the Rehabilitation/Acquisition Services Expense Allowance and the Property Development Fees) as part of the cost of the Property subject to depreciation allowances to the extent not allocable to land. However, there can be no assurance that the IRS will not attempt to recharacterize all or a portion of such amounts as a syndication or other non-deductible expense. In addition, the IRS may attempt to attribute a greater cost to land (which is not subject to depreciation) or a lesser cost to personal property (which is subject to depreciation over a shorter recovery period) than is allocated by the Local Partnerships. Because these issues are either inherently factual in nature or are dependent upon facts which are not presently ascertainable, counsel is unable to render an opinion on these issues.

Purchase Money Notes

The Partnership may issue purchase money notes to acquire interests in Local Partnerships. The IRS might contend that a purchase money note is not reasonably certain to be paid and, therefore, is not true debt for tax purposes. If such an assertion were sustained, the purchase money note could not be included in the depreciable basis of the related property or in a Limited Partner's basis in his Units, there would be no deduction for accrued but unpaid interest on the purchase money note and either some Local Partnership tax losses would be reallocated to the holders of the purchase money note or questions could be raised concerning the Partnership's ownership of the Local Partnership Interests. The General Partner does not intend to acquire interests with purchase money notes unless it is reasonable that such notes will be paid.

Under the Tax Reform Act of 1984, when a debt obligation is issued for property and does not bear an "adequate" rate of stated interest, the principal amount of the debt and the basis of the property acquired is reduced pursuant to the original issue

discount rules, and a portion of the nominal principal amount of the debt is recharacterized as interest. Interest that is contingent is not taken into account in determining whether a debt obligation bears an adequate rate of stated interest. The General Partner expects that any purchase money notes will provide for the payment of current interest only to the extent that the Local Partnership generates cash flow, and accordingly, such notes will not bear an adequate rate of stated interest. Under these circumstances, the principal amount of the debt and the basis of the property acquired would be reduced pursuant to the original issue discount rules. The principal portion would not increase "eligible basis" for purposes of computing the Low-Income Credit available to Limited Partners.

It is anticipated that the Partnership will invest in Local Partnerships which have acquired Properties from local governmental entities. Rehabilitation expenditures for such Properties may be financed in whole or in part with reduced interest rate loans from such local governments or their agencies. If these obligations are treated as issued for property, the original issue discount rules would apply with the result described above. Alternatively, if the principal purpose for the manner in which the loans are structured is the avoidance of federal tax, the below-market loan rules of Code Section 7872 may apply with the result that the excess of the amount loaned over the present value of all payments which the Local Partnership is required to make under the terms of the loan will be treated as transferred to the Local Partnership on the date the loan is made. The amount so transferred may be deemed to constitute a grant to the Local Partnership which may not be includible in "eligible basis" for purposes of computing the Low-Income Credit available to Limited Partners. Additionally, the obligation would be treated as having original issue discount in an amount equal to such transferred amount with the consequences described above.

Treatment of the Partnership as Owner of the Local Partnership Interests

Generally, the General Partner intends that the Partnership will enter into acquisition related agreements that provide, subject to the satisfaction of various conditions, for the acquisition of Local Partnership Interests. HUD has approved a procedure whereby the assignment of the Local Partnership Interest, the new Local Partnership Agreement and purchase money note, if any, cash purchase price and other closing documents are held in escrow pending HUD approval. The General Partner anticipates that the Partnership will use this procedure to acquire Local Partnership Interests where HUD approval of the acquisition is required.

The General Partner will obtain a three to five year operating deficit guarantee from the Local General Partner. The amount the Local General Partner would be required to loan to the Local Partnership may be subject to a maximum over the terms of the guarantee. In addition, when a Local Partnership is constructing a Property, the Partnership may have the right to require the Local General Partner to repurchase the Local Partnership Interest in the event construction is not completed in a reasonably timely manner. The General Partner expects that, upon completion of construction and payment of the balance of the acquisition price, a liquidated damage provision will become applicable that will entitle the Partnership to the payment of an amount equal to approximately 33% of the aggregate consideration paid by the Partnership for its Local Partnership Interest, exclusive of Rehabilitation/Acquisition Services Fees and rehabilitation/acquisition services Expenses, if the Property is not rented up through the leasing of an appropriate percentage of apartments to qualified tenants or fails to achieve sustaining rental occupancy within stated periods after the closing.

These arrangements raise the question of when the Partnership will be deemed to become an owner of a Local Partnership Interest. Until it is the owner, it cannot claim the tax benefits of ownership, such as tax credits and depreciation.

With regard to closings in escrow, the General Partner anticipates that (a) the Partnership and the seller of a Local Partnership Interest will agree and intend that the transfer will be effective not later than the date (the "Firm Escrow Date") that all conditions to the transfer have been satisfied other than HUD approval; (b) the parties will agree that the Firm Escrow Date will be treated as the date of transfer for federal income tax purposes whether or not HUD approval is obtained and whether or not the transaction is rescinded; (c) at the time of Firm Escrow Date it will be the belief of the parties that HUD approval can be obtained without conditions sufficiently onerous to permit any of the parties to be released from its obligation to complete the transaction; and (d) either party will have the right to perform whatever conditions HUD imposes and compel the other party to complete the transaction. Assuming these conditions are satisfied, the General Partner believes that, on balance, the arguments available to the Partnership that it was the owner on the Firm Escrow Date are stronger than those to the contrary. See *John N. Baird*, 68 T.C. 115 (1977); *Herbert J. Investment Corporation*, 500 F.2d 44 (7th Cir. 1974). Accordingly, before the Partnership acquires a Local Partnership Interest, the General Partner expects to receive an opinion of counsel that the Partnership is more likely than not to be considered the owner of a Local Partnership Interest from the Firm Escrow Date.

The General Partner believes that the existence of the operating deficit guarantees, Local General Partner repurchase obligations and liquidated damages provision will not prevent the Partnership from being an owner of a Local Partnership Interest. The possibility of the occurrence of an event which would trigger these protective devices is remote. This is not a case in which the buyer acquires only a future interest. See Revenue Ruling 77-413, 1977-2 C.B. 298. The Partnership will have the current benefits of ownership, the benefit of appreciation and the possibility of receiving distributions from operating cash flow. It will also have the current burdens of ownership and the risk of depreciation and loss through casualty and condemnation.

Before the Partnership acquires an interest in a Local Partnership holding a Development-Stage Complex, the General Partner expects to receive an opinion of counsel that the Partnership will be considered the owner of the Local Partnership Interest and the Local Partnership will be considered the owner of the Development-Stage Complex, in all cases by the time the Development-Stage Complex is placed in service. Under most contractual arrangements, ownership is likely to be acquired at an earlier point.

Activities Not Engaged in for Profit

Section 183 of the Code limits deductions attributable to "activities not engaged in for profit." The term "activities not engaged in for profit" means any activity other than one that (i) constitutes a trade or business, or (ii) is engaged in for the production or collection of income or for the management, conservation, or maintenance of property held for the production of income. The determination of whether an activity is engaged in for profit is based on all facts and circumstances, and no one factor is determinative. The IRS has ruled (and several courts have held) that Section 183 applies to the activities of a partnership (rather than its partners), and that the provisions of Section 183 are applied at the partnership level and reflected in the partnership's distributive shares. However, it is possible that the profit motive of the Limited Partners could be considered as well.

In Revenue Ruling 79-300, 1979-2 C.B. 112, the IRS held that the construction and operation of an apartment project for low- and moderate-income housing under Section 236 of the National Housing Act (a Federal program that provides mortgage subsidies for housing with restricted rents and tenant population) is not an activity to which Code Section 183 applies. Consequently, the IRS held that it would not use the "not-for-profit" argument to deny deductions in such cases. The holding is, by its terms, limited to projects assisted under Section 236 of the National Housing Act. However, the IRS explicitly acknowledged a Congressional intent, expressed in both tax and housing legislation, to encourage participation by private enterprise in the development of housing for low- and moderate-income families by allowing certain income tax deductions that would provide a competitive after-tax rate of return on an investment, regardless of whether or not there also would be any significant cash distributions.

In Private Letter Ruling 8911025 (December 16, 1988), the IRS held that the "not-for-profit" rules under Section 183 of the Code would not limit credits (including Low-Income Credits) and deductions otherwise available to a low-income housing credit fund, its corporate limited partners and its not-for-profit (but not federally tax-exempt) general partner arising from the acquisition, construction, rehabilitation and operation of low-income housing through local partnerships where a significant portion of the funding required by the local partnerships was provided by below-market loans from the city government, where the cash flow distributions from operations were projected at zero and where the general partner (either a tax-exempt charitable organization or a for-profit affiliate of such an organization) of each local partnership held an option to purchase the project at the end of the Compliance Period for an amount which likely would return no cash proceeds to the fund. Private letter rulings, however, have no official precedential value and apply only to the taxpayer that received the ruling.

The General Partner has represented that there is a reasonable expectation over time that the Partnership will make an economic profit other than the tax benefits that will be generated by the Partnership, and that in conducting the affairs of the Partnership, it intends to take all actions reasonably required for the Partnership to make such a profit from its interest in the Local Partnerships. Based on the foregoing representations and on Revenue Ruling 79-300, counsel is of the opinion that Section 183 of the Code will not operate to limit the extent to which Partnership Losses and credits will be allowed. If Section 183 of the Code were applied at the Partner level, the outcome would depend on the subjective profit motive of each Unit holder, a factual question as to which counsel can express no opinion. Since the test of whether an activity is deemed to be "engaged in for profit" is based on facts and circumstances that exist from time to time, no assurance can be given that Section 183 of the Code may not be applied in the future to disallow deductions of the Limited Partners from operations of the Partnership.

Alternative Minimum Tax

The 1986 Act has substantially revised the minimum tax rules generally effective for taxable years beginning after December 31, 1986.

The 1990 Act made a number of changes to the alternative minimum tax rules including increasing the individual alternative minimum tax rate from 21% to 24% of alternative minimum taxable income. For alternative minimum tax purposes, itemized deductions that are otherwise allowed in computing alternative minimum taxable income are not reduced by the itemized deduction limitation provision of the 1990 Act discussed above. See "Federal Income Tax Considerations--Recent Legislation."

In the case of individuals and other non-corporate taxpayers, an alternative minimum tax is imposed in an amount equal to the excess, if any, of an amount equal to 24% of the taxpayer's "alternative minimum taxable income" over the taxpayer's regular federal income tax liability for the taxable year. The alternative minimum tax liability can be offset solely by a credit for certain foreign taxes paid by the taxpayer. Low-Income Credits and Rehabilitation Credits may not be used to offset the individual alternative minimum tax nor are they preference items used in its calculation. Alternative minimum taxable income consists of the sum of a taxpayer's taxable income (as specially adjusted) and his items of tax preference for the taxable year. The special adjustments made in

computing alternative minimum taxable income include, but are not limited to, the following items: (i) the passive activity loss restriction and, if applicable, the investment interest limitation apply without regard to certain phase-in rules (see "Federal Income Tax Considerations-Taxation of the Limited Partners--Limitations on Deduction of Partnership Losses-Passive Activity Limitation" and "--Excess Investment Interest Limitation"); and (ii) miscellaneous itemized deductions are not allowed and medical deductions are allowed only to the extent in excess of 10% of adjusted gross income and there are special rules for interest expenses. The taxpayer is entitled to an exemption amount ($40,000 for joint returns, $30,000 for an unmarried individual and $20,000 for a married individual filing separately) but the exemption amounts are reduced by 25% of the amount by which alternative minimum taxable income exceeds $150,000 for joint returns, $112,500 for an unmarried individual and $75,000 for a married individual filing separately.

In the case of a corporation, the alternative minimum tax rate is 20% and the exemption amount is $40,000 reduced by 25% of the amount by which alternative minimum taxable income exceeds $150,000. The calculation of alternative minimum taxable income and the adjustments and preferences thereto are similar to those applicable to individuals and other non-corporate taxpayers. In addition, an additional adjustment relating to untaxed book income is applicable to corporations in calculating alternative minimum taxable income. The 1989 Act revised the manner in which the corporate alternative minimum tax is to be calculated. Corporate investors are strongly urged to consult their tax advisors for guidance with respect to the impact of the 1989 Act on an investment in the Partnership.

The 1986 Act also contains a new credit for prior years' minimum tax liability, permitting a taxpayer who is subject to the minimum tax in a particular year to take a credit against his regular tax liability in future years to the extent that his original minimum tax liability was attributable to deferral preferences (i.e., preferences resulting in taxable income deferrals) rather than to exclusion preferences (i.e., preferences which would result in permanent exclusions from income).

Under the 1988 Act, for taxable years beginning after December 31, 1988, the net unearned income of a child, 13 years old or younger, that is taxed at a parent's income tax rate must now be subject to alternative minimum taxation at the parent's minimum tax rate. However, it may not be taxed above the amount a parent would pay. The amount of a child's income that is exempt from minimum taxation may not exceed the amount of his earned income plus $1000.

PROSPECTIVE PURCHASERS OF UNITS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH SPECIFIC REFERENCE TO THE IMPACT OF THE 1990 ACT ON THEIR OWN SITUATION AND AN INVESTMENT IN THE PARTNERSHIP. FURTHERMORE, PROSPECTIVE PURCHASERS SHOULD CONSIDER THE STATE, LOCAL AND PUERTO RICAN TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP AND ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN THIS REGARD.

Interest Related to Tax-Exempt Income

Under Section 265 of the Code, interest on indebtedness incurred or continued to purchase or carry tax-exempt obligations is not deductible. As a result, the IRS might seek to disallow the deduction by a Limited Partner of interest on any borrowings by such Limited Partner to finance the purchase of Units or his allocable portion of interest paid by the Partnership, to the extent that such Limited Partner holds tax-exempt obligations.

Sale or Exchange and Foreclosure

Gain for federal income tax purposes on the sale of a Property by the Partnership will be measured by the difference between the proceeds realized on sale (including the amount of the indebtedness to which the Property is subject) and the Partnership's adjusted basis (in general, the original cost of the Property less accumulated depreciation allowances) in the Property. Consequently, the gain from such a sale may exceed the cash proceeds realized from the sale. Similarly, in the event of a foreclosure on indebtedness encumbering the Property, the Partnership will realize gain for tax purposes in an amount equal to the excess of the outstanding indebtedness over the adjusted basis of the foreclosed Property, and the Limited Partners may realize gain subject to tax although they receive no cash as a result of the foreclosure.

To the extent that Partnership assets sold constitute Section 1231 property, (i.e., real property used in a trade or business and held for more than one year and depreciable personal property used in a trade or business and held for more than one year), a Limited Partner's share of the gains and losses would be combined with any other Section 1231 gains or losses incurred by the Limited Partner in that year and the net Section 1231 gain or loss would be treated as long-term capital gain (subject to depreciation recapture, if any) or ordinary loss, as the case may be. Net Section 1231 gains must be treated as ordinary income, rather than capital gains, to the extent of net Section 1231 losses of the taxpayer for the previous five years (beginning after December 31, 1981) not previously "recaptured" pursuant to this rule. Under Section 291 of the Code, 20% of the excess of the amount of depreciation recapture, which would have been applicable if the real property comprising the Property had been personal property over the amount actually subject to depreciation recapture will be taxable as ordinary income to corporate Limited Partners.

In the event that the Partnership sells any personal property at a gain, 100% of all cost recovery allowances previously deducted are subject to recapture as ordinary income. Pursuant to the 1986 Act, recapture is no longer required on the disposition of real property (subject to certain transitional rules not anticipated to apply to the Partnership).

Section 453 of the Code defines as an installment sale any disposition of property where at least one payment is to be received after the close of the taxable year in which the disposition occurs. In the case of an installment sale, generally no gain will be recognized by the property owners until payment is received, and the property owners will be required to treat a portion of each payment received as a partial recovery of its basis in the property that was disposed of, and to treat the remaining portion of each payment received as taxable gain. However, any depreciation recapture on the sale of property must be included in income in the year of disposition, regardless of whether or how much cash is received, even though the balance of the gain is to be included in income under the installment method as payments are received. Moreover, under the 1988 Act, in certain circumstances the holder of certain installment obligations (including most obligations arising out of the disposition of property if the selling price exceeds $150,000) must pay interest on the tax liability that is deferred under the installment method. The Treasury Department is authorized to promulgate Regulations to address the application of the interest charge rule to pass-through entities such as the Partnership and the Local Partnerships. The Conference Committee Report to the 1987 Act indicates that the Regulations relating to pass-through entities will treat the installment obligations of a partnership as owned directly by the partners in proportion to each partner's share in the partnership. Investors should consult their own tax advisors as to how this provision applies to them and, in particular, whether indebtedness of an investor from non-Partnership activities would impact the application of this installment obligation rule.

Gain or Loss on Sales of Interests

Gain or loss realized on the sale of Units by a Limited Partner or Local Partnership Interests by the Partnership will be long-term or short-term capital gain or loss depending on the holding period of the Units or Local Partnership Interests, except for that portion of any gain attributable to the seller's share of the Partnership's "unrealized receivables" and "substantially appreciated inventory," as defined in Section 751 of the Code and the Regulations thereunder, which is taxable as ordinary income. Included in the definition of "unrealized receivables" is, among other items, the potential recapture of depreciation or cost recovery allowances associated with partnership property. Included in the definition of "substantially appreciated inventory" is, among other items, assets held primarily for sale to customers in the ordinary course of business, if the fair market value of such assets exceeds 120% of the Partnership's adjusted basis in such assets and exceeds 10% of the fair market value of all Partnership property other than money. A Limited Partner is required to advise the Partnership of, and the Partnership will be under an obligation to file certain information returns upon, a Limited Partner's disposition of an Interest.

Disposition of a Property, a Local Partnership Interest or a Limited Partner's Units are events which may cause the recapture of all or a portion of any Low-Income Credits previously taken by a Limited Partner. See "Low-Income Credits--Recapture of Low-Income Credits."

Possible Termination of the Partnership

If 50% or more of the profits and capital interest in a partnership are sold or exchanged within a 12-month period, the partnership will terminate for federal income tax purposes. Because the transactions in which the Partnership will acquire its greater-than-50% profits and capital interest in each Local Partnership are expected to be "sale" transactions, each Local Partnership, as it was originally constituted (an "old Local Partnership"), will terminate for federal income tax purposes. Upon a termination, each old Local Partnership will be deemed to have been reconstituted into a successor Local Partnership (the "new Local Partnership"). Under Section 708 of the Code, each old Local Partnership will be deemed to have liquidated immediately after the acquisition of the interest by the Partnership and to have distributed all its assets pro rata to its partners pursuant to such liquidation. Such partners are deemed immediately to recontribute respective interests in the assets of the old Local Partnership to the new Local Partnership as capital contributions. The basis of assets held by each Local Partnership will be equal to the total basis of all partners in their Local Partnership interests. Following the termination, the new Local Partnership's basis in its assets will be allocated among the various assets in accordance with the relative fair market values of such assets, under Section 755 of the Code, assuming a Section 754 election is made for the Local Partnership. See Rev. Rul. 86-73, 1986-1 C.B. 282. If a Code Section 754 election is not made, the new Local Partnership's basis in its assets will be allocated among the various assets in accordance with the relative basis the old Local Partnership had in its assets prior to the termination. The General Partner intends to determine on a case by case basis whether to require each Local Partnership in which the Partnership invests to make a Code Section 754 election prior to the time the Partnership acquires its interest in such Local Partnership. It is not expected the Limited Partners will recognize any taxable gain or loss as a result of the deemed pro rata distribution of Local Partnership assets incident to a termination of a Local Partnership in connection with the acquisition by the Partnership of its Local Partnership Interest. A termination of a Local Partnership could cause a Local Partnership or its assets to become subject to unfavorable legislative or regulatory changes because of an inability to qualify for protective transitional rules that otherwise may have been available. Under Section 704(c) of the Code, certain tax consequences attributable to any difference between the value and tax basis of assets deemed contributed to a new partnership will be allocated to the contributing partners.

A termination of the Partnership or a Local Partnership under Section 708 of the Code within the Compliance Period with respect to its Property may trigger recapture of a portion of the Low-Income Credits previously claimed by the Limited Partners. See "Low-Income Credits--Recapture of Low-Income Credits."

The Partnership Agreement prohibits the transfer of Units representing 40% or more of the capital and profits interests in the Partnership within a single 12-month period. Accordingly, it is not expected that a termination of the Partnership will occur.

Tax Elections

The Code provides for optional adjustments to the basis of partnership property for measuring both depreciation and gain upon certain distributions of partnership property (Section 734 of the Code) or transfers of partnership interests (Section 743 of the Code) if a partnership election has been made pursuant to Section 754 of the Code. The general effect of such an election is that transferees of interests are treated, for purposes of depreciation and gain, as though they acquired a direct interest in the partnership's assets with a new cost basis and the partnership is treated for such purposes, upon certain distributions to partners, as though it had newly acquired an interest in its assets and therefore acquired a new cost basis for such assets. Any such election, once made, may not be revoked without the consent of the IRS. The Partnership does not intend to make this election.

If the election is not made then, upon a sale of Partnership property subsequent to a transfer of Units, taxable gain or loss to the transferee of the Units will be measured by the difference between his share of the gross proceeds and his share of the Partnership's tax basis in the Property (which, in the absence of a Section 754 election, will be unchanged by the transfer of the Units to him), rather than by the difference between his share of the amount realized and the portion of his purchase price that was allocable to the Property. As a consequence, such transferee may take into consideration the fact that he will be subject to tax upon a portion of the proceeds which represents, as to him, a return of capital, if the purchase price for his Units included an amount attributable to unrealized appreciation of the Property. In the event of such an occurrence, the portion of the purchase price of the Units attributable to the unrealized appreciation would ultimately be taken into account by the Limited Partner as a capital loss either upon dissolution of the Partnership or upon sale of his Units to the extent it is unrecovered.

Dissolution of the Partnership

The dissolution of the Partnership will involve the distribution to the Partners of the assets remaining, if any, after payment of all of the Partnership's debts and liabilities. If a Partner receives cash in excess of the basis of his Units, such excess will be taxable as a gain. If a Partner were to receive only cash from dissolution, he would recognize a loss to the extent, if any, that the adjusted basis of his Units exceeds the amount of cash received. A loss would not be currently recognized if a Partner receives upon dissolution property other than money, unrealized receivables and inventory (as defined in Section 751 of the Code). There are a number of exceptions to such general rules, including (but not limited to) the effect of a special basis election for a Partner who may have acquired his Units within two years prior to the distribution (Section 732(d) of the Code), and the effects of distributing one kind of property to some partners and a different kind of property to others (Section 751 of the Code).

Accuracy Penalties

The 1989 Act substantially revised the Code provisions relating to so-called "accuracy penalties" by consolidating such penalties into new Code Section 6662, which imposes a penalty equal to 20% of the portion of any tax underpayment that is attributable to, among other things, any or all of the following: (i) negligence; (ii) any substantial valuation overstatement; and (iii) any substantial understatement of income tax. The "accuracy" provisions of the 1989 Act generally apply to tax returns due after December 31, 1989 (determined without regard to extensions).

Negligence includes any careless, reckless or intentional disregard of rules or regulations, as well as any failure to make a reasonable attempt to comply with the provisions of the Code.

In general, a substantial understatement would exist if the actual tax liability exceeds the tax liability shown on the return by the greater of 10% of the actual tax liability or $5,000, with respect to individuals or other non-corporate taxpayers, S corporations and personal holding companies, and $10,000 with respect to other corporate taxpayers. Generally, the amount of the understatement to which the penalty applies is reduced to the extent that (i) there was "substantial authority" for the treatment of a particular item, or (ii) the taxpayer adequately disclosed all relevant facts affecting the item's tax treatment. However, to the extent that an understatement relates to a "tax shelter," which is defined as a partnership or other entity, investment plan or other arrangement having as its "principal purpose" the "avoidance or evasion of federal income tax," the amount of the understatement of tax can be reduced only to the extent that the taxpayer can establish, in addition to the presence of "substantial authority" for his position, that he had a reasonable belief the tax treatment of a disputed item was more likely than not the proper treatment. Under Regulations, the partnership or other pass-through entity which is characterized as a tax shelter, rather than the taxpayer, must be shown to have had the substantial authority and reasonable belief required to qualify for reduction of the understatement of tax for purposes of the penalty.

The substantial valuation overstatement penalty applies where the value of property, or the adjusted basis of property, claimed on a return equals or exceeds 200%, of the amount determined to be the correct value or adjusted basis, and the amount of the tax underpayment attributable to the valuation overstatement exceeds $5,000 ($10,000 in the case of most corporations). The 20% penalty described above applies only if the value or adjusted basis claimed is 200% or more but less than 400% of the correct value or adjusted basis; a 40% penalty applies if the overvaluation is 400% or more. The General Partner does not anticipate that the determination of the value or adjusted basis of Partnership property would give rise to such a penalty. However, there can be no assurance that, for example, in the case of uncertainty in the allocation of basis among personal property, depreciable real property improvements and nondepreciable land, the IRS would not challenge the determination of the value or adjusted basis of Partnership property.

Federal Tax Administration

In both its ruling policy and enforcement, the IRS has been challenging so-called tax sheltered investments. In this connection, the IRS has intensified its audit program with respect to partnerships and partnership returns.

The tax treatment of partnership items will be determined at the partnership level. In this regard, a partner must report a partnership item consistent with its treatment on the partnership's return, unless the partner files a statement with his return identifying the inconsistency. The Code permits the "tax matters partner" of a partnership, the General Partner in the case of the Partnership, to take primary responsibility for contesting adjustments proposed by the IRS, to extend the statute of limitations as to all partners and, in certain circumstances, to bind the partners to federal income tax adjustments. The IRS is required to give notice to each partner of the commencing and disposition of administrative and judicial proceedings if a partnership has 100 or fewer partners or a partner has a 1% or more interest in the profits of the partnership. A Limited Partner's participation in such proceedings concerning the Partnership may be substantially restricted as compared with pre-1982 law.

A prospective Limited Partner should be aware that credits or deductions which are claimed on the Partnership's return may be disallowed by the IRS with the effect that the individual returns of Limited Partners may be audited and income or loss adjusted thereon to reflect such disallowances. A disallowance would deprive the Limited Partners of some or all of the tax benefits incident to an investment in the Partnership, to the extent they otherwise could be utilized, only if the IRS determination is upheld in court or otherwise becomes final. However, contesting any such determination may impose legal or other representation expenses on the Partnership or the Limited Partners, and, if upheld, each Limited Partner may be required to pay additional tax plus interest. Interest payable with respect to deficiencies of tax is compounded daily. In addition, interest accruing with respect to underpayment of tax of more than $1,000 attributable to "tax-motivated transactions" will be imposed at an annual rate equal to 120% of the normal annual interest rate on deficiencies. Any audit of a Limited Partner's return could result in adjustments of other items of income and deduction not related to the Partnership. Moreover, an audit of a Limited Partner's tax return could result in an audit of the Partnership which might not otherwise have occurred.

Registration of Tax Shelters

In general any "tax shelter" which sells interests in such "tax shelter" to investors is required to register with the IRS. To register, an organizer of a "tax shelter" must on or before the first day on which interests are offered for sale complete Form 8264, "Registration of a Tax Shelter," describing the tax benefits of the tax shelter which have been represented or will be represented to the investors. The IRS will assign to each registered tax shelter a tax shelter identification number, which number for the Partnership is 90095000387.

The Partnership will constitute a "tax shelter" for purposes of the registration provisions, and, therefore, the General Partner has registered the Partnership as a "tax shelter." Each Limited Partner must attach a Form 8271 indicating the tax shelter registration number to his federal income tax return for any taxable year during which he claims a deduction or other tax benefits from the Partnership. A Limited Partner who fails to furnish the tax shelter identification number in the foregoing manner is subject to a $250 penalty.

The registration of the Partnership with the IRS does not increase or decrease the likelihood that the IRS will be able to sustain any challenge to the claimed tax benefits.

The General Partner, as the organizer of the "tax shelter," must maintain a list of all purchasers of Units in the "tax shelter." Such list must include the name, address and taxpayer identification number of each purchaser. The General Partner must make the list available to the IRS upon request.

ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

Proposed Tax Legislation

Numerous legislative proposals are currently pending in Congress which, like the 1990 Act, the 1989 Act, the 1988 Act, the 1987 Act and the 1986 Act, could dramatically change the federal income tax system. It is impossible to predict whether or in what form legislation will be enacted. Each prospective Limited Partner should consult with his own tax advisor concerning the possible effect of recent legislation and other legislation, whether or not pending on the date of this Prospectus, on an investment in the Partnership and on his personal tax situation. An investor must recognize that materially adverse tax legislation could be enacted in the future.

State Income Taxes

In addition to the federal income tax consequences described above, prospective investors should consider the state and local tax consequences of an investment in the Partnership. Depending upon such factors as the state and local residence or domicile of Limited Partners and applicable state and local laws, tax benefits that are available for federal income tax purposes may not be available to Limited Partners for state or local income tax purposes and additional state and local tax liabilities may be incurred. For example, Low-Income Credits do not reduce income tax liability in most states. Non-resident Limited Partners may wish to file state returns in the states in which Properties are located even in years in which net losses are realized by the Partnership and there is not a requirement that returns be filed, in order to preserve such losses for future years. Depending upon the state in which a Limited Partner resides, a credit may be available against the income tax otherwise payable in that state for income tax paid to another state. Limited Partners are urged to consult their own tax advisors in this regard.

EACH PROSPECTIVE PURCHASER OF UNITS IS URGED TO CONSULT HIS TAX ADVISOR WITH SPECIFIC REFERENCE TO HIS OWN TAX SITUATION AND POTENTIAL CHANGES IN THE APPLICABLE LAW, AS WELL AS THE APPLICABILITY OF STATE AND LOCAL TAXES TO THE PROPOSED INVESTMENT.

TRANSFERABILITY OF UNITS

General

Limited Partners' interests in the Partnership will be recorded in the books and records of the Partnership. No assignment by a Limited Partner of his Units will be effective unless approved by the General Partner and to the extent made in accordance with the provisions of the Partnership Agreement.

Units may be sold, transferred or assigned, subject to the restrictions and limitations set forth below and in the Partnership Agreement, upon submission to the General Partner of duly executed transfer documentation in form acceptable to the General Partner. In connection with any sale, assignment or transfer, the transferor and the transferee must complete transfer applications provided by the General Partner. In addition, except in the case of transfers upon the death of the transferor (by bequest or inheritance) or by operation of law, Units may only be sold, transferred or assigned to transferees who represent that they satisfy the applicable investor suitability standards for purchasers of Units pursuant to this Prospectus.

Restrictions

The General Partner will not approve any transfer of a Unit if it is advised by counsel that (i) the Federal income tax status of the Partnership as a partnership would be jeopardized or (ii) the transfer might cause the Partnership to be classified as a publicly-traded partnership within the meaning of Code Section 7704, 469(k) or 512(c). See "Federal Income Tax Considerations--Recent Legislation." The General Partner presently intends to approve transfers made through the Selling Agent investor service described below under the caption "Assignees." Under this service, transfers will be recognized only on a quarterly basis and only after the seller gives formal notice to the Selling Agent of his desire to sell at least 30 days prior to the earliest next date on which transfers of such Units are recognized. The General Partner may in its discretion adopt additional restrictions on the transferability of Units from time to time as may be necessary to prevent the Partnership from being classified as a publicly-traded partnership.

In addition, no transfer of a Unit will be recognized if such transfer, together with all other such transfers on the books of the Partnership during the immediately preceding 12 months, would result in the transfer of Units representing 40% or more of the capital and profits interests in the Partnership. See "Federal Income Tax Considerations--Gain or Loss on Sales of Interests." Transfers or assignments, the recognition and effectiveness of which are so suspended and deferred, will be recognized (in chronological order to the extent practicable) when, and to the extent that, such recognition will not result in there having been transfers of in excess of 40% of the capital and profits interests in the Partnership.

On June 17, 1988, the Internal Revenue Service issued guidelines (the "Guidelines") with respect to the impact of transferability of partnership interests on the treatment of a partnership as a publicly-traded partnership. The Selling Agent intends to

comply with at least one of the Guideline safe harbors to ensure that interests in the Partnership are not treated as readily tradeable on a secondary market or the equivalent.

No sale or other transfer of Units will be recognized if such sale or transfer, together with all other such transfers during the same taxable year would result in the transfer of more than 4.5% of Units, disregarding any Safe-Harbor Transfers described below. However, if Units in the Partnership are transferred pursuant to a matching service described below, such transfers may be permitted subject to a separate 9.5% limitation described below, subject to the condition that no more than 1.5% of Units will be transferred in any one taxable year (disregarding transfers pursuant to such matching service and Safe-Harbor Transfers described below). For purposes of the limitations described in the preceding sentence, the following transfers ("Safe-Harbor Transfers") will be disregarded: (i) transfers in which the basis of the Units in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor or is determined under Section 732 of the Code; (ii) transfers at death; (iii) transfers between members of a family (as defined in Section 267(c)(4) of the Code); (iv) the issuance of interests by or on behalf of the Partnership in exchange for cash, property, or services; (v) distributions from a retirement plan qualified under Section 401(a) of the Code; and (vi) block transfers. In addition, for purposes of the 1.5% limitation, transfers through a matching service will be disregarded if (i) at least a 15 calendar day delay occurs between the day the matching agent receives written confirmation from the listing customer that Units in the Partnership are available for sale (the "contact date") and the earlier of (A) the day information is made available to potential buyers regarding the offering of such Units for sale, or (B) the day information is made available to the listing customer regarding the existence of any outstanding bids to purchase Units in the Partnership at a stated price; (ii) the closing of the sale effected through the matching service does not occur prior to the 45th calendar day after the contact day; (iii) the listing customer's information is removed from the matching service within 120 calendar days after the contact date; (iv) following any removal (other than removal by reason of a sale of any part of such Units) of the listing customer's information from the matching service, no Units in the Partnership are entered into the matching service by such listing customer for at least 60 calendar days; and (v) the sum of the percentage interests in partnership capital and profits represented by partnership interests that are sold or otherwise disposed of other than in Safe-Harbor Transfers during the taxable year of the Partnership does not exceed 9.5% of the total Units. The term "block transfer" means the transfer by a Partner in one or more transactions during any 30 calendar day period of Partnership interests representing the aggregate more than 5% of the total interest in Partnership capital or profits. Sales, transfers, assignments or negotiations the recognition and effectiveness of which are so suspended and deferred will be recognized (in chronological order to the extent practicable) when, and to the extent that, such recognition will not result in there having been transfers of in excess of the permitted percentage, as applicable, and will not likely result in, or substantially increase the risk of, reclassification as a publicly-traded partnership. The General Partner may in its discretion adopt additional restrictions on the transferability of Partnership interests from time to time as may be necessary to prevent the Partnership from being classified as a publicly-traded partnership.

Assignees

A purported sale, assignment or transfer of a Unit will be recognized by the Partnership when it has received the transfer application, and such application has been approved by the General Partner. Such approval will be given no more frequently than quarterly unless counsel to the Partnership opines that such action will not adversely affect the Partnership's status as a partnership for federal income tax purposes. Such sale or assignment will generally be effective as of the first day of the month following the month in which such transfer is approved by the General Partner. A substituted Limited Partner who desires to make a further assignment of a Unit is subject to all of the restrictions on transferability described in this Prospectus and the Partnership Agreement.

In the event of the death, adjudication of incompetence or bankruptcy of a Limited Partner, his legal representatives will have all the rights of a Limited Partner for the purpose of settling or managing his estate and such power as the decedent, incompetent or bankrupt Limited Partner possessed to assign all or any part of his Units.

It is not anticipated that a public market for Units will develop, particularly in light of provisions of the Partnership Agreement intended to prevent the Partnership from being considered a publicly-traded partnership under the Code. See "Federal Income Tax Considerations--Recent Legislation." However, the Selling Agent may provide an investor service to assist Limited Partners desiring to sell their Units. The Selling Agent will not, to the extent prohibited by law, rule or regulation, be able to solicit any potential buyers of Units, but may solely afford a matching service to sellers and potential buyers. The Selling Agent does not intend to maintain a record of buyer's inquiries it may receive. Accurate information as to the actual market value of a Unit at any given date may not be available. This service will be made available only to Limited Partners who have established an account with the Selling Agent, but will be curtailed or terminated if requested by the General Partner. In connection with any sale of a Unit which is arranged by the Selling Agent in the performance of such investor services, the Selling Agent will charge sellers and buyers of Units its then standard service charges or commissions for secondary transfers.

REPORTS

The Partnership will furnish the following reports, statements and tax information to each Limited Partner. Financial information contained in such reports will be prepared on an accrual basis of accounting in accordance with generally accepted accounting principles and will include, where applicable, a reconciliation with information furnished to the Limited Partner for income tax purposes. The Partnership's fiscal year for tax purposes will be the year ending December 31 and for financial reporting purposes will be the year ending March 30.

The General Partner shall use its best efforts to cause to be prepared and distributed to the Limited Partners during each year the following reports:

1. If and at such time that the Partnership is registered under Section 12(g) of the Securities Exchange Act of 1934, within 60 days after the end of each of the first three quarters (for financial reporting purposes) of each fiscal year, a report containing (i) an unaudited balance sheet; (ii) an unaudited statement of income for the quarter then ended; (iii) an unaudited Cash Flow statement for the quarter then ended; and (iv) other pertinent information regarding the Partnership and its activities during the quarter covered by the report.

2. Within 75 days after the end of each fiscal year (for tax purposes) of the Partnership, such information as shall be necessary for inclusion by the Limited Partner in his federal income tax return and required state income and other tax information with regard to jurisdictions in which the Partnership is formed or qualified or owns investments concerning the Partnership which is necessary for the preparation of the Limited Partner's federal income tax returns.

3. Within 120 days after the end of each fiscal year (for financial reporting purposes) of the Partnership, an annual report containing: (i) a balance sheet as of the end of its fiscal year and statements of income, partners' equity, and changes in financial position and a Cash Flow statement, for the year then ended, all of which, except the Cash Flow statement, shall be prepared in accordance with generally accepted accounting principles consistently applied and accompanied by an auditor's report containing an opinion of an independent certified public accountant; (ii) a report of the activities of the Partnership during the period covered by the report; (iii) a detailed statement of any transactions with the General Partner or its Affiliates, and of fees, commissions, compensation and other benefits paid or accrued to the General Partner or its Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed; and (iv) a statement setting forth the amounts actually reimbursed to the General Partner. The independent certified public accountants retained by the Partnership will certify that the amounts actually reimbursed were costs incurred in the management of the Partnership. The methods of verification used by the accountants will be in accordance with generally accepted auditing standards and include such tests of the accounting records and other auditing procedures which the accountants for the General Partner consider appropriate. The annual report shall set forth distributions to Limited Partners for the period covered thereby and shall separately identify distributions from: (a) Cash Flow during the period (except amounts taken from Reserves), (b) Cash Flow during a prior period which had been held as Reserves, (c) Sale or Refinancing Proceeds, and (d) Reserves from the Gross Proceeds.

4. Within 60 days after the end of each quarter during which the Partnership shall have acquired Local Partnership Interests, a "Special Report" (which may be part of the quarterly report) shall be sent to all Limited Partners until the Net Proceeds of the Offering are committed for investment or returned to the investors. The report shall provide the location and description of the general character of all materially important Properties owned, developed, acquired or intended to be acquired by the Local Partnerships; the present or proposed use of such Properties and their suitability and adequacy for such use; the terms of any material lease affecting a Property; the proposed method of financing, including the details of the proposed financing plan and a statement that title insurance and any required construction, permanent or other financing and performance bonds or other assurances with respect to builders have or will be obtained in regard to all Properties owned, developed or acquired by such Local Partnerships.

SUMMARY OF THE PARTNERSHIP AGREEMENT

BY TENDERING PAYMENT FOR A UNIT AND BY ACCEPTANCE OF THE CONFIRMATION OF PURCHASE, A LIMITED PARTNER SHALL BE DEEMED TO HAVE ASSENTED TO ALL THE TERMS AND CONDITIONS OF THE PARTNERSHIP AGREEMENT, THE FORM OF WHICH IS SET OUT IN ITS ENTIRETY AT THE END OF THIS PROSPECTUS AS EXHIBIT A. Prospective investors should study the form of Partnership Agreement carefully before subscribing for Units. Certain provisions of the Partnership Agreement are described in other sections of this Prospectus. The following statements and other statements in this Prospectus concerning the Partnership Agreement and related matters are merely a summary, do not purport to be complete and in no way modify or amend, and are qualified in their entirety by reference to, the Partnership Agreement.

Formation

The Partnership is a limited partnership formed on September 21, 1989 under the Delaware Revised Uniform Limited Partnership Act.

Rights, Obligations and Powers of the General Partner

The General Partner, within the authority granted to it under and in accordance with the provisions of the Partnership Agreement, will have the full, complete and exclusive discretion to manage and control the business and affairs of the Partnership and to make all decisions regarding the business of the Partnership, and will have all of the rights, powers and obligations of a partner of a partnership without limited partners. Among other powers, the General Partner is authorized to establish Local Partnerships and enter into the Local Partnership Agreements and all other agreements which may be necessary or appropriate in connection with the acquisition of Properties and Local Partnership Interests and the admission of the Partnership as a partner in the Local Partnerships; give the consent of the Partnership in its capacity as a partner of each Local Partnership to any action proposed to be taken by such Local Partnership or any of the Local General Partners which, under the provisions of the Local Partnership Agreement, requires the consent of the partners; to borrow money and issue evidences of indebtedness, including, without limitation, Purchase Money Notes, and to secure the same by mortgage or other liens on any Property, Local Partnership Interest or other assets of the Partnership; to acquire, hold, encumber, sell, dispose of and otherwise deal with and invest in Properties and Local Partnership Interests upon such terms as the General Partner deems to be in the best interests of the Partnership; and to make, take or omit such other action and cause the Partnership to engage in such other transactions as the General Partner deems necessary or appropriate to the business of the Partnership.

The authority of the General Partner, in the name and on behalf of the Partnership, to manage and control the Partnership, is subject to certain restrictions, including limitations on the authority of the General Partner and its Affiliates to deal with the Partnership and the Local Partnerships. See "Conflicts of Interest." The General Partner has no authority to, among other things: (i) cause the Partnership to lend any funds to any Person other than in connection with the extension of funds to Local Partnerships, Purchase Money Notes or Permitted Interim Investments; (ii) underwrite securities of others; (iii) change the purposes of the Partnership from those set forth in Section 1.3 of the Partnership Agreement; (iv) cause the exchange of Units for Local Partnership Interests, Properties or other property (other than cash); or (v) return, repurchase or reacquire Units.

The General Partner shall not cause the Partnership to purchase, acquire or lease property from or sell, transfer or lease property to the General Partner or any of its Affiliates or any Program (as defined in the NASAA Guidelines) in which it has an interest except (i) for the acquisition by the Partnership of the Local Partnership Interests identified under "Specified Investments," and (ii) in connection with the reversal of the acquisition of the Partnership's equity in a Property because of the failure to complete construction in a timely manner. See "Investment Objectives and Policies--Structure of Investments." The General Partner shall not engage in any transaction that results in the receipt by the General Partner or its Affiliates of any undisclosed "rebate" or "give-up" or in any reciprocal business arrangements which results in the circumvention of any restrictions contained in the Partnership Agreement or in state securities laws or regulations upon transactions between the Partnership, the General Partner and its Affiliates.

Without the consent of a majority in interest of Limited Partners (or such greater number as may be required under the Uniform Act), the General Partner may not: (i) amend the Partnership Agreement (except as provided in Section 12.2); (ii) sell all or substantially all of the assets of the Partnership except for sales in connection with the liquidating sale of the final Property remaining after the sale of all other Properties and the liquidation and the winding up of the Partnership's business; or (iii) elect to dissolve the Partnership.

The General Partner will use its best efforts to observe the standards described under the caption "Investment Objectives and Policies." The Partnership Agreement permits the General Partner to delegate all or any of its powers, rights and obligations or to appoint, employ, contract or otherwise deal with any other Person for the transaction of the business of the Partnership.

The General Partner is required to devote to the affairs of the Partnership as much time as may be necessary for the proper performance of its duties under the Partnership Agreement, but neither the General Partner nor the officers, directors, shareholders or partners of the General Partner are expected to devote their full time to the performance of such duties. The General Partner and its Affiliates may be and may be expected to be engaged, independently or with others, in other business ventures of every nature and description, including activities directly competitive with those of the Partnership. See "Conflicts of Interest."

The General Partner will be liable for all general obligations of the Partnership to the extent not paid by the Partnership. All decisions made for or on behalf of the Partnership by the General Partner shall be binding upon the Partnership. The General Partner will not be liable for the nonrecourse obligations of the Partnership. The Partnership Agreement limits the liability that the General Partner and its Affiliates might otherwise have to the Partnership and provides for certain indemnities to the General Partner and its Affiliates including indemnities for loss, damage or liability arising out of or from violations of Federal or state securities laws or regulations. See "Fiduciary Responsibility of the General Partner and Affiliates." Notwithstanding the foregoing, upon dissolution and

termination of the Partnership, the General Partner will contribute to the Partnership an amount equal to the lesser of (i) the deficit balances in its capital accounts; or (ii) the excess of 1.01% of the total Capital Contributions of the Limited Partners over the Capital Contribution previously made by the General Partner.

Partnership Expenses

Reimbursements to the General Partner or any of its Affiliates shall not be allowed, except for reimbursement, without interest, of (i) Organization, Offering and Selling Expenses up to a maximum aggregate amount ranging from 3.0% to 5.0% of Gross Proceeds, depending upon the number of Units sold; (ii) the actual cost to the General Partner or its Affiliates of goods, services and materials supplied by unaffiliated parties for use by the Partnership; (iii) the allocable portion of certain salaries and benefits, and direct travel, meals, lodging and telephone expenses relating to Partnership business; and (iv) direct out-of-pocket expenses incurred in providing legal, accounting, bookkeeping, computer, printing and public relations services, at rates for which services could be performed by independent parties. The costs incurred by the Partnership as fees payable to third party investor servicing agents unaffiliated with the General Partner will be paid directly by the Partnership. General overhead expenses incurred by the General Partner or its Affiliates in connection with the administration of the Partnership shall not be charged to the Partnership.

In addition to the reimbursements described above, the General Partner and its Affiliates are entitled to receive a Partnership Management Fee, an Additional Management Fee, Rehabilitation/Acquisition Services Fees and a non-accountable Rehabilitation/Acquisition Services Expense Allowance. See "Estimated Use of Proceeds" and "Compensation and Fees to General Partner and Affiliates." The Partnership Agreement also authorizes the General Partner to pay to ML Fund Administrators Inc., an Affiliate of the Selling Agent, an annual Partnership Administration Fee equal to .14% of Invested Assets (but in no event less than $10,000) and an annual Additional Administration Fee equal to .06% of Invested Assets. The Partnership Administration Fee is payable from Cash Flow quarterly in advance on an estimated basis, adjusted at the end of each year. The Partnership Administration Fee will be prorated in any year in which ML Fund Administrators Inc. provides services in fewer than four quarters based on the number of quarters in any year that ML Fund Administrators Inc. provides services to the Partnership. If for any quarter there is insufficient Cash Flow attributable to the operations of the Local Partnerships to pay the Partnership Administration Fee, any unpaid portion thereof shall first be paid from Reserves and thereafter by the General Partner.

The Additional Administration Fee is payable from Cash Flow, pro rata with the Additional Management Fee, after payment of the Partnership Administration Fee and the Partnership Management Fee. If in any year there is insufficient Cash Flow to pay in full the Partnership Management Fee, the Additional Administration Fee and the Additional Management Fee, any unpaid portion of such fees may be paid, (i) first, in respect of such unpaid Partnership Management Fees and (ii) second, pro rata in respect of such unpaid Additional Administration Fees and Additional Management Fees, from Reserves. Unpaid Partnership Management Fees, Additional Administration Fees and Additional Management Fees will be deferred without interest and may be paid, (i) first, in respect of such unpaid Partnership Management Fees and (ii) second, pro rata in respect of such unpaid Additional Administration Fees and Additional Management Fees, from Reserves or Cash Flow in subsequent years, or from Sale or Refinancing Proceeds prior to distributions to Limited Partners. See "Compensation and Fees to General Partner and Affiliates" and "Profits, Losses and Distributions."

Rights of the Limited Partners

No Limited Partner, in his capacity as such, will have any control of the business of the Partnership or any authority or right to act for or bind the Partnership.

A majority in interest of the Limited Partners, without the concurrence of the General Partner, may (i) approve the amendment of the Partnership Agreement, subject to the conditions that such amendment (a) may not in any manner allow the Limited Partners to take part in the control of the Partnership's business or otherwise modify their limited liability and (b) may not, without the consent of the General Partner, alter the rights, powers and duties of the General Partner, or the interest of the General Partner in profits and losses, Low-Income Credits, Cash Available for Distribution or Sale or Refinancing Proceeds as set forth in the Partnership Agreement; (ii) approve the dissolution of the Partnership; (iii) approve the removal of any General Partner with cause or without cause (only to the extent that such right is provided in the Local Partnership Agreement) and approve a replacement therefor; (iv) direct the General Partner to remove any Local General Partner from a Local Partnership; and (v) approve or disapprove the sale of all or substantially all of the assets of the Partnership, except in connection with the dissolution of the Partnership. If the Limited Partners vote to remove the General Partner, they are required to provide the General Partner with notification thereof, which notification shall set forth the date upon which such removal is to become effective. If the Limited Partners also vote to elect a new General Partner, the Partnership is required to purchase the interest of the removed General Partner for the fair market value thereof determined in accordance with the provisions of the Partnership Agreement.

The Limited Partners also have the right by written vote of a majority in interest of Limited Partners to disapprove a successor or additional General Partner under Section 6.1(c) or Section 6.1(d) of the Partnership Agreement.

Liabilities of Limited Partners; Nonassessability of Units

The Partnership Agreement provides that so long as a Limited Partner does not participate in or exercise control over Partnership business, his liability for Partnership obligations shall be limited to (i) his Capital Contribution and his share of any undistributed profits of the Partnership; (ii) the amount of any distributions made to the Limited Partner which, under applicable law, are required to be returned to the Partnership; and (iii) the amount of any funds distributed to the Limited Partner out of funds received by the Partnership from any Local Partnership (determined on a pro rata basis) which are required to be returned to the Partnership so that the Partnership may meet any requirement imposed on it by any applicable law or by a Local Partnership Agreement to return to any such Local Partnership funds previously distributed by it to the Partnership. The Uniform Act provides that a Limited Partner may be liable to the Partnership for distributions for a period of three years from the date of such distributions when, after giving effect to a distribution, the liabilities of the Partnership (other than liabilities to Partners on account of their Partnership interests and liabilities for which the recourse of creditors is limited to specified property of the Partnership), exceed the fair value of the assets of the Partnership, but only if a Limited Partner knew at the time of the distribution that such limitation was violated. See "Risk Factors-Partnership-Related Risks-Possible Loss of Limited Liability Status of Limited Partners" for a discussion of the limited liability of Limited Partners under Delaware law.

Dissolution and Liquidation

The Partnership shall continue in full force and effect until December 31, 2029, unless terminated earlier as a result of:

(1) the Bankruptcy, death, dissolution, withdrawal, removal or adjudication of incompetency of a General Partner, unless the remaining General Partners (or in the case of a General Partner who is at that time the sole General Partner, all of the remaining Partners) agree in writing to continue the business of the Partnership within 90 days of the occurrence of such an event and upon such election by the Partners to continue, Limited Partners holding 50% of the outstanding Units elect a substitute General Partner;

(2) the sale, repayment or other disposition of all Local Partnership Interests and substantially all of the other assets of the Partnership;

(3) an election by a majority in interest of the Limited Partners as a group, or by the General Partner (subject to the consent of a majority in interest of the Limited Partners) to dissolve the Partnership; or

(4) the occurrence of any other event causing dissolution of the Partnership under the laws of the State of Delaware.

Dissolution of the Partnership will be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership will not terminate until the Certificate of Limited Partnership has been canceled and the assets of the Partnership have been distributed.

If the Partnership has not disposed of all of its assets prior to the Partnership's termination date, the General Partner may determine to transfer any or all of the remaining assets to a liquidating trust, but only if at that time the General Partner believes that such a transfer would be in the best interest of all of the Partners. If the General Partner in such event serves as the trustee for liquidation, it will be paid only fees which are reasonable and consistent with its fiduciary obligations under the circumstances and which would not exceed the fees which the General Partner is otherwise entitled to receive under the Partnership Agreement.

Upon dissolution of the Partnership, the Partnership's assets will be liquidated and the proceeds of liquidation will be applied to the payment of obligations of the Partnership to third parties, the expenses of liquidation and the setting up of any reserves for contingencies that the General Partner considers necessary. After paying such liabilities and providing for such reserves, the General Partner may distribute remaining assets among the Limited Partners in proportion to their respective adjusted Capital Accounts. The Profits or Losses resulting from the liquidation of the assets of the Partnership will be allocated among the Partners. See "Profits, Losses and Distributions."

Transferability of General Partner's Interest

Except as provided in Section 10.2(a) of the Partnership Agreement with respect to the removal of a General Partner by a majority in interest of the Limited Partners, (i) no General Partner shall retire or voluntarily dissolve or voluntarily withdraw from the Partnership or sell, transfer or assign all or any portion of its interest in the Partnership, (ii) no assignee or transferee of all or any portion of the interest of a General Partner (other than an Affiliate of the transferring General Partner) shall have any right to become a General Partner, and (iii) no General Partner shall voluntarily cause a dissolution of the Partnership. However, with the consent of the other General Partners, if any, and if a majority in interest of the Limited Partners do not disapprove upon timely notification, any General Partner may at any time designate one or more Persons to be successors to such General Partner or to be additional General

Partners, in each case with such participation in such General Partner's interest as such General Partner and such successors or additional General Partners may agree upon. Such notice and disapproval requirements do not apply, however, in the case of successor or additional General Partners who are Affiliates of the General Partner. Each such designee shall become a successor or additional General Partner upon agreeing to be bound by all of the provisions of the Partnership Agreement and upon meeting the requirements set forth in Section 6.2 of the Partnership Agreement.

In the event of dissolution of a General Partner which is a general partnership or limited partnership, if the partners thereof continue the business of such partnership after the dissolution in a successor entity, such entity or corporation shall be deemed to have been substituted as a General Partner of the Partnership if a majority in interest of the Limited Partners do not disapprove in writing after being notified of such proposed substitution.

A General Partner's interest may not be transferred if such transfer would, in the opinion of counsel to the Partnership, cause the Partnership to be treated as a corporation for federal income tax purposes or result in a termination of the Partnership by reason of Section 708 of the Code that would have adverse tax consequences on the Limited Partners.

If the business of the Partnership is continued after the death, removal, Bankruptcy, or adjudication of incompetence of a General Partner, the Limited Partners may cause the successor General Partner, if one is appointed, to purchase such General Partner's interest for a price equal to the appraised fair market value thereof. If payment in full for such a purchase by the Partnership would cause hardship to the Partnership, as determined by the remaining General Partner in the exercise of its fiduciary duty, the Partnership will deliver a promissory note for the portion which it is unable currently to pay, which note shall provide, except where such termination was voluntary, for interest at the then prime rate of Chemical Bank, New York, New York, for a term of not less than five (5) years; where the termination was voluntary, the note shall provide for equal annual payments over five (5) years and such promissory note shall bear no interest and will be payable only from distributions which the terminated General Partner otherwise would have received under the terms of the Partnership Agreement had such General Partner not been terminated. If the Partnership is continued and the former General Partner's interest is not purchased by a successor, it will be purchased by the Partnership.

Meetings

The General Partner may at any time call a meeting of the Limited Partners or call for a vote without a meeting of the Limited Partners. The General Partner is required to call such a meeting or vote upon receipt of a written request therefor signed by 10% or more in interest of the Limited Partners. In addition, the General Partner may, and upon written request of the Limited Partners holding 10% or more in interest is required to, submit any matter upon which Limited Partners are entitled to act to the Limited Partners for a vote by written consent without a meeting. See "Rights of the Limited Partners" above. The Partnership does not intend to hold annual or other periodic meetings of Limited Partners.

Amendments

In addition to amendments adopted by a majority in interest of Limited Partners, the Partnership Agreement may be amended by the General Partner, without the consent of the Limited Partners, in certain limited respects, if such amendments are for the benefit of or not adverse to the interests of the Limited Partners. In addition, the power of attorney contained in the Partnership Agreement empowers the General Partner to amend the Partnership Agreement to admit additional, substitute or successor partners into the Partnership if such admission is effected in accordance with the terms of the Partnership Agreement.

Notwithstanding any other provision of the Partnership Agreement, if, as a result of the enactment of new Federal tax legislation, the Partnership is or would become or is or would be held to be taxable as a corporation or if the General Partner determines that there is a material risk of such a holding, the General Partner, with the consent of a majority in interest of the Limited Partners, may take any and all such actions it may deem necessary or appropriate to insure that the Partnership is not taxed as a corporation, including qualifying the Partnership (or a successor entity) for taxation as a real estate investment trust under Sections 856 to 860 of the Code (or similar provisions). In taking such actions, the General Partner shall use its best efforts to insure that, to the extent possible and legally permissible under the circumstances, the respective interests of the Limited Partners and the General Partner in the assets and income of the Partnership (or successor entity) immediately following the taking of such actions are substantially equivalent to such interests immediately prior thereto.

Transferability of Units

Subject to the consent of the General Partner (which may not be unreasonably withheld but is subject to all provisions of the Partnership Agreement governing transfers) and the completion of a transfer application provided by the General Partner to the transferor, a Limited Partner will have the right to assign rights attributable to his Units by a written instrument of assignment, the terms of which are not in contravention of any of the provisions of the Partnership Agreement. An assignee of such rights may only be substituted as a Limited Partner in the place of the assignor Limited Partner with the prior written consent of the General Partner, which consent may be withheld in the sole discretion of the General Partner. See "Transferability of Units." A Limited Partner may not

assign his Units to a Foreign Person or to a Tax-Exempt Entity. Limited Partners seeking to transfer Units may also be subject to the securities laws of the state in which the transfer is to take place. Except in cases of death of a transferor or operation of law as a condition of transfer, each transferee must certify that he satisfies the investor suitability standards described in this Prospectus. See "Who Should Invest." A Limited Partner is required to notify the General Partner of any assignment. See "Transferability of Units."

Sales, transfers or assignments of interests in the Partnership will be recognized quarterly. When an assignment has been recorded on the Partnership books, an assignee of record will be entitled to receive distributions attributable to the Units acquired by reason of the assignment.

No Units may be sold, assigned, transferred or exchanged if (a) such Units, when added to the total of all other Units (and, if applicable, interests of General Partner) sold or exchanged within the period of 12 consecutive months prior to the proposed date of sale or exchange would result in the transfer of 40% or more of the interests in the Partnership (see, "Federal Income Tax Considerations-Gain or Loss on Sales of Interests"); (b) such sale, assignment, transfer, exchange or other disposition would, in the opinion of counsel for the Partnership, be in violation of any applicable federal or state securities laws; or (c) except for transfers by gift or inheritance, intra-family transfers, transfers resulting from family dissolutions and transfers to Affiliates, the transferor or the transferee would hold Units representing a Capital Contribution of less than $5,000 as a result of the transfer.

A Limited Partner may not transfer a Unit unless he represents and provides other documentation satisfactory in form and substance to the General Partner that such transfer was not affected through a broker-dealer or matching agent which makes a market in Units or which provides a readily available, regular and ongoing opportunity to Limited Partners to sell or exchange their Units through a public means of obtaining or providing information of offers to buy, sell or exchange Units. In the case of the sale of a Unit, the General Partner must determine that such sale, assignment or transfer will not, by itself or together with any other sales, transfers or assignments, increase the risk of the Partnership's being classified as a publicly-traded partnership. A transferor will not be required to make the representations described in this paragraph if he represents that the transfer is effected through an agent whose procedures have been approved by the General Partner as consistent with the requirements for avoiding classification as a publicly-traded partnership. It is anticipated that the Selling Agent will be such an agent. Sales, transfers, assignments or exchanges the recognition and effectiveness of which are suspended and deferred will be recognized (in chronological order to the extent practicable) when, and to the extent that, such recognition will not result in there having been transfers of in excess of 40% in interest of the Partnership and will not create or increase such risk of reclassification. The General Partner has the authority to amend the transferability provisions of the Partnership Agreement to the extent necessary or desirable to preserve the tax status of the Partnership.

Any assignment, sale, exchange or other transfer in contravention of any of the provisions of the Partnership Agreement will not bind or be recognized by the Partnership.

Any substituted Limited Partner must agree to be bound by the provisions of the Partnership Agreement. All costs and expenses incurred by the Partnership in connection with the transfer of Units will be paid by the assignee, not the Partnership.

Designation of Tax Matters Partner

Pursuant to Section 6231 of the Internal Revenue Code and the regulations thereunder and Section 9.5 of the Partnership Agreement, the General Partner will be designated the initial "tax matters partner" for purposes of federal income tax audits of Partnership income, gain, loss, deduction or credit.

Applicable Law

The Partnership Agreement will be construed and enforced in accordance with the laws of the State of Delaware.

Power of Attorney

Each Limited Partner, by subscribing for Units, agrees to be bound by the Partnership Agreement and irrevocably appoints and empowers the General Partner as his attorney-in-fact to execute, acknowledge and swear to all instruments and file all documents requisite to carrying out the intention and purpose of the Partnership Agreement.

Books and Records

The fiscal year of the Partnership will end December 31 for tax purposes and will end March 30 for financial reporting purposes. The books and records of the Partnership will be maintained at the office of the Partnership located at 10 Valley Drive, Greenwich, CT 06831. The Partnership Agreement requires that acquisitions of interests in Local Partnerships owning Existing Complexes or Properties purchased from an Affiliate of the Partnership or General Partner be supported by an appraisal (the

"Appraisal") prepared by an independent appraiser and when required by the General Partner an engineering study containing an evaluation of the existing structural and other physical components of the Property. Each Appraisal will be maintained for at least five years in the Partnership's records following the date of any acquisition supported by it. The Partnership Agreement provides that such books and records (including each Appraisal) shall be available there for examination by any Limited Partner, or a duly authorized representative thereof, at any and all reasonable times, for any purpose reasonably related to his interest as a Limited Partner. Any Limited Partner, or a duly authorized representative thereof, is, upon paying the costs of collection, duplication and mailing, entitled to a copy of the list of the names and addresses of the Limited Partners.

THE OFFERING AND SALE OF UNITS

Offering of Units

The Selling Agent has entered into an Agency Agreement with the Partnership and the General Partner pursuant to which the Selling Agent has agreed to act as Selling Agent for the Partnership and the General Partner to assist in the sale of the Units to qualified investors on a best efforts basis. In the Agency Agreement, the Partnership has agreed to pay the Selling Agent a fee, payable from the Capital Contributions of the Partners (except that no such fees will be payable with respect to Units purchased by the General Partner), computed as follows:

Number of Units Purchased by an Individual Subscriber	Selling Commission
up to 999	6.0%
1,000 to 4,999	4.0%
5,000 and over	0.1%

The benefit of the lower Selling Commissions for orders of 1,000 or more Units will accrue to the subscribers for such orders. The proceeds to the Partnership net of Selling Commissions will not be affected by such discounts.

Plan of Distribution

The Agency Agreement contains provisions for the indemnification of the Selling Agent by the General Partner with respect to certain liabilities, including liabilities under the Securities Act of 1933. The Selling Agent may be deemed to be an "underwriter" for purposes of the Securities Act of 1933 in connection with this Offering.

Under the Agency Agreement, the Selling Agent has the right to afford certain members of the National Association of Securities Dealers, Inc. (the "Selected Dealers") the opportunity to participate in the Offering. In such case, the Selling Agent will pay each such Selected Dealer a selling concession in the amount of up to 6% of each Unit sold through such Selected Dealer. The Selling Agent will also receive a Financial Advisory Fee equal to 2% of Gross Proceeds for services rendered in connection with the structuring of the Offering.

The Selling Agent will be reimbursed, by the Partnership or the General Partner, for its out-of-pocket expenses, including, but not limited to, attorney's fees and expenses, direct costs for subscription processing, marketing and sales expenses and escrow fees.

The Selling Agent may provide from the commissions and expense reimbursements payable to the Selling Agent, incentives to financial consultants based on the level of sales of Units by those financial consultants.

The Selling Agent and its Affiliates will not receive, directly or indirectly, any payments or compensation in connection with the offering and sale of the Units, except as described in this Prospectus. See "Compensation and Fees to General Partner and Affiliates."

If all conditions precedent to a closing are met, there will be at least one and may be additional closings of the sale of Units in the Partnership (each a "Closing") at such times and for such numbers of Units as the General Partner and the Selling Agent deem appropriate and the final Closing will take place no later than 15 business days after the Termination Date. At each Closing such acceptable subscriptions not accepted at a prior Closing will be accepted and such investors will be admitted to the Partnership as Limited Partners. All subscriptions will be accepted or rejected within 30 days of their receipt. Due to the administrative complexities associated with the Closing, administrative errors may result in the Selling Agent inadvertently acquiring nominal numbers of Units which it may wish to resell. Such Units will not be subject to any investment restriction and may be resold pursuant to this Prospectus, subject to the restrictions on transfer set forth under "Summary of the Partnership Agreement–Transferability of Units." The General Partner may subscribe for Units on the same terms and conditions as other investors (except that no Selling Commissions will be payable with respect to such Units and any such purchase must be for investment), and such subscriptions may be included for purposes of determining whether the Minimum Offering has been obtained, but at no time may the General Partner hold such number

of Units as in the opinion of counsel to the Partnership would adversely impact the ability of the Partnership to claim the Low-Income Credit, or if less, 5% of the aggregate number of Units then outstanding.

The Selling Agent, the Partnership and the General Partner have agreed to extend the Offering through a date not later than December 31, 1991, (the "Termination Date") and a majority in interest of the Limited Partners have approved such extension. The Selling Agent, the Partnership and the General Partner have entered into an agreement pursuant to which the Selling Agent has agreed to act as Selling Agent for the Partnership and the General Partner through the Termination Date subject to the terms and conditions set forth in the Agency Agreement.

In the event the Partnership receives subscriptions acceptable to the General Partner for 50,000 Units, the Partnership, the General Partner and the Selling Agent may together decide, in their discretion, to offer up to an additional 100,000 Units. The ability to increase the offering size terminates on the Termination Date.

Investor Suitability Standards

Units will be offered only to prospective investors that the Selling Agent believes either (i) have a net worth (exclusive of home, home furnishings and personal automobiles) of at least $30,000, and an annual gross income of at least $30,000, or (ii) a net worth (exclusive of home, home furnishings and personal automobiles) of at least $75,000 or (iii) are purchasing in a fiduciary capacity for a Person having the net worth and annual gross income set forth in clause (i) or the net worth set forth in clause (ii).

Certain states in which it is contemplated that the Partnership will offer the Units for sale have established suitability standards different from those set by the Partnership. Such standards are set forth in the Addendum to this Prospectus.

Units shall not be acquired by any Tax-Exempt Entity or Foreign Person.

Subscription to Purchase Units

Each prospective investor who meets the qualifications described above and desires to purchase any Units must do the following:

(i) subscribe to purchase five or more Units;

(ii) if required by the Selling Agent for purchasers in certain states, and as required by each Selected Dealer, complete, date, execute and deliver to the purchaser's financial consultant or a Selected Dealer one copy of a Subscription Qualification and Acceptance Page attached as part of the Subscription Agreement, attached to this Prospectus as Exhibit B; and

(iii) (a) for Selling Agent customers, assure that the investor's account with the Selling Agent will contain cash or other good funds on the settlement date described under "Payment for Units," (b) for customers of Selected Dealers whose accounts are cleared through BCC, an affiliate of the Selling Agent, assure that the investor's account with BCC will contain cash or other good funds on the settlement date or (c) for customers of other Selected Dealers, deliver to such Selected Dealer payment in the amount of $1,000 for each Unit subscribed for.

Investors in those certain states so specified in the Addendum to this Prospectus may have special rights to rescind their subscriptions.

Subject to acceptance of the investor's subscription for Units, payment for the Units purchased shall constitute the investor's agreement to the terms and conditions of the Subscription Agreement and the Partnership Agreement and authority to the General Partner to execute the Subscription Agreement and the Partnership Agreement on behalf of the investor.

In addition, prospective purchasers that are not natural persons may be required to deliver evidence of authority to subscribe for Units and/or opinions of counsel as to such authority and the binding effect of such subscriptions.

Additional copies of the Subscription Agreement Signature Page separate from this Prospectus are available from representatives of the Selling Agent or each Selected Dealer for completion and execution. In those states where purchasers must execute the Subscription Qualification and Acceptance Page, as indicated in the Addendum to this Prospectus, and where purchasers are subscribing through Selected Dealers, financial consultants (i.e., brokers) may not execute such document on behalf of the purchaser.

Tenants in common and joint tenants (other than a husband and wife) purchasing Units must purchase at least five Units for each such tenant in common or joint tenant, and each such tenant in common or joint tenant individually must meet the applicable

investor suitability requirements. Any partnership, corporation, trust or other entity that has been formed for the specific purpose of purchasing Units must purchase at least five Units for each beneficial owner of such entity, and each such beneficial owner must individually meet the applicable investor suitability requirements.

The General Partner will not, under any circumstances, accept subscriptions for a fractional interest in a Unit.

Payment for Units

Each investor who subscribes to purchase Units agrees to make a capital contribution of $1,000 for each Unit subscribed for (such subscriber's "Capital Contribution"). All payments for subscriptions must be made (i) for subscriptions solicited by the Selling Agent by authorization to the Selling Agent to debit the subscriber's customer securities account, (ii) for subscriptions solicited by Selected Dealers whose accounts are cleared through BCC, by authorization to such Selected Dealer and BCC at the time of subscription to debit the subscriber's customer securities account, or (iii) with respect to investors whose subscriptions are solicited by other Selected Dealers, by check payable to the order of "Security Pacific National Trust Company (New York)-Escrow Agent." Each subscriber who authorizes the Selling Agent or BCC to debit his, her or its customer account will be notified of the settlement date therefor, which will occur not later than five business days following notification to the Selling Agent of the acceptance of the subscription and not later than the termination of the Offering. Each such subscriber must have the subscription payment in his, her or its account on the specified settlement date (but is not required to have such funds in the account prior thereto) and each such account will be debited on the settlement date and the funds debited therefrom placed in the escrow account. A subscriber's payment will be promptly returned in full, together with such subscriber's pro rata share of net interest, if any, earned and received thereon, if such payment is not accepted by the General Partner.

The General Partner reserves the right to reject all or any part of any subscription, and, in the event the Offering of Units is oversubscribed, to allocate subscriptions received.

The Selling Agent will promptly deposit all payments for Units into a separate, non-interest bearing escrow account for the benefit of subscribers for Units. The escrow agent for such account, may, at the direction of the Selling Agent (if, in light of the Closing schedule, interim investment of such funds is practical), invest such payment in U.S. government securities, bank certificates of deposit or securities the payment of which the full faith and credit of the United States of America is pledged and which mature prior to Closing. The investor's funds in such account will be released to the Partnership if each of the following conditions shall have been satisfied:

(i) on the date of the first Closing, investors acceptable to the General Partner shall have subscribed for at least 5,000 Units;

(ii) on the date of each Closing, the escrow agent shall have received the full payment of the Capital Contributions for the Units being sold at such Closing; and

(iii) on the date of each Closing counsel shall have delivered its opinion substantially to the effect described under "Federal Income Tax Considerations--Opinions to be Rendered."

If such conditions are not timely satisfied, all the subscribers' funds so held in such account will be returned to the subscribers, with net interest, if any, actually earned and received thereon. If all of such conditions are timely satisfied, then each subscriber whose subscription to purchase Units was accepted will become a Limited Partner of the Partnership and thereafter (but only thereafter) such subscriber's Capital Contributions will be paid to the Partnership, to be applied by it as described in this Prospectus. Net interest, if any, earned on a subscriber's funds deposited in the escrow account in excess of such fees will be paid to such subscriber at the time of the return of his, her or its funds, in case all of the conditions described above shall have not been timely satisfied, or as soon as practicable after Closing, in case his, her or its subscription shall have been accepted and all of such conditions shall have been timely satisfied.

Each Limited Partner will be entitled to his, her or its share of Cash Available for Distribution, Sale or Refinancing Proceeds, Low-Income Credits and allocations of Profits and Losses attributable to his, her or its interest in the Partnership, as provided in the Partnership Agreement, without regard to the date or dates on which any such Limited Partner may have subscribed to purchase Units or paid funds to the Selling Agent or on which such funds were deposited with the bank escrow agent. See "Profits, Losses and Distributions."

LEGAL OPINIONS

Certain legal matters and federal income tax matters will be passed on for the Partnership by Kramer, Levin, Nessen, Kamin & Frankel, 919 Third Avenue, New York, New York 10022. Certain matters of Delaware law will be passed on for the Partnership by Potter Anderson & Corroon, 902 Market Street, Wilmington, Delaware 19801. Certain legal matters will be passed on for the Selling Agent by Brown & Wood, 1 World Trade Center, New York, New York 10048.

EXPERTS

The balance sheets of the Partnership and the General Partner which are included in this Prospectus have been examined by Reznick Fedder & Silverman, independent certified public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the opinion of such firm and upon its authority as experts in accounting and auditing.

SALES LITERATURE

In addition to and apart from this Prospectus, the Partnership may utilize certain sales material in connection with the Offering of the Units. This material may include a sales brochure, a prepared speech for public seminars, an invitation to attend public seminars, a mailing card and "tombstone" advertisements. In certain states, such sales material will not be available. Other than as described herein, the Partnership has not authorized the use of sales material. Sales material may be used in connection with the Offering only when accompanied or preceded by the delivery of the Prospectus. The Offering is made only by means of this Prospectus.

ADDITIONAL INFORMATION

This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits relating thereto which the Partnership has filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, and to which reference is hereby made. Copies of the exhibits are on file at the offices of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the office of the Commission.

GLOSSARY

Defined terms used in this Prospectus shall, unless the context otherwise requires, have the meanings specified in this Glossary. Certain additional defined terms are set forth elsewhere in this Prospectus. Unless the context requires otherwise, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

"*Additional Administration Fee*" means the additional fee in the annual amount of .06% of Invested Assets payable to ML Fund Administrators Inc., for the provision of Administrative Services to the Partnership, as provided in Section 5.9(c)(ii) of the Partnership Agreement.

"*Additional Management Fee*" means the additional fee in the annual amount of .06% of Invested Assets payable to the General Partner or an Affiliate of the General Partner for services provided in connection with the management of the affairs of the Partnership, as provided in Section 5.3(b)(vi) of the Partnership Agreement.

"*Additional Right*" means the right, exercisable by mutual agreement of the Selling Agent, the General Partner and the Partnership, to offer and sell (all on the same terms and conditions as the other Units) up to 100,000 Units in addition to the initial maximum of 50,000 Units.

"*Administrative Services*" means the services to be provided to the Partnership and the Limited Partners by ML Fund Administrators Inc. or such other Person as may be designated by the General Partner, including but not limited to, preparation (including coordination with the Local Partnerships and the accountants) and dissemination of the Partnership's financial statements; coordination, with the Partnership's accountants, of the preparation (including coordination with the Local Partnerships and the accountants) of tax returns and the distribution of tax information to the Limited Partners; coordination of tax audits and other tax matters; preparation of reports required to be filed by the Partnership with the Securities and Exchange Commission, based on information provided by the General Partner, the Local General Partners, the Partnership and third parties; preparation, based on information provided by the General Partner, the Local General Partners, the Partnership and third parties, of the quarterly and annual reports of the Partnership, as well as certain other reports required by the Partnership Agreement; engagement of third-party professionals, subject to the approval of the Partnership, which approval shall not be unreasonably withheld, to assist in connection with the administrative services to be provided; maintenance of communications, in coordination with the General Partner, with Limited Partners; coordination of disbursements and receipts on behalf of the Partnership relating to the services described in this paragraph; distributions of cash (as determined by the General Partner) to the Limited Partners; and other reasonable ministerial items requested by the General Partner within the scope of the services listed above.

"*Affiliate*" means, when used with reference to a specified Person, (i) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer of, general partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of or controls 10% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of or controls 10% or more of any class of equity securities, and (iv) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the voting securities or beneficial interests of any of the foregoing. An Affiliate of the Partnership or the General Partner does not include a Person who is a partner in one or more partnerships or joint ventures with the Partnership or any other Affiliate of the Partnership if such Person is not otherwise an Affiliate of the Partnership or General Partner.

"*Bankruptcy*" or "*Bankrupt*" as to any Person means the filing of a petition for relief as to any such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or like provision of law (except if such petition is contested by such Person and has been dismissed within 120 days); insolvency of such Person is finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; or commencement of any proceedings relating to such Person under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereby or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 120 days.

"*Capital Account*" means the capital account of a Partner as described in Section 4.5 of the Partnership Agreement.

"*Capital Contribution*" means the total amount of money contributed to the Partnership (prior to the deduction of any Selling Commissions, expenses or quantity discounts) by all the Partners or any class of Partners, or by any one Partner, as the context may require (or the predecessor holders of the Interests of such Partners or Partner) reduced in the case of the Limited Partners, by any returns of uninvested capital made to them or him pursuant to Section 3.4(e) of the Partnership Agreement.

"*Cash Available for Distribution*" means, with respect to any period, Cash Flow (other than (i) Capital Contributions and (ii) the proceeds of any borrowing by the Partnership) less payments of the Partnership Administration Fee, the Partnership Management Fee and the Additional Administration Fee paid from Cash Flow and payments to Reserves.

"*Cash Expenditures*" for any period means all disbursements of cash during such period (excluding distributions to Partners), including payment of Operating Expenses, payments of principal and interest on Partnership debt, the repayment of any Voluntary Loans and the payment of other fees (other than the Partnership Administration Fee, the Partnership Management Fee, the Additional Administration Fee and the Additional Management Fee), if any, to any Person plus any amount from Cash Receipts set aside by the General Partner for Reserves.

"*Cash Flow*" means, with respect to any period, the excess, if any, of Cash Receipts over Cash Expenditures for such period (without deduction for depreciation). Cash Flow shall be determined separately for each fiscal year or portion thereof.

"*Cash Receipts*" for any period means all cash receipts received by the Partnership from Local Partnerships (other than Sale or Refinancing Proceeds) and all other cash received by the Partnership from any source (other than Sale or Refinancing proceeds from the sale of Local Partnership Interests or Gross Proceeds) and any amounts withdrawn from Reserves.

"*Closing*" means a closing at which the purchase of Units by subscribers takes place.

"*Code*" means the Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of prior or succeeding law.

"*Compliance Period*" means, with respect to any Property, a period of fifteen years commencing with the first taxable year of the Credit Period with respect to such Property.

"*Contract Rent*" means the HUD approved monthly rent for a particular unit in a particular market.

"*Credit Period*" means, with respect to any Property, the ten-year period beginning with the first day of the taxable year in which the Property is first placed in service or, if an election is made, the succeeding taxable year.

"*Development-Stage Complexes*" means Properties under construction or rehabilitation or that have only recently become available for rental tenancy.

"*Disposition Fee*" means the fee payable for services actually rendered in connection with the sale of a Property by a Local Partnership or the Sale of a Local Partnership Interest by the Partnership as contemplated by Section 5.3(b)(iii) of the Partnership

Agreement. Such fees shall be in an amount equal to up to 2.5% of the gross proceeds from each such sale (including any mortgage loans with respect to a Property).

"*Entity*" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative or association.

"*Escrow Agent*" means Security Pacific National Trust Company (New York) or any successor thereto.

"*Escrow Investments*" means bank accounts, bank money market accounts, short-term certificates of deposit issued by banks and securities issued by the United States government, including treasury notes and obligations guaranteed by the full faith and credit of the United States government.

"*Existing Complexes*" means Properties that, in general, have been owned by a Local Partnership for at least ten years, in connection with which no nonqualified substantial renovations have been performed within the last ten years and in connection with which the Minimum Expenditure requirement is satisfied.

"*Extended Compliance Period*" means the period (i) beginning on the last day in the Compliance Period in which the Property is part of a qualified low-income housing project and (ii) ending on the later of (a) the date specified by the housing credit agency allocating Low-Income Credit authority to such Property in the Extended Low-Income Housing Commitment, or (b) the date which is fifteen years after the close of the Compliance Period.

"*Extended Low-Income Housing Commitment*" means any agreement between the Local Partnership and the housing credit agency allocating Low-Income Credit authority to the Property which agreement conforms with the requirements of Code Section 42(h)(6)(B).

"*Financial Advisory Fee*" means the fee payable by the Partnership to the Selling Agent in the amount of 2% of Gross Proceeds for services rendered in connection with the structuring of the Offering as provided in Section 5.9(b) of the Partnership Agreement.

"*Foreign Person*" means a Person who is not a "United States person" within the meaning of Section 7701(a)(30) of the Code.

"*Front End Fees*" means all Rehabilitation/Acquisition Services Fees, Rehabilitation/Acquisition Services Expenses, Property Development Fees, the Rehabilitation/Acquisition Services Expense Allowance, Selling Commissions, Organization, Offering and Selling Expenses, Financial Advisory Fees and any other fees or expenses paid by any party to any party for any services rendered during the Partnership's organizational and acquisition phases. Such expenses include, but are not limited to, any real estate commission, selection fee, non-recurring management fee, legal fees and expenses, travel and communication expenses, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance and miscellaneous expenses related to selection and acquisition of property, whether or not acquired, including similar fees paid by the Local Partnerships during the acquisition phase if paid directly or indirectly by the Partnership. Such expenses shall not include any development fee paid to any person not affiliated with the General Partner in connection with the actual development of a property owned by a Local Partnership.

"*General Partner*" means Richman Tax Credit Properties III L.P., a Delaware limited partnership, and any Person or Persons who, at the time of reference thereto, has been admitted as a successor General Partner or as an additional General Partner and, in the case of any of the foregoing, has not withdrawn from the Partnership, in each such Person's capacity as a General Partner.

"*Governmental Agency*" means any federal, state or local governmental agency or subdivision thereof or any of their respective agents, or any co-insurer under Sections 221(d)(4) or 223(f) of the National Housing Act if acting in accordance with affirmative regulations of HUD.

"*Gross Proceeds*" means the aggregate purchase price of all Units sold through the Last Closing Date.

"*HUD*" means the United States Department of Housing and Urban Development or any subdivision thereof or any of their respective agents.

"*Initial Closing*" means the initial Closing of the sale of a minimum of 5,000 Units to subscribers.

"*Invested Assets*" means at December 31 of any year that portion of the Net Proceeds invested or committed for investment in Local Partnership Interests, and shall include all loans to Local Partnerships, including the amount of the mortgage loans on (including the face amount of construction loans, if any) and debts of the Local Partnerships related to the Properties. The amount of "Invested Assets" determined after the investment of all Net Proceeds in such Local Partnerships shall not be reduced by reductions in

the amount of Purchase Money Notes or mortgage loans outstanding or reductions in the Partnership's capital accounts in Local Partnerships from distributions or losses but shall be reduced proportionately at the time such a Local Partnership Interest or a Property is sold. "Invested Assets" shall not include Front End Fees, except that "Invested Assets" shall include Rehabilitation/Acquisition Services Fees, the Rehabilitation/Acquisition Services Expense Allowance and Property Development Fees to the extent paid by the Local Partnership.

"*IRS*" means the Internal Revenue Service.

"*Last Closing Date*" means the date of the last Closing of the sale of Units to subscribers.

"*Limited Partner*" means any Person who is admitted to the Partnership pursuant to Section 3.3 of the Partnership Agreement, including the original Limited Partner or any other Person who is admitted as a substituted Limited Partner at the time of reference thereto, in such Person's capacity as a limited partner of the Partnership.

"*Local General Partner*" means any Person who is a general partner of a Local Partnership at the time of reference thereto, in such Person's capacity as a Local General Partner.

"*Local Partnership*" means any limited partnership which owns a Property and in which the Partnership acquires a Local Partnership Interest or that the Partnership establishes to own a Property.

"*Local Partnership Administration Fee*" means the fee payable to the Local General Partner for services performed in connection with the administration of the Local Partnership.

"*Local Partnership Agreement*" means the limited partnership agreement of a Local Partnership pursuant to which the Partnership becomes a partner thereof or acquires a Local Partnership Interest therein, as such agreement may be amended from time to time.

"*Local Partnership Interest*" means the limited partnership interest of the Partnership in a Local Partnership.

"*Low-Income Credits*" means any low-income housing tax credits allowed to the Partnership and its Partners in accordance with Section 42 of the Code as a result of the Partnership's indirect investment in Properties.

"*Maximum Offering*" means the sale of a maximum of 50,000 Units (without giving effect to the Additional Right).

"*Minimum Expenditures*" means, with respect to a building, rehabilitation expenditures allocable to the low-income units in the building during any 24-month period in an aggregate amount equal to the greater of (i) 10% of the adjusted basis of the building as of the start of such period or (ii) $3,000 per Low-Income Unit determined as of the end of the first taxable year of the Credit Period ($2,000 per Low-Income Unit with respect to buildings allocated housing credit dollar amounts prior to 1990).

"*Minimum Offering*" means the sale of a minimum of 5,000 Units.

"*Net Proceeds*" means Gross Proceeds less Selling Commissions and the Organization, Offering and Selling Expenses.

"*1940 Act*" means the Investment Company Act of 1940, as amended.

"*Notice*" means a writing, containing the information required by the Partnership Agreement to be communicated to any Person, personally delivered to such Person or sent by registered, certified or regular mail, postage prepaid, to such Person at the last known address of such Person. The date of personal delivery or the date of mailing thereof, as the case may be, shall be deemed the date of receipt of Notice.

"*Offering*" means the offering of Units by the Partnership pursuant to the terms and conditions described in this Prospectus.

"*Operating Cash Flow*" means Cash Flow from the operations of a Local Partnership.

"*Operating Expenses*" means, with respect to any fiscal period, the amount of expenses which were incurred by the Partnership in such period in the ordinary course of the Partnership's business, including but not limited to fees and expense reimbursements to the General Partner, fees paid for placing, servicing and disposing of Local Partnership Interests, computer costs, insurance, brokerage fees, taxes, accounting, bookkeeping, legal, travel and telephone expenses.

"*Organization, Offering and Selling Expenses*" means those expenses (exclusive of Selling Commissions) incurred in connection with or related to the formation and qualification of the Partnership, the registration and qualification of the Units under applicable

federal and state laws and the marketing, distribution, sale and processing of the Units, including, but not limited to the following: (i) the cost of preparing, printing, filing and delivering a registration statement with respect to the Units, this Prospectus (including any amendments thereof or supplements thereto), all Blue Sky Surveys and all underwriting and sales agreements, including the cost of all copies thereof supplied to the Selling Agent; (ii) the cost of preparing and printing the Partnership Agreement, other solicitation material and related documents and the cost of filing and recording such certificates or other documents as are necessary to comply with the laws of the state of Delaware for the formation and continuation of a limited partnership; (iii) the cost of any escrow arrangements, including any compensation to the Escrow Agent; (iv) the filing fees payable to the Securities and Exchange Commission, to state securities commissions and to the National Association of Securities Dealers, Inc.; (v) all marketing expenses of the Partnership; and (vi) the fees and expenses of counsel and accountants for the Partnership, the General Partner and the Selling Agent.

"*Partner*" means any General Partner or any Limited Partner of the Partnership.

"*Partnership*" means American Tax Credit Properties III L.P., a Delaware limited partnership.

"*Partnership Administration Fee*" means the annual fee in the amount of the greater of (i) .14% of Invested Assets or (ii) $100,000, payable to ML Fund Administrators Inc., for the provision of Administrative Services to the Partnership, as provided in Section 5.9(c)(i) of the Partnership Agreement.

"*Partnership Agreement*" means the Amended and Restated Agreement of Limited Partnership of the Partnership, in the form attached to this Prospectus as Exhibit A, as amended from time to time (including Exhibit C), as the context requires.

"*Partnership Management Fee*" means the annual fee in the amount of the greater of (i) .14% of Invested Assets in such year or (ii) the Partnership Administration Fee for such year, payable to the General Partner or an Affiliate of the General Partner for services provided in connection with the management of the affairs of the Partnership, as provided in Section 5.3(b)(vi) of the Partnership Agreement.

"*Permitted Interim Investments*" means (i) readily marketable securities issued by states or municipalities within the United States of America or agencies or subdivisions thereof rated "A" or better by a recognized rating agency; (ii) direct obligations of, or obligations unconditionally guaranteed by, the United States of America or any agency thereof; (iii) commercial paper issued by any corporation organized and doing business under the laws of the United States of America or any state thereof rated in the highest or next highest category by Moody's Investor Service, Inc. and by Standard & Poor's Corporation; (iv) certificates of deposit or Eurodollar certificates of deposit issued by any commercial bank, organized and doing business under the laws of the United States of America or any state thereof (or, in the case of Eurodollar certificates of deposit, a branch of any such bank), which bank has surplus and undivided profits aggregating more than $100,000,000; (v) debt securities issued by corporations organized and doing business under the laws of the United States or any state thereof rated "A" or better by a recognized rating agency, provided that a dealer which is a member of the New York Stock Exchange maintains a regular market in such securities; (vi) collateralized repurchase agreements with domestic banks having a duration no longer than 60 days (or any extension or renewal thereof for a period not exceeding the period of the initial agreement) with respect to or secured by any of the types of securities specified in clauses (i) through (iii) above; and (vii) shares of any open-end investment company, as defined in the 1940 Act, which has assets of not less than $200 million and invests primarily in securities of the type enumerated in clauses (i) through (vi) above or banker's acceptances; provided, however, that if the value of "investment securities" (as defined in the 1940 Act) exceeds 40% of the value of the Partnership's total assets (exclusive of Government securities, as defined in the 1940 Act) and cash items at any time, such excess may only be invested in Government securities (as defined in the 1940 Act).

"*Person*" means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such person where the context so admits.

"*Profits*" and "*Losses*" means taxable income and losses, and each item of income, gain, loss or deduction entering into the computation thereof, as determined in accordance with the accounting methods followed by the Partnership for federal income tax purposes.

"*Properties*" means either an existing residential housing development or a residential housing development under construction or rehabilitation (which may contain commercial space) that is qualified or is expected to qualify to give rise to Low-Income Credits which is, or will be, owned and operated by a Local Partnership.

"*Property Development Fee*" means a fee for, among other things, the packaging of the Partnership's property, including negotiating and approving plans, working on required zoning matters, obtaining necessary variances, and obtaining financing for a specific property, either initially or at a later date.

"*Property Management Fee*" means the fee payable by a Local Partnership to a management agent of a Property for services provided in connection with the management of the operations of such Property.

"*Prospectus*" means this Prospectus, as hereafter amended or supplemented.

"*Purchase Money Notes*" means the promissory notes of the Partnership to the sellers (or their designees) of the Local Partnership Interests (or their designees) in Local Partnerships owing existing Properties evidencing the obligation of the Partnership to pay a portion of the purchase price for such Local Partnership Interests, together with any mortgage, security agreement and other documents executed by the Partnership as security therefor. "Purchase Money Notes" shall also include promissory notes given by any Local Partnership in connection with the acquisition by such Local Partnership of an existing Property.

"*Regulations*" means the regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code.

"*Rehabilitation/Acquisition Services Expense Allowance*" means the non-accountable allowance payable by the Partnership or a Local Partnership to the General Partner to be used to pay rehabilitation/acquisition services expenses in accordance with Section 5.3(b)(ii) of the Partnership Agreement.

"*Rehabilitation/Acquisition Services Fees*" means the total of all fees and commissions payable by the Partnership or a Local Partnership to the General Partner in connection with the selection or purchase by the Partnership of any Local Partnership Interest or the purchase or rehabilitation of a Property by a Local Partnership, as provided in Section 5.3(b)(i) of the Partnership Agreement.

"*Rehabilitation Credits*" means the tax credits allowed to the Partnership and its Partners in accordance with Section 48(g) of the Code as a result of the Partnership's indirect qualified historical rehabilitation expenditures on Rehabilitation Properties.

"*Rehabilitation Properties*" means Properties that are or are expected to be eligible for both Low-Income Credits and Rehabilitation Credits.

"*Repurchase Obligation*" means the obligation of a Local General Partner to purchase in part (whether by release of all claims to (i) deferred amounts otherwise payable to it by the Partnership and (ii) the letters of credit securing the Partnership's obligations with respect to such deferred amounts, or otherwise) the Partnership's Local Partnership Interest, in the event that construction of the Property owned by such Local Partnership is not completed in a reasonably timely manner, if the General Partner elects to sell such Local Partnership Interest on behalf of the Partnership.

"*Reserves*" means amounts allocated to reserves maintained, including Working Capital, for contingencies of the Partnership or a Local Partnership or for Operating Expenses of the Partnership.

"*RHCI*" means Richman Housing Credits Inc., the general partner of the General Partner.

"*Sale*" means any Partnership or Local Partnership sale transaction not in the ordinary course of its business, including, without limitation, sales, exchanges or other dispositions of Properties, Local Partnership Interests and real or personal property of the Partnership, condemnations, recoveries of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds).

"*Sale or Refinancing*" means sales, exchanges or other dispositions of Properties, Local Partnership Interests and real or personal property of the Partnership or a Local Partnership (other than a disposition of personal property due to wear and tear in the ordinary course of business or of personal property where such property is replaced by "like kind" replacements therefor) condemnations, recoveries of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds), or any refinancing of the mortgage or other debt secured by a Property.

"*Sale or Refinancing Proceeds*" means all receipts of the Partnership or a Local Partnership attributable to a Sale or Refinancing (including principal and interest received on a debt obligation received on a Sale or Refinancing) less: (i) all expenses attributable to the event generating such receipts and (ii) any amounts of such receipts (A) used to pay Operating Expenses or (B) used to make investments in or loans to a Local Partnership in which the Partnership has an interest, or (C) set aside by the General Partner for Reserves.

"*SEC*" means the Securities and Exchange Commission.

"*Section 8*" means Section 8 of the United States Housing Act.

"*Selling Agent*" means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

"*Selected Dealers*" means those members of the National Association of Securities Dealers, Inc. selected by the Selling Agent to participate in the sale of the Units.

"*Selling Commissions*" means the commissions of $60 per Unit sold, payable by the Partnership to the Selling Agent.

"*Tax-Exempt Entity*" means any (i) person or entity as defined in Section 168(h)(2) of the Code, (ii) Individual Retirement Account as defined in Section 408(a) of the Code, or (iii) Keogh Plan.

"*Termination Date*" means December 31, 1991.

"*The Richman Group*" means The Richman Group, Inc., a Delaware corporation and an Affiliate of the General Partner.

"*Treasury Department*" means the United States Department of the Treasury.

"*Uniform Act*" means the Delaware Revised Uniform Limited Partnership Act as in effect in the State of Delaware.

"*Unit*" means a unit of limited partner interest in the Partnership, attributable to a Capital Contribution of $1,000. Reference to a majority, or specified percentage, in interest of the Limited Partners means Limited Partners owning Units that represent greater than 50%, or such specified percentage, respectively, of the total number of Units.

"*Unreturned Capital Contribution*" of a Limited Partner as of any date means the total Capital Contribution of the Limited Partner (or the predecessor holders of the Units of such Limited Partner) reduced by any distributions of Sale or Refinancing Proceeds made to him pursuant to Section 4.2(e) of the Partnership Agreement to the date of determination. For the purpose of computing the Unreturned Capital Contribution of any Limited Partner to which discounts in Selling Commissions were applicable, the Capital Contribution of such Limited Partner with respect to such Units shall initially be deemed to be $1,000 for each such Unit.

"*Voluntary Loan*" means funds loaned to the Partnership by the General Partner or any of its Affiliates that are not to provide permanent financing for the Partnership and are loaned on terms competitive with those that may be obtained from unaffiliated persons, as contemplated by Section 5.3(b)(v) of the Partnership Agreement.

"*Working Capital*" means the 6% of Gross Proceeds initially intended to be set aside as Reserves from the Capital Contributions of the Limited Partners and which amount may be increased or decreased in the sole discretion of the General Partner.

"*WRC*" means Wilder Richman Corporation, a New York corporation and an Affiliate of the General Partner.

INDEX OF FINANCIAL STATEMENTS

AMERICAN TAX CREDIT PROPERTIES III L.P.

BALANCE SHEETS
AS OF JUNE 29, 1991 (UNAUDITED) AND MARCH 30, 1991

	Notes	June 29, 1991 (Unaudited)	March 30, 1991
ASSETS:			
Cash and cash equivalents		$13,677,388	$16,152,557
Investment in U.S. government agency bonds, at cost that approximates market		1,633,056	1,633,622
Investment in Local Partnerships	2	9,669,030	7,893,867
Acquisition of Local Partnership Interests	3	997,792	500,235
Interest receivable		46,566	59,719
Organization costs (less accumulated amortization of $15,625 and $11,875, respectively)		59,375	63,125
		$26,083,207	$26,303,125
LIABILITIES AND PARTNERS' EQUITY:			
Liabilities:			
Accounts payable and accrued liabilities		$ 57,040	$ 50,703
Payable to General Partner		214,331	229,022
		271,371	279,725
Commitments and contingencies	4		
Partners' Equity:			
General Partner		427	2,543
Limited Partners, $1,000 stated value per unit, (29,352 and 19,730 units of Limited Partnership Interest outstanding, respectively)		25,811,409	26,020,857
		25,811,836	26,023,400
		$26,083,207	$26,303,125

See Notes to Financial Statements.

AMERICAN TAX CREDIT PROPERTIES III L.P.

STATEMENTS OF OPERATIONS
FOR THE THREE MONTH PERIOD ENDED JUNE 29, 1991
AND FOR THE PERIOD JUNE 13, 1990 (COMMENCEMENT OF OPERATIONS) TO JUNE 29, 1990
(UNAUDITED)

	Notes	Three Month Period Ended June 29, 1991	June 13, 1990 (Commencement of Operations) to June 29, 1990
REVENUES:			
Interest		$ 315,776	$ 40,052
TOTAL REVENUES		315,776	40,052
EXPENSES:			
Administration fees		25,000	25,000
Management fees		25,000	25,000
Professional fees		11,250	
Printing and postage		8,907	4,000
Amortization		3,750	625
TOTAL EXPENSES		73,907	54,625
Income/(Loss) from Operations		241,869	(14,573)
Equity in loss of Investment in Local Partnerships	2	(453,433)	
NET LOSS		$ (211,564)	$ (14,573)
NET LOSS ATTRIBUTABLE TO:			
General Partner		$ (2,116)	$ (146)
Limited Partners		(209,448)	(14,427)
		$ (211,564)	$ (14,573)
NET LOSS per unit of Limited Partnership Interest (29,352 and 19,730 units of Limited Partnership Interest, respectively)		$ (7.14)	$ (.73)

See Notes to Financial Statements.

AMERICAN TAX CREDIT PROPERTIES III L.P.

STATEMENTS OF CASH FLOWS
FOR THE THREE MONTH PERIOD ENDED JUNE 29, 1991 AND
FOR THE PERIOD JUNE 13, 1990 (COMMENCEMENT OF OPERATIONS) TO JUNE 29, 1990
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS
(DIRECT METHOD)
(UNAUDITED)

	Three Month Period Ended June 29, 1991	June 13, 1990 (Commencement of Operations) to June 29, 1990
CASH FLOWS FROM OPERATING ACTIVITIES:		
Interest received	$ 289,239	$ 5,718
Receipt of cash distributions from Local Partnerships	2,500	
Amortization of Investment in U.S. government agency bonds	566	
Cash paid for:		
Organization costs		(75,000)
Administration fees	(25,000)	
Printing and postage	(13,821)	
Other assets		(9,010)
Net cash provided by/(used in) operating activities	253,484	(78,292)
CASH FLOWS FROM INVESTING ACTIVITIES:		
Purchase of Investment in and Acquisition of Local Partnership Interests	(2,728,653)	
Net cash used in investing activities	(2,728,653)	
CASH FLOWS FROM FINANCING ACTIVITIES:		
Proceeds from sale of units of limited partnership interest		19,730,000
Proceeds from general partner partnership interest		10
Payment of syndication costs		(2,299,771)
Net cash provided by financing activities		17,430,239
Net (decrease)/increase in cash and cash equivalents	(2,475,169)	17,351,947
Cash and cash equivalents at March 30, 1991 and June 13, 1990 (Commencement of Operations)	16,152,557	
CASH AND CASH EQUIVALENTS AT JUNE 29, 1991 AND JUNE 29, 1990	$13,677,388	$17,351,947

See Reconciliation of net loss to net cash provided by/(used in) operating activities on the following page.

See Notes to Financial Statements.

AMERICAN TAX CREDIT PROPERTIES III L.P.

STATEMENTS OF CASH FLOWS - (Continued)
FOR THE THREE MONTH PERIOD ENDED JUNE 29, 1991 AND FOR THE PERIOD JUNE 13, 1990 (COMMENCEMENT OF OPERATIONS) TO JUNE 29, 1990
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS
(DIRECT METHOD)
(UNAUDITED)

	Three Month Period Ended June 29, 1991	June 13, 1990 (Commencement of Operations) to June 29, 1990
RECONCILIATION OF NET LOSS TO NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES:		
NET LOSS	$ (211,564)	$ (14,573)
ADJUSTMENTS TO RECONCILE NET INCOME/(LOSS) TO NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES:		
Amortization of organization costs	3,750	625
Equity in loss of investment in Local Partnership Interests	453,433	
Receipt of cash distributions from Local Partnerships	2,500	
Amortization of Investment in U.S. government agency bonds	566	
Increase in accounts payable and accrued liabilities	6,337	29,000
Increase in organization costs		(75,000)
Decrease/(Increase) in interest receivable	13,153	(34,334)
(Decrease)/Increase in Payable to General Partner, net of $125,546 of accrued syndication costs at June 29, 1990	(14,691)	25,000
Increase in other assets		(9,010)
Total adjustments	465,048	(63,719)
NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES	$ 253,484	$ (78,292)

See Notes to Financial Statements.

AMERICAN TAX CREDIT PROPERTIES III L.P.

NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 29, 1991
(UNAUDITED)

1. Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. They do not include all information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of the General Partner, the financial statements include all adjustments necessary to present fairly the financial position as of June 29, 1991 and the results of operations and cash flows for the interim periods presented. All adjustments are of a normal recurring nature.

The results of operations for the three month period ended June 29, 1991 are not necessarily indicative of the results that may be expected for the entire year.

2. Investment in Local Partnerships

At June 29, 1991, the Partnership owns a 99% limited partnership interest ("Local Partnership Interest") in the following:

1. April Gardens Apartments II Limited Partnership;
2. Brisas del Mar Apartments Limited Partnership;
3. Chestnut Park Associates, L.P.;
4. Justin Associates;
5. La Belle Commons, Ltd.;
6. Long Reach Associates Limited Partnership;
7. Moore Haven Commons, Ltd.;
8. Puerta del Mar Limited Partnership;
9. Somerset Manor, Ltd.;
10. Sugar Cane Villas, Ltd.;
11. Sydney Engel Associates Limited Partnership;
12. Union Valley Associates Limited Partnership and
13. Waynesboro Apartments Limited Partnership.

In addition, the Partnership and American Tax Credit Properties II L.P. ("ATCP II"), a Delaware limited partnership and an affiliate of the Partnership, together, in the aggregate, acquired a 99% limited partnership interest in eight Local Partnerships.

Under the terms of the partnership agreement between each Local Partnership and the Partnership, the Partnership has committed to make capital contribution payments in the aggregate amount of $17,436,022, as of June 29, 1991. Of these amounts, $10,340,592 was paid by the Partnership, as of June 29, 1991 toward the capital contribution obligations and $7,095,430 were outstanding. These capital contributions are payable in installments upon each Local Partnership's satisfaction of specified conditions related to construction or operations.

AMERICAN TAX CREDIT PROPERTIES III L.P.

NOTES TO FINANCIAL STATEMENTS - (Continued)
AS OF JUNE 29, 1991
(UNAUDITED)

As of March 31, 1991, these Local Partnerships have outstanding mortgage and construction loans totaling approximately $47,800,000 which are secured by security interests and liens common to mortgage loans on the Local Partnerships' real property and other assets.

At June 29, 1991, the Investment in Local Partnerships' balance consisted of the following:

Investment in Local Partnerships, per balance sheet at March 30, 1991	$ 7,893,867
Equity payments, during the quarterly period ended June 29, 1991 (includes amounts previously classified as Acquisition of Local Partnership Interests)	2,231,096
Equity in loss of Investment in Local Partnerships for the quarterly period ended March 31, 1991	(453,433)
Cash distributions received from Local Partnerships during the quarterly period ended June 29, 1991	(2,500)
Investment in Local Partnerships, per balance sheet at June 29, 1991	$ 9,669,030

AMERICAN TAX CREDIT PROPERTIES III L.P.

NOTES TO FINANCIAL STATEMENTS - (Continued)
AS OF JUNE 29, 1991
(UNAUDITED)

The combined balance sheet of these Local Partnerships at March 31, 1991 (Unaudited) and December 31, 1990 are as follows:

ASSETS	March 31, 1991 (Unaudited)	December 31, 1990
Cash and other investments	$ 3,035,059	$ 1,391,293
Rental receivable	54,688	30,226
Capital contributions receivable	1,730,861	1,377,059
Land	1,538,475	1,290,995
Escrow deposits and reserves	654,505	3,686,859
Buildings and improvements, net of accumulated depreciation of $634,971 and $269,168, respectively	43,056,749	15,477,231
Construction in progress	15,844,328	37,313,194
Other assets	3,094,885	2,062,751
	$ 69,009,550	$ 62,629,608
LIABILITIES AND PARTNERS' EQUITY		
Liabilities:		
Mortgage and construction loans payable	$ 47,800,281	$ 40,303,944
Notes payable	1,507,740	1,753,787
Due to related parties 5,859,680	8,515,152	
Accounts payable and accrued expenses	1,280,094	1,754,166
Other liabilities	1,104,903	548,618
	57,552,698	52,875,667
Partners' Equity:		
American Tax Credit Properties III L.P.:		
Capital contributions (includes receivable of $1,605,011 and $1,223,707, respectively)	10,340,592	8,109,496
Cumulative loss	(669,062)	(215,629)
	9,671,530	7,893,867
General partners and other limited partners, including ATCP II:		
Capital contributions (includes receivable of $153,352 at December 31, 1990)	2,115,468	2,103,758
Cumulative loss	(330,146)	(243,684)
	1,785,322	1,860,074
	11,456,852	9,753,941
	$ 69,009,550	$ 62,629,608

AMERICAN TAX CREDIT PROPERTIES III L.P.

NOTES TO FINANCIAL STATEMENTS - (Continued)
AS OF JUNE 29, 1991
(UNAUDITED)

The combined statement of operations of these Local Partnerships for the three month period ended March 31, 1991 (Unaudited) is as follows:

REVENUES:	
Rental	$ 647,784
Interest and other	187,084
Total Revenues	834,868
EXPENSES:	
Administrative	307,728
Utilities	92,006
Operating and maintenance	128,998
Depreciation	362,027
Taxes and insurance	54,840
Financial, including amortization of $15,840	425,221
Total Expenses	1,370,820
NET LOSS	$ (535,952)
NET LOSS ATTRIBUTABLE TO:	
American Tax Credit Properties III L.P.	$ (453,433)
General partners and other limited partners, including ATCP II	(82,519)
	$ (535,952)

The combined results of operations of the Local Partnerships for the three month period ended March 31, 1991 are not necessarily indicative of the results that may be expected for an entire operating period as the Local Partnerships are in the construction and rent-up stages of their operations.

AMERICAN TAX CREDIT PROPERTIES III L.P.

NOTES TO FINANCIAL STATEMENTS - (Continued)
AS OF JUNE 29, 1991
(UNAUDITED)

Investments and capital contribution activity with respect to each Local Partnership, for the period ended June 29, 1991, are as follows:

Name of Local Partnership	Investment in Local Partnership balance at March 30, 1991 (per balance sheet)	Capital contribution obligations paid during the three month period ended June 29, 1991	Partnership's equity in (loss)/income for the three month period ended March 31, 1991	Cash distributions received during the three month period ended June 29, 1991	Investment in Local Partnership balance at June 29, 1991 (per balance sheet)	Capital contribution obligations payable at June 29, 1991
April Gardens Apartments II Limited Partnership	$ 162,529	$ 127,762	($4,224)	$	$ 286,067	$ 187,469
Batesville Family, L.P.	211,468		(10,555)		200,913	27,898
Brisas del Mar Apartments Limited Partnership	214,094	351,608	(6,918)		558,784	82,159
Bruce Housing Associates, L.P.	162,926		(2,777)		160,149	21,315
Carrington Limited Dividend Housing Association Limited Partnership	1,479,425		(113,231)		1,366,194	525,774
Chestnut Park Associates, L.P.	1,891,554	817,592	48,545		2,757,691	1,486,984
Ivy Family, L.P.	120,473		(3,958)		116,515	15,772
Justin Associates	721,868		(6,808)		715,060	1,097,862
La Belle Commons, Ltd.		89,475	(48,416)		41,059	164,105
Lawrence Road Properties, Ltd.	109,296		(5,775)		103,521	14,407
Long Reach Associates Limited Partnership		396,000	(8,733)		387,267	52,922
Mirador del Toa Limited Partnership		251,700	(5,451)		246,249	33,147
Moore Haven Commons, Ltd.	75,715	50,199	(63,350)		62,564	87,905
Puerta del Mar Limited Partnership	201,572		(8,660)		192,912	409,355
Purvis Heights Properties, L.P.	168,937		(4,035)		164,902	22,288
Queen Lane Investors	79,137		(758)		78,379	517,959
Somerset Manor, Ltd.	75,503		(41,936)		33,567	137,930
Sugar Cane Villas, Ltd.		146,760	(31,516)		115,244	674,456
Sydney Engel Associates Limited Partnership	1,894,070		(129,062)	(2,500)	1,762,508	1,109,205
Union Valley Associates Limited Partnership	114,300				114,300	276,659
Waynesboro Apartments	211,000		(5,815)		205,185	149,859
	$7,893,867	$2,231,096	($453,433)	($2,500)	$9,669,030	$7,095,430

Property information for each Local Partnership at March 31, 1991 is as follows:

Name of Local Partnership	Mortgage & construction loans payable	Land	Construction in progress	Buildings and improvements	Accumulated depreciation
April Gardens Apartments II Limited Partnership	$ 2,024,050	$ 39,984	$	$ 2,421,545	$ (8,055)
Batesville Family, L.P.	1,456,448	52,000		1,760,745	(33,304)
Brisas del Mar Apartments Limited Partnership	2,694,210	100,280		3,161,957	(21,046)
Bruce Housing Associates, L.P.	1,126,231	16,000		1,368,451	(35,647)
Carrington Limited Dividend Housing Association Limited Partnership	3,513,644	200,000		6,345,952	(249,535)
Chestnut Park Associates, L.P.	5,498,786	200,875	5,463,817		
Ivy Family, L.P.	821,551	11,000		977,368	(27,480)
Justin Associates	17,143	29,587	967,684	590,286	
La Belle Commons, Ltd.	1,033,186	83,000	901,281		
Long Reach Associates Limited Partnership	1,499,480	118,446		1,776,451	(16,393)
Lawrence Road Properties, Ltd.	770,158	50,000		904,191	(17,047)
Mirador del Toa Limited Partnership	1,912,239	105,000		2,255,758	(29,895)
Moore Haven Commons, Ltd.	937,700	58,667	816,379		
Puerta del Mar Limited Partnership	1,929,695	50,000	2,907,364		
Purvis Heights Properties, L.P.	1,167,296	47,000		1,404,864	(22,569)
Queen Lane Investors	1,422,228	51,602	2,794,191		
Somerset Manor, Ltd.	906,410	40,000	781,690		
Sugar Cane Villas, Ltd.	870,000	46,034	792,132		
Sydney Engel Associates Limited Partnership	16,315,399	84,000		19,008,918	(174,000)
Union Valley Associates Limited Partnership	384,427	79,000	419,790		
Waynesboro Apartments	1,500,000	76,000		1,715,234	
	$47,800,281	$1,538,475	$15,844,328	$43,691,720	$ (634,971)

	Balance at December 31, 1990	Net increase/ (decrease) during the period ended March 31, 1991	Balance at March 31, 1991
Land	$ 1,290,995	$ 247,480	$ 1,538,475
Construction in progress	37,313,194	(21,468,866)	15,844,328
Buildings and improvements	15,746,399	27,945,321	43,691,720
	54,350,588	6,723,935	61,074,523
Less: Accumulated depreciation	269,168	365,803	634,971
	$54,081,420	$ 6,358,132	$ 60,439,552

3. Acquisition of Local Partnership Interests

During the period March 31, 1991 through June 29, 1991, the Partnership acquired a 99% Local Partnership Interest in the following:

1. Ashland Park Apartments, L.P.;
2. Ellinwood Heights Apartments, L.P.;
3. Howard L. Miller Sallisaw Apartments II, L.P. and
4. NP-89 Limited Dividend Housing Association Limited Partnership.

As of June 29, 1991, the Partnership is committed to make capital contribution payments in the aggregate amount of $2,770,157 to these Local Partnerships, of which $997,792 was paid. These capital contributions are payable in installments upon each Local Partnerhsip's satisfaction of specified conditions related to construction or operations.

4. Commitments and Contingencies

The General Partner has obtained the consent of a majority in interest of the Unit holders for an extension of the offering, pursuant to a solicitation. Upon the receipt of the consent from the Securities and Exchange Commission and the state securities commissions, as may be necessary, the General Partner will be authorized to admit limited partners to the Partnership.

The Partnership has identified for investment an additional 11 Local Partnerships, the aggregate capital contributions for which would total approximately $7,300,000, as more fully described in Management's Discussion and Analysis of Financial Condition and Results of Operations. There can be no assurance that the Partnership will acquire any such Local Partnership Interests.

5. Subsequent Events

Subsequent to June 29, 1991, the Partnership has acquired 99% Local Partnership Interests in the following:

1. Hayes Run Limited Partnership
2. Bay Springs Elderly, L.P.
3. Walnut Grove Family, L.P.
4. Loma del Norte L.P.
5. North Calhoun City, L.P.
6. West Calhoun City, L.P..

The Partnership has committed to make capital contributions to these Local Partnerships in the aggregate amount of approximately $1,438,892. These capital contributions are payable in installments upon satisfaction of specified conditions related to construction or operations.

6. Additional Information

Additional information, including the audited March 30, 1991 Financial Statements and the Organization, Purpose and Summary of Significant Accounting Policies, is included in the Partnership's Annual Report on Form 10-K for the fiscal year ended March 30, 1991 on file with the Securities and Exchange Commission.

AMERICAN TAX CREDIT PROPERTIES III L.P.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Material changes in financial condition.

As of June 29, 1991, the Partnership has not experienced a significant change in financial condition as compared to March 30, 1991. Principal changes in assets are comprised of periodic quarterly transactions and adjustments and anticipated equity in the loss from operations of the Local Partnerships.

During the three month period ended June 29, 1991, from Net Proceeds, the Partnership paid approximately $2,729,000 of installments of capital contributions to the Local Partnerships. In addition, the Partnership paid approximately $25,000 for administration fees, and approximately $14,000 for printing and postage expense. The Partnership received interest income inclusive of amounts accrued as of March 30, 1991 of approximately $289,000 from the Temporary Investments and cash distributions from the Local Partnerships of approximately $2,000. Accordingly, cash and cash equivalents and investment in U.S. government agency bonds decreased, in aggregate by approximately $2,475,000 during the three month period ended June 29, 1991.

During the three month period ended June 29, 1991, the Investment in Local Partnerships increased as a result of the payment of capital contribution installments to the Local Partnerships, but was offset by $495,370 which represents the Partnership's equity in the Local Partnerships' net loss for the three month period ended March 31, 1991 and by cash distributions received from Local Partnerships.

During the period March 31, 1991 through June 29, 1991, the Partnership acquired a 99% Local Partnership Interest in the following:

1. Ashland Park Apartments, L.P.;
2. Ellinwood Heights Apartments, L.P.;
3. Howard L. Miller Sallisaw Apartments II, L.P. and
4. NP-89 Limited Dividend Housing Association Limited Partnership.

At June 29, 1991, under the terms of each of the twenty-five Local Partnership's partnership agreement, the Partnership has committed to make capital contribution payments in the aggregate amount of $20,206,179. As of June 29, 1991, the Partnership paid $11,338,384 toward the capital contribution obligations and $8,867,795 were outstanding. These outstanding capital contributions are payable in installments upon each Local Partnership's satisfaction of specified conditions related to construction or operations.

In addition, subsequent to June 29, 1991, the Partnership has acquired 99% Local Partnership Interests in the following:

1. Hayes Run Limited Partnership
2. Bay Springs Elderly, L.P.
3. Walnut Grove Family, L.P.
4. Loma del Norte L.P.
5. North Calhoun City, L.P.
6. West Calhoun City, L.P.

The Partnership has committed to make capital contributions to these Local Partnerships in the aggregate amount of approximately $1,438,892.

The General Partner has obtained the consent of a majority in interest of the Unit holders for an extension of the Offering, pursuant to a solicitation. Upon the receipt of the consent from the Securities and Exchange Commission and the state securities commissions, as may be necessary, the General Partner will be authorized to admit limited partners to the Partnership.

The Partnership has identified for investment an additional 11 Local Partnership Interests as follows:

1. Sabal Palm Apartments, L.P.
2. Orange City Plaza, L.P.
3. Olive Branch Family, L.P.
4. Prentiss County Elderly, L.P.
5. Tippah County Elderly, L.P.
6. Baldwyn Family, L.P.
7. Holly Springs Family, L.P.
8. Auburn Family, L.P.
9. Jardines Limited Dividend Partnership, S.E., L.P.
10. Lajas Limited Partnership
11. Lares Limited Partnership

The aggregate capital contributions of approximately $7,300,000, if all of these acquisitions were made, would more than utilize all of the available Net Proceeds of the Partnership, other than the amount held as a working capital reserve. The ability of the Partnership to commit to all of these acquisitions is dependent upon sufficient additional funds being raised pursuant to the extension of the Offering. There can be no assurance that the Partnership will acquire any or all such Local Partnership Interests.

Results of operations.

The Partnership's operating results are dependent upon the operating results of the Local Partnerships and are significantly impacted by the Local Partnerships' policies.

Three Month Period Ended June 29, 1991.

For the three month period ended June 29, 1991, the Partnership had a net loss of approximately $212,000, which included an equity in loss of Investment in Local Partnerships of approximately $454,000 for the three month period ended March 31, 1991. The Partnership's income from operations for the three month period ended June 29, 1991 of approximately $242,000 was attributable to interest revenue of approximately $316,000, offset by operating expenses of approximately $70,000 and amortization of organization costs of $4,000. The results of operations for the three month period ended June 29, 1991 are not necessarily indicative of the results that may be expected for future periods, as the Partnership's interest earned from Temporary Investments is expected to decrease as the remaining capital contribution obligations due to the Local Partnerships are paid.

The Local Partnerships' net loss of approximately $536,000 for the three month period ended March 31, 1991 was primarily due to rental and other revenue of approximately $835,000, offset by operating and interest expenses of approximately $993,000, and approximately $378,000 of depreciation and amortization expenses. As a result of ongoing development and construction, many Local Partnerships have not reached the full operation stage. As the Properties approach full operations for an entire year, it is anticipated that rental revenues will increase, but such revenues will be offset by increases in operating, financial and depreciation expenses. It is anticipated that an increase in such expenses will exceed the increase in rental revenue. Accordingly, the operating results of the Local Partnerships for the three month period ended March 31, 1991 are not necessarily indicative of future results.

June 13, 1990 (Commencement of Operations) to June 29, 1990.

For the period June 13, 1990 (Commencement of Operations) to June 29, 1990, the Partnership had a net loss from operations of approximately $15,000 which was attributable to operating expenses of approximately $54,000 and amortization of organization cost of approximately $1,000 offset by interest revenue of approximately $40,000.

Three Month Period Ended June 29, 1991 versus June 13, 1990 (Commencement of Operations) to June 29, 1990.

The Partnership's results of operations for the three month period ended June 29, 1991 are not comparable to the Partnership's results of operations for the period June 13, 1990 (Commencement of Operations) to June 29, 1990 since (i) the Partnership's operations did not commence until June 13, 1990 and did not include a full fiscal quarter of operations and (ii) as of June 29, 1990, the Partnership had not purchased interests in Local Partnerships.

Reznick Fedder & Silverman
Certified Public Accountants • Business Consultants
A Professional Corporation

4520 East-West Highway • Suite 300 • Bethesda, Maryland 20814-3319 • (301)-652-9100

Independent Auditors' Report

To the Partners
American Tax Credit Properties III L.P.

We have audited the accompanying balance sheet of American Tax Credit Properties III L.P. as of March 30, 1991, and the related statements of income, changes in partners' equity and cash flows for the period June 13, 1990 (commencement of operations) to March 30, 1991. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Tax Credit Properties III L.P. as of March 30, 1991, and the results of its operations and cash flows for the period June 13, 1990 (commencement of operations) to March 30, 1991, in conformity with generally accepted accounting principles.

We have also audited the related financial statement schedule listed in Form 10-K Item 14(a)(2) of American Tax Credit Properties III L.P. as of March 30, 1991. In our opinion, the schedule presents fairly, in all material respects, the information required to be set forth therein.

Reznick Fedder & Silverman

Bethesda, Maryland
June 11, 1991

1900 Redwood Tower • 217 East Redwood Street
Baltimore, Maryland 21202-3316 • (301) 727-4340

212 South Tryon Street • Suite 1180
Charlotte, North Carolina 28281-8100 • (704) 332-9100

AMERICAN TAX CREDIT PROPERTIES III L.P.

BALANCE SHEETS
AS OF MARCH 30, 1991 AND MARCH 30, 1990 (UNAUDITED)

	Notes	March 30, 1991	March 30, 1990 (Unaudited)
ASSETS:			
Cash and cash equivalents	1,3	$16,152,557	$ 10
Investment in U. S. government agency bonds, at cost that approximates market		1,633,622	
Investment in Local Partnerships	1,4	7,893,867	
Acquisition of Local Partnership Interests	1,5	500,235	
Interest receivable		59,719	
Organization costs (less accumulated amortization of $11,875 at March 30, 1991)	1,2	63,125	
		$26,303,125	$ 10
LIABILITIES AND PARTNERS' EQUITY:			
Liabilities:			
Accounts payable and accrued liabilities		$ 50,703	$
Payable to General Partner	6	229,022	
		279,725	
Commitments and contingencies	8		
Partners' Equity:	2,6		
General Partner		2,543	10
Limited Partners, $1,000 stated value per unit, 150,000 units authorized (29,352 units of Limited Partnership Interest outstanding at March 30, 1991)	1	26,020,857	
		26,023,400	10
		$26,303,125	$ 10

See Notes to Financial Statements.

AMERICAN TAX CREDIT PROPERTIES III L.P.

INCOME STATEMENT
FOR THE PERIOD JUNE 13, 1990
(COMMENCEMENT OF OPERATIONS)
TO MARCH 30, 1991

	Notes	
REVENUES:		
Interest	1,6	$ 903,871
TOTAL REVENUES		903,871
EXPENSES:		
Administration fees	8	100,000
Management fees	6,8	100,000
Professional fees		37,022
Printing and postage		14,781
Amortization	1	11,875
TOTAL EXPENSES		263,678
Income from Operations		640,193
Equity in loss of Investment in Local Partnerships	4	(215,629)
NET INCOME	7	$ 424,564
NET INCOME ATTRIBUTABLE TO:	2	
General Partner		$ 4,246
Limited Partners		420,318
		$ 424,564
NET INCOME per unit of Limited Partnership Interest (22,816 units of Limited Partnership Interest)	1	$ 18.42

See Notes to Financial Statements.

AMERICAN TAX CREDIT PROPERTIES III L.P.

STATEMENT OF CHANGES IN PARTNERS' EQUITY
FOR THE PERIOD JUNE 13, 1990 (COMMENCEMENT OF OPERATIONS)
TO MARCH 30, 1991

	General Partner	Limited Partners	Total
Capital contributions, net of contribution receivable of $90 for the General Partner	$ 10	$29,352,000	$29,352,010
Syndication costs		(3,581,920)	(3,581,920)
Cash distribution	(1,713)	(169,541)	(171,254)
Net income	4,246	420,318	424,564
Partners' Equity, March 30, 1991	$ 2,543	$26,020,857	$26,023,400

See Notes to Financial Statements.

AMERICAN TAX CREDIT PROPERTIES III L.P.

STATEMENT OF CASH FLOWS
FOR THE PERIOD JUNE 13, 1990 (COMMENCEMENT OF OPERATIONS) TO MARCH 30, 1991
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS
(DIRECT METHOD)

CASH FLOWS FROM OPERATING ACTIVITIES:	
Interest received	$ 895,564
Amortization of Investment in U.S. government agency bonds	378
Cash paid for:	
administration fees	(100,000)
organization costs	(75,000)
management fee	(25,000)
professional fees	(1,100)
Net cash provided by operating activities	694,842
CASH FLOWS FROM INVESTING ACTIVITIES:	
Purchase of Investment in and Acquisition of Local Partnership Interests	(8,609,731)
Purchase of Investment in U.S. government agency bonds, includes accrued interest of $11,722 paid at purchase	(1,645,722)
Net cash used in investing activities	(10,255,453)
CASH FLOWS FROM FINANCING ACTIVITIES:	
Proceeds from sale of units of limited partnership interest	29,352,000
Proceeds from general partner partnership interest	10
Payment of cash distribution	(169,541)
Payment of syndication costs	(3,469,301)
Net cash provided by financing activities	25,713,168
CASH AND CASH EQUIVALENTS AT MARCH 30, 1991	$ 16,152,557

See Reconciliation of net income to net cash provided by operating activities on the following page.

See Notes to Financial Statements.

AMERICAN TAX CREDIT PROPERTIES III L.P.

STATEMENT OF CASH FLOWS
FOR THE PERIOD JUNE 13, 1990 (COMMENCEMENT OF OPERATIONS) TO MARCH 30, 1991
INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS
(DIRECT METHOD)
CONTINUED

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:

Net income	$ 424,564
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:	
Amortization of organization costs	11,875
Amortization of Investment in U.S. government agency bonds	378
Equity in loss of Investment in Local Partnerships	215,629
Increase in payable to General Partner, net of $112,619 and $1,713 of accrued syndication costs and accrued cash distribution, respectively	114,690
Increase in accounts payable and accrued liabilities	50,703
Increase in organization costs	(75,000)
Increase in interest receivable, net of accrued interest of $11,722 paid at purchase of U.S. government agency bonds	(47,997)
Total adjustments	270,278
NET CASH PROVIDED BY OPERATING ACTIVITIES	$ 694,842

See Notes to Financial Statements.

In addition, the Partnership paid selling commissions and a financial advisory fee of $1,761,120 and $587,040, respectively to the Selling Agent upon admission of the limited partners, which was charged solely to the limited partners' capital.

On March 27, 1991, the Partnership made a cash distribution to the limited partners and accrued to the General Partner the amounts of $169,541 and $1,713, respectively. This distribution amounted to $8.15 per Unit to the limited partners of record of June 13, 1990 and $.90 per Unit to the limited partners of record of December 27, 1990.

Net income has been allocated 99% to the limited partners and 1% to the General Partner, in accordance with the Partnership Agreement.

3. CASH AND CASH EQUIVALENTS

On March 30, 1991, the Partnership had $16,152,557 in cash and cash equivalents which included $15,303,929 invested in commercial paper and $848,628 held in cash and money market accounts. Of these amounts approximately $716,000 represents amounts set aside for working capital, which will be available for the operating expenses of the Partnership.

The Cash and cash equivalents are stated at cost which approximates market value.

4. INVESTMENT IN LOCAL PARTNERSHIPS

At March 30, 1991, the Partnership owns a 99% limited partnership interest ("Local Partnership Interests") in the following (See Note 1):

1 - April Gardens Apartments II Limited Partnership;
2 - Brisas del Mar Apartments Limited Partnership;
3 - Chestnut Park Associates, L.P.;
4 - Justin Associates;
5 - Moore Haven Commons, Ltd.;
6 - Puerta del Mar Limited Partnership;
7 - Somerset Manor, Ltd.;
8 - Sydney Engel Associates Limited Partnership;
9 - Union Valley Associates Limited Partnership and
10 - Waynesboro Apartments Limited Partnership.

In addition, the Partnership and American Tax Credit Properties II L.P. ("ATCP II"), a Delaware limited partnership and an affiliate of the Partnership, together, in the aggregate, acquired a 99% limited partnership interest in the eight Local Partnerships listed below.

In accordance with the Carrington Local Partnership partnership agreement, the Partnership's capital contribution obligation for the Carrington Local Partnership may be increased or decreased and conversely ATCP II's capital contribution obligation may be decreased or increased, by the same amount, to accommodate full investing of ATCP II's net proceeds. The net proceeds pertaining to future installments of ATCP II's capital contribution obligations to other local partnerships may change due to ATCP II's adjustment to the final required capital contribution.

As of March 30, 1991, the capital contribution obligations of the Partnership and ATCP II for those Local Partnership Interests in which ATCP II also has capital contribution obligations are as follows:

		the Partnership ATCP III	ATCP II
1 -	Batesville Family, L.P.	$ 239,716	$ 160,741
2 -	Bruce Housing Associates, L.P.	183,155	122,814
3 -	Carrington Limited Dividend Housing Association Limited Partnership	2,174,720	1,058,976
4 -	Ivy Family, L.P.	135,528	90,878
5 -	Lawrence Road Properties, Ltd.	123,799	83,013
6 -	Mirador del Toa Limited Partnership	284,847	186,717
7 -	Purvis Heights Properties, L.P.	191,512	128,419
8 -	Queen Lane Investors	597,050	603,552
		$3,930,327	$2,435,110

Under the terms of the partnership agreement between each Local Partnership and the Partnership, the Partnership has committed to make capital contribution payments in the aggregate amount of $15,912,304, as of March 30, 1991. Of these amounts, $8,109,496 was paid by the Partnership, as of March 30, 1991 toward the capital contribution obligations and $7,802,808 was outstanding. These capital contributions are payable in installments upon each Local Partnership's satisfaction of specified conditions related to construction or operations.

As of December 31, 1990, these Local Partnerships have outstanding mortgage and construction loans totaling approximately $40,304,000 which are secured by security interests and liens common to mortgage loans on the Local Partnership's real property and other assets.

At March 30, 1991, the Investment in Local Partnerships' balance consisted of the following:

Equity Payments, June 13, 1990 (Commencement of Operations) through March 30, 1991	$ 8,109,496
Equity in loss of Investment in Local Partnerships for the period ended December 31, 1990	(215,629)
Investment in Local Partnerships, per balance sheet at March 30, 1991	$ 7,893,867

AMERICAN TAX CREDIT PROPERTIES III L.P.

NOTES TO FINANCIAL STATEMENTS - (Continued)
AS OF MARCH 30, 1991 AND MARCH 30, 1990

The combined balance sheet of these Local Partnerships at December 31, 1990 is as follows:

ASSETS

Cash and other investments	$ 1,391,293
Rental receivable	30,226
Capital contributions receivable	1,377,059
Land	1,290,995
Escrow deposits and reserves	3,686,859
Buildings and improvements, net of accumulated depreciation of $269,168	15,477,231
Construction in progress	37,313,194
Other assets	2,062,751
	$62,629,608

LIABILITIES AND PARTNERS' EQUITY

Liabilities:	
Mortgage and construction loans payable	$40,303,944
Notes payable	1,753,787
Due to related parties	8,515,152
Accounts payable and accrued expense	1,754,166
Other liabilities	548,618
	52,875,667
Partners' Equity:	
American Tax Credit Properties III L.P.:	
Capital contributions, (includes receivable of $1,223,707)	8,109,496
Cumulative loss	(215,629)
	7,893,867
General partners and other limited partners, including ATCP II:	
Capital contributions (includes receivable of $153,352)	2,103,758
Cumulative loss	(243,684)
	1,860,074
	9,753,941
	$62,629,608

NOTES TO FINANCIAL STATEMENTS - (Continued)
AS OF MARCH 30, 1991 AND MARCH 30, 1990

The combined statement of operations of these Local Partnerships for the period ended December 31, 1990 is as follows:

REVENUES:	
Rental	$ 567,308
Interest and other	302,750
Total Revenues	870,058
EXPENSES:	
Administrative	227,289
Utilities	80,153
Operating and maintenance	76,037
Depreciation	268,271
Taxes and insurance	117,769
Financial, including amortization of $13,537	588,527
Total Expenses	1,358,046
NET LOSS	$ (487,988)
NET LOSS ATTRIBUTABLE TO:	
American Tax Credit Properties III L.P.	$ (215,629)
General partners and other limited partners, including ATCP II	(272,359)
	$ (487,988)

NOTES TO FINANCIAL STATEMENTS - (Continued)
AS OF MARCH 30, 1991 AND MARCH 30, 1990

Investment and capital contribution activity with respect to each Local Partnership, for the year ended March 30, 1991, are as follows:

Name of Local Partnership	Capital contribution obligations paid June 13, 1990 (Commencement of Operations) through March 30, 1991	Partnership's equity (loss)/income for the period ended December 31, 1990	Investment in Local Partnership balance at March 30, 1991 (per balance sheet)	Capital contribution obligations payable at March 30, 1991
April Gardens Apartments II Limited Partnership	$ 170,350	$ (7,821)	$ 162,529	$ 315,231
Batesville Family, L.P.	211,818	(350)	211,468	27,898
Brisas del Mar Apartments Limited Partnership	234,405	(20,311)	214,094	433,767
Bruce Housing Associates, L.P.	161,840	1,086	162,926	21,315
Carrington Limited Dividend Housing Association Limited Partnership	1,648,946	(169,521)	1,479,425	525,774
Chestnut Park Associates, L.P.	1,900,000	(8,446)	1,891,554	2,304,576
Ivy Family, L.P.	119,756	717	120,473	15,772
Justin Associates	721,868		721,868	1,097,862
Lawrence Road Properties, Ltd.	109,392	(96)	109,296	14,407
Mirador del Toa Limited Partnership				284,847
Moore Haven Commons, Ltd.	75,298	417	75,715	138,104
Puerta del Mar Limited Partnership	221,215	(19,643)	201,572	409,355
Purvis Heights Properties, L.P.	169,224	(287)	168,937	22,288
Queen Lane Investors	79,091	46	79,137	517,959
Somerset Manor, Ltd.	75,205	298	75,503	137,930
Sydney Engel Associates Limited Partnership	1,885,788	8,282	1,894,070	1,109,205
Union Valley Associates Limited Partnership	114,300		114,300	276,659
Waynesboro Apartments Limited Partnership	211,000		211,000	149,859
	$8,109,496	$ (215,629)	$7,893,867	$7,802,808

AMERICAN TAX CREDIT PROPERTIES III L.P.

NOTES TO FINANCIAL STATEMENTS - (Continued)
AS OF MARCH 30, 1991 AND MARCH 30, 1990

Property information for each Local Partnership at December 31, 1990 is as follows:

Name of Local Partnership	Mortgage & construction loans payable	Land	Construction in progress	Building and improvements	Accumulated depreciation
April Gardens Apartments II Limited Partnership	$ 1,687,000	$ 39,984	$ 2,268,670	$	$
Batesville Family, L.P.	1,456,448	52,000		1,760,745	(14,605)
Brisas del Mar Apartments Limited Partnership	2,177,410	100,280	2,693,171		
Bruce Housing Associates, L.P.	1,126,231	16,000		1,368,451	(20,852)
Carrington Limited Dividend Housing Association Limited Partnership	3,513,644	200,000		6,345,952	(194,535)
Chestnut Park Associates, L.P.	5,156,646	200,875	7,151,343		
Ivy Family, L.P.	821,551	11,000		977,368	(16,801)
Justin Associates	245,000	29,587		589,070	
Lawrence Road Properties, Ltd.	770,158	50,000		904,191	(7,483)
Mirador del Toa Limited Partnership	1,912,787	105,000		2,255,758	(7,338)
Moore Haven Commons, Ltd.	434,257	58,667	350,571		
Puerta del Mar Limited Partnership	1,635,588	50,000	2,318,434		
Purvis Heights Properties, L.P.	1,167,296	47,000		1,404,864	(7,554)
Queen Lane Investors	1,068,055	51,602	2,481,505		
Somerset Manor, Ltd.	229,930	40,000	169,277		
Sydney Engel Associates Limited Partnership	15,416,819	84,000	18,096,815	140,000	
Union Valley Associates Limited Partnership	227,672	79,000	263,007		
Waynesboro Apartments Limited Partnership	1,257,452	76,000	1,520,401		
	$40,303,944	$ 1,290,995	$37,313,194	$15,746,399	$(269,168)

	Net increase during the period ended December 31, 1990
Land	$ 1,290,995
Construction in progress	37,313,194
Buildings and improvements	15,746,399
	54,350,588
Less: Accumulated depreciation	269,168
	$54,081,420

5. ACQUISITION OF LOCAL PARTNERSHIP INTERESTS

During the period January 1, 1991 through March 30, 1991, the Partnership acquired a 99% Local Partnership Interest in the following (see Note 1):

1. La Belle Commons, Ltd.;
2. Long Reach Associates Limited Partnership and
3. Sugar Cane Villas, Ltd.

As of March 30, 1991, the Partnership is committed to make capital contribution payments in the aggregate amount of $1,523,718 to these Local Partnerships, of which $500,235 was paid. These capital contributions are payable in installments upon each Local Partnership's satisfaction of specified conditions related to construction or operations.

6. TRANSACTIONS WITH GENERAL PARTNER AND AFFILIATES

For the period June 13, 1990 (Commencement of Operations) to March 30, 1991, the Partnership paid and incurred the following transactions with the General Partner and affiliates in connection with the services provided to the Partnership:

Richman Tax Credit Properties III L.P. (General Partner)	Paid	Incurred
Syndication costs reimbursement (See Note 2)	$1,196,141	$1,308,760
Management fees (See Note 8)	25,000	100,000
Cash distribution (See Note 2)		1,713
Interest accrued on deferred rehabilitation/acquisition services fees and expense allowance (See Note 1)		39,690

For the period June 13, 1990 (Commencement of Operations) to March 30, 1991, the Local Partnerships paid and incurred the following transactions with the General Partner and affiliates in connection with services provided to the Local Partnerships:

Richman Tax Credit Properties III L.P. (General Partner)		
Rehabilitation/Acquisition Services Fees and Expense Allowance	$77,535	$1,421,190
Affiliates of the General Partner:		
Property Development Fee		984,030

The rehabilitation/acquisition services fee and expense allowance and property development fee were capitalized in the Local Partnerships' combined balance sheet (See Note 4).

AMERICAN TAX CREDIT PROPERTIES III L.P.

NOTES TO FINANCIAL STATEMENTS - (Continued)
AS OF MARCH 30, 1991 AND MARCH 30, 1990

7. TAXABLE INCOME

A reconciliation of the financial statement net income of the Partnership for the period June 13, 1990 (Commencement of Operations) to March 30, 1991 to the tax return net income for the period June 13, 1990 (Commencement of Operations) to December 31, 1990 is as follows:

Financial statement net income for the period June 13, 1990 (Commencement of Operations) to March 30, 1991	$ 424,564
Transactions occurring between January 1, 1991 to March 30, 1991	(146,349)
Adjusted Financial Statement net income for the period June 13, 1990 (Commencement of Operations) to December 31, 1990	278,215
Differences arising from Investment in Local Partnerships	(16,184)
Tax return net income for the period June 13, 1990 (Commencement of Operations) to December 31, 1990	$ 262,031

8. COMMITMENTS AND CONTINGENCIES

Pursuant to the Partnership Agreement, the Partnership is required to pay the General Partner an annual Partnership Management Fee for its services in connection with the management of the affairs of the Partnership. The annual Partnership Management Fee should be no less than $100,000 and is subject to increase under certain circumstances. The Partnership incurred an estimated Partnership Management Fee for the period June 13, 1990 (Commencement of Operations) to March 30, 1991 in the amount of $100,000.

In addition, pursuant to the Partnership Agreement, the Partnership is required to pay ML Fund Administrators Inc., an affiliate of the Selling Agent, an annual Administration Fee for its administrative services provided to the Partnership. The annual Partnership Administration Fee should be no less than $100,000 and is subject to increase under certain circumstances. The Partnership incurred an estimated Partnership Administration Fee for the period June 13, 1990 (Commencement of Operations) to March 30, 1991 in the amount of $100,000.

Subsequent to March 30, 1991, the Partnership acquired a 99% Local Partnership Interest in Ashland Pàrk Apartments, L.P., Howard L. Miller Sallisaw Apartments II, L.P. and Ellinwood Heights Apartments L.P. The Partnership is committed to make capital contribution payments in the aggregate amount of $522,151 to these Local Partnerships. These capital contributions are payable in installments upon each Local Partnership's satisfaction of specified conditions related to due diligence, construction or operations.

In accordance with the limited partnership agreements of the Local Partnerships, the final determination of the capital contribution obligations to be paid by the Partnership to the Local Partnerships may be adjusted if the actual Low-Income Tax Credit of a Local Partnership is greater than or less than the projected Low-Income Tax Credit of such Local Partnership at the time of acquisition.

The General Partner is soliciting the consent of the Unit holders for an extension of the offering. Upon the receipt of the consent from (i) the holders of a majority in interest of the Units pursuant to such solicitation, (ii) the Securities and Exchange Commission and (iii) the state securities commissions, as may be necessary, the General Partner will be authorized to admit limited partners to the Partnership.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Capital Resources and Liquidity.

The Partnership registered 150,000 units of limited partnership interest ("Units") at $1,000 per Unit with the Securities and Exchange Commission (the "Commission"). On February 2, 1990, the Commission declared effective Amendment No. 2 to the Registration Statement on Form S-11 (File No. 33-31390).

The Partnership held its first and second closings of Units on June 13, 1990 and December 27, 1990, respectively. At the first and second closings, subscriptions for 19,730 and 9,622 Units, respectively, representing $19,730,000 and $9,622,000, respectively in limited partners' capital contributions were accepted. The General Partner's capital contribution of $100 includes a non-interest bearing receivable in the amount of $90. After incurring selling commissions of $1,761,120, a financial advisory fee of $587,040 and offering costs of $1,308,760 (of which $75,000 has been capitalized as organization costs), and holding approximately $1,761,000 for working capital, the Partnership had net proceeds ("Net Proceeds") of approximately $23,934,000 available to be applied to the Investment in Local Partnerships.

The General Partner is soliciting the consent of the Unit holders for an extension of the offering. Upon the receipt of the consent from (i) the holders of a majority in interest of the Units pursuant to such solicitation, (ii) the Commission and (iii) the state securities commissions, as may be necessary, the General Partner will be authorized to admit limited partners to the Partnership.

The Partnership has concentrated its efforts on evaluating and acquiring interest in Local Partnerships by investing Net Proceeds. The Local Partnerships own low-income multifamily residential complexes which qualify for the low-income tax credit established by Section 42 of the Tax Reform Act of 1986. The investments in such Local Partnerships are highly illiquid.

As of March 30, 1991, the Partnership owns a 99% limited partnership equity interest ("Local Partnership Interests") in the following :

1. April Gardens Apartments II Limited Partnership;
2. Brisas del Mar Apartments Limited Partnership;
3. Chestnut Park Associates, L.P.;
4. Justin Associates;
5. Moore Haven Commons, Ltd.;
6. Puerta del Mar Limited Partnership;

7. Somerset Manor, Ltd.;
8. Sydney Engel Associates Limited Partnership;
9. Union Valley Associates Limited Partnership and
10. Waynesboro Apartments Limited Partnership.

In addition, the Partnership and American Tax Credit Properties II L.P. ("ATCP II"), a Delaware limited partnership and an affiliate of the Partnership, together, in the aggregate, acquired a 99% Local Partnership Interest in the eight Local Partnerships listed below. In accordance with the Carrington Local Partnership partnership agreement, the Partnership's capital contribution obligation for the Carrington Local Partnership may be increased or decreased and conversely ATCP II's capital contribution obligation may be decreased or increased, by the same amount, to accommodate full investing of ATCP II's net proceeds. The net proceeds pertaining to future installments of ATCP II's capital contribution obligations to other Local Partnerships may change due to ATCP II's adjustment to the final required capital contribution. As of March 30, 1991, the capital contribution obligations of the Partnership and ATCP II for those Local Partnership Interests in which ATCP II also has capital contribution obligations are as follows:

	The Partnership ATCP III	ATCP II
1. Batesville Family, L.P.	$ 239,716	$ 160,741
2. Bruce Housing Associates, L.P.	183,155	122,814
3. Carrington Limited Dividend Housing Association Limited Partnership	2,174,720	1,058,976
4. Ivy Family, L.P.	135,528	90,878
5. Lawrence Road Properties, Ltd.	123,799	83,013
6. Mirador del Toa Limited Partnership	284,847	186,717
7. Purvis Heights Properties, L.P.	191,512	128,419
8. Queen Lane Investors	597,050	603,552
	$ 3,930,327	$ 2,435,110

During the period January 1, 1991 through March 30, 1991, the Partnership acquired a 99% Local Partnership Interest in the following:

1. La Belle Commons, Ltd.;
2. Long Reach Associates Limited Partnership and
3. Sugar Cane Villas, Ltd.

At March 30, 1991, the Partnership is required to make capital contributions in the aggregate amount of $17,436,022 in connection with the purchase of Local Partnership Interests, as specified in each Local Partnership's partnership agreement. Total payments of Capital contributions to Local Partnerships for the period June 13, 1990 (Commencement of Operations) through March 30, 1991 amounted to $8,609,731. At March 30, 1991, $8,826,291 of the Partnership's capital contribution obligations were outstanding. These outstanding capital contributions are payable in installments upon each Local Partnership's satisfaction of specified conditions related to construction or operations.

Subsequent to March 30, 1991, the Partnership acquired a 99% Local Partnership Interest in Ashland Park Apartments, L.P., Howard L. Miller Sallisaw Apartments II, L.P. and Ellinwood Heights Apartments L.P. The Partnership is committed to make capital contribution payments in the aggregate amount of $522,151 to these Local Partnerships. The Partnership is currently negotiating investments in additional Local Partnerships. Upon closing these additional acquisitions, the General Partner anticipates that virtually all of the available Net Proceeds of the Partnership will be utilized, other than the amount held as a working capital reserve. There can be no assurance that the Partnership will acquire such Local Partnership Interests.

The Partnership's primary source of funds was from Net Proceeds. Other Sources of the Partnership's funds are interest earned on working capital and interest earned on temporary investments of future capital contribution obligations due to Local Partnerships ("Temporary Investments"). In future periods, the Partnership expects to receive cash distributions from Local Partnerships. These sources of funds are available to meet the obligations of the

Partnership. The cash distributions which may be made by the Local Partnerships to the Partnership may be restricted as determined by each Local Partnership's financing and subsidy agreements.

The Partnership is not expected to have access to any sources of financing. Accordingly, if unforeseen contingencies arise that cause a Local Partnership to require additional capital, in addition to that contributed by the Partnership, the source of such capital needs may be from (i) limited reserves from the Partnership, (ii) debt financing at the Local Partnership level (which may not be available), or (iii) additional equity contributions of the general partner of the Local Partnership. There can be no assurance that any of these sources would be readily available to fund possible additional capital requirement. The Partnership and the Local Partnerships have no material commitments for capital expenditures other than those relating to construction, as of March 30, 1991 and December 31, 1990, respectively.

The amount and sequence of the Partnership's future commitments for Local Partnership Interests will depend upon the rate at which agreements for Investments in Local Partnerships are executed, the size of the Partnership's capital commitments and other factors, including the extension of the offering previously discussed.

Prior to any future Investment in a Local Partnership, such investment will be analyzed by the General Partner with respect to its probable impact upon the Partnership's liquidity position. The General Partner will take into account (i) projected cash flow generated from the Local Partnership, (ii) the debt service requirements generated by the existing financing at the Local Partnership level and (iii) any restructuring or refinancing of existing financing at the Local Partnership level.

Following an Investment in a Local Partnership, adverse business or financial developments and other changes not considered probable at the time of the Investment in Local Partnerships by the Partnership may occur, which may result in a corresponding adverse effect on the Partnership's liquidity position. To protect against the effect of such developments, the General Partner will endeavor to obtain from the general partners of the Local Partnerships, guarantees, undertakings and/or agreements to guard against operating deficits of the Local Partnerships.

In addition, the Partnership has established a working capital reserve. This working capital reserve may be increased or decreased by the General Partner, in its sole discretion, as it deems necessary or appropriate. The Local Partnerships are expected to maintain escrow reserves. Although the General Partner will endeavor to cause the appropriate level of reserves to be maintained by the Partnership and the Local Partnerships, if such reserves and any other available income are insufficient to cover the Partnership's or any Local Partnership's operating expenses and liabilities, it may be necessary to accumulate additional funds from distributions received from Local Partnership's that would otherwise be available for distribution to partners of the Partnership or to liquidate the Partnership's investment in one or more Local Partnerships in the early years of operations.

At March 30, 1991, the Partnership had cash and cash equivalents totaling $16,152,557 which includes $15,303,929 invested in commercial paper and $848,628 held in cash and money market accounts. Of these amounts, approximately $716,000 has been set aside for working capital which will be available for operating expenses of the Partnership. In addition, at March 30, 1991, working capital in the amount of $1,633,622 was invested in U.S. government agency bonds which mature in 2003.

During the period June 13, 1990 (Commencement of Operations) to March 30,1991, from Net Proceeds, the Partnership paid approximately $8,610,000 of installments of capital contributions to the Local Partnerships. In addition, the Partnership paid $125,000 for administration and management fees, approximately $1,000 for professional fees, approximately $12,000 for accrued interest paid at purchase of U. S. government agency bonds, and approximately $170,000 as a cash distribution to the limited partners. In addition, the Partnership received interest income of approximately $896,000 for the period June 13, 1990 (Commencement of Operations) to March 30, 1991 from the Temporary Investments. Accordingly, cash and cash equivalents and investment in U.S. government agency bonds increased, in aggregate by approximately $17,786,000 during the period June 13, 1990 (Commencement of Operations) to March 30, 1991.

The Investment in Local Partnerships increased as a result of the payment of capital contribution installments to the Local Partnerships, but was offset by approximately $216,000 which represents the Partnership's equity in the Local Partnerships' net loss for the period ended December 31, 1990.

Results of Operations

The Partnership's operating results are dependent upon the operating results of the Local Partnerships and are significantly impacted by the Local Partnership' policies.

For the period June 13, 1990 (Commencement of Operations) to March 30, 1991, the Partnership had a net income of approximately $424,000, which included an equity in loss of Investment in Local Partnerships of approximately $216,000 for the period ended December 31, 1990. The Partnership's income from operations for the period June 13, 1990 (Commencement of Operations) to March 30, 1991 of approximately $640,000 is attributable to interest revenue of approximately $904,000, offset by operating expenses of approximately $252,000 and amortization of organization costs of $12,000. The results of operations for the period June 13, 1990 (Commencement of Operations) to March 30, 1991 are not necessarily indicative of the results that may be expected for future periods, as the Partnership's interest earned from Temporary Investments is expected to decrease as the remaining capital contribution obligations due to the Local Partnerships are paid.

The Local Partnerships' net loss of approximately $488,000 for the period ended December 31, 1990 was primarily due to rental and other revenue of approximately $870,000, offset by operating and interest expenses of approximately $1,076,000, and approximately $282,000 of depreciation and amortization expenses. As a result of ongoing development and construction, many Local Partnerships have not reached the full operation stage. As the Properties approach full operations for an entire year, it is anticipated that rental revenues will increase, but such revenues will be offset by increases in operating, financial and depreciation expenses. It is anticipated that an increase in such expenses will exceed the increase in rental revenue. Accordingly, the operating results of the Local Partnerships for the period ended December 31, 1990 are not necessarily indicative of future results.

Tax Reform Act of 1986, Revenue Act of 1987, Technical and Miscellaneous Revenue Act of 1988, Omnibus Budget Reconciliation Act of 1989 and Omnibus Budget Reconciliation Act of 1990.

The Partnership is organized as a limited partnership and is a "pass through" tax entity which does not, itself, pay federal income tax. However, the partners of the Partnership, who are subject to federal income tax, may be affected by the Tax Reform Act of 1986, the Revenue Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989 and the Omnibus Budget Reconciliation Act of 1990 (collectively the "Tax Acts"). The Partnership will consider the effect of certain aspects of the Tax Acts on the partners when making investment decisions. The Partnership does not anticipate that the Tax Acts will have a material adverse impact on the Partnership's business operations, capital resources, plans, or liquidity.

Inflation

Inflation is not expected to have a material adverse impact on the Partnership's operations during its period of ownership of the Properties.

Richman Tax Credit Properties III L.P.
(A Delaware limited partnership)

BALANCE SHEET

June 29, 1991
(Unaudited)

ASSETS

Investment in American Tax Credit Properties III L.P.		$ 427
Distribution receivable from American Tax Credit Properties III L.P.		1,713
		$ 2,140

LIABILITIES AND PARTNERS' EQUITY

Commitments and contingencies		$
Partners' equity		
General and limited partners	$ 3,130	
Less capital contributions receivable	(990)	2,140
		$ 2,140

Please note that a purchaser of Units is not purchasing an interest in the partnership whose balance sheet appears above.

See notes to balance sheet

Richman Tax Credit Properties III L.P.
(A Delaware limited partnership)

NOTES TO BALANCE SHEET

June 29, 1991
(Unaudited)

NOTE 1 - ORGANIZATION

Richman Tax Credit Properties III L.P. (the "Partnership"), a Delaware limited partnership, was formed on September 21, 1989 under the Revised Uniform Limited Partnership Act of the State of Delaware to act as the sole general partner in American Tax Credit Properties III L.P.("ATCP III"), a limited partnership formed on September 21, 1989.

NOTE 2 - CAPITAL CONTRIBUTIONS RECEIVABLE

The amount of capital contributions due from the partners is comprised of noninterest bearing receivables from the general partner and the limited partners.

NOTE 3 - INVESTMENT IN AMERICAN TAX CREDITS PROPERTIES III L.P.

At June 29, 1991, the Partnership owns a 1% general partnership interest in ATCP III. The Partnership's investment in ATCP III is accounted for under the equity method. At June 29, 1991 the balance consists of the following:

Equity Payments	$ 10
Equity in income of ATCP III	2,130
Distribution	(1,713)
	$ 427

At June 29, 1991 the Partnership owes $90 to ATCP III for unpaid capital contribution.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Compensation and fees due to the Partnership from ATCP III have been assigned to affiliates. At June 29, 1991, approximately $125,000 was due from ATCP III and $1,591,000 was due from ATCP III investee limited partnerships. These amounts are due to affiliates pursuant to such assignment.

The Partnership is responsible for the liability, if any, for organization, offering and selling expenses of ATCP III incurred in connection with the offering of limited partnership units should such expenses exceed an agreed upon percentage of the final limited partner capital contributions received by ATCP III.

Reznick Fedder & Silverman
Certified Public Accountants • Business Consultants
A Professional Corporation
4520 East-West Highway • Suite 300 • Bethesda, Maryland 20814-3319 • (301)-652-9100

Independent Auditors' Report

To the Partners
Richman Tax Credit Properties III L.P.

We have audited the accompanying balance sheet of Richman Tax Credit Properties III L.P. (a Delaware limited partnership) as of March 30, 1991. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Richman Tax Credit Properties III L.P. as of March 30, 1991, in conformity with generally accepted accounting principles.

Reznick Fedder & Silverman

Bethesda, Maryland
August 14, 1991

1900 Redwood Tower • 217 East Redwood Street
Baltimore, Maryland 21202-3316 • (301) 727-4340

212 South Tryon Street • Suite 1180
Charlotte, North Carolina 28281-8100 • (704) 332-9100

Richman Tax Credit Properties III L.P.
(A Delaware limited partnership)

BALANCE SHEET

March 30, 1991

ASSETS

Investment in American Tax Credit Properties III L.P.		$ 2,543
Distribution receivable from American Tax Credit Properties III L.P.		1,713
		$ 4,256

LIABILITIES AND PARTNERS' EQUITY

Commitments and contingencies		$
Partners' equity		
General and limited partners	$ 5,246	
Less capital contributions receivable	(990)	4,256
		$ 4,256

Please note that a purchaser of Units is not purchasing an interest in the partnership whose balance sheet appears above.

See notes to balance sheet

Richman Tax Credit Properties III L.P.
(A Delaware limited partnership)

NOTES TO BALANCE SHEET

March 30, 1991

NOTE 1 - ORGANIZATION

Richman Tax Credit Properties III L.P. (the "Partnership"), a Delaware limited partnership, was formed on September 21, 1989 under the Revised Uniform Limited Partnership Act of the State of Delaware to act as the sole general partner in American Tax Credit Properties III L.P.("ATCP III"), a limited partnership formed on September 21, 1989.

NOTE 2 - CAPITAL CONTRIBUTIONS RECEIVABLE

The amount of capital contributions due from the partners is comprised of noninterest bearing receivables from the general partner and the limited partners.

NOTE 3 - INVESTMENT IN AMERICAN TAX CREDITS PROPERTIES III L.P.

At March 30, 1991, the Partnership owns a 1% general partnership interest in ATCP III. The Partnership's investment in ATCP III is accounted for under the equity method. At March 30, 1991 the balance consists of the following:

Equity Payments	$ 10
Equity in income of ATCP III	4,246
Distribution	(1,713)
	$ 2,543

At March 30, 1991 the Partnership owes $90 to ATCP III for unpaid capital contribution.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Compensation and fees due to the Partnership from ATCP III have been assigned to affiliates. At March 30, 1991, $114,690 was due from ATCP III and $1,421,190 was due from ATCP III investee limited partnerships. These amounts are due to affiliates pursuant to such assignment.

The Partnership is responsible for the liability, if any, for organization, offering and selling expenses of ATCP III incurred in connection with the offering of limited partnership units should such expenses exceed an agreed upon percentage of the final limited partner capital contributions received by ATCP III.

PRIOR PERFORMANCE TABLES

Introduction

All of the information presented in the following tables ("Prior Performance Tables") relates to prior programs which were sponsored by WRC or its Affiliates. The information provided in such tables is of prior programs which, in most cases, had similar investment objectives to those of the Partnership. The earlier discussion contained in the section of the Prospectus captioned "Prior Performance Summary" described generally the experience of the Sponsor and its Affiliates in prior real estate syndications. The Prior Performance Tables present more specific information regarding recent programs. Although the performance records set forth in the Prior Performance Tables should not be considered indicative of results to be expected from the Partnership, the Prior Performance Tables provide potential investors with information which will enable them to evaluate the past performance of the Sponsor and its Affiliates as it relates to prior real estate programs.

The prior public programs included in the tables which have investment objectives that are considered similar to those of the Partnership include, at least in part, an investment objective which was to provide investors with substantial tax benefits in the form of tax credits or losses which could be used to shelter income from outside sources. Such programs were also designed to be illiquid investments and did not have as an investment objective liquidity by means of free transferability of limited partnership interests.

The public program included in the Prior Performance Tables which has investment objectives that are considered different from those of the Partnership included, at least in part, (i) achievement of long term capital appreciation through increases in the value of the partnership's equity investments; (ii) provide quarterly cash distributions to investors; and (iii) provide the potential for increases in cash distributions from income from partnerships and sale of properties.

The information with respect to the prior private programs has been aggregated because the principal investment objective of all the prior private programs differs from that of the Partnership. The private programs were formed principally to generate losses that investors could offset against their taxable income. In addition, the private programs are different from the Partnership because the private programs' subscription period generally covered five to seven years whereas the Partnership requires a paid-in full subscription upon admission and the public programs generally require the same. Moreover, the principal economic benefit of the private programs is usually derived during the subscription period (five to seven years) as compared to the ten-year tax credit (and fifteen year compliance period) of the Partnership. In addition, although the private programs are generally similar to the Partnership in that most of the prior private programs were structured to acquire properties designed to provide affordable housing, the acquisition structure of the properties expected to be acquired by the Partnership is different from the acquisition structure of such private programs.

The prior programs identified in the Tables are both Public Programs (the "Public Programs"), registered with the SEC and programs not registered with the SEC pursuant to an exemption from registration (the "Private Programs"). Potential investors can obtain, upon written request, a copy of any annual report filed with the SEC by a Public Program. Table VI, not included on the following pages, reports more detailed information regarding property acquisition by prior programs and is contained in Part II of the Partnership's Registration Statement. Copies of Table VI may also be obtained by written request directed to the General Partner.

It should not be assumed that investors in the Offering covered by the Prospectus will experience returns, if any, comparable to those experienced in any of the prior programs. Investors in the Partnership will not have any interest in any of the prior limited partnerships included in the Prior Performance Tables.

The Prior Performance Tables and accompanying Notes are not covered by reports of independent certified public accountants.

NOTES TO TABLE I

Table I includes information concerning the experience of the Sponsor and its Affiliates in raising and investing proceeds for limited partnerships having similar investment objectives to the Partnership. Information is included for five public offerings organized between January 1, 1988 and December 31, 1990. The Table sets forth, on a percentage basis, how the offering proceeds of these partnerships were applied, including the offering expenses and amounts available for investment.

Table I should be read in conjunction with the introduction and accompanying notes.

Note 1:

The dollar amount offered and raised includes the entire amount of investors' contributions paid or payable.

Note 2:

The leverage percentage equals the total amount of mortgage indebtedness on the acquisition date or completion date divided by total development costs.

Note 3:

Secured Income L.P. represents a partnership whose principal investment objective differs from that of the Partnership. Such principal investment objective included guaranteed and preferred cash distributions and long-term capital appreciation of the partnership's investments.

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS
(on a percentage basis)

As of December 31, 1990 (unaudited)

	Wilder Richman Historic Properties II, L.P. 1988	American Tax Credit Properties L.P. 1988	American Tax Credit Properties II L.P. 1989	American Tax Credit Properties III L.P. 1990
Dollar Amount Offered (Note 1)	$19,280,000	$41,286,000	$55,746,000	$50,000,000
Dollar Amount Sold	$19,280,000	$41,286,000	$55,746,000	$29,352,000
Less: Subscription Discount	$0	$0	$0	$0
Dollar Amount Raised (Note 1)	$19,280,000	$41,286,000	$55,746,000	$29,352,000
Amount sold as a percentage of amount offered	100.00%	100.00%	100.00%	58.70%
Less: Offering Expenses Retained by Affiliate or Sponsor:				
Underwriting Fees				
Advisory Fees				
Lease-up Fees				
Investor Service Fees				
Selling commissions				
Organizational Expenses	3.50%	3.58%	4.00%	4.46%
Syndication costs payable to unrelated parties	10.50%	8.00%	8.00%	8.00%
Reserves	1.00%	5.50%	6.00%	6.00%
Percent available for investment	85.00%	82.92%	82.00%	81.54%
Investments in operating real estate partnerships	85.00%	82.92%	82.00%	66.49%
Percentage Leveraged (Note 2)	62.70%	68.90%	67.11%	71.69%
Date of offerings	June-July	May-November	May-September	February-December
Approximate offering period	30 days	180 days	120 days	330 days
Months to invest 90% of amount available for investment	Invested as raised	Invested as raised	Invested as raised	Invested as raised

(See Notes to Table I)

NOTES TO TABLE II

Table II sets forth the aggregate amount of all compensation earned by or paid to the Sponsor or its Affiliates for 1988 through 1990 (with certain exceptions for fiscal years ending after December 31, see Note 2 below). The columns captioned "other private programs" and "other public programs" aggregate compensation received within the last three years ended December 31, 1990 from programs which closed prior to such three-year period.

Table II should be read in conjunction with the introduction and accompanying notes.

Note 1:

The programs set forth in Table II have various fiscal year ends for financial reporting purposes as reflected below. All information reflected considers each program's most recent fiscal year end as of the date of the Prospectus.

Program	Fiscal Year End
Other Private Programs	December 31
Other Public Programs	December 31
Wilder Richman Historic Properties II, L.P.	February 28
American Tax Credit Properties L.P.	March 30
American Tax Credit Properties II L.P.	March 30
American Tax Credit Properties III L.P.	March 30

Note 2:

The dollar amount of cash generated from operations is generally calculated by aggregating the operating activity of the operating (or local) partnerships and adjusting for non-cash expenses and mortgage amortization. In the case of private programs, there is little, if any, cash generated from operations during the investor pay-in period.

Note 3:

None of the programs sold or refinanced any properties from their inception to December 31, 1990.

Note 4:

In the case of three Public Programs (Wilder Richman Historic Properties, L.P., Wilder Richman Historic Properties II, L.P. and Secured Income L.P.), guaranteed investment contracts were acquired to assure investors a minimum distribution in the early years of the programs (see Note 6 to Table III). In addition to the minimum distributions, the guaranteed investment contracts provide for the payment of investor services fees to the general partners of such programs.

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE II

COMPENSATION TO SPONSOR AND AFFILIATES
(amounts in dollars)

As of December 31, 1990 (unaudited)

	Wilder Richman Historic Properties II, L.P.; 1988 (Note 1)	American Tax Credit Properties L.P. 1988 (Note 1)	American Tax Credit Properties II L.P. 1989 (Note 1)	American Tax Credit Properties III L.P. 1990	2 Other Public Programs 1987	40 Other Private Programs 1980-1986
Date Offering Commenced	June	May	May	May		
Dollar Amount Raised	$19,280,000	$41,286,000	$55,746,000	$29,352,000	$3,801,260	$12,080,938
Amount paid to Sponsor or affiliate from proceeds of offering:						
Underwriting	$0	$0	$0	$0	$0	$0
Rehabilitation/Acquisition Service Fees - advisory	$964,000	$3,743,069	$5,226,758	$2,405,220	$152,050	$3,021,350
Other - Investor Service Fees	$0	$0	$0	$0	$0	$15,000
Dollar Amount of cash generated from operations before deducting payments to sponsor (Notes 1 and 2)	($931,486)	$1,596,077	$3,435,212	$654,981	$1,574,764	$4,613,592
Amount paid to sponsor or affiliate from operations:						
Property management fees	$133,861	$263,706	$122,083	$0	$204,292	$1,329,491
Partnership management fees (Note 4)	$150,000	$463,744	$452,757	$100,000	$306,672	$285,563
Reimbursements	$0	$0	$0	$0	$0	$0
Leasing Commissions	$0	$0	$0	$0	$0	$0
Dollar amount of property sales and refinancing before deducting payments to sponsor or affiliates (Note 4)						
- cash	$0	$0	$0	$0	$0	$0
- notes	$0	$0	$0	$0	$0	$0
Amount paid to sponsor or affiliates from property sales and refinancing: (Note 3)						
Real estate commissions	$0	$0	$0	$0	$0	$0
Incentive Fees	$0	$0	$0	$0	$0	$0
Other	$0	$0	$0	$0	$0	$0

(See Notes to Table II)

NOTES TO TABLE III

Table III summarizes the operating results of prior partnerships which were closed between January 1, 1986 and December 31, 1990.

The operating results of all Private Programs are prepared on the accrual basis and on the same basis of accounting used for federal income tax purposes ("Tax Basis"). Net reportable income computed in accordance with generally accepted accounting principles ("GAAP") can differ substantially from income reported on the Tax Basis. Under the Tax Basis, regulations permit the acceleration of certain expenses, including depreciation and amortization of qualified rehabilitation expenditures. The effect of these differences is that losses under GAAP would have been less than the losses under the Tax Basis reflected in Table III.

The operating results of all Public Programs are reported in accordance with GAAP. However, not all Public Programs have reported fiscal year ends of December 31 (see Note 5 below).

Table III should be read in conjunction with the Introduction and accompanying Notes.

Note 1:

Taxable Income from operations is determined from the respective fiscal periods ending December 31 Income Tax information for all programs.

Note 2:

Cash generated from operations is based upon Net Income (Loss) as adjusted for non-cash expenses (i.e.—depreciation and amortization) and mortgage amortization. It is the General Partner's experience that such presentation is representative because the calculation for distributable cash from the underlying properties is based upon the operating results of the properties as adjusted for cash expenditures which are not reflected on the statement of operations, such as mortgage amortization.

In accordance with Accounting Pronouncement FAS 95 concerning the statement of cash flows, the Public Programs reported cash from operations as follows:

	1987	1988	1989	1990
Wilder Richman Historic Properties, L.P.	$2,741,045	$(680,343)	$343,643	$421,279
Secured Income L.P.	(801,986)	(47,730)	(754,850)	631,140
Wilder Richman Historic Properties II, L.P.		90,283	393,066	148,717
American Tax Credit Properties L.P.		716,115	890,464	181,117
American Tax Credit Properties II L.P.			1,992,253	1,072,349
American Tax Credit Properties III L.P. ...				694,842

Note 3:

For Private Programs, there is generally no cash flow from operations during the investor pay-in periods (five to seven years). Cash deficiencies are generally funded from syndication proceeds, construction loan proceeds or general partner advances, both of which are not included in gross revenues.

In the case of Public Programs, cash deficiencies generally arise during the development and rent-up stages of the complexes and are funded from construction loan proceeds or development advances from the general partners, both of which are not included in gross revenues.

Note 4:

Federal Tax Credits include low-income housing tax credits and rehabilitation tax credits.

Note 5:

The Public Programs set forth in Table III have various fiscal year ends for financial reporting purposes as reflected below. All information reflected considers each program's most recent fiscal year ended as of the date of the Prospectus.

Program	Fiscal Year End
Wilder Richman Historic Properties, L.P.	December 31
Secured Income L.P.	December 31
Wilder Richman Historic Properties II, L.P.	February 28
American Tax Credit Properties L.P.	March 30
American Tax Credit Properties II L.P.	March 30
American Tax Credit Properties III L.P.	March 30

Note 6:

In the case of three Public Programs (see below), cash distributions to the investor limited partners for the initial four to seven years of the respective programs are assured through the purchase of guaranteed investment contracts which provide minimum distributions of five to seven percent cash on cash return. Such guaranteed investment contracts were purchased by the local partnerships from the capital contributions of the Public Programs.

Program	Assured Distribution Percentage	Assured Distribution Period
Wilder Richman Historic Properties, L.P.	5%	1987-1991
Secured Income L.P.	7%	1987-1993
Wilder Richman Historic Properties II, L.P.	5%	1988-1991

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III

OPERATING RESULTS (unaudited)
(amounts in dollars)

PRIVATE PROGRAMS CLOSED IN 1986
TWO PROGRAMS

	1986	1987	1988	1989	1990
Gross Revenues	$809,618	$1,470,308	$1,496,897	$1,504,007	$1,475,143
Less: Operating, general and administrative expenses:	($860,500)	($985,565)	($794,550)	($840,618)	($887,124)
Interest expense	($540,974)	($941,134)	($919,487)	($910,541)	($858,762)
Depreciation & amortization	($736,356)	($1,158,483)	($1,143,680)	($1,129,710)	($1,107,983)
Income (Loss) - Tax basis	($1,328,212)	($1,614,874)	($1,360,820)	($1,376,862)	($1,378,726)
Cash generated (deficiency)	($591,856)	($456,391)	($208,043)	($263,056)	($303,576)
Less: Cash distributions	$0	$0	$0	$0	$0
Cash generated (deficiency) after cash distributions	($591,856)	($456,391)	($208,043)	($263,056)	($303,576)
Tax, distribution and investment data per $1,000 investment					
Federal income tax results:					
Ordinary Income (loss):					
From operations	($546)	($685)	($578)	($630)	($631)
From recapture					
Capital gain (loss)					
Cash distributions to investors:					
Source (on tax basis):					
Operations					
Return of Capital					
Source (on cash basis)					
Sales					
Refinancing					
Operations					
Other					
Percent of original investment in remaining properties	100%	100%	100%	100%	100%

(See Notes to Table III)

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

PUBLIC OFFERINGS CLOSED IN 1987
SECURED INCOME L.P.

	1987 (Note 5)	1988 (Note 5)	1989 (Note 5)	1990 (Note 5)
Gross Revenues	$374,325	$2,540,925	$4,848,445	$5,940,575
Less: Operating, general and administrative expenses	$151,830	$629,938	$1,573,072	$2,131,972
Interest expense	$164,018	$1,008,839	$2,599,246	$3,403,391
Depreciation & amortization	$85,782	$626,282	$1,590,114	$2,214,178
Income (Loss) - GAAP basis	($27,305)	$275,866	($913,987)	($1,808,966)
Taxable Income (Loss)	($121,178)	($54,027)	($2,282,964)	($2,687,504)
Federal Credit (Note 4)	$0	$0	$0	$0
Cash generated (deficiency) from operations (Notes 2 and 3)	$58,477	$882,142	$407,399	($60,111)
Less: Cash distributions (Note 6)	$207,227	$1,519,313	$1,392,031	$1,414,934
Cash generated (deficiency) after cash distributions	($148,750)	($637,171)	($984,632)	($1,475,045)
Tax, distribution and investment data per $1,000 investment				
Federal income tax results:				
Ordinary Income (loss):				
From operations	($8)	($3)	($116)	($137)
From recapture				
Capital gain (loss)				
Federal Credit	$0	$0	$0	$0
Cash distributions to investors:	$13	$77	$71	$72
Percent of original investment in remaining properties	100%	100%	100%	100%

(See Notes to Table III)

WRC AND AFFILIATES PRIOR PROGRAMS
TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

PUBLIC OFFERINGS CLOSED IN 1987
WILDER RICHMAN HISTORIC PROPERTIES, L.P.

	1987 (Note 5)	1988 (Note 5)	1989 (Note 5)	1990 (Note 5)
Gross Revenues	$377,657	$1,801,798	$1,612,374	$1,661,545
Less: Operating, general and administrative expenses	$268,713	$645,193	$664,212	$662,163
Interest expense	$248,736	$1,018,002	$1,019,184	$1,011,775
Depreciation & amortization	$120,733	$407,390	$394,417	$422,374
Income (Loss) - GAAP basis	($260,525)	($268,787)	($465,439)	($434,767)
Taxable Income (Loss)	($329,099)	($589,077)	($685,004)	($708,432)
Federal Credit (Note 4)	$3,282,500	$0	$0	$0
Cash generated (deficiency) from operations (Notes 2 and 3)	($139,792)	$70,546	($142,147)	($94,629)
Less: Cash distributions (Note 6)	$76,989	$310,590	$310,590	$314,795
Cash generated (deficiency) after cash distributions	($216,781)	($240,044)	($452,737)	($409,424)
Tax, distribution and investment data per $1,000 investment				
Federal income tax results:				
Ordinary Income (loss):				
From operations	($52)	($94)	($109)	($113)
From recapture				
Capital gain (loss)				
Federal Credit	$516	$0	$0	$0
Cash distributions to investors	$12	$49	$49	$50
Percent of original investment in remaining properties	100%	100%	100%	100%

(See notes to Table III)

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

PUBLIC OFFERINGS CLOSED IN 1988
WILDER RICHMAN HISTORIC PROPERTIES II, L.P.

	1988 (Note 5)	1989 (Note 5)	1990 (Note 5)
Gross Revenues	$369,751	$2,014,693	$3,922,731
Less: Operating, general and administrative expenses	$394,079	$1,239,467	$2,090,822
Interest expense	$425,715	$1,280,028	$2,092,411
Depreciation & amortization	$124,096	$647,624	$1,172,469
Income (Loss) - GAAP basis	($574,139)	($1,152,426)	($1,432,971)
Taxable Income (Loss)	($662,785)	($1,159,322)	($2,417,101)
Federal Credit (Note 4)	$3,200,243	$5,198,049	$1,867,232
Cash generated (deficiency) from operations (Notes 2 and 3)	($450,043)	($504,802)	($260,502)
Less: Cash distributions (Note 6)	$256,275	$976,723	$974,721
Cash generated (deficiency) after cash distributions	($706,318)	($1,481,525)	($1,235,223)
Tax, distribution and investment data per $1,000 investment			
Federal income tax results:			
Ordinary Income (loss):			
From operations	($34)	($60)	($125)
From recapture			
Capital gain (loss)			
Federal Credit	$164	$270	$97
Cash distributions to investors:	$13	$51	$51
Percent of original investment in remaining properties	100%	100%	100%

(See Notes to Table III)

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

PUBLIC OFFERINGS CLOSED IN 1988
AMERICAN TAX CREDIT PROPERTIES L.P.

	1988 (Note 5)	1989 (Note 5)	1990 (Note 5)
Gross Revenues	$2,381,211	$10,969,197	$13,945,431
Less: Operating, general and administrative expenses	$1,018,904	$5,303,250	$7,049,298
Interest expense	$438,386	$5,031,806	$7,285,568
Depreciation & amortization	$384,732	$2,866,038	$4,007,438
Income (Loss) - GAAP basis	$539,189	($2,231,897)	($4,396,873)
Taxable Income (Loss)	$302,627	($1,587,679)	($4,290,058)
Federal Credit (Note 4)	$3,149,008	$4,417,400	$9,154,314
Cash generated (deficiency) from operations Notes 2 and 3)	$923,921	$634,141	($689,435)
Less: Cash distributions	$0	$0	$0
Cash generated (deficiency) after cash distributions	$923,921	$634,141	($689,435)
<u>Tax, distribution and investment data per $1,000 investment</u>			
Federal income tax results:			
Ordinary Income (loss):			
From operations	$7	($38)	($104)
From recapture			
Capital gain (loss)			
Federal Credit	$76	$107	$222
Cash distributions to investors:	$0	$0	$0
Percent of original investment in remaining properties	100%	100%	100%

(See Notes to Table III)

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

PUBLIC OFFERINGS CLOSED IN 1989
AMERICAN TAX CREDIT PROPERTIES II L.P.

	1989 (Note 5)	1990 (Note 5)
Gross Revenues	$2,313,515	$13,846,746
Less: Operating, general and administrative expenses	$528,800	$7,969,340
Interest expense	$75,631	$4,326,128
Depreciation & amortization	$45,302	$3,421,277
Income (Loss) - GAAP basis	$1,663,782	($1,869,989)
Taxable Income (Loss)	$1,153,349	($1,147,827)
Federal Credit (Note 4)	$116,592	$8,590,733
Cash generated (deficiency) from operations (Notes 2 and 3)	$1,709,084	$1,151,288
Less: Cash distributions	$563,091	$0
Cash generated (deficiency) after cash distributions	$1,145,993	$1,151,288
Tax, distribution and investment data per $1,000 investment		
Federal income tax results:		
Ordinary Income (loss):		
From operations	$21	($21)
From recapture		
Capital gain (loss)		
Federal Credit	$2	$154
Cash distributions to investors:	$10	$0
Percent of original investment in remaining properties	100%	100%

(See Notes to Table III)

WRC AND AFFILIATES PRIOR PROGRAMS

TABLE III (continued)

OPERATING RESULTS (unaudited)
(amounts in dollars)

PUBLIC OFFERINGS CLOSED IN 1990
AMERICAN TAX CREDIT PROPERTIES III L.P.

	1990 (Note 5)
Gross Revenues	$1,288,327
Less: Operating, general and administrative expenses	$473,291
Interest expense	$260,055
Depreciation & amortization	$130,417
Income (Loss) - GAAP basis	$424,564
Taxable Income (Loss)	$443,613
Federal Credit (Note 4)	$324,051
Cash generated (deficiency) from operations (Notes 2 and 3)	$554,981
Less: Cash distributions	$171,254
Cash generated (deficiency) after cash distributions	$383,727

Tax, distribution and investment data per $1,000 investment	
Federal income tax results:	
Ordinary Income (loss):	
From operations	$15
From recapture	
Capital gain (loss)	
Federal Credit	11
Cash distributions to investors:	6
Percent of original investment in remaining properties	100%

(See Notes to Table III)

EXHIBIT A

AMERICAN TAX CREDIT PROPERTIES III L.P.

Amended and Restated Agreement of Limited Partnership

Dated: ____________, 1990

TABLE OF CONTENTS

ARTICLE SIX
CHANGES IN GENERAL PARTNER

ARTICLE SEVEN
TRANSFERABILITY OF UNITS

ARTICLE EIGHT
DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

ARTICLE NINE
BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS

ARTICLE TEN
MEETINGS AND VOTING RIGHTS OF LIMITED PARTNERS

ARTICLE ELEVEN

ARTICLE TWELVE
MISCELLANEOUS PROVISIONS

AMERICAN TAX CREDIT PROPERTIES III L.P.

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

This Amended and Restated Agreement of Limited Partnership of American Tax Credit Properties III L.P., a Delaware limited partnership (the "Partnership"), is made as of , 1990, by and among Richman Tax Credit Properties III L.P., a Delaware limited partnership (the "General Partner"), as General Partner, and Richard P. Richman (the "Original Limited Partner"), as Original Limited Partner, and those Persons admitted to the Partnership from time to time as Limited Partners.

WITNESSETH:

WHEREAS, the General Partner has executed a Certificate of Limited Partnership dated as of September 21, 1989, establishing a limited partnership under and pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware (the "Act") and the General Partner and the Original Limited Partner entered into an Agreement of Limited Partnership dated as of October 2, 1989, setting forth certain of the terms and conditions of their agreements and understandings regarding the Partnership;

WHEREAS, the parties hereto desire to enter into this Amended and Restated Agreement of Limited Partnership of the Partnership to provide for (i) the continuation of the Partnership, (ii) the admission of additional Limited Partners, (iii) the withdrawal of Richard P. Richman as Original Limited Partner and (iv) the terms and conditions for the operation of the Partnership;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree to continue the Partnership as follows:

ARTICLE ONE

CONTINUATION, NAME, PLACE OF BUSINESS, PURPOSE AND TERM

SECTION 1.1. *Continuation of Partnership.*

The parties hereto hereby enter into and continue a limited partnership under and pursuant to the provisions of the Act, and such other provisions of applicable law as shall pertain to limited partnerships organized pursuant to and in accordance with the Act.

SECTION 1.2. *Name, Principal Office, and Name and Address of Registered Agent for Service of Process.*

The Partnership shall continue to be conducted under the name American Tax Credit Properties III L.P. The principal place of business and office of the Partnership shall be 570 Taxter Road, Suite 420, Elmsford, New York 10523. The registered office of the Partnership in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered Agent of the Partnership for service of process at such address is The Corporation Trust Company.

SECTION 1.3. *Purpose.*

The purpose and character of the business of the Partnership is to acquire, hold, sell, dispose of and otherwise deal with limited partnership interests in Local Partnerships owning leveraged apartment complexes which qualify for Low-Income Credits, primarily in order to (i) provide Limited Partners with Low-Income Credits that they may use to offset their federal income tax liability; (ii) allocate passive losses to individual Limited Partners to offset passive income that they may realize from rental real estate investments and other passive activities, and allocate passive losses to corporate Limited Partners to offset active business income; (iii) preserve and protect the Partnership's capital; (iv) provide to the Limited Partners, to the extent feasible, distributions of cash, if any, from the operations of the Properties; and (v) provide to the Limited Partners, to the extent feasible, distributions of cash, if any, from Sale or Refinancing Proceeds, if any, upon the disposition or refinancing of the Properties, including amounts attributable to capital appreciation.

SECTION 1.4. *Term.*

The Partnership shall continue in full force and effect until December 31, 2029 unless dissolved prior thereto pursuant to this Agreement or by law.

ARTICLE TWO

DEFINITIONS

Defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article Two. Certain additional defined terms are set forth elsewhere in this Agreement. Unless the context requires otherwise, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires, and Article and Section references are references to the Articles and Sections of this Agreement.

"*Accountants*" means Reznick Fedder & Silverman, C.P.A.'s or such other nationally recognized firm of independent public accountants as shall be engaged from time to time by the General Partner on behalf of the Partnership.

"*Acquisition Fee*" shall mean the total of all fees and commissions paid by any party in connection with a Property for the making or investing in mortgage loans or the purchase or development of a Property.

"*Additional Administration Fee*" shall have the meaning provided in Section 5.9(c)(ii).

"*Additional Management Fee*" shall have the meaning provided in Section 5.3(b)(vi).

"*Additional Right*" means the right, exercisable by mutual agreement of the Selling Agent, the General Partner and the Partnership, to offer and sell (all on the same terms and conditions as the other Units) up to 100,000 Units in addition to the initial maximum of 50,000 Units.

"*Administrative Services*" means the services to be provided to the Partnership and the Limited Partners by ML Fund Administrators Inc. or such other Person as may be designated by the General Partner, including but not limited to, preparation (including coordination with the Local Partnerships and the accountants) and dissemination of the Partnership's financial statements; coordination, with the Partnership's accountants, of the preparation (including coordination with the Local Partnerships and the accountants) of tax returns and the distribution of tax information to the Limited Partners; coordination of tax audits and other tax matters; preparation of reports required to be filed by the Partnership with the Securities and Exchange Commission, based on information provided by the General Partner, the Local General Partner, the Partnership and third parties; preparation, based on information provided by the General Partner, the Local General Partner, the Partnership and third parties, of the quarterly and annual reports of the Partnership, as well as other reports required by the Partnership Agreement; engagement of third party professionals, subject to the approval of the Partnership, which approval should not be unreasonably withheld, to assist in connection with the administrative services to be provided; maintenance of communications, in coordination with the General Partner, with Limited Partners; coordination of disbursements and receipts on behalf of the Partnership relating to the services described in this paragraph; distributions of cash (as determined by the General Partner) to the Limited Partners; and other reasonable ministerial items requested by the General Partner within the scope of the services listed above.

"*Affiliate*" means, when used with reference to a specified Person, (i) any Person who directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer of, general partner in or trustee of, or serves in the similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person who, directly or indirectly, is the beneficial owner of or controls 10% or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of or controls 10% or more of any class of equity securities, and (iv) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the voting securities or beneficial interests of any of the foregoing. An Affiliate of the Partnership or the General Partner does not include a Person who is a partner in one or more partnerships or joint ventures with the Partnership or any other Affiliate of the Partnership if such Person is not otherwise an Affiliate of the Partnership or General Partner.

"*Agency Agreement*" means the agreement among the Partnership, the General Partner and the Selling Agent with respect to the offering of the Units by the Selling Agent.

"*Agreement*" means this Amended and Restated Limited Partnership Agreement as same may be amended from time to time.

"*Bankruptcy*" or "*Bankrupt*" as to any Person means the filing of a petition for relief as to any such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or like provision of law (except if such petition is contested by such Person and has been dismissed within 120 days); insolvency of such Person is finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; or commencement of any proceedings relating to such Person under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence

or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereby or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 120 days.

"*Capital Account*" means the capital account of a Partner as described in Section 4.5.

"*Capital Contribution*" means the total amount of money contributed to the Partnership (prior to the deduction of any Selling Commissions, expenses or quantity discounts) by all the Partners or any class of Partners, or by any one Partner, as the context may require (or the predecessor holders of the Interests of such Partners or Partner), reduced, in the case of the Limited Partners, by any returns of uninvested capital made to them pursuant to Section 3.4(e).

"*Cash Available for Distribution*" means, with respect to any period, Cash Flow (other than (i) Capital Contributions and (ii) the proceeds of any borrowing by the Partnership) less payments of the Partnership Administration Fee, the Partnership Management Fee, the Additional Administration Fee and the Additional Management Fee made from Cash Flow and payments to Reserves.

"*Cash Expenditures*" for any period means all disbursements of cash during such period (excluding distributions to Partners) including payment of Operating Expenses, payment of principal and interest on Partnership debt, the repayment of any Voluntary Loans and the payment of other fees (other than the Partnership Administration Fee, the Additional Administration Fee, the Partnership Management Fee and the Additional Management Fee), if any, to any Person plus any amount from Cash Receipts set aside by the General Partner for Reserves.

"*Cash Flow*" means, with respect to any period, the excess, if any, of Cash Receipts over Cash Expenditures for such period (without deduction for depreciation). "Cash Flow" shall be determined separately for each fiscal year or portion thereof for purposes of this Agreement.

"*Cash Receipts*" for any period means all cash receipts received by the Partnerships from Local Partnership (other than Sale or Refinancing Proceeds) and all other cash received by the Partnership from any source (other than Sale or Refinancing Proceeds from the sale of Local Partnership Interests or Gross Proceeds) and any amounts withdrawn from Reserves.

"*Closing Date*" means the date or dates, from time to time, of the closing of the sale of Units to subscribers.

"*Code*" means the Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of prior or succeeding law.

"*Commission*" means the Securities and Exchange Commission.

"*Consent*" means either the consent given by a vote at a meeting called and held in accordance with the provisions of Section 10.1 of this Agreement or the prior written consent, as the case may be, of a Person to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require.

"*Disposition Fee*" means the fee payable to the General Partner pursuant to Section 5.3(b)(iii) hereof for services rendered in connection with the sale of a Property by a Local Partnership or the Sale of a Local Partnership Interest by the Partnership.

"*Entity*" means any general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative or association.

"*Equity Contribution*" means the Partnership's capital contribution to a Local Partnership in exchange for a Local Partnership Interest.

"*Escrow Agent*" means Security Pacific National Trust Company (New York) or any successor thereto.

"*Financial Advisory Fee*" means the fee payable by the Partnership to the Selling Agent in the amount of 2% of Gross Proceeds for services rendered in connection with the structuring of the Offering as provided in Section 5.9(b).

"*Foreign Partner*" means a Partner who at the time of determination is a Foreign Person.

"*Foreign Person*" means a Person who is not a "United States person" within the meaning of Section 7701(a)(30) of the Code.

"*Front End Fees*" means all Rehabilitation/Acquisition Services Fees, Rehabilitation/Acquisition Services Expenses, Property Development Fees, the Rehabilitation/Acquisition Services Expense Allowance, Acquisition Fees, Selling Commissions, Organization, Offering and Selling Expenses, Financial Advisory Fees and any other fees or expenses paid by any party to any party for any services rendered during the Partnership's organizational and acquisition phases. Such expenses include, but are not limited to, any real estate commission, selection fee, non-recurring management fee, legal fees and

expenses, travel and communication expenses, costs of appraisals, non-refundable option payments on property not acquired, accounting fees and expenses, title insurance and miscellaneous expenses related to selection and acquisition of property, whether or not acquired, including similar fees paid by the Local Partnerships during the acquisition phase if paid directly or indirectly by the Partnership. Such expenses shall not include any development fee paid to any person not affiliated with the General Partner in connection with the actual development of a property owned by a Local Partnership.

"*General Partner*" means Richman Tax Credit Properties III L.P., a Delaware limited partnership, and any Person or Persons who, at the time of reference thereto, has been admitted as a successor General Partner or as an additional General Partner and, in the case of any of the foregoing, has not withdrawn from the Partnership, in each such Person's capacity as a General Partner.

"*Governmental Agency*" means any federal, state or local governmental agency or subdivision thereof, or any of their respective agents, or any co-insurer under Section 221(d)(4) or 223(f) of the National Housing Act if acting in accordance with affirmative regulations of HUD.

"*Gross Proceeds*" means the aggregate purchase price for all Units sold through the Last Closing Date.

"*HUD*" means the United States Department of Housing and Urban Development or any subdivision thereof or any of their respective agents.

"*Initial Closing*" means the initial closing of the sale of a minimum of 5,000 Units to subscribers.

"*Initial Prospectus*" means the first Prospectus included as part of the Partnership's Registration Statement on Form S-11 filed with the Commission pursuant to Rule 424(b) under the Securities Act.

"*Interest*" means the entire ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled with respect thereto, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement.

"*Invested Assets*" means at December 31 of any year that portion of the Net Proceeds invested or committed for investment in Local Partnership Interests, and shall include all loans to Local Partnerships, including the amount of the mortgage loans on (including the face amount of construction loans, if any) and debts of the Local Partnerships related to the Properties. The amount of "Invested Assets" determined after the investment of all Net Proceeds in such Local Partnerships shall not be reduced by reductions in the amount of Purchase Money Notes or mortgage loans outstanding or reductions in the Partnership's capital accounts in Local Partnerships from distributions or losses but shall be reduced proportionately at the time such a Local Partnership Interest or a Property is sold. "Invested Assets" shall not include Front End Fees, except "Invested Assets" shall include Rehabilitation/Acquisition Services Fees, the Rehabilitation/Acquisition Services Expense Allowance and Property Development Fees to the extent paid by Local Partnerships.

"*Investment in Properties*" means the amount of Capital Contributions actually paid or allocated to the purchase, development, construction or improvement of Properties acquired by the Partnership (directly or through the acquisition of Local Partnership Interests), including the purchase of Properties or the acquisition of Local Partnership Interests, working capital reserves allocable thereto (except that working capital reserves in excess of 5% shall not be included), and other cash payments such as interest and taxes but excluding Front End Fees.

"*Last Closing Date*" means the date of the last closing of the sale of Units to subscribers, which shall be no later than December 31, 1990.

"*Limited Partner*" means any Person who is admitted to the Partnership pursuant to Section 3.3 hereof, including the Original Limited Partner or any other Person who is admitted as a substituted Limited Partner at the time of reference thereto, in such Person's capacity as a Limited Partner of the Partnership.

"*Local General Partner*" means any Person who is a general partner of a Local Partnership at the time of reference thereto, in each such Person's capacity as a Local General Partner.

"*Local Partnership*" means any limited partnership which owns a Property and in which the Partnership acquires a Local Partnership Interest or that the Partnership establishes to own a Property.

"*Local Partnership Administration Fee*" means the fee payable to the Local General Partner for services performed in connection with the administration of the Local Partnership.

"*Local Partnership Agreement*" means the limited partnership agreement of a Local Partnership pursuant to which the Partnership becomes a partner thereof or acquires a Local Partnership Interest therein, as such agreement may be amended from time to time.

"*Local Partnership Interest*" means the limited partnership interest of the Partnership in a Local Partnership.

"*Low-Income Credit*" means any low-income housing tax credits allowed to the Partnership and its Partners in accordance with Section 42 of the Code as a result of the Partnership's indirect investment in Properties.

"*NASAA Guidelines*" means Statement of Policy of the North American Securities Administrators Association, Inc. with respect to Real Estate Programs, as the same is in effect on the date of the Prospectus at the time the same became effective.

"*Net Proceeds*" means Gross Proceeds less Selling Commissions, and Organization, Offering and Selling Expenses.

"*1940 Act*" means the Investment Company Act of 1940, as amended.

"*Notice*" means a writing, containing the information required by this Agreement to be communicated to any Person, personally delivered to such Person or sent by registered, certified or regular mail, postage prepaid, to such Person at the last known address of such Person. The date of personal delivery or the date of mailing thereof, as the case may be, shall be deemed the date of receipt of Notice.

"*Offering*" means the offering of Units by the Partnership pursuant to the terms and conditions described in the Prospectus.

"*Operating Expenses*" means, with respect to any fiscal period, the amount of expenses which were incurred by the Partnership in such period in the ordinary course of the Partnership's business, including but not limited to fees and expense reimbursements to the General Partner, fees paid for placing, servicing and disposing of Local Partnership Interests, computer costs, insurance, brokerage fees, taxes, accounting, bookkeeping, legal, travel, and telephone expenses.

"*Organization, Offering and Selling Expenses*" means those expenses (exclusive of Selling Commissions) incurred in connection with or related to the formation and qualification of the Partnership, the registration and qualification of the Units under applicable federal and state laws and the marketing, distribution, sale and processing of the Units, including, but not limited to, the following: (i) the costs of preparing, printing, filing and delivering a registration statement with respect to the Units, the Prospectus (including any amendments thereof or supplements thereto), all Blue Sky Surveys and all underwriting and sales agreements, including the cost of all copies thereof supplied to the Selling Agent, (ii) the cost of preparing and printing this Agreement, other solicitation material and related documents and the cost of filing and recording such certificates or other documents as are necessary to comply with the laws of the State of Delaware for the formation and continuation of a limited partnership, (iii) the cost of any escrow arrangements, including any compensation to the Escrow Agent, (iv) the filing fees payable to the Securities and Exchange Commission, to state securities commissions and to the National Association of Securities Dealers, Inc.; (v) all marketing expenses of the Partnership; and (vi) the fees and expenses of counsel and accountants for the Partnership, the General Partner and the Selling Agent.

"*Original Limited Partner*" means Richard P. Richman.

"*Partner*" means any General Partner or any Limited Partner.

"*Partnership*" means the limited partnership formed as of September 21, 1989, under the Act and known as American Tax Credit Properties III L.P. as such limited partnership may from time to time be constituted.

"*Partnership Administration Fee*" means the fee payable to ML Fund Administrators Inc. pursuant to Section 5.9(c)(i).

"*Partnership Management Fee*" has the meaning specified in Section 5.3(b)(vi).

"*Permitted Interim Investments*" means (i) readily marketable securities issued by states or municipalities within the United States of America or agencies or subdivisions thereof rated "A" or better by a recognized rating agency; (ii) direct obligations of, or obligations unconditionally guaranteed by, the United States of America or any agency thereof; (iii) commercial paper issued by any corporation organized and doing business under the laws of the United States of America or any state thereof rated in the highest or next highest category by Moody's Investor Services, Inc. and by Standard & Poor's Corporation; (iv) certificates of deposit or Eurodollar certificates of deposit issued by any commercial bank, organized and doing business under the laws of the United States of America or any state thereof (or, in the case of Eurodollar certificates of deposit, a branch of any such bank), which bank has surplus and undivided profits aggregating more than $100,000,000; (v) debt securities issued by corporations organized and doing business under the laws of the United States or any state thereof rated "A" or better by a recognized rating agency, provided that a dealer which is a member of the New York Stock Exchange maintains a regular market in such securities; (vi) collateralized repurchase agreements with domestic banks having a duration no longer than 60 days (or any extension or renewal thereof for a period not exceeding the period of the initial agreement) with respect to or secured by any of the types of securities specified in clauses (i) through (iii) above; and (vii) shares of any open-end investment company, as defined in the 1940 Act, which has assets of not less than $200 million

and invests primarily in securities of the type enumerated in clauses (i) through (vi) above or banker's acceptances; provided, however, that if the value of "investment securities" (as defined in the 1940 Act) exceeds 40% of the value of the Partnership's total assets (exclusive of Government securities, as defined in the 1940 Act) and cash items at any time, such excess may only be invested in Government securities (as defined in the 1940 Act).

"*Person*" means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such person where the context so admits.

"*Profits*" and "*Losses*" means taxable income and losses, and each item of income, gains, loss or deduction entering into the computation thereof, as determined in accordance with the accounting methods followed by the Partnership for federal income tax purposes.

"*Program*" means a limited or general partnership, joint venture, unincorporated association or similar organization other than a corporation formed and operated for the primary purpose of investment in and the operation of or gain from an interest in real property including such entities formed to make or invest in mortgage loans.

"*Property*" means a housing project which qualifies for the Low-Income Credit, which is owned or is to be constructed by a Local Partnership.

"*Property Development Fee*" means a fee for, among other things, the packaging of the Partnership's property, including negotiating and approving plans, working on required zoning matters, obtaining necessary variances, and obtaining financing for a specific property, either initially or at a later date.

"*Prospectus*" means the prospectus included as part of the Registration Statement on Form S-11 (File No. 33-31390) filed with the Commission pursuant to Rule 424(b) under the Securities Act in the final form in which such prospectus is filed pursuant thereto and as thereafter supplemented or amended pursuant to Rule 424(c) under the Securities Act.

"*Purchase Money Notes*" means the promissory notes of the Partnership to the sellers (or their designees) of Local Partnership Interests (or their designees) in Local Partnerships owning existing Properties evidencing the obligation of the Partnership to pay a portion of the purchase price of such Local Partnership Interests, together with any mortgage, security agreement and other documents executed by the Partnership as security therefor. "Purchase Money Notes" shall also include promissory notes given by any Local Partnership organized by the General Partner on behalf of the Partnership in connection with the acquisition by such Local Partnership of an existing Property.

"*Rehabilitation/Acquisition Services Expense Allowance*" means the non-accountable allowance payable by the Partnership or a Local Partnership to the General Partner to be used to pay rehabilitation/acquisition services expenses in accordance with Section 5.3(b)(ii).

"*Rehabilitation/Acquisition Services Fees*" means the total of all fees and commissions payable by the Partnership or a Local Partnership to the General Partner in connection with the selection or purchase by the Partnership of any Local Partnership Interest or the purchase or rehabilitation of a Property by a Local Partnership, pursuant to Section 5.3(b)(i).

"*Registration Statement*" means the registration statement on Form S-11 (File No. 33-31390) filed with the Commission for registration of the Units.

"*Regulations*" means the regulations promulgated by the United States Department of the Treasury and published in the Federal Register for the purpose of interpreting and applying the provisions of the Code.

"*Rehabilitation Credits*" means the tax credits allowed to the Partnership and its Partners in accordance with Section 48(g) of the Code as a result of the Partnership's indirect qualified historical rehabilitation expenditures on Rehabilitation Properties.

"*Rehabilitation Properties*" means Properties that are or are expected to be eligible for both Low-Income Credits and Rehabilitation Credits.

"*Repurchase Obligation*" means the obligation of a Local General Partner to purchase in part (whether by release of all claims to (i) deferred amounts otherwise payable to it by the Partnership and (ii) the letters of credit securing the Partnership's obligations with respect to such deferred amounts, or otherwise) the Partnership's Local Partnership Interest, in the event that construction of the Property owned by such Local Partnership is not completed in a reasonably timely manner, if the General Partner elects to sell such Local Partnership Interest on behalf of the Partnership.

"*Reserves*" means amounts allocated to reserves maintained, including Working Capital, for contingencies of the Partnership or a Local Partnership or for Operating Expenses of the Partnership.

"*Sale*" means any Partnership or Local Partnership sale transaction not in the ordinary course of its business, including, without limitation, sales, exchanges or other dispositions of Properties, Local Partnership Interests and real or personal property of the Partnership, condemnations, recoveries of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds).

"*Sale or Refinancing*" means sales, exchanges or other dispositions of Properties, Local Partnership Interests and real or personal property of the Partnership or a Local Partnership (other than a disposition of personal property due to wear and tear in the ordinary course of business or of personal property where such property is replaced by "like kind" replacements therefor), condemnations, recoveries of damage awards and insurance proceeds (other than business or rental interruption insurance proceeds), or any refinancings of the mortgage or other debt secured by a Property.

"*Sale or Refinancing Proceeds*" means all receipts of the Partnership or a Local Partnership attributable to a Sale or Refinancing (including principal and interest received on a debt obligation received on a Sale or Refinancing) less (i) all expenses attributable to the event generating such receipts and (ii) any amounts of such receipts (A) used to pay Operating Expenses or (B) used to make investments in or loans to a Local Partnership in which the Partnership has an interest, or (C) set aside by the General Partner for Reserves.

"*Schedule A*" means the schedule of Partners' names, addresses, Capital Contributions and Interest, which schedule, in its initial form, is attached to, and made a part of, this Agreement.

"*Securities Act*" means the Securities Act of 1933, as amended.

"*Selling Agent*" means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

"*Selling Commission*" means the selling commissions payable by the Partnership to the Selling Agent pursuant to Section 5.9(b).

"*Specified Investment*" means a Local Partnership in which the Partnership has determined to invest and which is identified and described in the Prospectus or described in the Prospectus at the time of its original distribution with respect to a Local Partnership that is an affiliate of the General Partner.

"*Tax-Exempt Entity*" means any (i) person or entity as defined in Section 168(h)(2) of the Code, (ii) Individual Retirement Account as defined in Section 408(a) of the Code, or (iii) Keogh Plan.

"*Tax Item*" means each item of income, gain, deduction or credit of the Partnership.

"*Tax Matters Partner*" means the Partner designated as the Tax Matters Partner of the Partnership by the General Partner pursuant to Section 9.5.

"*Unit*" means the Interest of a Limited Partner attributable to a Capital Contribution of $1,000.

"*United States Real Property Interest*" means any direct or indirect interest in United States Real Property as defined in Section 897(c) of the Code and the Regulations thereunder.

"*Unreturned Capital Contribution*" of a Limited Partner as of any date means the total Capital Contribution of the Limited Partner (or the predecessor holders of the Units of such Limited Partner) reduced by any distributions of Sale or Refinancing Proceeds made to him pursuant to Section 4.2(e) to the date of determination. For the purpose of computing the Unreturned Capital Contribution of any Limited Partner to which discounts in Selling Commissions were applicable, the Capital Contribution of such Limited Partner with respect to such Units shall initially be deemed to be $1,000 for each such Unit.

"*Voluntary Loan*" means funds loaned to the Partnership by the General Partner or any of its Affiliates that are not to provide permanent financing for the Partnership and are loaned on terms competitive with those that may be obtained from unaffiliated persons, as contemplated by Section 5.3(b)(v).

"*Working Capital*" means the 6.0% of Gross Proceeds intended to be set aside initially as Reserves from the Capital Contributions of the Limited Partners and which amount may be increased or decreased in the sole discretion of the General Partner.

ARTICLE THREE

PARTNERS AND CAPITAL

SECTION 3.1. *General Partner*.

The name, address and Capital Contribution of the General Partner is set forth in Schedule A hereto. The General Partner, as such, shall not be required to make any additional Capital Contributions to the Partnership.

SECTION 3.2. *Original Limited Partner; Withdrawal.*

By its execution hereof the Original Limited Partner hereby withdraws as the Original Limited Partner.

SECTION 3.3. *Capital Contributions of Limited Partners.*

(a) Subject to Sections 3.3(f) and (g) hereof, the General Partner is authorized to admit to the Partnership Limited Partners from time to time by selling not more than 50,000 Units, provided that no Limited Partners will be admitted to the Partnership until 5,000 Units have been purchased.

(b) The minimum investment of each Limited Partner shall be five Units representing a Capital Contribution of $5,000 excluding discounts in respect of Selling Commissions. All Capital Contributions shall be made in full on the date of admission of each Limited Partner.

(c) Each Limited Partner shall, as a condition of being admitted to the Partnership, satisfy the conditions of Section 12.2(a).

(d) The names and business or residence addresses of the Limited Partners and their Capital Contributions shall be set forth in Schedule A hereto.

(e) The Offering shall terminate not later than December 31, 1990, or such other date, not later than one year from the date of the Prospectus, as the Selling Agent and the General Partner may determine (the "Offering Termination Date").

(f) All funds in respect of Units for which subscriptions have been received shall be deposited in an interest-bearing escrow account with the Escrow Agent. Upon receipt of subscriptions for not less than 5,000 Units acceptable to the General Partner and the determination of the General Partner to proceed to Initial Closing, the Escrow Agent shall release such subscriptions to the Partnership, and the subscribers for such Units shall be admitted to the Partnership as Limited Partners. All subscriptions will be accepted or rejected within 30 days of their receipt. Net interest, if any, earned on funds in the escrow account after the payment of expenses, including the fees of the Escrow Agent, will be distributed to subscribers, pro rata, as soon as practicable after closing or return of subscribers' funds, as the case may be. If the Escrow Agent does not receive subscriptions for at least 5,000 Units on or before the Offering Termination Date, the Escrow Agent shall promptly return all monies deposited by subscribers. The General Partner and its Affiliates shall have the right to subscribe for Units, on the same terms and conditions as other subscribers (except that no Selling Commissions will be payable with respect to such Units), and such subscriptions may be included for purposes of determining whether the minimum number of subscriptions has been received; provided, however, that at no time may the General Partner hold such number of Units as in the opinion of counsel to the Partnership would adversely affect the ability of the Partnership to claim the Low-Income Credit, or if less, 5% of the aggregate number of Units then outstanding.

After the Initial Closing, additional subscribers whose subscriptions are acceptable to the General Partner shall be admitted to the Partnership as Limited Partners at such times as the General Partner and the Selling Agent shall determine.

(g) The Partnership has the Additional Right exercisable by mutual agreement of the Selling Agent and the General Partner, to offer and sell (all on the same terms and conditions as the other Units) up to 150,000 Units in addition to the initial maximum of 50,000 Units.

(h) To accomplish the purpose of this Section 3.3, the General Partner is hereby authorized to do all things necessary to admit such Limited Partners, including, but not limited to, registering the Units under the Securities Act, pursuant to the rules and regulations of the Commission, qualifying the Units for sale with state securities regulatory authorities or perfecting exemptions from qualification, entering into such underwriting or selling arrangements with the Selling Agent for the solicitation of the Units upon such terms and conditions as the General Partner may deem advisable.

(i) Each subscriber admitted as a Limited Partner as contemplated by Section 3.3(f) or 3.3(g) shall become a Limited Partner as of the Closing Date on which the purchase and sale of Unit(s) to such subscriber is concluded.

SECTION 3.4. *Partnership Capital.*

(a) No Partner shall be paid interest on any Capital Contribution.

(b) The Partnership shall not redeem or repurchase any Unit and no Partner shall have the right to withdraw, or receive any return of, his Capital Contribution, except as specifically provided in this Agreement, and no Capital Contribution may be returned in the form of property other than cash.

(c) No Limited Partner shall have priority over any other Limited Partner, either as to the return of his Capital Contribution or as to profits, losses, credits or distributions, except as otherwise specifically provided herein.

(d) Subject to Section 3.4(e) and Section 8.2(f), the General Partner shall have no personal liability for the repayment of the Capital Contribution of any Limited Partner.

(e) Subject to Section 5.9(a), any portion of the Limited Partners' Capital Contributions including the allocable portion of any Front-End Fees paid to or payable to the General Partner or to its Affiliates other than that portion of the Front-End Fees which represents a repayment of bona fide third party expenses in connection with the selection of properties for acquisition by the Partnership, whether or not acquired (except for any amounts utilized to pay Selling Commissions, Organization, Offering and Selling Expenses payable to parties other than the General Partners or its Affiliates and Operating Expenses or set aside for Reserves) which is not invested in Local Partnership Interests by December 31, 1991 shall be distributed by the Partnership to all Limited Partners (pro rata, based on the number of Units owned) as a return of capital.

(f) A creditor who makes a nonrecourse loan to the Partnership shall not have or acquire at any time, solely as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Partnership, other than as a creditor or secured creditor, as the case may be.

SECTION 3.5. *Liability of Limited Partners.*

(a) The liability of each Limited Partner for the losses, debts, liabilities and obligations of the Partnership shall, so long as such Limited Partner complies with the provisions of Section 5.1(c), be limited to his Capital Contribution and his share of any undistributed profits of the Partnership; provided, however, that under applicable law, a Limited Partner may be liable to the extent of previous distributions made to him. No Limited Partner shall be required to lend any funds to the Partnership or, after his Capital Contribution has been paid, to make any further capital or other contribution to the Partnership nor may any assessment be made of any such Limited Partner. It is the intent of the Partners that no distribution (or any part of any distribution) made to any Limited Partner pursuant to Sections 4.1 and 4.2 shall be deemed a return or withdrawal of capital, even if such distribution represents, in full or in part, an allocation of depreciation or any other non-cash item accounted for as a loss or deduction from or offset to the Partnership's income, and that no Limited Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership. If any court of competent jurisdiction holds, however, that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner and not of the General Partner.

(b) Notwithstanding the provisions of Section 3.5(a), in the event the Partnership is required, pursuant to applicable provisions of any Local Partnership Agreement or of the limited partnership act of the jurisdiction of organization of a Local Partnership to return to any Local Partnership any funds previously distributed by such Local Partnership to the Partnership, which funds have been distributed by the Partnership, in turn, to the Limited Partners hereunder, the Limited Partners shall be required to return promptly to the Partnership that portion of such Partnership distribution (on a pro rata basis) as shall be required by the Partnership to meet its obligation to return funds to such Local Partnership. To the extent that any Partner fails to return such distribution to the Partnership, the General Partner may withhold further distributions to such Partner as an offset.

ARTICLE FOUR

DISTRIBUTIONS OF CASH; ALLOCATIONS OF PROFITS AND LOSSES

SECTION 4.1. *Distributions of Cash Available for Distribution.*

Cash Available for Distribution shall be distributed 99% to the Limited Partners and 1% to the General Partner, at such times and in such amounts as the General Partner deems appropriate.

SECTION 4.2. *Distributions of Sale or Refinancing Proceeds.*

Sale or Refinancing Proceeds shall be distributed as follows:

(a) First, to the payment of liabilities of the Partnership then due and owing to Persons other than Partners (excluding any current or deferred Additional Administration Fees which will be paid under subsection (b) below);

(b) Second, to the payment first of any current or deferred Partnership Management Fees, second to the payment of any Voluntary Loans, then to the payment of any other liabilities then due and owing to Partners (including any current or deferred Additional Management Fees) and to the payment of current or deferred Additional Administration Fees, pro rata with current or deferred Additional Management Fees;

(c) Third, to the establishment of such reserves as the General Partner, in its sole discretion, determines to be reasonably necessary for any contingent or foreseeable liability or obligation of the Partnership; provided, however, that the balance of such reserve remaining at such time as the General Partner shall reasonably determine shall be distributed in accordance with clauses (d), (e), (f) and (g) of this Section 4.2;

(d) Fourth, 99% to the Limited Partners in proportion to the amount owed each Limited Partner under this Section 4.2(d) and 1% to the General Partner until each Limited Partner has received an amount which, taking into account all previous distributions to him of Cash Available for Distribution pursuant to Section 4.1 and Sale or Refinancing Proceeds pursuant to this Section 4.2(d) and each dollar of Low-Income Credit or Rehabilitation Credit allocated to him pursuant to Section 4.3(d), provides him with a 6% per annum cumulative (non-compounded) return on his Unreturned Capital Contribution as existing from time to time;

(e) Fifth, 99% to the Limited Partners and 1% to the General Partner until the Limited Partners have received distributions of Sale or Refinancing Proceeds under this Section 4.2(e) in an amount equal to their Unreturned Capital Contributions;

(f) Sixth, to the payment of Disposition Fees, if any;

(g) Seventh, 99% to the Limited Partners and 1% to the General Partner until each Limited Partner has received an amount which, taking into account all previous distributions to him of Cash Available for Distribution pursuant to Section 4.1 and Sale or Refinancing Proceeds pursuant to Section 4.2(d) and this Section 4.2(g) and each dollar of Low-Income Credit or Rehabilitation Credit allocated to him pursuant to Section 4.3(d), provides him with a 14% per annum cumulative (non-compounded) return on his Unreturned Capital Contribution as existing from time to time for the 10-year period commencing January 1, 1991 and terminating December 31, 2000, and, then, 100% to the General Partner until it has received an aggregate amount of distributions under this Section 4.2(g) equal to one-ninth (1/9) of the aggregate amount of distributions to the Limited Partners under this Section 4.2(g); and

(h) Eighth, any remaining Sale or Refinancing Proceeds, 90% to the Limited Partners and 10% to the General Partner;

provided, however, that neither the General Partner nor its Affiliates, including any Local General Partner who is an Affiliate, shall receive aggregate distributions of Sale or Refinancing Proceeds from any Property, from the Partnership and a Local Partnership, in excess of 25% of such Sale or Refinancing Proceeds remaining after distributions have been made pursuant to Subsections (a) through (f) hereof.

In the event that the General Partner or its Affiliates, including any Local General Partner who is an Affiliate, has received from the Partnership or a Local Partnership increased distributions of Sale or Refinancing Proceeds after the Limited Partners have received distributions satisfying the threshold set forth in paragraph (d) of this Section 4.2, and there occurs a recapture of Low-Income Credits or Rehabilitation Credits to an extent that the threshold set forth in paragraph (d) of this Section 4.2 would not have been satisfied, the General Partner or such Affiliate will return to the Partnership or the Local Partnership a portion of such distribution in the amount necessary to achieve the threshold set forth in paragraph (d) of this Section 4.2.

SECTION 4.3. *Profits, Losses, Low-Income Credits and Rehabilitation Credits.*

(a) After giving effect to the special allocations set forth in Sections 4.4 and 4.8, Losses for each taxable year shall be allocated as follows:

(i) First, to those Partners who have positive balances in their Capital Accounts, to the extent of and in proportion to such positive balances; and

(ii) Second, 99% to the Limited Partners and 1% to the General Partner.

(b) After giving effect to the special allocations set forth in Section 4.4, Profits (other than from a Sale) for each taxable year shall be allocated 99% to Limited Partners and 1% to the General Partner.

(c) After giving effect to the special allocations set forth in Section 4.4, Profits from a Sale, for each taxable year, shall be allocated as follows:

(i) First, to those Partners having negative Capital Account balances, in proportion to their negative Capital Account balances until all such Capital Accounts shall have a zero balance.

(ii) Second, to the Partners who are entitled to distributions pursuant to Section 4.2(d), to the extent necessary so that the Capital Account balances of such Partners (after giving effect to clause (i) above) are equal to the amounts distributable to them under Section 4.2(d), or in the event there is not sufficient Profit from the Sale, so that the Capital Account balances of those Partners (after giving effect to clause (i) above) are in proportion to the amounts to be distributed to them under Section 4.2(d).

(iii) Third, to the Partners who are entitled to distributions pursuant to Section 4.2(e), to the extent necessary so that the Capital Account balances of such Partners (after giving effect to clauses (i) and (ii) above) are equal to the amounts distributable to them under Sections 4.2(d) and (e), or in the event there is not sufficient Profit from the Sale, so that the Capital Account balances of those Partners (after giving effect to clauses (i) and (ii) above) are in proportion to the amounts to be distributed to them under Sections 4.2(d) and (e).

(iv) Fourth, to the Partners who are entitled to distributions pursuant to Section 4.2(g), to the extent necessary so that the Capital Account balances of such Partners (after giving effect to clauses (i), (ii) and (iii) above) are equal to the amounts distributable to them under Section 4.2(d), (e) and (g), or in the event there is not sufficient Profit from the Sale, so that the Capital Account balances of those Partners (after giving effect to clauses (i), (ii) and (iii) above) are in proportion to the amounts to be distributed to them under Section 4.2(d), (e) and (g).

(v) Any remaining Profits from a Sale shall be allocated 90% to the Limited Partners and 10% to the General Partner.

(d) Low-Income Credits and Rehabilitation Credits shall be allocated 99% to the Limited Partners and 1% to the General Partner. Rehabilitation Credits shall be allocated only to those Partners who were Partners on the day such Rehabilitation Credits became available to the Partnership.

(e) In the event there occurs a recapture of Low-Income Credits or Rehabilitation Credits previously allocated to Partners, the responsibility for the recapture of such Low-Income Credits or Rehabilitation Credits shall be allocated in accordance with the requirements of the Code and the Regulations, namely:

(i) In the case of Rehabilitation Credits and in the case of Low-Income Credits if the election provided in Code Section 42(j)(5) has been made by the Partnership, to the Partners (if permitted by applicable law) who originally were entitled to the tax benefits attributable to the Rehabilitation Credits and/or Low-Income Credits being recaptured; and

(ii) Otherwise, to the Partners (if permitted by applicable law) who are or are deemed to be Partners in the year in which such recapture occurs, in accordance with their interests in the Losses of the Partnership for that year.

(f) Notwithstanding anything to the contrary that may be expressed in this Agreement, the aggregate interest of the General Partner in each item of Partnership income, gain, loss, deduction or credit will be equal to at least 1% of each of those items at all times during the existence of the Partnership. In determining the interests of the General Partner in these items, any Units owned by the General Partner shall not be taken into account.

(g) Notwithstanding anything to the contrary expressed in this Agreement, any expenditures of the Partnership which are neither deductible nor properly chargeable to capital accounts under Code Section 705(a)(2)(B), or which are treated as such expenditures under Regulations Section 1.704-1(b)(2)(iv)(i), shall be allocated as follows:

(i) To the extent such expenditures represent selling commissions which constitute syndication expenditures under Code Section 709 and which are paid by the Partnership, such expenditures shall be allocated to the Limited Partners in respect of which such commissions were paid, and

(ii) The balance of such expenditures shall be allocated among the Limited Partners, pro rata, on the basis of the number of Units owned.

(h) Notwithstanding any provision of this Section 4.3 to the contrary, all allocations of Profits, Losses, Low-Income Credits and Rehabilitation Credits shall be made in a manner consistent with the Code and the Regulations.

SECTION 4.4. *Qualified Income Offset and Minimum Gain.*

(a) If a Partner receives an unexpected adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which creates or increases a deficit balance in the Partner's Capital Account, items of income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate the Partner's Capital Account deficit as quickly as possible. If any allocations are made pursuant to the previous sentence, then future allocations of income or gain to such Partner will be reduced by an amount of income or gain equal to the amount previously allocated to the Partner under the previous sentence.

(b) If there is a net decrease in the Partnership's Minimum Gain (as defined in Temporary Regulations Section 1.704-1T(b)(4)(iv)(c)) during a taxable year, each Partner will be allocated, before any other allocation of Partnership items is made pursuant to this Agreement, items of income and gain for the taxable year and, if necessary, subsequent taxable years in proportion to, and to the extent of, an amount equal to the greater of:

(i) The portion of such Partner's share of the net decrease in Partnership Minimum Gain during such year that is allocable to the disposition of Partnership Property subject to one or more nonrecourse liabilities of the Partnership; or

(ii) The deficit balance in such Partner's Capital Account at the end of such year (determined before any allocation of Partnership income, gain, loss, deduction, or Section 705(a)(2)(B) expenditure for such year and excluding from such deficit Capital Account balance any amount that such Partner is obligated to restore pursuant to any provision of this Agreement, as well as any amounts such Partner is deemed to be obligated to restore pursuant to the next to last sentences of Temporary Regulations Section 1.704-1T(b)(4)(iv)(f) and (h)(5) after taking into account thereunder any changes during such year in Partnership Minimum Gain or in the minimum gain attributable to any Partner nonrecourse debt).

This Section 4.4(b) is intended to comply with the minimum gain chargeback requirements in Temporary Regulations Section 1.704-1T(b)(4)(iv)(e) and shall be interpreted consistently therewith.

SECTION 4.5. *Capital Accounts.*

A Capital Account shall be maintained for each Partner in accordance with the Code and the Regulations thereunder, including Regulations Section 1.704-1(b). Each Partner's proportionate share of the Profits or Losses, credits, gains and deductions of the Partnership, and distributions, Capital Contributions and such other transactions with the Partnership and adjustments, including for this purpose, basis reductions treated as depreciation deductions under Section 48(q) of the Code ("ITC Adjustments"), as should under proper tax accounting principles be reflected in each Partner's Capital Account, shall be reflected. For purposes of such allocations and reflections in the Capital Accounts every transfer of a Limited Partner's Interest in the Partnership shall be deemed to have occurred, unless otherwise consented to by the General Partner in its sole discretion, as of the opening of business on the first day of the month following the month in which the General Partner approves such transfer. Any question with respect to a Partner's Capital Account shall be resolved by the General Partner in its reasonably exercised discretion, applying principles consistent with this Agreement.

SECTION 4.6. *Allocations for Multiple Closing Dates.*

(a) If Limited Partners acquire Units from the Partnership at different times, the Profits, Losses, Low-Income Credits, Rehabilitation Credits and distributions properly attributable to the period prior to any admission of a Limited Partner shall be allocated and made in accordance with this Article Four solely among the Limited Partners who acquired Units during such period prior to such admission. Such allocations shall be made under any method acceptable to the General Partner, in accordance with the provisions of Section 706 of the Code. For purposes of such allocations and reflections in the Capital Accounts, a Limited Partner who acquires Units from the Partnership shall be deemed to have been admitted to the Partnership as of the first day of the month in which such Person is actually admitted to the Partnership.

(b) All items of loss and deduction for Federal income tax purposes (such items being referred to in this paragraph as "Expenses") allocable to Limited Partners shall be allocated on the basis of interim closings of the Partnership's books in accordance with Section 4.6(a) and, for any taxable year or portion thereof following the Last Closing Date, as follows:

(i) If the Capital Accounts with respect to all Units are equal, then such Expenses shall be allocated in accordance with Section 4.3.

(ii) If the Capital Accounts with respect to all Units are not equal, then such Expenses shall be allocated first, to each Unit with a Capital Account immediately prior to such allocation showing a balance which is greater in amount than the Capital Account for any other Unit (commencing with those Units which were the greatest in amount) until the balance in each such Capital Account after such allocation is equal to the balance in the Capital Account of the Unit which was the next greater in amount before such allocation; thereafter, such Expenses shall continue to be allocated to each successive group of Units with Capital Accounts showing balances which are the greater in amount as above, until either (x) the balances of the Capital Accounts with respect to all Units are equal or (y) all such Expenses and deductions have been allocated.

SECTION 4.7. *Determination of Allocations and Distributions Among Limited Partners.*

Except as otherwise provided herein, all Profits, Losses, Low-Income Credits and Rehabilitation Credits allocated to the Limited Partners and all distributions made to them of Cash Available for Distribution and Sale or Refinancing Proceeds shall be allocated or distributed among them, as the case may be, pro rata on the basis of the number of Units owned.

SECTION 4.8. *Special Allocation.*

To the extent the General Partner pays on behalf of the Partnership the Partnership Administration Fee pursuant to Section 5.9(c)(i), then the Partnership's deductions attributable to such payments shall be allocated entirely to the General Partner.

SECTION 4.9. *Partners Shares of Nonrecourse Liabilities.*

For purposes of determining the Partners' shares of nonrecourse liabilities of the Partnership, the Limited Partners' interest in Partnership profits is 99% and the General Partner's interest in Partnership profits is 1%.

ARTICLE FIVE

RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER

SECTION 5.1. *Management of the Partnership.*

(a) The General Partner, within the authority granted it under this Agreement, shall have full, complete and exclusive discretion to manage and control the business of the Partnership to the best of its ability and to use its best efforts to carry out the purposes of the Partnership. In so doing, the General Partner shall take all actions necessary or appropriate to protect the interests of the Limited Partners. The General Partner shall devote such time as is necessary to the affairs of the Partnership and shall receive no compensation from the Partnership other than as expressly provided in this Agreement. The General Partner shall, except as otherwise provided in this Agreement, have all the rights and powers and shall be subject to all the restrictions and liabilities of a partner in a partnership without limited partners.

(b) All decisions made for and on behalf of the Partnership by the General Partner shall be binding upon the Partnership. Except as expressly set forth elsewhere in this Agreement, the General Partner (acting for and on behalf of the Partnership), in extension and not in limitation of the rights and powers given by this Section or by the other provisions of this Agreement shall, in its sole discretion, have the full and entire right, power and authority in the management of the Partnership business to do any and all things necessary to effectuate the purposes of the Partnership. Without limiting the foregoing grant of authority, but subject to the other provisions of this Agreement, the General Partner, in its capacity as General Partner, shall have the right, power and authority, acting for and on behalf of the Partnership, to do, without limitation, all acts and things set forth in Section 5.2. No Person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership or to determine any facts or circumstance bearing upon the existence of such authority.

(c) No Limited Partner (except one who may also be a General Partner, and then only in his capacity as General Partner within the scope of his authority hereunder) shall participate in or have any control over Partnership business or shall have any authority or right to act for or bind the Partnership. The exercise by the Limited Partners of any of their voting and other rights pursuant to and in accordance with this Agreement shall not constitute participation in or control over Partnership business.

(d) The General Partner shall, after the release of subscriptions for Units pursuant to Section 3.3(f), establish Working Capital out of Capital Contributions, as the General Partner deems appropriate. Working Capital and Reserves may be increased or reduced by the General Partner from time to time as it deems appropriate under the circumstances. The General Partner shall have the authority to pay from Reserves Operating Expenses, including the Partnership Administration Fee, the Additional Administration Fee, the Partnership Management Fee and the Additional Management Fee (subject to the provisions of Section 5.9(c)(i) and (ii) and Section 5.3(b)(vi)).

(e) All of the Partnership's expenses shall be billed directly to and paid by the Partnership; provided, however, that all Organization, Offering and Selling Expenses shall be paid by the General Partner subject to reimbursement only as provided in Section 5.1(f). The expenses to be paid by the Partnership in connection with the Partnership's business shall include but not be limited to: (i) costs of personnel employed by the Partnership and involved in the business of the Partnership, other than principals who are employees of the General Partner or its Affiliates; (ii) costs of borrowed money, taxes and assess-

ments applicable to the Partnership; (iii) legal, audit, accounting, appraisal and engineering fees; (iv) printing, engraving, photocopying and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and recording of documents evidencing ownership of Units or in connection with the business of the Partnership; (v) fees and expenses paid to the Escrow Agent; (vi) fees and expenses in connection with the acquisition, sale, exchange or other disposition or financing of Properties or Local Partnership Interests (including the fees to be paid to the General Partner and its Affiliates as set forth in Section 5.3); (vii) the cost of insurance in connection with the business of the Partnership and ownership of the Local Partnership Interests; (viii) expenses of revising or amending this Agreement or, converting, modifying or terminating the Partnership; (ix) the costs and expenses incurred in qualifying the Partnership to do business in any jurisdiction, including fees and expenses of any resident agent appointed by the Partnership; (x) the Partnership Administration Fee and Additional Administration Fee and the cost of preparing and disseminating to Limited Partners the reports described in Section 9.4 and the cost of preparing and filing reports and tax returns with governmental agencies; (xi) the Partnership Management Fee and the Additional Management Fee; (xii) the costs incurred in connection with any litigation or regulatory proceedings in which the Partnership is involved; (xiii) the cost of any computer services used by the Partnership; and (xiv) amounts paid to the General Partner as reimbursements in accordance with Section 5.1(f).

(f) Reimbursement to the General Partner or any of its Affiliates shall not be allowed, except for reimbursement, without interest, of (i) Organization, Offering and Selling Expenses up to an amount ranging between 3% and 5% of Gross Proceeds, depending upon the number of Units sold, subject to increase as provided in Section 5.3(b)(vii); (ii) the actual cost to the General Partner or its Affiliates of goods, services and materials supplied by unaffiliated parties used for or by the Partnership; (iii) the allocable portion of salaries and benefits, and direct travel, meal, lodging and telephone expenses of employees who are not controlling persons of the General Partner and Affiliates on Partnership business; and (iv) direct out-of pocket expenses incurred for legal, accounting, bookkeeping, computer, printing and public relations services. Notwithstanding anything to the contrary in this Section 5.1(f), neither the General Partner nor any of its Affiliates shall be entitled to reimbursement for services for which the General Partner or any of its Affiliates is entitled to compensation by way of a separate fee. Reimbursement of expenses shall not exceed the lesser of the actual cost of such expenses or 90% of the competitive price which would be charged for such goods and services by an independent party.

All reimbursements and payments for services to the General Partner and its Affiliates from the Partnership and the Local Partnerships will, in the aggregate, not exceed that allowed by this Agreement.

Expenses incurred by the General Partner or its Affiliates in connection with the administration of the Partnership, ncluding, but not limited to, salaries, fringe benefits and travel expenses of controlling persons of the General Partner, rent d such other items generally constituting General Partner's overhead, shall not be charged to the Partnership. In the event the total amount of Organization, Offering and Selling Expenses exceeds the amount set forth in Section 5.3(b)(vii), the General Partner will be responsible for the excess amount.

For purposes of this Section 5.1(f), "controlling person" shall mean any person who performs functions for the General Partner or its Affiliates similar to the Chairman or members of the Board of Directors, executive management, senior management or any person who holds a 5% or more equity interest in the General Partner or who has the power to direct or cause the direction of the General Partner.

SECTION 5.2. *Authority of the General Partner.*

(a) Subject to Sections 5.2(b), 5.3 and 5.4, the General Partner for, and in the name and on behalf of, the Partnership is hereby authorized, without limitation:

(i) to establish Local Partnerships and enter into the Local Partnership Agreements and all other agreements, instruments and documents as may be necessary or appropriate in connection with the acquisition of Local Partnership Interests and the admission of the Partnership as a limited partner of the Local Partnerships;

(ii) to give the consent of the Partnership in its capacity as a limited partner of each Local Partnership to any action proposed to be taken by such Local Partnership or any of the Local General Partners which, under the provisions of its Local Partnership Agreement requires the consent of the Partnership as the limited partner;

(iii) to acquire, hold, encumber, sell, dispose of and otherwise deal with and invest in Properties and Local Partnership Interests upon such terms as it deems to be in the best interests of the Partnership, including, without limitation, the power to vote to amend a Local Partnership Agreement in such manner as to change, modify, alter or reduce the limited partnership interest of the Partnership in any Local Partnership, to vote to change, modify, alter or reduce the Partnership's interests in the profits, losses and allocations of a Local Partnership, and to assign a part of the Local Partnership Interest in any Partnership, provided that such action is, in the opinion of the General Partner, necessary to preserve the economic value of the Partnership's Local Partnership Interest or otherwise in the best

interests of the Partnership; subject to the provisions hereof, the General Partner is authorized to acquire investments in Properties in such acquisition formats as may be consistent with the Partnership's investment objectives and otherwise meet the investment criteria applied by the Partnership, including without limitation, by establishing Local Partnerships that have the status of ground Lessees of the land components of Properties, acquiring interests in Properties in a condominium form of ownership and/or acquiring only the interests in Local Partnerships to which are allocable the economic and tax incidents of ownership of low-income housing units;

(iv) to defer all or a portion of amounts otherwise payable to a Local General Partner or a Local Partnership, to invest such funds in Permitted Interim Investments and to obtain letters of credit, at the Partnership's expense, securing the Partnership's obligations with respect to such deferred amounts;

(v) to make additional investments in or loans to Local Partnerships in which the Partnership has an interest at the time of making such investment or loan;

(vi) to acquire by purchase, lease, exchange or otherwise, any real or personal property;

(vii) to borrow money and issue evidences of indebtedness, including, without limitation, Purchase Money Notes, and to secure the same by mortgage, deed of trust, pledge or other lien on any Property, Local Partnership Interests or other assets of the Partnership; provided, however, that the sum of all indebtedness encumbering the Properties will not exceed the aggregate appraised value of the Properties, as determined by qualified independent appraisers, plus necessary working capital;

(viii) to employ agents, employees, managers, accountants, attorneys, consultants and other Persons necessary or appropriate to carry out the business and operations of the Partnership, and to pay fees, expenses, salaries, wages and other compensation to such Persons; provided, however, that no compensation or fees shall be paid to the General Partner or its Affiliates except as permitted by this Agreement;

(ix) to extend, renew, modify, adjust, submit to arbitration, prosecute, defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the Partnership;

(x) to determine the appropriate accounting method or methods to be used by the Partnership;

(xi) to cause the Partnership to make or revoke any of the elections under the Code, including elections pursuant to Section 754 of the Code and the election provided in Section 42(j)(5) of the Code;

(xii) to offer and sell Units to the public directly or through any licensed Person, including, without limitation, the Selling Agent, and to employ personnel, agents and dealers for such purposes;

(xiii) to establish and maintain Reserves for such purposes and in such amounts as it deems appropriate from time to time and to increase, reduce or eliminate Reserves as it deems appropriate from time to time; provided, however, that the initial Reserves shall not be less than 3% of Gross Proceeds;

(xiv) to amend this Agreement to reflect the addition or substitution of Limited Partners or the reduction of Capital Accounts upon the return of capital to Partners;

(xv) to deal with, or otherwise engage in business with, or provide services to and receive compensation from, any Person who has provided or may in the future provide any services to, lend money to, sell property to, or purchase property from, the General Partner or any of its Affiliates;

(xvi) to invest in Permitted Interim Investments all funds not immediately needed in the operation of the business, including, but not limited to, (A) the Net Proceeds prior to investment in and allocation to specific Local Partnerships; (B) deferred amounts of the Net Proceeds otherwise payable to a Local General Partner in connection with the Partnership's investment in a particular Local Partnership; (C) the Net Proceeds allocated for subsequent investment in a particular Local Partnership after the Partnership has made its initial capital contribution or paid a portion of its purchase price to such Local Partnership; (D) Reserves; and (E) Cash Available for Distribution and Sale or Refinancing Proceeds and to apply any interest earned on Permitted Interim Investments, prior to the full funding of Local Partnership acquisitions from Gross Proceeds by the Partnership, to invest in Local Partnerships, to the payment of Operating Expenses or to Reserves in the discretion of the General Partner;

(xvii) to deal with Local Partnerships on the administrative level, including establishing the books of the Local Partnerships and providing other administrative services;

(xviii) to transfer any or all Local Partnership Interests held by the Partnership at its termination date to a liquidating trust (but only if at that time the General Partner determines such transfer to be in the best interest of the Partners) and to receive fees for serving as trustee of such trust which are reasonable and consistent with its fiduciary obligations under the circumstances, and which would not exceed the fees which the General Partner is otherwise entitled to receive hereunder;

(xix) to cause the Partnership or a Local Partnership to furnish a bond described in Section 42(j)(6) of the Code;

(xx) to execute the Agency Agreement;

(xxi) to execute an administrative services agreement with ML Fund Administrators Inc.;

(xxii) to execute an escrow agreement with the Selling Agent and Security Pacific National Trust Company (New York); and

(xxiii) to engage in any kind of activity, to take or omit any actions and to perform and carry out contracts or agreements of any kind necessary to, or in connection with, the accomplishment of the purposes of the Partnership.

(b) Notwithstanding any provision in this Agreement to the contrary, it is understood and agreed that investments (other than Permitted Interim Investments and loans to Local Partnerships) will be limited to those described in the Prospectus.

(c) With respect to all of its obligations, powers and responsibilities under this Agreement, the General Partner is authorized to execute and deliver, for and on behalf of the Partnership, such notes and other evidences of indebtedness (including Purchase Money Notes), contracts, agreements, assignments, deeds, leases, loan agreements, mortgages and other security instruments and agreements as they deem proper, all on such terms and conditions as it deems proper.

(d) Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner as to:

(i) the identity of any General Partner or Limited Partners;

(ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by a General Partner or in any other manner germane to the affairs of the Partnership;

(iii) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Partnership; or

(iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

(e) Notwithstanding any other provision of this Agreement, if, as a result of the enactment of new federal tax legislation or a regulatory pronouncement, the Partnership is or would become or is or would be taxable as a corporation or if the General Partner determines that there is a material risk of such a holding, the General Partner, with the Consent of a majority in interest of the Limited Partners, may take any and all such actions it may deem necessary or appropriate to insure that the Partnership as presently constituted is not taxed as a corporation, including qualifying the Partnership (or a successor entity) for taxation as a real estate investment trust under Sections 856 to 860 of the Code (or similar provisions). In taking any such actions, the General Partner shall use its best efforts to insure that, to the extent possible and legally permissible under the circumstances, the respective interests of the Limited Partners and the General Partner in the assets and income of the Partnership (or successor entity) immediately following the taking of such actions are substantially equivalent to such interests immediately prior thereto.

SECTION 5.3. *Authority of the General Partner and Its Affiliates to Deal With the Partnership and Local Partnerships.*

(a) Affiliates of the General Partner may, and shall have the right to, become Local General Partners, including the sole Local General Partner, of the Specified Investments, and in the case of any other Local Partnership, in the event of the Bankruptcy, death, dissolution, withdrawal, removal or adjudication of incompetence of a Local General Partner, if, in the exercise of its fiduciary duty, the General Partner determines that it would best protect the interest of the Partnership in such Local Partnership. Affiliates of the General Partner may, and shall have the right to, deal with Local Partnerships on an administrative level including establishing the books of the Local Partnership and providing other administrative services, act as management agent of any Property on the terms and conditions permitted by applicable governmental regulations, provide any services mandated by HUD or any Governmental Agency, provide any of the services described in Section 5.4, and, subject to Sections 5.4(a) (xix), (xxxi) and (xxxii) hereof, shall be compensated for such services in an amount not to exceed the least of (i) the cost of providing such services, (ii) 90% of amounts generally charged in an arm's length transaction by others rendering comparable services in the locality where the Property is located or (iii) as may be approved by HUD or any Governmental Agency, and shall be reimbursed in accordance with Section 5.1(f) hereof.

(b) Without limitation upon the other powers set forth herein, the General Partner is expressly authorized for, and in the name and on behalf of, the Partnership, to:

(i) for its services in connection with the selection and evaluation of Local Partnership Interests or Properties, including (1) performing feasibility and economic analysis with regard to the rehabilitation budget and program; (2) making recommendations to Local Partnerships regarding the rehabilitation and development of Properties; and (3) assisting the Local Partnership regarding compliance of the rehabilitation program as it relates to laws and regulations governing the Low-Income Credit and Section 8 and other government subsidy programs; (4) the negotiation of the terms of the Partnership's acquisition of each Local Partnership Interest or a Local Partnership's acquisition of a Property; and (5) the closing of the acquisition by the Partnership of each Local Partnership Interest or the closing of the acquisition by a Local Partnership of a Property, pay, or cause a Local Partnership to pay, to the General Partner Rehabilitation/Acquisition Services Fees, in sum total, an amount not to exceed 5.0% of Gross Proceeds; provided, however, that the Acquisition Fee payable to the General Partner in connection with the acquisition of a Property by, or of Local Partnership Interests in, a Local Partnership in which neither the General Partner nor an Affiliate had an ownership interest prior to such acquisition may exceed 5% of Gross Proceeds allocable to such investment; and provided further, however, that to the extent that total Rehabilitation/Acquisition Services Fees are less than 5% of Gross Proceeds, such difference may be used to pay Organization, Offering and Selling Expenses in excess of 3% to 5% of Gross Proceeds as provided in Section 5.3(b)(vii) or for investment in Local Partnership Interests and provided further, however, that (i) the sum of Rehabilitation/Acquisition Services Fees and the Rehabilitation/Acquisition Services Expense Allowance shall not exceed the amount that a disinterested party rendering comparable services would charge and (ii) the sum of Rehabilitation/Acquisition Services Fees, the Rehabilitation/Acquisition Services Expense Allowance and the cost of all Properties owned by Local Partnerships in which the Partnership is a limited partner will not exceed the aggregate appraised value of all such Properties, as determined by a qualified independent appraiser;

(ii) pay, or cause a Local Partnership to pay, to the General Partner a non-accountable Rehabilitation/Acquisition Services Expense Allowance equal to 2% of Gross Proceeds allocable to an acquisition of a Property or Local Partnership Interest, to be used for the payment of all closing costs payable by the Partnership in connection with the acquisition of a Property or of a Local Partnership Interest; provided, however, that the Rehabilitation/ Acquisition Services Expense Allowance shall equal 2½% in connection with an acquisition of a property where Rehabilitation/Acquisition Services Fees are not paid;

(iii) subject to the provisions of Section 5.4(a)(xxxi), pay to the General Partner a Disposition Fee out of Sale or Refinancing Proceeds in an amount not to exceed 2.5% of the amount realized by the Partnership from each Sale if the General Partner actually provides a substantial amount of the services in connection with a Sale of a Property or a sale of a Local Partnership Interest;

(iv) reimburse the General Partner as provided in Section 5.1(f);

(v) borrow funds from the General Partner or any of its Affiliates (a "Voluntary Loan"); provided, however, that the principal amount of any Voluntary Loan encumbering any of the Partnership's properties shall not be scheduled to be paid over a period of more than 48 months or have more than 50% of its principal amount scheduled to be paid during the first 24 months; and provided further, that the Partnership may not pay in connection therewith (a) interest or other financing charges or fees in excess of the amounts which would be charged by unrelated lending institutions on comparable loans for the same purpose in the same locality, or (b) any prepayment charge or penalty;

(vi) pay to the General Partner an annual Partnership Management Fee (the "Partnership Management Fee") equal to the greater of (i) .14% of Invested Assets for such year or (ii) the Partnership Administration Fee for such year, and an annual Additional Management Fee (the "Additional Management Fee") equal to .06% of Invested Assets for such year, for its services in connection with the management of the affairs of the Partnership; provided, however, that at no time shall the sum of (A) the annual Partnership Management Fee, (B) the annual Additional Management Fee, (C) the annual Local Partnership Administration Fee payable to the General Partner or its Affiliates, (D) the annual Partnership Administration Fee and (E) the annual Additional Administration Fee exceed 0.5% of the aggregate cost of all Properties then owned (prorated in the case of Properties disposed of during any such year) by Local Partnerships in which the Partnership is a limited partner, which determination shall be made within 90 days of the end of the Partnership's fiscal year. Any such excess shall be deducted from the first payment following such determination, from the fees listed in A) through E) of the preceding sentence. The Partnership Management Fee shall be payable from Cash Flow after the payment of the Partnership Administration Fee, and before payment of the Additional Management Fee and the Additional Administration Fee. The Additional Management Fee shall be payable from Cash Flow, pro rata with the Additional Administration Fee. The Partnership Management Fee shall be payable quarterly in advance on an estimated basis, adjusted at the end of each year. The Partnership Management Fee shall be prorated in any year in

which the General Partner provides services to the Partnership in fewer than four quarters based on the number of quarters during which the General Partner provides service. In the event there is insufficient Cash Flow in a given year, any unpaid portion of the Partnership Management Fee, the Additional Administration Fee and the Additional Management Fee may be paid (x) first, in respect of such unpaid Partnership Management Fees and (y) second, pro rata in respect of such unpaid Additional Administration Fees and Additional Management Fees, from Reserves. Unpaid Partnership Management Fees, Additional Administration Fees and Additional Management Fees for any given year will be deferred without interest and will be payable, (x) first, in respect of such unpaid Partnership Management Fees and (y) second, pro rata in respect of such unpaid Additional Administration Fees and Additional Management Fees, (i) in subsequent years from available Cash Flow or Reserves after the making of current payments of the Partnership Administration Fee or (ii) as provided in Section 4.2(b); and

(vii) reimburse the General Partner for Organization, Offering and Selling Expenses up to an amount ranging between 3% and 5% of the Gross Proceeds, depending upon the number of Units sold. The percentage of Gross Proceeds payable as a reimbursement for Organization, Offering and Selling Expenses will be reduced pro rata for sales between 5,000 Units to 50,000 Units (from 5% to 4%) and will be further reduced pro rata for sales over 50,000 Units and up to 150,000 Units (from 4% to 3%); provided, however, to the extent that total Rehabilitation/Acquisition Services Fees are less than 5% of Gross Proceeds, the amount of the reimbursement to the General Partner for Organization, Offering and Selling Expenses may be increased by the amount of such difference, not to exceed the amount that would otherwise be payable to the General Partner as an Rehabilitation/Acquisition Services Fee.

(c) Other than as authorized in this Article Five, the General Partner is prohibited from entering into any agreements, contracts or arrangements on behalf of the Partnership with the General Partner or any Affiliate of the General Partner. In addition, any agreements, contracts or arrangements authorized in this Article Five shall be subject to the following prohibitions:

(i) neither the General Partner nor any such Affiliate shall be given an exclusive right to sell or exclusive employment to sell any Local Partnership Interest for the Partnership or to sell any Property owned by a Local Partnership;

(ii) neither the General Partner nor any such Affiliate shall be paid a commission or fee in connection with the reinvestment or distribution of the proceeds of the sale of a Property, except as provided in Section 5.3(b)(iii), 5.4(a)(xxx) and 5.4(a)(xxxi); and

(iii) neither the General Partner nor any such Affiliate shall receive any rebates or give-ups, or by the making of any reciprocal business arrangements, circumvent the restrictions contained in this Agreement or in applicable state securities laws and regulations upon transactions between the Partnership and the General Partner and its Affiliates.

(d) Any agreements, contracts and arrangements on behalf of the Partnership or a Local Partnership with the General Partner or an Affiliate of the General Partner permitted by this Agreement or any Local Partnership Agreement shall be subject to the following conditions (except that subsections (iii), (iv) and (v) shall not apply to the fees and reimbursements set forth in Section 5.3(b) hereof):

(i) any such agreements, contracts or arrangements shall be embodied in a written contract which describes the services to be rendered and all compensation to be paid;

(ii) any such agreements, contracts or arrangements shall be fully and promptly disclosed to all Partners in the reports provided for in Section 9.4(c);

(iii) any such agreements, contracts or arrangements shall be terminable by either party, without penalty, upon 60 days prior written notice;

(iv) all goods and services provided to the Partnership shall be necessary to the prudent operation of the Partnership and shall be provided at the least of (a) actual cost, (b) 90% of the competitive price which would be charged for such goods and services by an independent party or (c) the rate approved by HUD or a Governmental Agency;

(v) unless otherwise approved by HUD or a Governmental Agency, the person providing such services or goods must be previously engaged in the business or rendering such services or selling or leasing such goods, independently of the Partnership and as an ordinary and ongoing business; and

(vi) no services, except as otherwise permitted herein, may be performed by the General Partner or its Affiliates except in extraordinary circumstances.

(e) The General Partner and its Affiliates will not deal with Local Partnerships in any way that they would not be permitted to deal with the Partnership pursuant to the terms of this Agreement.

SECTION 5.4. *Restrictions on Authority of the General Partner.*

(a) The General Partner shall not have any authority to:

(i) perform any act in contravention of this Agreement or any applicable law or regulation;

(ii) perform any act required to be approved or ratified in writing by all or part of the Limited Partners under the Act without such approval or ratification, unless the right to do so is expressly granted in this Agreement;

(iii) without the consent of a majority in interest of the Limited Partners, sell, pursuant to a single transaction or a series of related transactions, all or substantially all of the assets of the Partnership except for (i) a liquidating sale of the final Property remaining after the sale of all other Properties and the liquidation of the corresponding Local Partnership Interests, (ii) sales in connection with the liquidation and winding up of Partnership's business upon its dissolution; or (iii) the sale of Properties or Local Partnership Interests at the end of the applicable 15-year Compliance Period;

(iv) borrow or allow an Affiliate to borrow from the Partnership, except in connection with Purchase Money Notes;

(v) subject to Section 8.1(a)(ii) hereof, without the Consent of a majority in interest of the Limited Partners (or such greater number of Limited Partners as may then be required under the Act) elect to dissolve the Partnership;

(vi) perform any act which would make it impossible to carry on the ordinary business of the Partnership;

(vii) confess a judgment against the Partnership;

(viii) possess Partnership property, or assign the Partnership's right in specific Partnership property, for other than a Partnership purpose;

(ix) admit a Person as a General Partner, except as provided in this Agreement;

(x) admit a Person as a Limited Partner, except as provided in this Agreement;

(xi) knowingly perform any act that the General Partner is aware would subject any Limited Partner to liability as a general partner in any jurisdiction;

(xii) cause the Partnership to lend any funds to any Person (other than in connection with Permitted Interim Investments, the Local Partnerships or Purchase Money Notes);

(xiii) cause the Partnership to reinvest Cash Available for Distribution or Sale or Refinancing Proceeds, other than in Permitted Interim Investments pending distribution of such proceeds; provided, however, that in the event that, for reasons beyond the control of the General Partner, a Property or Local Partnership Interest is required to be disposed of prior to December 31, 1991, the General Partner shall have the right, subject to the distribution of Sale or Refinancing Proceeds calculated to be sufficient to discharge the Limited Partner's estimated federal or state tax liability (other than recapture liability) as a result of such disposition, to, prior to December 31, 1991, reinvest the proceeds of such disposition in another Local Partnership Interest which is reasonably expected to provide the same type of benefits to Limited Partners as an investment made at the outset of the Partnership;

(xiv) directly or indirectly pay or cause the Partnership to pay or award any finder's fees, commissions or other compensation to any Person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchaser regarding the purchase of Units; provided, however, that the General Partner shall not be prohibited from paying the normal sales commissions payable to a registered broker-dealer or other properly licensed person for selling Units;

(xv) cause the Partnership to exchange Units for any Local Partnership Interest, Property or other property (other than cash);

(xvi) cause the Partnership or cause or permit any Local Partnership to sell any Local Partnership Interest (other than a Local General Partner interest) to the General Partner or any Affiliate of the General Partner except in connection with a Repurchase Obligation;

(xvii) change the Partnership's purposes from those set forth in Section 1.3;

(xviii) to sell or lease property or any Local Partnership Interest to the General Partner or any of its Affiliates; and except in connection with Specified Investments, cause the Partnership or cause or permit any Local Partnership to purchase or lease property or any Local Partnership Interest in which the General Partner or any of its Affiliates has an interest or acquire any property or any Local Partnership Interest from a Program in which any General Partner or any Affiliate has an interest;

(xix) cause or permit any Local Partnership to pay any fees to the General Partner or an Affiliate for property management services (including all rent-up, leasing, re-leasing and leasing related service fees and bonuses paid to any Person) in an annual amount in excess of the greater of (A) 5% of the annual gross revenues of a Property and (B) the amount of the property management fees that are approved by HUD or a Governmental Agency in connection with services mandated by HUD or such Governmental Agency, and would typically be charged by an independent third party rendering comparable services in the same geographic location and that could reasonably be made available to the Local Partnership;

(xx) without the consent of a majority in interest of the Limited Partners, amend this Agreement, except as provided in Section 12.2(b) or 12.2(e);

(xxi) cause the Partnership or cause or permit any Local Partnership to invest in the securities of other issuers, except for investments in Permitted Interim Investments and Local Partnerships;

(xxii) cause the Partnership to invest in joint venture arrangements with another public program formed by the General Partner or its Affiliates unless (i) such other program has investment objectives substantially the same as those of the Partnership; (ii) there are no duplicate property management or other fees; (iii) the sponsor compensation arrangements of such other program are substantially the same as those of the Partnership; (iv) the Partnership has a right of first refusal to buy if the other program wishes to sell property held in the joint venture; and (v) the investment of each program is on substantially the same terms and conditions;

(xxiii) underwrite securities of other issuers;

(xxiv) except in connection with Specified Investments or the Repurchase Obligation, acquire any Local Partnership Interests from the General Partner or any of its Affiliates;

(xxv) commingle the funds of the Partnership with those of any other Person;

(xxvi) cause the Partnership to acquire interests in a Local Partnership owning property that is under construction unless the Local General Partner has provided construction completion guaranties, and a letter of credit or a payment or performance bond or, in the alternative, establishes a cash escrow, or provides a financial bond or letter of credit in an amount sufficient to repurchase the Partnership's interest if necessary;

(xxvii) cause the Partnership to distribute any Partnership assets in kind, except such assets as may have been transferred by the Partnership at its termination date to a liquidating trust in accordance with Sections 5.2(a)(xviii) and 8.2(d) hereof;

(xxviii) cause the Partnership or any Local Partnership to pay any real estate brokerage commission on the sale of Partnership property in any amount greater than 6% of the contract price for the sale of the property;

(xxix) cause the Partnership or any Local Partnership to pay any fees to the General Partner or any Affiliate for insurance brokerage services in connection with obtaining insurance on the Partnership's property unless (i) such Person is independently engaged in the business of providing such services and 75% or more of such Person's insurance brokerage service gross revenue is derived from services to non-Affiliates or is otherwise permitted to provide such services by HUD or a Governmental Agency, and (ii) the cost of providing such services, including the cost of the insurance, is no greater than the lower of (a) the lowest quote obtained from two unaffiliated insurance agencies for comparable coverage and terms or (b) a fee approved by HUD or a Governmental Agency;

(xxx) cause the Partnership to pay any refinancing fees to the General Partner in connection with the refinancing of a Property, unless such fee, combined with all Front End Fees paid to the General Partner, does not exceed the limitations of Section 5.9(a) hereof;

(xxxi) cause any Local Partnership to pay to a General Partner or an Affiliate a real estate brokerage commission (i) in excess of one-half of the competitive real estate brokerage commission, not to exceed 3%, (ii) prior to all Limited Partners having received a return of their Capital Contributions plus a 6% per annum non-compounded return on their Unreturned Capital Contribution, (iii) where a General Partner or its Affiliate did not provide a substantial amount of service or (iv) in connection with a Property with respect to which a Disposition Fee is payable;

(xxxii) cause or permit any Local Partnership to pay to the General Partner or any Affiliate a Property Development Fee (i) in excess of the lesser of (A) 10% of the total development cost of a Property and (B) 90% of the amount that a disinterested party would charge or (ii) in connection with a Property other than those owned by the Specified Investments;

(xxxiii) cause the Partnership to pay any duplicate fees to the General Partner or any Affiliate of the General Partner as a result of the General Partner or Affiliate of the General Partner acting in the capacity or becoming a General Partner of a Local Partnership;

(xxxiv) cause the Partnership to borrow any funds to make distributions to the Limited Partners;

(xxxv) cause the Partnership or any Local Partnership to pay any construction fees to the General Partner or any Affiliate; or

(xxxvi) cause the Partnership to invest in limited partnership interests with a limited partnership that owns limited partnership interests in one or more limited partnerships.

SECTION 5.5. *Duties and Obligations of the General Partner.*

(a) The General Partner shall devote to the affairs of the Partnership such time as may be necessary for the proper performance of its duties hereunder, but neither the General Partner nor the officers, directors, shareholders or partners of the General Partner shall be expected to devote their full time to the performance of such duties.

(b) The General Partner shall take such action as may be necessary or appropriate for the continuation of the Partnership's valid existence under the laws of the State of Delaware and in order to form or qualify the Partnership under the laws of any jurisdiction in which the Partnership is doing business or in which such formation or qualification is necessary to protect the limited liability of the Limited Partners or in order to continue in effect such formation or qualification. The General Partner shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates, including limited partnership and fictitious name certificates, and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction.

(c) The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership.

(d) The General Partner shall use its best efforts to assure that the Partnership shall not be deemed an investment company as such term is defined in the 1940 Act and shall use its best efforts to obtain from the Commission an order exempting the Partnership from the provisions of the 1940 Act. The General Partner is expressly authorized to prepare, execute and file with the Securities and Exchange Commission an Application pursuant to Section 6(c) of the 1940 Act or any subsequent Applications for an exemption from all the provisions of such Act, together with such other documents, and to do such other acts and things as may be necessary or convenient in seeking such an exemption.

(e) The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control. The General Partner shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Partnership; provided, however, that by the execution of this Agreement, each Partner hereby consents to the placing by the General Partner of Partnership funds in a bank account or accounts at banks with which the General Partner or its Affiliates have informal banking arrangements (which may include compensating balance requirements); however, Partnership funds may not be used to meet any formal or informal compensating balance requirements. In addition, no Partner shall be permitted to contract away the fiduciary duty owed to such Partner by the General Partner under the common law.

(f) Subject to Section 5.8(c) hereof, the General Partner is authorized, in its sole discretion, to cause the Partnership to acquire policies of limited partnership liability insurance, insuring the General Partner, its officers, directors, employees, shareholders and certain of their Affiliates against certain liabilities in connection with the business of the Partnership and insuring the Partnership against certain liabilities with respect to any indemnification that it is legally required or permitted to provide under this Agreement to the General Partner, its partners, officers, directors, employees, shareholders and such Affiliates.

(g) In the case of an acquisition of a Local Partnership Interest in a Local Partnership the General Partner shall, in connection with such acquisition, cause an appraisal to be prepared by an independent appraiser, any such appraisal to be maintained in the Partnership's records for at least five years, and shall be available for inspection and duplication by any Limited Partner, and the General Partner may, in its sole discretion, cause to be prepared an engineering study containing an evaluation of the existing structural and other physical components of a Property in connection with such an acquisition.

(h) Subject to the provisions of this Article Five, the General Partner may delegate any or all of the powers, rights and obligations hereunder, and may appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.

SECTION 5.6. *Compensation of the General Partner.*

The General Partner shall not in its capacity as General Partner receive any salary, fees, profits, distributions or allocations except such profits, distributions, fees and allocations to which it is entitled under this Agreement.

SECTION 5.7. *Other Activities.*

The General Partner and any Affiliate may engage independently or with others in other business ventures of every nature and description, including, without limitation, the rendering of advice or services of any kind to other investors and the making or management of other investments, including, without limitation, investments in real property. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom and the General Partner and any Affiliate may pursue such ventures, even if competitive with the business of the Partnership. Neither the General Partner nor any of its Affiliates shall be obligated to present any particular investment opportunity to the Partnership unless the Partnership has sufficient uncommitted funds available to invest in such opportunity, such opportunity is a suitable investment for the Partnership and there is not another public entity which is an affiliate of the General Partner or the Partnership with the same investment objectives which has had funds available for investment for a longer period of time. If the General Partner, after exercising its fiduciary duty to the Partnership, determines that such investment opportunity is not suitable for the Partnership, the General Partner or any Affiliate shall have the right to take for its own account (individually or as a trustee) or to recommend to others any such particular investment opportunity.

SECTION 5.8. *Limitation on Liability of General Partner; Indemnification.*

(a) Neither the General Partner nor its Affiliates, performing services on behalf of the Partnership (hereinafter collectively referred to as "Indemnitees"), shall have any liability, responsibility, or accountability in damages or otherwise to any of the Limited Partners or to the Partnership for any act or omission performed or omitted by such Indemnitees in good faith and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interest of the Partnership, and the Partnership agrees to indemnify, pay, protect, and hold harmless each Indemnitee (on the demand of and to the satisfaction of such Indemnitee) from and against, any and all liabilities, obligations, losses, damages, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever including, without limitation, all legal fees, costs and expenses of defense, appeal and settlement of any and all suits, actions, or proceedings instituted against such Indemnitee or the Partnership and all costs of investigation in connection therewith (collectively referred to as "Liabilities" for the remainder of this Section 5.8) that may be imposed on, incurred by, or asserted against an Indemnitee or the Partnership in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Partnership, or on the part of an Indemnitee. Notwithstanding the foregoing, each Indemnitee shall be liable, responsible, and accountable, and the Partnership shall not be liable to any such Indemnitee for any portion of such liabilities, that resulted from such Indemnitee's own fraud, negligence, misconduct or, if applicable, breach of fiduciary duty to the Partnership or any Partner, as determined by a court of competent jurisdiction. Subject to Section 5.8(d) hereof, if any action, suit, or proceeding shall be pending against the Partnership or an Indemnitee relating to or arising, or alleged to relate to or arise, out of any action or inaction, the Partnership shall have the right to employ, at the expense of the Partnership, separate counsel of its choice in such action, suit, or proceeding.

The satisfaction of the obligations of the Partnership under this Section 5.8(a) shall be from and limited to the assets of the Partnership and no Limited Partner shall have any personal liability on account thereof.

(b) The Partnership shall not furnish indemnification to an Indemnitee nor to any person acting as a broker-dealer for any Liabilities arising from or out of an alleged violation of federal or state securities laws unless (i)(A) there has been a successful adjudication on the merits of each count involving alleged securities laws violations as to the particular Indemnitee seeking indemnification and a court approves indemnification of litigation costs; (B) such claims have been dismissed with prejudice by a court of competent jurisdiction as to the particular Indemnitee seeking indemnification under this Agreement; or (C) a court of competent jurisdiction has approved a settlement of the claims against a particular Indemnitee seeking indemnification hereunder and a court approves indemnification of costs, and (ii) the court shall have been advised by the Indemnitee seeking indemnification hereunder as to the current position of the Securities and Exchange Commission, the California Commissioner of Corporations, the Pennsylvania Securities Commission, the Texas Securities Commissioner and the Missouri Securities Division with respect to the issue of indemnification for securities law violations.

(c) The Partnership shall not incur the cost of that portion of any insurance, other than public liability insurance, which insures any Indemnitee for any liability as to which such Indemnitee is prohibited from being indemnified under this Section 5.8.

(d) The provision of advances from Partnership funds to an Indemnitee for legal expenses and other costs incurred as a result of any legal action initiated against an Indemnitee by a Limited Partner of the Partnership in his capacity as such is prohibited. Except as provided in the foregoing sentence, the provision of advances from Partnership funds to an Indemnitee for legal expenditures and other costs incurred as a result of any initiated suit, action, or proceeding is permissible if (i) such suit, action, or proceeding relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Indemnitee in the performance of its duties or provision of its services on behalf of the Partnership; (ii) such suit, action or proceeding is initiated by a third party who is not a Limited Partner; and (iii) the Indemnitee undertakes to repay any funds advanced pursuant to this Section 5.8 in cases in which such Indemnitee would not be entitled to indemnification under Sections 5.8(a) and 5.8(b). If advances are permissible under this Section 5.8, the Indemnitee shall furnish the Partnership with an undertaking as set forth in the foregoing sentence and shall thereafter have the right to bill the Partnership for, or otherwise request that the Partnership pay, at any time and from time to time after such Indemnitee has become obligated to make payment therefore, any and all amounts for which such Indemnitee believes in good faith that such Indemnitee is entitled to indemnification under this Section 5.8. The Partnership shall pay any and all such bills and honor any and all such requests for payment for which the Partnership is liable as determined above. In the event that a final determination is made that the Partnership is not so obligated in respect of any amount paid by it, such Indemnitee will refund such amount, plus interest thereon at the then prevailing market rate of interest, within 60 days of such final determination, and in the event that a final determination is made that the Partnership is so obligated in respect of any amount not paid by the Partnership to a particular Indemnitee, the Partnership will pay such amount to such Indemnitee.

SECTION 5.9. *Certain Payments.*

(a) In no event shall the aggregate of all Front End Fees result in the commitment to (i) Investment in Properties, and (ii) Reserves of up to 5% of Gross Proceeds of an aggregate amount less than the greater of (x) 71.5% of Gross Proceeds and (y) 84.5% of Gross Proceeds reduced by .1625% for each 1% of indebtedness encumbering the Properties.

(b) Pursuant to the provisions of the Agency Agreement, the General Partner shall pay to the Selling Agent Selling Commissions in an amount equal to 6% of the Gross Proceeds and a Financial Advisory Fee in an amount equal to 2% of Gross Proceeds.

(c) The General Partner is hereby authorized to pay to ML Fund Administrators Inc., for Administrative Services provided to the Partnership:

(i) an annual Partnership Administration Fee (the "Partnership Administration Fee") equal to the greater of .14% of Invested Assets for such year or $100,000, payable quarterly in advance on an estimated basis, adjusted at the end of each year. The Partnership Administration Fee shall be prorated, in any year in which ML Fund Administrators Inc. provides services to the Partnership in fewer than four quarters based upon the number of quarters during which ML Fund Administrators Inc. provides services. To the extent that there is insufficient Cash Flow to make any such quarterly payment, the Partnership Administration Fee will be paid from Reserves. To the extent that there are insufficient Reserves, the Partnership Administration Fee shall be paid by the General Partner; and

(ii) an annual Additional Administration Fee (the "Additional Administration Fee") equal to .06% of Invested Assets for such year, payable from Cash Flow after payment of the Partnership Administration Fee and the Partnership Management Fee, pro rata with the Additional Management Fee. In the event there is insufficient Cash Flow distributed by a Local Partnership in any year, any unpaid portion of the Additional Administration Fee may be paid pro rata with the Additional Management Fee, but after payment of the Partnership Management Fee, from Reserves not constituting Working Capital or from Working Capital, to the extent that the Partnership Administration Fee has been paid from sources other than Working Capital. Unpaid Additional Administration Fees for any year will be deferred without interest and will be payable, pro rata with unpaid Additional Management Fees, but after payment of unpaid Partnership Management Fees (i) in subsequent years from available Cash Flow after the making of current payments of the Partnership Administration Fee or (ii) as provided in Section 4.2(a).

SECTION 5.10. *Tax Status of Partnership.*

The General Partner shall use its best efforts to meet such requirements of the Code, as interpreted from time to time by the Internal Revenue Service, any other agency of the federal government, or the courts, necessary to assure that the Partnership will be classified as a partnership for federal income tax purposes.

SECTION 5.11. *Additional Restrictions on the General Partner.*

(a) No investment in any Local Partnership will be made unless the General Partner, exercising the rights of the Partnership as a limited partner in a Local Partnership, shall have such powers similar to the following pursuant to the Local Partnership Agreement as the General Partner deems appropriate:

(i) the right to approve the withdrawal of a Local General Partner and the admission of a successor Local General Partner;

(ii) upon the vote of the Limited Partners pursuant to Article 10, the right to remove the Local General Partner, subject to certain limitations and the opportunity to remedy defaults, in the event such Local General Partner violates the Local Partnership Agreement in any material respect with respect to certain actions;

(iii) the right to receive information and/or reports with regard to the financial and physical condition of the Property owned by the Local Partnership;

(iv) subject to obtaining any governmental or lender approval, if required, the right to appoint a Person to become the managing general partner of a Local Partnership upon the occurrence of certain events, including the removal of the Local General Partners;

(v) the right to approve or disapprove of certain transactions not in the ordinary course of business, including without limitation, the right to approve any proposed Sale or Refinancing or other disposition of all or substantially all of the assets of a Local Partnership;

(vi) beginning at approximately the end of the fourteenth year of the Partnership's investment in the Local Partnership, the right to require the Local General Partner to use its best efforts to find a purchaser for the Property owned by such Local Partnership and, if such effort is not successful on terms satisfactory to the Partnership within a stated period of time, the right itself to locate a purchaser of such Property and to obligate the Local General Partner to approve the sale of the Property to such purchaser so long as the price and other terms offered by such purchaser are at least as favorable as the best offer, if any, located by the Local General Partner; and

(vii) the right to remove a Local General Partner without cause upon a vote of the Limited Partners pursuant to Article 10.

(b) In exercising any of the foregoing rights and powers, the General Partner will act in the best interest of the Limited Partners and will be accountable to them as a fiduciary.

(c) In each case in which the Partnership invests in a Property by purchasing a Local Partnership Interest in a Local Partnership that owns or will own any such Property, the Partnership will purchase at least 51% of the Local Partnership Interest in such Local Partnership. Nothing in this subsection, however, shall affect or limit the provisions of Section 5.4(a)(xxii) hereof.

(d) No investment in any Local Partnership shall be made unless the Local Partnership Agreement for such Local Partnership shall provide that the Limited Partners shall have the right to obtain upon written request the financial statements of such Local Partnerships and the right to obtain upon written request access to such Local Partnership's books and records.

(e) The Partnership shall be permitted to invest in limited partnership interests of other limited partnerships only if all of the following conditions are met:

(i) If the general partner of the Local Partnership is an Affiliate of the Partnership or any General Partner, the Partnership shall not invest in such Local Partnership unless the Local Partnership owns and operates (or is constructing or rehabilitating and upon the completion thereof will operate) an Apartment Complex to be qualified for Housing Tax Credits pursuant to Section 42(g) of the Code and the partnership agreement of the Local Partnership contains provisions complying with Section IX.F of the NASAA Guidelines and provisions acknowledging privity between the Local General Partner and the limited partners, and provides that compensation payable in the aggregate from both levels shall not exceed the amounts permitted under Section IV of the NASAA Guidelines.

(ii) If the general partner of the Local Partnership is not an Affiliate of the Partnership or any General Partner, the Partnership shall not invest in the Local Partnership unless the Local Partnership owns and operates (or is constructing or rehabilitating and upon the completion thereof will operate) an Apartment Complex to be qualified for Housing Tax Credits pursuant to Section 42(g) of the Code and the limited partners of the Local Partnership are provided all of the rights and obligations required by Section VII of the NASAA Guidelines.

ARTICLE SIX

CHANGES IN GENERAL PARTNER

SECTION 6.1. *Withdrawal of General Partner.*

(a) Except as provided in this Article Six and in Section 10.2(a)(iv), no General Partner shall retire or voluntarily dissolve or voluntarily withdraw from the Partnership or sell, transfer or assign all or any portion of its Interest, and no assignee or transferee of all or any portion of the Interest of a General Partner shall have any right to become a General Partner, nor, except as set forth in Section 8 hereof, shall any General Partner voluntarily cause a dissolution of the Partnership.

(b) In the event that a General Partner withdraws from the Partnership or sells, transfers or assigns its entire Interest, such General Partner shall be and shall remain liable for all obligations and liabilities incurred by the Partnership before such withdrawal, sale, transfer or assignment becomes effective, but, provided that such withdrawal, sale, transfer or assignment was effected in accordance with the terms of this Agreement, shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after such withdrawal, sale, transfer or assignment becomes effective.

(c) With the consent of the other General Partners and if upon timely notification, not more than 50% in interest of the Limited Partners (acting pursuant to Article Ten) disapprove in writing, the General Partner may at any time designate one or more Persons to be successors to the General Partner or to be an additional General Partner, in each case with such participation in the General Partner's Interest as the General Partner and such successor or additional General Partners shall agree upon; provided, however, that the notice and disapproval requirements of this Section 6.1(c) need not be complied with if such successor or additional General Partner is an Affiliate of the General Partner. Each such designee shall be admitted as a successor or additional General Partner upon satisfying the requirements of Sections 6.2 and 12.2(a).

(d) In the event of the dissolution of a General Partner which is a general partnership or a limited partnership, if the partners thereof continue the business of such partnership after the dissolution in a successor entity, such entity may be substituted as a General Partner of the Partnership if notice is given and such admission is not disapproved as set forth in Section 6.1(c). Each General Partner and Limited Partner hereby consents to the admission of any additional or successor General Partner pursuant to this Section 6.1(d), and no further consent or approval of any General or Limited Partner shall be required. A Person shall be admitted as a successor or additional General Partner pursuant to this Section 6.1(d) upon satisfying the requirements of Sections 6.2 and 12.2(a).

(e) Notwithstanding anything to the contrary in this Article Six, a General Partner's Interest shall at all times additionally be subject to the same restrictions on transfer as those set forth for Limited Partners in Section 7.1(b)(i).

(f) Where an additional or successor General Partner is admitted to the Partnership as provided in this Article Six or in Section 10.2(a)(iv), the additional or successor General Partner, together with all then remaining General Partners, shall continue the business of the Partnership without dissolution. If a successor General Partner is to be admitted at a time when the withdrawing General Partner is the sole remaining General Partner, such successor shall be admitted as General Partner immediately prior to the effective date of withdrawal of the withdrawing General Partner, and such successor General Partner shall continue the business of the Partnership without dissolution.

SECTION 6.2. *Admission of Successor or Additional General Partners.*

A Person shall be admitted as a General Partner of the Partnership only if each of the following conditions is satisfied:

(a) such Person shall have accepted and agreed to be bound by the terms and provisions of this Agreement, by executing a counterpart hereof, and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner shall have been filed for recording, and all other actions required by law in connection with such admission shall have been performed;

(b) if such Person is a corporation, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of its authority to become a General Partner and to be bound by the terms and provisions of this Agreement;

(c) counsel for the Partnership or the Limited Partners, as the case may be, shall have rendered an opinion to the Partnership that the admission of such Person is in conformity with the Act and that none of the actions taken in connection with the admission of such Person is in violation of the Act, will impair the limited liability of the Limited Partners, will cause the termination or dissolution of the Partnership, will cause the Partnership to be classified other than as a partnership which is not a publicly-traded partnership for federal income tax purposes or will violate federal or state securities laws; and

(d) such Person is not an individual.

SECTION 6.3. *Consent of Limited Partners to Admission of Successor or Additional General Partner.*

Unless otherwise prohibited by the Delaware Revised Uniform Limited Partnership Act at the time that such Consent is necessary, each of the Limited Partners, by the execution of this Agreement, Consents to the admission of any Person as a successor or additional General Partner to which at the time there has been given the express Consent of a majority in Interest of the Limited Partners. Upon receipt of such Consent of a majority in Interest of the Limited Partners, such admission shall, without any further Consent or approval of the Limited Partners, be the act of all the Limited Partners.

SECTION 6.4. *Valuation and Sale of Interest of Former General Partner.*

(a) If the business of the Partnership is continued after the Bankruptcy, death, dissolution, withdrawal, adjudication of incompetence or removal of a General Partner, the Limited Partners shall cause the Partnership or, if a successor General Partner is admitted to the Partnership pursuant to this Article VI or Section 10.4, may cause the successor General Partner, to purchase such General Partner's Interest, as contemplated in Section 6.4(b) below, for a price equal to the fair market value thereof. Such fair market value shall be determined by two independent appraisers, one selected by the former General Partner or his representative and one by the Partnership or the Limited Partners, or the successor General Partner, as the case may be, in the event that there is no remaining General Partner. If such appraisers are unable to agree on the value of the removed General Partner's Interest, they shall jointly appoint a third independent appraiser, whose determination shall be final and binding. The appraisers may act with or without a hearing, and the cost of the appraisal will be borne equally by such General Partner and the Partnership or the successor General Partner, as the case may be, except that if a court determines that a General Partner has been removed for cause then such General Partner will be responsible for the cost of the appraisal.

(b) The purchase price of the General Partner's Interest as determined in accordance with Section 6.4(a), shall be payable in full immediately; provided, however, that if such payment by the Partnership would cause hardship to the Partnership as determined by the remaining General Partner in the exercise of its fiduciary duty, the Partnership shall deliver its promissory note for the portion which it is currently unable to pay, which note shall provide, except when such termination was voluntary, for equal annual payments over five years and for interest at the then prime rate of Chemical Bank, New York, New York, for a term of not less than five (5) years; where the termination was voluntary, such promissory note shall bear no interest and will be payable only from distributions which the terminated General Partner otherwise would have received under the terms of this Agreement had such General Partner not been terminated.

(c) If, at the time of removal, bankruptcy, death or dissolution, adjudication of incompetence or withdrawal of a General Partner, the removed, bankrupt, deceased, dissolved, incompetent or withdrawn General Partner was not the sole General Partner of the Partnership, the remaining General Partner or Partners shall immediately (i) give Notice to the Limited Partners of such removal, bankruptcy, death, dissolution, adjudication of incompetence or withdrawal, and (ii) prepare such amendments to this Agreement and execute and file for recording such amendments or documents or other instruments necessary to reflect the assignment, transfer, termination or conversion (as the case may be) of the Interest of the removed, bankrupt, deceased, dissolved, incompetent or withdrawn General Partner.

(d) All parties hereto hereby agree to take all actions and to execute all documents necessary or appropriate to effect the foregoing provisions of this Section 6.4.

ARTICLE SEVEN

TRANSFERABILITY OF UNITS

SECTION 7.1. *Restrictions on Transfers of Units.*

(a) The transferability of Units shall be subject to the restrictions imposed in Sections 7.1(b) and (c) and Section 7.2 and any such additional procedures or requirements as the General Partner, in its discretion, deems appropriate.

(b) A Limited Partner may assign his Units by a duly executed, written instrument of assignment, the terms of which are not in contravention of any of the provisions of this Agreement. Within 30 days of any assignment of Units, the assignor shall give notice of such assignment to the General Partner. The transferor and the transferee must execute transfer applications which will be provided by the General Partner to the transferor. Notwithstanding the foregoing, no Limited Partner may sell, assign, transfer or exchange his Units:

(i) if in the opinion of counsel for the Partnership, such sale, assignment, transfer or exchange would result (a) when considered with all other sales, assignments, transfers and exchanges of Units in the Partnership within the previous 12 months, in the Partnership's being considered to have been terminated within the meaning of Section 708 of the Code and such termination would have adverse tax consequences to the Limited Partners, or (b) in the Partnership losing its status as a partnership which is not a publicly-traded partnership for federal income tax purposes;

(ii) if counsel for the Partnership shall be of the opinion that such sale, assignment, transfer or exchange would be in violation of any applicable federal or state securities laws (including any investor suitability standards);

(iii) if counsel for the Partnership shall be of the opinion that such sale, assignment, transfer or exchange would result in the Partnership being required to pay a recapture penalty for the accelerated portion of the Low-Income Credits taken with respect to such Units;

(iv) except for transfers by gift or inheritance, intra-family transfers, transfers resulting from family dissolutions and transfers to Affiliates, if the transferor or the transferee would hold Units representing a Capital Contribution of less than $5,000 as a result of the transfer; or

(v) if the transferee is a Foreign Person or Tax-Exempt Entity.

The General Partner is expressly authorized to suspend transfers if and when any such transfer would result in the transfer of 40% or more of the Interests in the Partnership within a 12-month period.

(c) In no event shall a Unit be assigned or transferred to a minor or an incompetent Person except in trust, pursuant to the Uniform Gifts to Minors Act or by will or intestate succession.

(d) Except for transfers incident to divorce, and gratuitous transfers or assignments (in trust or otherwise), whether on death or inter vivos, to or for the benefit of (i) the transferor's spouse, parents, children, other descendants, spouses of children, heirs or legatees or (ii) a charitable, religious, scientific, literary or educational organization,

(1) no sale, transfer or assignment by a Limited Partner of a Unit may be made to any person unless such Person:

(x) meets the suitability requirements to become a Limited Partner in accordance with the terms of the offering of Units contained in the Prospectus, or

(y) is a Partner, and

(2) no Limited Partner may sell, assign or transfer a Unit without the consent of the General Partner, which consent may not be unreasonably withheld, but is subject to all of the provisions of this Article Seven.

(e) Each Limited Partner agrees that he will, upon request of the General Partner, execute such certificates or other documents and perform such acts as the General Partner deems appropriate after an assignment of a Unit by the Limited Partner to preserve the limited liability of the Limited Partners under the laws of the State of Delaware or the laws of any jurisdiction in which the Partnership is doing business. For purposes of this Section 7.1(e), any transfer of a Unit, whether voluntary or by operation of law, shall be considered an assignment.

(f) Any transfer of a Unit to a person who makes a market in securities shall be void ab initio unless such Person shall certify to the General Partner that it has acquired such Unit solely for investment purposes and not for the purpose of resale.

(g) No purported sale, assignment or transfer by a transferor of a Unit will be recognized unless:

(i) the transferor shall have represented that such transfer

(a) was effected through a broker-dealer or matching agent whose procedures with respect to the transfer of Units have been approved by the General Partner as not being incident to a public trading market and not through any other broker-dealer or matching agent; or

(b) otherwise was not effected through a broker-dealer or matching agent which makes a market in Units or which provides a readily available, regular and ongoing opportunity to the holders of Units to sell or exchange their Units through a public means of obtaining or providing information of offers to buy, sell or exchange Units, and

(ii) the General Partner determines that such sale, assignment or transfer will not, by itself or together with any other sales, transfers or assignments, increase the risk of the Partnership's being classified as a publicly-traded partnership.

(h) No purported sale, assignment or transfer of a Unit will be recognized if, after giving effect to such sale, assignment or transfer, the Partnership would not satisfy at least one of the safe harbors contained in Internal Revenue Service Advance Notice 88-75 (the "Notice"). Without limiting the foregoing, no purported sale, assignment or transfer of a Unit will be recognized if such sale, assignment or transfer, together with all other such transfers during the same taxable year of the Partnership would result in both (i) the transfer of more than 4.5% of the Units (excluding transfers described in clauses (i) through (vi) of the next succeeding sentence); and (ii)(x) the transfer of more than 1.5% of the Units (excluding transfers described in clauses (i) through (vi) of the next succeeding sentence and sales through a matching service which meets the

requirements of the Notice, Part II, Section D) or (y) the transfer of more than 9.5% of the Units (excluding transfers described in clauses (i) through (vi) of the next succeeding sentence). For purposes of the 4.5% and the 1.5% limitations described in the preceding sentence, the following transfers will be disregarded: (i) transfers in which the basis of the Unit in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor or is determined under Section 732 of the Code; (ii) transfers at death; (iii) transfers between members of a family (as defined in Section 267(c)(4) of the Code); (iv) the issuance of Units by or on behalf of the Partnership in exchange for cash, property or services; (v) distributions from a retirement plan qualified under Section 401(a) of the Code; and (vi) block transfers. For purposes of the above limitations, the percentage of Units transferred during a taxable year shall equal the sum of the monthly percentage of Units transferred. The monthly percentage of Units transferred in any month shall be the percentage equal to a fraction the numerator of which is the number of Units transferred during such month and the denominator of which is the number of Units outstanding on the last day of such month provided that the denominator shall not include Units owned by the General Partner or any person related to the General Partner (within the meaning of Section 267(b) or 707(b)(1) of the Code). The term "block transfer" means the transfer by a Partner in one or more transactions during any 30 calendar day period of Units representing in the aggregate more than 5% of the total interests in Partnership capital or profits.

(i) No purported sale, assignment or transfer of a Unit to or for the benefit of any Tax-Exempt Entity or Foreign Person may be made. Any such purported sale, assignment or transfer shall be null and void and of no force whatsoever. Each proposed Partner, transferee or assignee shall certify that he is not, and is not purchasing on behalf of, a Tax-Exempt Entity or Foreign Person.

(j) The General Partner may reasonably interpret, and is hereby authorized to take such action as it deems necessary or desirable to effect, the foregoing provisions of this Section 7.1. The General Partner may, in its reasonable discretion, amend the provisions of this Section 7.1 in such manner as may be necessary or desirable to preserve the tax status of the Partnership.

(k) Any attempted sale, assignment, transfer or exchange in contravention of the provisions of this Article Seven shall be void and ineffectual and shall not bind or be recognized by the Partnership.

SECTION 7.2. *Assignees of Limited Partners.*

(a) If a Limited Partner dies, his executor, administrator or trustee, or, if he is adjudicated incompetent, his committee, guardian or conservator, or, if he becomes bankrupt, the trustee or receiver of his estate, shall have all the rights of a Limited Partner for the purpose of settling or managing his estate and such power as the decedent or incompetent possessed to assign all or any part of his Units and to join with the assignee thereof in satisfying conditions precedent to such assignee's becoming a Limited Partner. The death, dissolution, adjudication of incompetence or bankruptcy of a Limited Partner shall not dissolve the Partnership.

(b) The Partnership need not recognize for any purpose any assignment or transfer of all or any fraction of the Units unless (i) the Partnership shall have received such evidence of the authority and suitability of the parties to such assignment or transfer, including, but not by way of limitation, certified corporate resolutions and certificates of fiduciary authority, as its counsel may request; (ii) the Partnership shall have received such documents or information as the General Partner may reasonably request to insure that such assignment or transfer will not jeopardize the Partnership's status for tax purposes or the Limited Partners' entitlement to Low-Income Credits and/or Rehabilitation Credits; and (iii) there shall have been filed with the Partnership and recorded on the Partnership's books a duly executed and acknowledged counterpart of the instrument making such assignment or transfer, and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of this Agreement, represents that such assignment or transfer was made in accordance with all applicable laws and regulations (including investor suitability requirements) and in all other respects is satisfactory in form and substance to the General Partner.

(c) Any Limited Partner who shall assign all his Units shall cease to be a Limited Partner of the Partnership, except that unless and until a Limited Partner is admitted in his stead, such assigning Limited Partner shall retain the statutory rights of an assignor of a limited partnership interest or Unit under the Act. The rights of an assignee of Units who does not become a substituted Limited Partner shall be limited to receipt of his share of Cash Available for Distribution, Sale or Refinancing Proceeds, Profits, Losses, Low-Income Credits and Rehabilitation Credits as determined under Article Four and distributions upon liquidation as determined under Section 8.2.

(d) An assignee of Units may become a substitute Limited Partner only if all of the following conditions are satisfied:

(i) the instrument of assignment sets forth the intentions of the assignor that the assignee succeed to the assignor's Interest as a Limited Partner in his place;

(ii) the assignee shall have fulfilled the requirements of Sections 7.1, 7.2 and 12.2; and

(iii) the General Partner shall have consented to such substitution, which consent may be withheld for any reason.

(e) Schedule A shall be amended at least once each calendar quarter, and shall be submitted in a timely manner for filing with the office of the Secretary of State of the State of Delaware or any other jurisdiction, if required by law, if necessary to recognize the admission of any Limited Partners. Assignees of Units shall be recognized as such on the first business day of the calendar month following the month in which the General Partner approves an assignment or transfer. The General Partner shall not approve sales, assignments or transfers more frequently than quarterly unless it receives an opinion of counsel to the Partnership that more frequent approvals will not jeopardize the Partnership's federal income tax status as a partnership.

SECTION 7.3. *Joint Ownership of Units.*

Subject to the other provisions of this Agreement, a Unit may be acquired by two or more individuals, who shall, at the time they acquire such Unit, indicate to the Partnership whether the Unit is being held by them as joint tenants with the right of survivorship, as tenants-in-common or as community property. In the absence of any such designation, they shall be presumed to hold such Unit as tenants-in-common. Any Consent of the Limited Partners shall require the action or vote of all owners of any such jointly held Unit.

ARTICLE EIGHT

DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

SECTION 8.1. *Events Causing Dissolution.*

(a) The Partnership shall dissolve upon the happening of any of the following events:

(i) the bankruptcy, death, dissolution, withdrawal, removal or adjudication of incompetence of a General Partner unless the remaining General Partners (or, in the case of a General Partner who is at that time the sole General Partner, all of the remaining Partners) unanimously agree in writing to continue the business of the Partnership within 90 days of the occurrence of such an event and upon such election by the Partners to continue, Limited Partners holding 50% of the outstanding Units elect a substitute General Partner;

(ii) the sale or other disposition of all Local Partnership Interests and substantially all other assets, if any, held by the Partnership;

(iii) the election by the General Partner with the Consent of a majority in Interest of the Limited Partners, or the vote by the Limited Partners pursuant to Section 10.2(a)(iii), to dissolve the Partnership;

(iv) the expiration of the term of the Partnership specified in Section 1.4; or

(v) any other event causing the dissolution of the Partnership under the laws of the State of Delaware.

(b) Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until a certificate of cancellation is filed with the Secretary of State of the State of Delaware and the assets of the Partnership shall have been distributed as provided in Section 8.2. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership the business of the Partnership and the affairs of the Partners shall continue to be governed by this Agreement.

SECTION 8.2. *Liquidation.*

(a) Upon dissolution of the Partnership, the General Partner shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof as contemplated by this Section 8.2 and cause the cancellation of the Agreement. If there is no General Partner, the Limited Partners, acting together as a class, may elect a liquidator to liquidate the assets of the Partnership and perform the functions of the General Partner set forth in this Section 8.2.

(b) After payment of liabilities owing to creditors of the Partnership (including the payment of any current or deferred Partnership Management Fees, Partnership Administration Fees, Additional Administration Fees or Additional Management Fees), the General Partner shall set aside as a reserve such amount as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership. Said reserve may be paid over by the General Partner to a bank, trust company or other financial institution to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and at the expiration of such period as the General Partner may deem advisable, the amount in such reserve shall be distributed to the Partners in the manner set forth in Section 8.2(c).

(c) After paying such liabilities and providing for such reserves, the General Partner shall cause the remaining net assets of the Partnership to be distributed among the Partners in proportion to their respective adjusted Capital Accounts. No assets of the Partnership are to be distributed in kind.

(d) Notwithstanding the foregoing, if the General Partner determines that an immediate sale of part or all of the Partnership's assets would cause undue loss to the Partners, the General Partner may, after having given Notice to all the Limited Partners, to the extent not then prohibited by an applicable law of any jurisdiction in which the Partnership is then formed or qualified, defer liquidation of and withhold from distribution for a reasonable time any assets of the Partnership except those necessary to satisfy the Partnership's debts and obligations, or transfer such assets to a liquidating trust in accordance with Section 5.2(a)(xviii).

(e) Each holder of Limited Partnership Interests shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and his Capital Contribution thereto and his share of Cash Available for Distribution and Sale or Refinancing Proceeds, and shall have no recourse therefor, upon dissolution or otherwise, against any General Partner or other Limited Partner. No Partner shall have any right to demand or receive property other than cash upon dissolution and termination of the Partnership.

(f) Notwithstanding any other provision to the contrary contained herein, upon dissolution and termination of the Partnership, the General Partner will contribute to the Partnership an amount equal to the lesser of (i) the deficit balances in its Capital Account; or (ii) the excess of 1.01% of the total Capital Contributions of the Limited Partners over the Capital Contributions previously made by the General Partner.

ARTICLE NINE

BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS

SECTION 9.1. *Books and Records.*

(a) The books and records of the Partnership shall be maintained at the principal office of the Partnership and shall there be available for examination by any Partner or his duly authorized representatives at any and all reasonable times. Any Partner, or his duly authorized representatives, upon paying the costs of collection, duplication and mailing, shall be entitled to a copy of the list of the names and addresses of the Limited Partners, including the number of Interests owned by each of them.

(b) The General Partner, at Partnership expense, shall retain for five years any appraisal obtained with respect to the value of an Existing Property owned by a Local Partnership in which the Partnership purchases a Local Partnership Interest.

(c) The General Partner will direct the Selling Agent to maintain for a period of at least five years a record of the information obtained to indicate that a Limited Partner meets the suitability standards set forth in the Prospectus.

SECTION 9.2. *Accounting Basis and Fiscal Years.*

The books of the Partnership initially shall be kept on the accrual basis. The fiscal year of the Partnership shall be the calendar year for income tax purposes and the year ending on March 30 for financial reporting purposes, including the reports required by Sections 9.4(a), 9.4(b) and 9.4(c).

SECTION 9.3. *Bank Accounts.*

Except as otherwise provided in this Agreement, the bank accounts of the Partnership shall be maintained in such banking institutions as the General Partner shall determine. All deposits and other funds not needed in the operation of the business may be invested in Permitted Interim Investments. The funds of the Partnership shall not be commingled with the funds of any other Person.

SECTION 9.4. *Reports.*

(a) If and at such time the Partnership becomes registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, within 60 days after the end of each of the first three quarters (for financial reporting purposes) of each fiscal year, the General Partner shall send to each Person who was a Limited Partner during such quarter, commencing with the first quarterly period required after Section 12(g) registration is effective, (i) a balance sheet, (ii) a statement of income for the quarter then ended, (iii) a Cash Flow statement for the quarter then ended (none of which need be audited) and (iv) other pertinent information regarding the Partnership and its activities during such quarter.

(b) The General Partner shall send to each Person who was a Limited Partner at any time during the fiscal year (for tax purposes) then ended such tax information as shall be necessary for inclusion by such Limited Partner in his federal income tax return and required state income and other tax information with regard to jurisdictions in which the Partnership is formed or qualified or owns investments. The General Partner shall send this information within 75 days after the end of each year.

(c) Within 120 days after the end of each fiscal year (for financial reporting purposes), the General Partner shall send to each Person who was a Limited Partner at any time during the year then ended an annual report including (i) the balance sheet of the Partnership as of the end of such fiscal year and statements of income, partners' equity, and changes in financial position and a Cash Flow statement, all of which, except the Cash Flow statement, shall be prepared in accordance with generally accepted accounting principles consistently applied and accompanied by a report of the Accountants containing an opinion of the Accountants; (ii) a report of the activities of the Partnership during the period covered by the report; (iii) a detailed statement of any transactions with the General Partner or its Affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the General Partner or its Affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed; and (iv) a breakdown of the amounts actually reimbursed to the General Partner. Accountants to the General Partner will certify that the amounts actually reimbursed were costs incurred in the management of the Partnership. The methods of verification used by the accountants will be in accordance with generally accepted auditing standards and include such tests of the accounting records and other auditing procedures which the accountants for the General Partner consider appropriate. The annual report shall set forth distributions to Limited Partners for the period covered thereby and shall separately identify distributions from (a) Cash Flow during the period (except amounts taken from Reserves), (b) Cash Flow during a prior period which had been held as Reserves; (c) Sale or Refinancing Proceeds, and (d) Reserves from the Gross Proceeds.

(d) Within 60 days after the end of each quarter during which the Partnership has acquired Local Partnership Interests, a special report shall be sent to all Limited Partners until the proceeds of the Offering are committed or returned to Limited Partners pursuant to Section 3.4(e) hereof. The report shall provide the location and description of the general character of all materially important real properties owned, developed, acquired or intended to be acquired by such Local Partnerships; the present or proposed use of such properties and their suitability and adequacy for such use; the terms of any material lease affecting the property; the proposed method of financing, including details of the proposed financing plan and a statement that title insurance and any required construction, permanent or other financing and performance bonds or other assurances with respect to builders have or will be obtained in regard to all properties so owned, developed or acquired by such Local Partnerships.

(e) A copy of each report referred to in this Section 9.4 shall be filed with all securities commissions requiring such filing at the time required by such commissions.

(f) The financial statements of the General Partner shall be provided to any Limited Partner upon the request of such Limited Partner.

SECTION 9.5. *Designation, Duties and Expenses of Tax Matters Partner.*

(a) The General Partner shall from time to time designate a Tax Matters Partner pursuant to Section 6231 of the Code and hereby designates Richman Tax Credit Properties III L.P. as the initial Tax Matters Partner.

(b) The Tax Matters Partner shall have the following duties:

(i) To the extent and in the manner required by applicable law and Regulations, the Tax Matters Partner shall furnish the name, address, profits interest and taxpayer identification number of each Partner to the Secretary of the Treasury or his delegate (the "Secretary"); and

(ii) To the extent and in the manner required by applicable law and Regulations, the Tax Matters Partner shall keep each Partner informed of administrative and judicial proceedings for the adjustment at the Partnership or Local Partnership level of any item required to be taken into account by a Partner for income tax purposes (such administrative proceeding referred to hereinafter as "judicial review").

(c) Subject to Section 5.8 hereof, the Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners. The payment of all such expenses shall be made before any distributions are made from Cash Available for Distribution or any Reserves. Neither the General Partner nor any Affiliate nor any other Person shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner; and the provisions on limitations of liability of General Partner and indemnification set forth in Section 5.8 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

SECTION 9.6. *Authority of Tax Matters Partner.*

The Tax Matters Partner is hereby authorized, but not required:

(a) to enter into any settlement with the Internal Revenue Service or the Secretary with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Partners, except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the Code and regulations thereunder) files a statement with the Secretary providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on the behalf of such Partner;

(b) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership's principal place of business is located, or the United States Court of Claims;

(c) to intervene in any action brought by any other partner for judicial review of a final adjustment;

(d) to file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for judicial review with respect to such request;

(e) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

(f) to take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

ARTICLE TEN

MEETINGS AND VOTING RIGHTS OF LIMITED PARTNERS

SECTION 10.1. *Meetings.*

(a) Meetings of Limited Partners for any purpose may be called by the General Partner at any time and shall be called by the General Partner following receipt of a written request for such a meeting signed by 10% or more in interest of the Limited Partners (a "Written Request"). A Written Request shall state the purpose of the proposed meeting and the matters proposed to be acted upon thereat. Meetings called by Written Request shall be held at a time and place convenient to the Limited Partners. All other meetings shall be held at the principal office of the Partnership or at such other place as may be designated by the General Partner. In addition, the General Partner shall submit any matter upon which the Limited Partners are entitled to act to the Limited Partners for a vote by written Consent without a meeting.

(b) Notice of any meeting to be held pursuant to Section 10.1(a) shall be given to each Limited Partner at his record address, or at such other address which he may have furnished in writing to the General Partner. Notice shall be given within 10 days following receipt of a Written Request. Such Notice shall state the place, date and hour of the meeting (which shall be held on a date not less than 15 days nor more than 60 days after receipt of a Written Request) and shall indicate that the Notice is being issued at or by the direction of the Partner or Partners calling the meeting. The Notice shall state the purpose or purposes of the meeting. If a meeting is adjourned to another time or place, and if an announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give Notice of the adjourned meeting. The presence in person or by proxy of a majority in interest of the Limited Partners; provided, however, that if there be no such quorum, holders of a majority in interest of the Limited Partners so present or so represented may adjourn the meeting from time to time without further Notice, until a quorum shall have been obtained. No Notice of the time, place or purpose of any meeting need be given to any Limited Partner who attends in person or is represented by proxy, except for a Limited Partner attending a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened, or to any Limited Partner entitled to such Notice who, in writing, executed and filed with the records of the meeting, either before or after the time thereof, waives such Notice.

(c) For the purpose of determining the Limited Partners entitled to vote on, or to vote at, any meeting of the Limited Partners, or any adjournment thereof, or to vote by written Consent without a meeting, the General Partner or the Limited Partners requesting such meeting or vote may fix, in advance, a date as the record date of any such determination of Limited Partners. Such date shall not be more than 50 days nor less than 10 days before any such meeting or submission of a matter to the Limited Partners for a vote by written Consent.

(d) At each meeting of Limited Partners, the Limited Partners present or represented by proxy shall elect such officers and adopt such rules for the conduct of such meeting as they shall deem appropriate.

SECTION 10.2. *Voting Rights of Limited Partners.*

(a) A majority in interest of the Limited Partners, without the concurrence of the General Partner, may:

(i) amend this Agreement, subject to the conditions that such amendment (A) may not in any manner allow the Limited Partners to take part in the management or control of the Partnership's business or otherwise modify their limited liability and (B) may not, without the consent of the General Partner affected, alter the rights, powers and duties of such General Partner as set forth in Article Five, the interest of such General Partner in Profits and Losses, Low-Income Credits, Cash Available for Distribution, or Sale or Refinancing Proceeds as set forth in this Agreement;

(ii) subject to Section 5.4(a)(iii) hereof, approve or disapprove the sale of all or substantially all of the assets of the Partnership;

(iii) dissolve the Partnership;

(iv) remove any General Partner and elect a replacement therefor, which replacement shall become a General Partner only in accordance with Section 6.2. If the Limited Partners vote to remove a General Partner pursuant to this Section 10.2, they shall provide the removed General Partner with Notice thereof, which Notice shall set forth the date upon which such removal is to become effective. If the Limited Partners also vote to elect a new General Partner, the Limited Partners may require the new General Partner to purchase the Interest of the removed General Partner for the fair market value thereof determined in accordance with Section 6.4(a). Said successor General Partner may, at its option, pay the purchase price of such Interest in installments in the manner set forth in Section 6.4 (b);

(v) direct the General Partner to remove any Local General Partner; and

(vi) direct the General Partner to take any action permitted to a limited partner under a Local Partnership Agreement.

(b) Any General Partner removed pursuant to this Section 10 shall remain liable for all obligations and liabilities incurred by him as General Partner before such removal becomes effective, but shall be free of any obligation or liability as General Partner incurred on account of the activities of the Partnership from and after the time such removal becomes effective.

(c) A Limited Partner shall be entitled to cast one vote for each Unit which he owns: (i) at a meeting, in person, by written proxy or by a signed writing directing the manner in which he desires that the vote be cast which writing must be received by the General Partner prior to such meeting, or (ii) without a meeting, by a signed writing directing the manner in which he desires that his vote be cast, which writing must be received by the General Partner prior to the date upon which the votes of Limited Partners are to be counted. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of 12 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it by Notice to the Person to whom the proxy was given; provided, however, that such proxy shall be presumed valid until the General Partner has received Notice of revocation. Every proxy shall be revocable at the pleasure of the Limited Partner executing it. Only the votes of Limited Partners of record on the Notice date (or the record date, if one is fixed pursuant to Section 10.1 (c)), whether at a meeting or otherwise, shall be counted. The General Partner shall not be entitled to vote in its capacity as General Partner. The laws of the State of Delaware pertaining to the validity and use of corporate proxies shall govern the validity and use of proxies given by the Limited Partners.

SECTION 10.3. *Management of the Partnership.*

No Limited Partner in his capacity as such shall take part in the management or control of the business of the Partnership or transact any business in the name of the Partnership. No Limited Partner shall have the power or authority to bind the Partnership or to sign any agreement or document in the name of the Partnership. No Limited Partner shall have any power or authority with respect to the Partnership except insofar as the Consent of the Limited Partners shall be expressly required by this Agreement. The exercise by the Limited Partners of any of their voting and other rights pursuant to and in accordance with this Agreement shall not constitute participation in or management or control over Partnership business.

SECTION 10.4. *Other Activities.*

The Limited Partners may engage in or possess interests in other business ventures of every kind and description of their own accounts. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in or to such business ventures or to the income or profits derived therefrom.

ARTICLE ELEVEN

CERTIFICATION OF NON-FOREIGN STATUS

(a) Each Partner shall, by subscribing for a Unit, certify that he is not a Foreign Person. If at any time a Unit is transferred or assigned, the transferee shall certify he is not a Foreign Person.

(b) Each Partner shall notify the General Partner if he becomes a Foreign Person within 30 days of such change.

(c) Prior to a distribution by the Partnership (or other event which may create an obligation on the Partnership to withhold tax under Chapter 3 of the Code), each Partner may be required by the General Partner to certify that he is not a Foreign Person.

(d) All certifications under this Section 11(a) shall be made on a form to be provided by the General Partner.

(e) After receipt of the notice required by Section 11(b), the General Partner, in its sole discretion, may terminate all distributions, but not allocations, and all rights to vote and other rights with respect to the Units held by the Foreign Person until such Units are transferred to a Person who is not a Foreign Person. In such case, the Partnership will have the right to compel such Foreign Person to transfer its Units to a Person who is not a Foreign Person.

ARTICLE TWELVE

MISCELLANEOUS PROVISIONS

SECTION 12.1. *Appointment of General Partner As Attorney-In-Fact.*

(a) Each Limited Partner, by the execution of this Agreement, irrevocably constitutes and appoints, with full power of substitution, each General Partner, the President and any Vice-President or Director of any corporate General Partner or corporate general partner of a partnership General Partner, the general partner of any partnership General Partner, and each of them acting singly, his true and lawful attorney-in-fact with full power and authority, in his name, place and stead to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to, the following:

(i) all certificates and other instruments (including counterparts of this Agreement and the Certificate), and any amendment thereof, which any such Person deems appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the Limited Partners will have limited liability comparable to that provided by the Act on the date hereof) in any jurisdiction in which the Partnership may conduct business or in which such formation, qualification of continuation is, in the opinion of any such Person, necessary to protect the limited liability of the Limited Partners;

(ii) any other instrument or document which may be required to be filed by the Partnership under the laws of any state or which any such Person deems it advisable to file;

(iii) all amendments to this Agreement and the Certificate adopted in accordance with the terms hereof and all instruments which any such Person deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement; and

(iv) any instrument or document, including amendments to this Agreement and the Certificate, which may be required to effect the continuation of the Partnership, the admission of a Limited Partner or Substitute Limited Partner or an additional or successor General Partner, or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination are in accordance with the terms of this Agreement), or to reflect any reductions in amount of contributions of Partners.

(b) The appointment by each Limited Partner of each such Person as his attorney-in-fact is irrevocable and shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of such Person to act as contemplated by this Agreement in any filing and other action by such Person on behalf of the Partnership, and shall survive the bankruptcy, death, incompetence or dissolution of any Person hereby giving such power and the transfer or assignment of all or any part of the Interests of such Person; provided, however, that in the event of the transfer by a Limited Partner of all or any part of his Interests, the foregoing power of attorney of a transferor Limited Partner shall survive such transfer only until such time, if any, as the transferee shall have been admitted to the Partnership as a Substitute Limited Partner and all required documents and instruments shall have been duly executed to effect such substitution.

SECTION 12.2. *Signatures; Amendments.*

(a) Each Limited Partner, General Partner, additional General Partner and successor General Partner shall become a signatory hereto by signing, directly or by an attorney-in-fact, this Agreement and such other instrument or instruments, and in such manner and at such time, as the General Partner shall determine. By so signing, each Limited Partner, General Partner, successor General Partner or additional General Partner, as the case may be, shall be deemed to have adopted, and to have agreed to be bound by, all the provisions of this Agreement, as amended from time to time; provided, however, that no such counterpart shall be binding until it shall have been accepted by the General Partner.

(b) In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the General Partner, without the Consent of the Limited Partners, (i) to add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein; (ii) to cure any obvious mistake, typographical error or ambiguity, to correct or supplement any provision here which may be inconsistent with any other provision herein or to add any other provision with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; (iii) change the name of the Partnership in accordance with Section 12.2(e); (iv) to delete or add any provision of this Agreement required to be deleted or added by the staff of the Commission or other federal agency or by a state securities commissioner or other governmental official, which deletion or addition is deemed by such Commission, agency or official to be for the benefit or protection of the Limited Partners; (v) to reflect the addition or substitution of Limited Partners or the reduction of capital accounts upon the return of capital to Partners or to reflect the admission of General Partners who may be admitted without the consent of the Limited Partners; and (vi) to take such action to preserve the tax status of the Partnership as an entity which is not taxable as a corporation for federal income tax purposes or to obtain or preserve passive income treatment for profits from the Partnership (other than profits from Permitted Interim Investments); provided, however, that no amendment shall be adopted pursuant to this Section 12.2(b) unless the adoption thereof (a) is for the benefit of or not adverse to the interests of the Limited Partners; (b) is consistent with Section 5.1(c); (c) does not diminish the share of any Limited Partner in Cash Available for Distribution, Sale or Refinancing Proceeds, Profits and Losses, Tax Items or Low-Income Credits; and (d) does not affect the limited liability of the Limited Partners or the status of the Partnership as a partnership for federal income tax purposes.

(c) If this Agreement shall be amended as a result of adding or substituting a Limited Partner, the amendment to this Agreement shall be signed by the General Partner and by the Person to be substituted or added, and, if a Limited Partner is to be substituted, by the assigning Limited Partner. If this Agreement or the Certificate shall be amended to reflect the designation of an additional General Partner, such amendment shall be signed by the other General Partner or Partners and by such additional General Partner. If this Agreement or the Certificate shall be amended to reflect the withdrawal of a General Partner, such amendment shall be signed by the other General Partner or Partners and by such withdrawing General Partner. If this Agreement or the Certificate shall be amended to reflect the withdrawal of a General Partner when the business of the Partnership is being continued, such amendment shall be signed by the withdrawing General Partner and by the remaining or successor General Partner or Partners.

(d) In making any amendments, there shall be prepared and filed by the General Partner for recording such documents and certificates as shall be required to be prepared and filed under the Act and under the laws of the other jurisdictions under the laws of which the Partnership is then formed or qualified.

(e) Any provision to the contrary herein notwithstanding, the General Partner may, without the consent of the majority in interest of Limited Partners, make any technical changes to the provisions of this Agreement to conform the allocations set forth in Article Four hereof to the requirements of Regulations under Code Sections 704(b) and 704(c). Any amendment made by the General Partner in accordance with this Section 12.2(e), (i) shall be made pursuant to an appropriate opinion of counsel, (ii) shall be deemed to have been made pursuant to the fiduciary obligations of the General Partner to the Partnership and the Limited Partners and (iii) shall not give rise to any claim or cause of action by any Limited Partner.

SECTION 12.3. *Ownership by Limited Partners of General Partner or Its Affiliates.*

No Limited Partner shall at any time, either directly or indirectly, own any stock or other interest in any General Partner or in any Affiliate of any General Partner if such ownership by itself or in conjunction with the stock or other interest owned by other Limited Partners would, in the opinion of counsel for the Partnership, jeopardize the classification of the Partnership as a partnership for federal income tax purposes. Each Limited Partner shall promptly supply any information requested by the General Partner in order to establish compliance by the Limited Partner with the provisions of this Section 12.3.

SECTION 12.4. *Binding Provisions.*

The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and assigns of the respective parties hereto.

SECTION 12.5. *Applicable Law.*

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

SECTION 12.6. *Counterparts.*

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart, except that no counterpart shall be binding unless signed by the General Partner.

SECTION 12.7. *Separability of Provisions.*

Each provision of this Agreement shall be considered separable and if, for any reason, any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

SECTION 12.8. *Captions.*

Article and Section titles and any table of contents are for convenience of reference only and shall not control or alter the meaning of this Agreement as set forth in this text.

SECTION 12.9. *Partnership Property; No Partition.*

No Partner or successor in interest to any Partner may have any property of the Partnership partitioned, or file a complaint or institute any proceeding at law or in equity to have the property partitioned, and each Partner for itself, its successors, representatives, and assigns, hereby waives any right to proceed under any applicable law or otherwise to partition any Partnership property. Any creditor of a Partner shall have recourse only against such Partner's interest in the Partnership, but such creditor shall not have any recourse against the property of the Partnership.

SECTION 12.10. *No Benefit to Third Parties.*

The provisions of this Agreement shall not be construed for the benefit of or enforceable by a Person not a party hereto, including but not limited to any creditor of any Partner or any of their Affiliates.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

GENERAL PARTNER:

RICHMAN TAX CREDIT PROPERTIES III L.P.

By: RICHMAN HOUSING CREDITS INC.

By:______________________________

Richard P. Richman, President

WITHDRAWING ORIGINAL LIMITED PARTNER:

By:______________________________

Richard R. Richman

LIMITED PARTNERS:

Each of the Limited Partners set forth on Schedule A Hereto

By: RICHMAN TAX CREDIT PROPERTIES III L.P.,

as Attorney-in-Fact

By: RICHMAN HOUSING CREDITS INC.

By:______________________________

Richard P. Richman, President

SCHEDULE A

	Capital Contribution	Partnership Interest
GENERAL PARTNER: RICHMAN TAX CREDIT PROPERTIES III L.P. .... 570 Taxter Road, Suite 420 Elmsford, New York 10523	$100	1%
LIMITED PARTNERS:		

SUBSCRIPTION AGREEMENT

AMERICAN TAX CREDIT PROPERTIES III L.P.

Richman Tax Credit Properties III L.P.,
General Partner of
American Tax Credit Properties III L.P.
c/o Richman Housing Credits Inc.
919 Third Avenue
New York, New York 10022

General Partner:

The undersigned, (i) by payment of the purchase price for the number of units of limited partnership interest (the "Units") set forth below (minimum purchase of five Units) in American Tax Credit Properties III L.P., a Delaware limited partnership (the "Partnership"), at a price of $1,000 per Unit, less any discount in commission related to such Units, by (a) authorizing Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") (or a Selected Dealer that clears its accounts through Broadcort Capital Corporation) to debit the undersigned's customer securities account or (b) delivery of a check to the undersigned's Selected Dealer, and (ii) by signing the Subscription Qualification and Acceptance Page attached hereto if the undersigned resides in a state which requires such signature, hereby subscribes for the purchase of the number of Units indicated herein. The undersigned understands that such funds will be held by the Escrow Agent, and will be returned promptly, together with any net interest earned and received thereon, to the undersigned in the event that at least 5,000 Units in the Partnership offered by the Prospectus of the Partnership dated February 7, 1990, as from time to time supplemented (the "Prospectus"), are not subscribed for and the payments therefor are not made by February 7, 1991. The undersigned, by such payment or such signature further acknowledges receipt of the Prospectus, as supplemented to date, of the Partnership, including the Amended and Restated Agreement of Limited Partnership set forth in Exhibit A thereto (the "Partnership Agreement"), and this Subscription Agreement, the terms of which govern the investment in the Units being subscribed for hereby.

Subject to acceptance of the subscription of the undersigned for Units, payment by the undersigned for the Units subscribed for shall constitute the agreement of the undersigned to the terms and conditions of this Subscription Agreement and the Partnership Agreement (including the powers of attorney set forth therein) and authority to the General Partner of the Partnership to execute this Subscription Agreement and the Partnership Agreement in the name and on behalf of the undersigned.

The undersigned hereby acknowledges that by his, her or its signature below, whether personally, pursuant to the authority set forth in the preceding paragraph or otherwise, an investor irrevocably constitutes and appoints the General Partner of the Partnership the true and lawful attorney-in-fact and agent of such person with full power and authority in the name, place and stead of such person to execute, acknowledge, answer to, file and record at the appropriate public offices, the Partnership Agreement and amendments thereof, and to take such other actions as may be necessary or appropriate to carry out the provisions of the Partnership Agreement and the Prospectus of the Partnership as the General Partner of the Partnership deems appropriate.

The undersigned, if purchasing the Units for its own account, hereby makes the following representations and warranties to you and, if purchasing the Units subscribed for hereby in a fiduciary capacity, makes the following representations and warranties on behalf of the person or persons for whom the undersigned is so purchasing such Units:

1. The undersigned has relied upon the Prospectus in making the decision to invest in the Partnership.

2. The undersigned is aware that investment in the Partnership involves certain risks including those matters set forth under the captions "Who Should Invest," "Management of the Partnership," "Federal Income Tax Considerations," "Low-Income Credits and Rehabilitation Credits," "Conflicts of Interest" and "Risk Factors."

3. The undersigned is 21 years of age or over (if a natural person), has adequate means of providing for his, her or its current needs and personal contingencies and has no need for liquidity in this investment.

4. The undersigned, if executing this Subscription Agreement in a representative or fiduciary capacity, has full power and authority to execute and deliver this Subscription Agreement on behalf of the subscribing individual, ward, partnership, trust, estate, corporation or other entity for whom the undersigned is executing this Subscription Agreement, and such individual, ward, partnership, trust, estate, corporation or other entity has full right and power pursuant to such Subscription Agreement and become a limited partner in the Partnership pursuant to the Partnership Agreement.

5. The undersigned (a) if not a resident of a state whose suitability standards are set forth in the Addendum to the Prospectus, has either (i) a net worth (exclusive of home, home furnishings and personal automobiles) of at least $30,000, and an annual gross income of at least $30,000, or (ii) a net worth (exclusive of home, home furnishings and personal automobiles) of at least $75,000 or (b) if a resident of a state whose suitability standards are set forth in the Addendum to the Prospectus, meets the suitability standards set forth therein for residents of such state.

6. The undersigned is not an individual retirement account, pension plan (e.g., Keogh plan) or other tax-exempt entity or a Foreign Person (as such term is defined in the Prospectus).

7. The information as to name, address, social security/federal taxpayer identification number and title of account heretofore provided by the undersigned to MLPF&S or the undersigned's Selected Dealer remains true and correct.

8. The undersigned understands and recognizes that: (a) the subscription may be accepted or rejected in whole or in part by the General Partner in its sole and absolute discretion, except that, if this subscription is to be accepted in part only, it shall not be reduced to an amount less than $5,000; (b) no federal or state agency has made any finding or determination as to the fairness for public investment, nor any recommendation or endorsement, of the Units; and (c) there are certain restrictions on the transferability of Units (principally that transfers that would cause the Partnership to be taxed as a corporation or to be terminated for tax purposes, or transfers to persons who are tax-exempt entities, Foreign Persons or who do not certify that they meet suitability standards applicable to the initial offering of Units, will not be recognized or effective), and there is not now, and it is expected that there will not be, any public trading market for the Units. Accordingly, it may not be possible for the undersigned readily, if at all, to liquidate his, her or its investment in the Partnership in case of an emergency.

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

Any sale or transfer of the Units outside California and not involving California residents does not require the prior written consent of the Commissioner of Corporations of the State of California.

The undersigned hereby acknowledges and agrees that the undersigned is not entitled to cancel, terminate or revoke this subscription or any agreements of the undersigned hereunder and that such subscription and agreements shall survive the death or disability of the undersigned.

THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

IN WITNESS WHEREOF, the undersigned executes and agrees to be bound by this Subscription Agreement by executing the Subscription Qualification and Acceptance Page attached hereto (which may be executed through the power of attorney granted to the General Partner as described herein) on the date herein indicated.

AMERICAN TAX CREDIT PROPERTIES III L.P.

SUBSCRIPTION QUALIFICATION AND ACCEPTANCE PAGE

Please print or type. Use black ink only.

For Use By Financial Consultant

This page MUST be completed by the Financial Consultant for each investor and forwarded to the office of the Operations Manager/Supervisor for retention with either the order ticker or customer correspondence file.

In order to substantiate compliance with Appendix F to Article III, Section 34 of the NASD's Rules of Fair Practice, the undersigned Financial Consultant hereby certifies as follows:

I have reasonable grounds to believe, based on information obtained from the investor named below concerning his, her or its investment objectives, other investments, financial situation and needs and any other information known by me, that (i) investment in American Tax Credit Properties III L.P. is suitable for such investor in light of his, her or its financial position, net worth and other suitability characteristics and (ii) in light of my current knowledge or direct inquiry to the investor, such investor meets the suitability standards set forth in the Prospectus (including financial or other standards as described in the Prospectus). I also have informed the investor that there is no expectation of a public trading market developing for the Units during the term of the Partnership and have advised the investor of the limitations on the availability of low-income housing tax credits, rehabilitation tax credits and passive losses.

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Print Complete Name of Investor

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Financial Consultant Signature

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Investor Account Number

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Financial Consultant Name

____
Date

For Use By Investor

I hereby certify that (i) I have received a copy of the Prospectus for American Tax Credit Properties III L.P., (ii) I agree to all of the terms and conditions of the Subscription Agreement, (iii) I meet the suitability standards set forth therein and (iv) I am a resident of the state indicated below.

State of Residence: ____________________

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Number of Units

X_____________________________
Signature of Investor
(indicate capacity of signatory if other than individual ownership)

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Dollar Amount of Subscription

X_____________________________
Signature of Joint Investor (if any)

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Date

SUBSCRIPTION QUALIFICATION AND ACCEPTANCE PAGE (Cont'd)

For Use By General Partner

Subscription:

The undersigned investor, whose name appears below or on a schedule attached hereto, does hereby agree to all the terms and conditions of the within Subscription Agreement of American Tax Credit Properties III L.P., including the acknowledgments contained therein.

Name of Investor: ______________________________

By: Richman Tax Credit Properties III L.P.
Attorney-in-fact
By: Richman Housing Credits Inc.,
its general partner

By: ______________________________

Date: ______________________________

Subscription Accepted:

Richman Tax Credit Properties III L.P., as General Partner, hereby accepts this subscription on behalf of American Tax Credit Properties III L.P., subject to the terms and conditions of the within Subscription Agreement.

Richman Tax Credit Properties III L.P.
By: Richman Housing Credits Inc.,
its general partner

By: ______________________________

Date: ______________________________

EXHIBIT C

AMENDMENTS TO THE PARTNERSHIP AGREEMENT

To reflect the extension of the Offering, the Partnership Agreement has been amended as set forth below. Section 3.3(e) of the Partnership Agreement on page A-8 has been modified to read in its entirety as follows: (e) The Offering shall terminate not later than December 31, 1991 (the "Offering Termination Date").

Section 3.4(e) on page A-9 has been modified to replace "December 31, 1991" with "February 29, 1992."

Section 5.2(a) (xx) of the Partnership Agreement of page A-16 has been modified to read in its entirety as follows: (xx) to execute the Agency Agreement and any amendments thereto or adoptions thereof.

(xvi) cause the Partnership or cause or permit any Local Partnership to sell any Local Partnership Interest (other than a Local General Partner interest) to the General Partner or any Affiliate of the General Partner except in connection with a Repurchase Obligation. Nothing in this subsection, however, shall affect or limit the provisions of Subsection 5.4(a)(xxii) hereof.

(xviii) to sell or lease property or any Local Partnership Interest to the General or any of its Affiliates; and except in connection with Specified Investments, cause the Partnership or cause or permit any Local Partnership to purchase or lease property or any Local Partnership Interest in which the General Partner or any of its Affiliates has an interest or acquire any property or any Local Partnership Interest from a Program in which any General Partner or any Affiliate has an interest. Nothing in this subsection, however, shall affect or limit the provisions of Subsection 5.4(a)(xxii) hereof.

(xxiv) except in connection with Specified Investments or the Repurchase Obligation, acquire any Local Partnership Interests from the General Partner or any of its Affiliates. Nothing in this subsection, however, shall affect or limit the provisions of Subsection 5.4(a)(xxii) hereof;

Section 4.2(g) of the Partnership Agreement on page A-10 has been modified to replace "14%" with "15%".

Certain provisions of the Partnership Agreement have been amended to reflect the changes made under "Profits, Losses and Distributions" and to clarify certain provisions regarding restrictions on the General Partner. Section 4.1 entitled "Distributions of Cash Available for Distribution" on page A-9 is modified to read in its entirety as follows:

Cash Available for Distribution shall be distributed 99% to the Limited Partners and 1% to the General Partner, at such times and in such amounts as the General Partner deems appropriate.

In 1990 and 1991 the Limited Partners' share of Cash Available for Distribution shall be distributed among the Limited Partners in amounts which, when taking into account distributions of Cash Available for Distribution and each dollar of Low-Income Credit or Rehabilitation Credit allocated to them pursuant to Section 4.3(d), provides each Limited Partner with a prescribed annual return on his Unreturned Capital Contribution as existing from time to time from his respective deemed admission date determined under Section 4.6(a) through December 30, 1990 and December 31, 1991 respectively. The amount of such annual return for 1990 and 1991 corresponding to each admission date will be determined by the General Partner no later than the end of the Partnership's fiscal year; provided, however, that no Limited Partner may receive distributions of Cash Available for Distribution on a per Unit basis in an amount greater than the distribution of Cash Available for Distribution to any Limited Partner who was admitted to the Partnership prior to such Limited Partner.

Section 4.3(b) of the section entitled "Profits, Losses, Low-Income Credits and Rehabilitation Credits" on page A-10 is modified to read in its entirety as of follows:

(b) After giving effect to the special allocations set forth in Section 4.4, Profits (other than from a Sale), for each taxable year, shall be allocated 99% to the Limited Partners and 1% to the General Partner. For 1990 and 1991 such Profits shall be allocated among the Limited Partners in a manner that properly reflects distributions to them of Cash Available for Distribution pursuant to Section 4.1.

The third sentence of Section 4.6(a) of the section entitled "Allocations for Multiple Closing Dates" on page A-12 is modified to read as follows:

For purposes of such allocations, reflections in the Capital Accounts and such other purposes as the General Partner determines, a Limited Partner who acquires Units from the Partnership shall be deemed to have been admitted to the Partnership as of the first day of the month in which such person is actually admitted to the Partnership.

Section 4.6(b) of the section entitled "Allocations for Multiple Closing Dates" on page A-12 is modified to read in its entirety as follows:

(b) All items of loss and deduction for Federal income tax purposes (such items being referred to in this paragraph as "Expenses") allocable to Limited Partners shall be allocated on the basis of interim closings of the Partnership's books in accordance with Section 4.6(a) and, for any taxable year or portion thereof following the Last Closing Date, such Expenses shall be allocated in accordance with Section 4.3.

Section 4.10 is hereby added to page A-13 to read as follows:

Section 4.10. Proportionate Share.

Solely for purposes of the interpretation and application of this Article Four, the Partnership shall be treated as owning its proportionate share of all Properties owned by the Local Partnerships.

Section 5.11(a)(vii) of the section entitled "Additional Restrictions on the General Partner" on page A-24 is modified in its entirety as follows:

(vii) if required by applicable law as a precondition of the right of the Local Partnership to sell its Property free of the restrictions imposed by law in order to qualify for Low-Income Credits, the right to require the Local General Partner to request at any time after the fourteenth year of the 15 year compliance period applicable to such Property that the applicable state housing credit agency endeavor to locate within one year from the date of such request a purchaser who will maintain the Property as a low-income Property at a purchase price that is not less than the debt encumbering the Property plus the Local Partnership's equity in the Property (adjusted for cost of living increases as permitted by applicable law), and if such agency locates such a purchaser, the right to compel the Local General Partner to accept the offer to purchase of such purchaser.

The former Section 5.11(e) of the section entitled "Additional Restrictions on the General Partner" on page A-24 is modified by inserting the phrase "to the extent applicable" after each reference to the NASAA Guidelines.

The second sentence of Section 1.2 of the Partnership Agreement, entitled "Name, Principal Office and Name and Address of Registered Agent for Service of Process," on page A-1 is replaced as follows:
As of January 1, 1991, the principal place of business and office of the Partnership shall be 10 Valley Drive, Greenwich, Connecticut 06831.

Section 5.4 of the Partnership Agreement is amended to clarify certain provisions regarding restrictions on the General Partner. Subsections 5.4(a)(xvi)(xviii) and (xxiv) of the section entitled "Restrictions on Authority of the General Partner" on pages A-19 and A-20 are modified to read in their entirety as follows:

(xvi) cause the Partnership or cause or permit any Local Partnership to sell any Local Partnership Interest (other than a Local General Partner interest) to the General Partner or any Affiliate of the General Partner except in connection with a Repurchase Obligation. Nothing in this subsection, however, shall affect or limit the provisions of Subsection 5.4(a)(xxii) hereof.

(xviii) to sell or lease property or any Local Partnership Interest to the General Partner or any of its Affiliates; and except in connection with Specified Investments, cause the Partnership or cause or permit any Local Partnership to purchase or lease property or any Local Partnership Interest in which the General Partner or any of its Affiliates has an interest or acquire any property or any Local Partnership Interest from a Program in which any General Partner or any Affiliate has an interest. Nothing in this subsection, however, shall affect or limit the provisions of Subsection 5.4(a)(xxii) hereof.

(xxiv) except in connection with Specified Investments or the Repurchase Obligation, acquire any Local Partnership Interests from the General Partner or any of its Affiliates. Nothing in this subsection, however, shall affect or limit the provisions of Subsection 5.4(a)(xxii) hereof;

No dealer, salesperson or other individual has been authorized to give any information or to make an representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Units to which it relates or an offer to or solicitation of any person in any jurisdiction in which any such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances imply that information contained herein is correct as of any time subsequent to the date as of which such information is given; however in the event of any material change during the time when this Prospectus must be delivered, this Prospectus will be amended or supplemented to reflect such change.

TABLE OF CONTENTS

Until January 29, 1992, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as soliciting dealers.

$50,000,000

AMERICAN TAX CREDIT PROPERTIES III L.P.

50,000 Units of Limited Partnership Interest

Merrill Lynch & Co.

Dated October 30, 1991